Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257768

280,940,853 Shares of Class A Common Stock

Up to 25,065,665 Shares of Class A Common Stock Issuable Upon Exercise of the Warrants

Up to 8,113,999 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”) of (i) up to: (i) 25,000,000 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) issued in connection with the PIPE Investment (as defined below) (the “PIPE Shares”); (ii) 12,713,750 shares of Class A Common Stock held by VG Acquisition Sponsor LLC (the “Founder Shares”); (iii) 5,113,551 shares of Class A Common Stock held by a Selling Holder; (iv) 229,999,553 shares of Class A Common Stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”) held by certain Selling Holders; (v) 8,113,999 warrants to purchase shares of Class A Common Stock originally issued in a private placement (the “Private Placement Warrants”) in connection with our initial public offering; and (vi) 8,113,999 shares of Class A common Stock that may be obtained by Selling Holders upon the exercise of Private Placement Warrants.

We are registering the securities for resale pursuant to the Selling Holders’ registration rights under certain agreements between us and the Selling Holders. Our registration of the securities covered by this prospectus does not mean that the Selling Holders will offer or sell any of the shares of Class A Common Stock or Private Placement Warrants. The Selling Holders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders pursuant to this prospectus. We provide more information about how the Selling Holders may sell the shares or Private Placement Warrants in the section entitled “Plan of Distribution.”

In addition, this prospectus relates to the issuance by us of up to an aggregate of 25,065,665 shares of Class A Common Stock, which consists of (i) 16,951,666 shares of Class A Common Stock that are issuable upon the exercise of a like number of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in our initial public offering and (ii) 8,113,999 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants following their public resale by the Selling Holders. We will receive the proceeds from any exercise of any Warrants for cash. This prospectus also relates to the issuance by us and resale of 467,670 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common Stock granted under the Incentive Equity Plan (as defined below) held by certain of our current and former employees and consultants.

Class A Common Stock and the Public Warrants are listed on The Nasdaq Global Select Market (“Nasdaq”), under the symbols “ME” and “MEUSW,” respectively. On July 7, 2021, the closing price of a share of Class A Common Stock was $10.00 and the closing price for our Public Warrants was $2.38.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2021.

i

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Holders have authorized anyone to provide you with different information. Neither we nor the Selling Holders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our,” and similar terms refer to 23andMe Holding Co., a Delaware corporation formerly known as VG Acquisition Corp., and its consolidated subsidiaries. References to “VG Acquisition Corp.” or “VGAC” refer to the Company prior to the consummation of the Domestication and the Merger (as defined herein). “23andMe, Inc.” refers to 23andMe, Inc. prior to the Business Combination.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. In some instances, these statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negatives of these terms or variations of them or similar terminology.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

•

the ability to recognize the anticipated benefits of the Merger (as defined herein), which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	expansion plans and opportunities, including future acquisitions or additional business combinations;

•	costs related to the Merger;

•	litigation, complaints, and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends, and employee availability;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	our financial and business performance following the Merger, including financial projections and business metrics;

•	developments and projections relating to the market for personal genetics products and services, and competition in the personal genetics market;

•	the receipt of Food and Drug Administration marketing approval for in vitro diagnostic products by our competitors;

•	the anticipated growth rates and market opportunities, including the continual enhancement of our database with the addition of new data from consenting customers;

•	our reliance on key sole suppliers and other third parties on which our business depends;

•	our inability to maintain and enhance our brand or expand our customer base;

•	the extent to which we are able to protect our intellectual property and not infringe on the intellectual property rights of others;

•

significant disruptions in service on our website, mobile applications, or in our computer or logistics systems, whether due to a failure with our information technology systems or that of a third-party vendor;

•	our ability to develop and successfully commercialize drugs as part of our Therapeutics business;

•	our dependence on our collaboration agreement with GlaxoSmithKline plc and our ability to enter into other collaboration agreements;

•	our ability to comply with the extensive, complex, and evolving regulatory requirements applicable to the healthcare industry;

•

our use, and other processing of personally identifiable information, including health information, and our ability to comply with applicable federal, state, and foreign privacy and security regulations;

•	new or adverse regulatory developments affecting the use of genetic data or other aspects of the healthcare industry; and

•	the effect of COVID-19 on the foregoing, including its effect on the business and financial conditions of the Company.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in the “Risk Factors” section are not exhaustive. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

Overview of the Company

The Company is a mission-driven company dedicated to empowering consumers to live healthier lives. The Company believes that its premier database of genetic and phenotypic information crowdsourced from its millions of customers can revolutionize healthcare by providing insights into the origins and treatment of diseases and by speeding the discovery and development of novel therapies. The Company is committed to rigorous scientific, ethical, and privacy standards and to being the most trusted source of genetic information.

The Company pioneered direct-to-consumer genetic testing, giving consumers unique, personalized information about their genetic health risks, ancestry, and traits. The Company was the first direct-to-consumer genetic testing company to offer reports authorized by the Food and Drug Administration (“FDA”) on genetic health risks, carrier status, and pharmacogenetics, and it is the only company to have FDA authorization, clearance, or pre-market exemption for all of the carrier status, genetic health risk, cancer predisposition, and pharmacogenetics reports offered to consumers. As of March 31, 2021, over 55 health reports that meet FDA requirements were available to customers in the U.S. Our competitors had previously released products that were not cleared or approved by the FDA and required partnership with independent physicians, but in August 2020, one such competitor received premarket notification, also called 510(k) clearance, for their saliva collection kit and one of their genetic health risk reports, and in December 2020 another competitor received a 510(k) clearance for one of their health risk reports.

Our Consumer & Research Services business comprises our Personal Genome Service® (“PGS”) and research services. PGS provides customers with a full suite of genetic reports, including information on genetic ancestral origins, personal genetic health risks, and chances of passing on certain rare carrier conditions to their children, as well as reports on how genetics can impact responses to medications. PGS offers customers an engaging experience, including access to frequent updates to reports and product features, the ability to connect with genetic relatives, and opportunities to participate in research. The Company performs research services, using our vast database to discover insights into the genetic origins of disease and to identify promising drug targets. These services are performed under collaboration agreements with universities, research institutions and pharmaceutical companies, including our exclusive collaboration with GlaxoSmithKline (“GSK”).

Our Therapeutics business focuses on drug development, with a team committed to discovering and developing novel therapies to improve patient lives, and also includes out-licensing of intellectual property. The Company currently has development programs across several therapeutic areas, including oncology, immunology, neurology, metabolic and cardiovascular diseases, many of which are within our collaboration with GSK. As of March 31, 2021, 39 novel drug targets were in the early stages of development by the Company in collaboration with GSK.

For more information about the Company, see “Information About the Company” and “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Background

VGAC was a blank check company incorporated on February 19, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. On October 6, 2020, VGAC consummated an initial public offering of 48,000,000 units at an offering price of $10.00 per unit, and a private placement with VG Acquisition Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”) of 7,733,333 Private Placement Warrants at an offering price of $1.50 per private placement warrant. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant. On October 14, 2020, the underwriters of the initial public offering notified VGAC of their intent to partially exercise their over-allotment option. As such, on October 16, 2020, VGAC sold an additional 2,855,000 units, at a price of $10.00 per unit, and sold an additional 380,666 Private Placement Warrants to the Sponsor, at $1.50 per private placement warrant. Following the closing of the initial public offering and overallotment sale, an amount equal to $508,550,000 of the net proceeds from the initial public offering and the sale of the Private Placement Warrants was placed in the trust account.

On June 16, 2021 (the “Closing Date”), VGAC consummated its initial business combination (the “Merger” and the closing of the Merger, the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated February 4, 2021, by and among VGAC, Chrome Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC (“Merger Sub”), and 23andMe, Inc. as subsequently amended by that certain First Amendment to the Merger Agreement, dated as of February 13, 2021, and that certain Second Amendment to the Merger Agreement, dated as of March 25, 2021 (as amended, the “Merger Agreement”). 23andMe, Inc. is considered the Company’s accounting predecessor.

Pursuant to the Closing, VGAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a Charter and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VGAC was domesticated and continued as a Delaware corporation, changing its name to “23andMe Holding Co.” (the “Domestication”).

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding shares of Class A ordinary shares, par value $0.0001 per share, of VGAC (the “VGAC Class A ordinary shares”), and Class B ordinary shares, par value $0.0001 per share, of VGAC, automatically converted, on a one-for-one basis, into shares of Class A Common stock; (2) each then issued and outstanding warrant of VGAC (the “VGAC warrants”) automatically converted into a Warrant to acquire one share of Class A Common Stock; and (3) each of the then issued and outstanding units of VGAC that had not been previously separated into the underlying VGAC Class A ordinary shares and underlying VGAC warrants upon the request of the holder thereof, were canceled and entitled the holder thereof to one share of Class A Common Stock and one-third of one Warrant.

On the Closing Date, as contemplated by the Merger Agreement, the Company consummated the Merger, whereby Merger Sub merged with and into 23andMe, Inc., the separate corporate existence of Merger Sub ceased and 23andMe, Inc. became the surviving corporation and a wholly owned subsidiary of the Company (together with the Merger and the Domestication, the “Business Combination”).

Immediately prior to the effective time of the Merger, each share of 23andMe, Inc. preferred stock, which consisted of the shares of (i) Series A preferred stock, par value $0.00001 per share, of 23andMe, Inc., (ii) Series B preferred stock, par value $0.00001 per share, of 23andMe, Inc., (iii) Series C preferred stock, par value $0.00001 per share, of 23andMe, Inc., (iv) Series D preferred stock, par value $0.00001 per share, of 23andMe, Inc., (v) Series E preferred stock, par value $0.00001 per share, of 23andMe, Inc., (vi) Series F preferred stock, par value $0.00001 per share, of 23andMe, Inc., and (vii) Series F-1 preferred stock, par value $0.00001 per share, of 23andMe, Inc., converted into one share of Class B common stock, par value $0.00001 per share, of 23andMe, Inc. (the “23andMe, Inc. Class B Common Stock”) (such converted shares, the “23andMe, Inc. Converted Preferred Shares”).

As a result of and upon the Closing, among other things, (i) each share of Class A common stock, par value $0.00001 per share, of 23andMe, Inc. (“23andMe, Inc. Class A Common Stock”) (other than dissenting shares) was canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of Class A Common Stock, as determined pursuant to the Share Conversion Ratio (as defined below), (ii) each share of 23andMe, Inc. Class B Common Stock, including the 23andMe, Inc. Converted Preferred Shares, (other than dissenting shares) was canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”), as determined pursuant to the Share Conversion Ratio, and (iii) each restricted stock unit and outstanding option to purchase 23andMe, Inc. Class A Common Stock and 23andMe, Inc. Class B Common Stock (whether vested or unvested) was assumed by the Company and converted into comparable restricted stock units and options that are exercisable for shares of Class A Common Stock, as applicable, with a value determined in accordance with the Share Conversion Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986 (the “Code”), in a manner compliant with Section 424(a) of the Code). The “Share Conversion Ratio” is equal to 2.293698.

Holders of 16,667,061 VGAC Class A ordinary shares elected to have their shares redeemed in connection with the Business Combination. The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full texts of the Merger Agreement, the First Amendment, and the Second Amendment, which are attached hereto as Exhibits 2.1, 2.2, and 2.3, respectively, and are incorporated herein by reference.

At the Closing, certain investors (collectively, the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of, those certain subscription agreements (the “Subscription Agreements”) dated February 3, 2021, collectively subscribed for 25,000,000 shares of Class A Common Stock at $10.00 per share for aggregate gross proceeds of $250,000,000 (the “PIPE Investment”). One of the PIPE Investors is an affiliate of the Sponsor that subscribed for 2,500,000 shares of Class A Common Stock and one of the PIPE Investors is an affiliate of the Company that subscribed for 2,500,000 shares of Class A Common Stock.

Immediately after giving effect to the Business Combination and the PIPE Investment, there were 92,655,484 shares of Class A Common Stock, 313,759,355 shares of Class B Common Stock, and 25,065,665 Warrants outstanding. Class A Common Stock and Public Warrants trade on Nasdaq under the symbols “ME” and “MEUSW,” respectively.

The rights of holders of Class A Common Stock are governed by our Certificate of Incorporation (the “Charter”), our amended and restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). The rights of holders of Warrants are governed by the Warrant Agreement dated as of October 1, 2020, duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent. See the section entitled “Description of Securities.”

Risk Factors

An investment in our common stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

•	Consumer and Research Services Business Risks

•

The market for personal genetics products and services has experienced a recent overall decline, which corresponds with the recent and significant decreases in our revenues. If this trend continues or worsens, it would adversely affect our business and results of operations.

•	Competition in the personal genetics market presents an ongoing threat to the success of our business.

•	If our competitors receive further FDA marketing approval for in vitro diagnostic products, our business could be adversely affected.

•

The sizes of the markets and forecasts of market growth for the demand of our products and services, including our research services and other key potential success factors are based on a number of complex assumptions and estimates, and may be inaccurate.

•

We rely on key sole suppliers to manufacture and perform services used by customers who purchase our PGS. Our reliance on limited contracted manufacturing and supply chain capacity could adversely affect our ability to meet customer demand.

•

Our business significantly depends upon the strength of our brand, and if we are not able to maintain and enhance our brand, our ability to expand our customer base may be impaired and our business and operating results may be harmed

•

We have a limited history introducing new products and services to our customers. If our efforts to attract new customers and engage existing customers with enhanced products and services, including our subscription service released in late 2020, are unsuccessful or if such efforts are more costly than we expect, our business may be harmed.

•

Revenue derived from our kit sales is dependent on seasonal holiday demand and the timing of Amazon Prime Day, which could lead to significant quarterly fluctuations in revenue and results of operations.

•	We plan to expand operations abroad where we have limited operating experience and may be subject to increased business and economic risks that could impact our financial results.

•	Our pricing strategies may not meet customers’ price expectations or may adversely affect our revenues.

•

Any significant disruption in service on our website, mobile applications, or in our computer or logistics systems, whether due to a failure with our information technology systems or that of a third-party vendor, could harm our reputation and may result in a loss of customers.

•	Use of social media and email may adversely affect our reputation or subject us to fines or other penalties.

•

Our success depends, in large part, on our ability to extend our presence in the personal genetics market, provide customers with a high level of service at a competitive price, achieve sufficient sales volume to realize economies of scale, and create innovative new features, products, and services to offer to our customers. Our failure to achieve any of these outcomes would adversely affect our business.

•

Our Consumer and Research Services business relies on the continual growth of our database of information provided by customers who consent to participate in our research. If the number of our consenting customers declines or fails to grow, our research services revenue may be adversely affected, and our database may become less effective in facilitating our ability to identify new drug targets and to create new features, products and services to offer to our customers.

•	Our Consumer and Research Services business will require us to continue to improve and develop new data mining technologies and innovations in the use of genotypic and phenotypic data.

•

Although we believe that our genetics-powered target discovery platform has the potential to identify more promising drugs than traditional methods, our focus on using our genetics-powered platform to discover targets with therapeutic potential may not result in the discovery of commercially viable drug targets for us or our collaborators.

•

Media reports have in the past reported on consumer privacy concerns and the use of genetic information accessed from other genetic databases by law enforcement and governmental agencies. These reports may decrease the overall consumer demand for personal genetic products and services, including ours.

•	Therapeutics Business Risks

•

We expect to make significant investments in our continued efforts to develop new therapies as part of our Therapeutics business; these efforts may not be successful. As an organization, we do not have any experience in successful drug development or commercialization and our failure to execute on successful drug development or commercialization would adversely affect our business and results of operations.

•

Even if we or our drug discovery collaborators are able to develop drugs that demonstrate potential in preclinical studies, we or they may not succeed in demonstrating safety and efficacy of drugs in human clinical trials.

•

If we fail to succeed in our drug development efforts, or to develop and commercialize additional products and services, our ability to expand our business and achieve our strategic objectives would be impaired.

•	Our Therapeutics business faces substantial competition, which may result in others discovering, developing or commercializing drugs before or more successfully than we can.

•	Our long-term success will depend, in part, upon our ability to develop, receive regulatory approval for, and commercialize our drugs.

•

Our drugs are in preclinical or clinical development, which is a lengthy and expensive process with uncertain outcomes and the potential for substantial delays. We cannot give any assurance that any of our drugs will receive regulatory approval, which is necessary before they can be commercialized.

•	If we encounter difficulties enrolling patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•

Use of our therapeutic drugs could be associated with side effects, adverse events or other properties or safety risks, which could delay or halt their clinical development, prevent their regulatory approval, cause us to suspend or discontinue clinical trials, abandon a drug, limit their commercial potential, if approved, or result in other significant negative consequences that could severely harm our business, prospects, financial condition and results of operations.

•

Our use of third parties to manufacture and develop our drugs for preclinical studies and clinical trials may increase the risk that we will not have sufficient quantities of our drugs, products, or necessary quantities of such materials on time or at an acceptable cost.

•

As an organization, we have no experience designing or implementing clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect our ability to initiate the trial, enroll patients, complete the trial, or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs.

•

If, in the future, we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any approved drug by a regulatory agency, we may not be successful in commercializing those drugs if and when they are approved.

•	General Business Risks

•	We may be subject to legal proceedings and litigation, which are costly to defend and could materially harm our business and results of operations.

•	Ongoing litigation could have a significant negative impact on us.

•	The United Kingdom’s withdrawal from the European Union could have an adverse impact on our business.

•	Our business and future operating results may be adversely affected by catastrophic or other events outside of our control.

•	We may need additional capital, and we cannot be sure that additional financing will be available at acceptable terms or at all.

•

Our research and development initiatives and business depend on our ability to attract and retain highly-skilled scientists and other specialized individuals. We may not be able to attract or retain qualified scientists and other specialized individuals in the future due to the competition for qualified personnel among life science and technology businesses.

•

We face risks related to epidemics and other outbreaks of communicable diseases, including the current coronavirus (COVID-19) pandemic, which could significantly disrupt our operations and adversely affect our business and financial condition.

•

We may enter new business areas, such as primary care and diagnostics/behavior modification, where we do not have any experience. If we were to enter new business areas, we would likely face competition from entities more familiar with those businesses, and our efforts may not succeed.

•	We may make acquisitions to expand our business, and if any of those acquisitions are unsuccessful, our business may be harmed.

•	Risks Related to Our Collaborations

•

Our Therapeutics business is substantially dependent on our collaboration with GSK for the development and commercialization of any drugs discovered during the discovery term of the agreement. If we, GSK and any future collaborators are unable to successfully complete clinical development, obtain regulatory approval for, or commercialize any drugs, or experience delays in doing so, our business may be materially harmed. We may engage and depend on other third parties for the development and commercialization of drugs and therapeutic programs discovered following the expiration of the GSK agreement or outside its scope. If those collaborations are not successful, we may not be able to capitalize on our investment in our Therapeutic business.

•

GSK and any other potential drug discovery collaborators will have significant discretion in determining when to make announcements, if any, about the status of our collaborations, including results from clinical trials, and timelines for advancing collaborative programs. As a consequence, the price of the Class A Common Stock may decline as a result of announcements of unexpected clinical trial results or data relative to our research and development programs.

•

We may seek to establish additional collaborations in the future, and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

•

Our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the expected timelines or at all, which could have an adverse impact on our business.

•	Risks Related to Governmental Regulation

•

Our products and services are subject to extensive regulation by various U.S. federal and state agencies and compliance with existing or future regulations could result in unanticipated expenses, or limit our ability to offer our products and services.

•

We will face legal, reputational, and financial risks if we fail to protect our customer data from security breaches or cyberattacks. Changes in laws or regulations relating to privacy or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy or the protection or transfer of data relating to individuals, could adversely affect our business.

•

We plan to expand operations abroad where we have limited operating experience where we may be subject to increased regulatory risks and local competition. If we are unsuccessful in any efforts to expand internationally, our business may be harmed.

•	Risks Related to Intellectual Property and Legal Proceedings

•	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

•	We may be unable to obtain and maintain patent protection for therapeutic drugs we develop.

•	We may be unable to obtain sufficiently broad protection, or we may lose patent protection.

•	Litigation with respect to our intellectual property rights or our commercial activities could result in unanticipated expenses and, if resolved unfavorably, could harm our business.

•	We may not be able to protect our intellectual property rights throughout the world.

•	Changes in patent law in the U.S. and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products and services.

•	Issued patents covering our products and services could be found invalid or unenforceable if challenged.

•

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

•	We may not be able to protect and enforce our trademarks.

•	We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

•

If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our development and commercialization efforts of our products and services.

•	Patent terms may be inadequate to protect our competitive position on our products and services for an adequate amount of time.

•	We may not obtain patent term extension and data exclusivity for our drugs.

•	We may not be successful in obtaining, through acquisitions or otherwise, accessory rights to our drugs.

•	We utilize open source software, which may pose particular risks to our proprietary software and source code.

•	Risks Relating to Financial Reporting and Results of Operations

•

We have identified a material weakness in our internal control over financial reporting and, if our remediation of this material weakness is not effective, or if we fail to maintain effective internal control over financial reporting in the future, our ability to produce accurate and timely consolidated financial statements could be impaired. This could adversely affect investor confidence in the Company and, as a result, the value of our Class A Common Stock.

•

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline.

•	Our ability to use our net operating loss carryforwards may be subject to limitations.

•	Our warrants are accounted for as liabilities and the changes in fair value of our warrants could have a material effect on our financial results.

•	We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to generate sufficient revenue to achieve and maintain profitability.

•	We have incurred and will continue to incur increased costs as a result of being a public company.

•	Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the U.S.

•	We are subject to changing laws and regulations regarding regulatory matters, corporate governance, and public disclosure that have increased our costs and the risk of non-compliance.

•	Additional Risks Relating to Ownership of Company Securities

•	The price of Class A Common Stock and our warrants may be volatile.

•	Warrants will become exercisable for Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•

The Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.

•	We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•	Our dual-class structure may impact the stock price of Class A Common Stock.

•

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

•	We may incur debt or assume contingent or other liabilities or dilute our stockholders in connection with acquisitions or strategic alliances.

•	Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for Class A Common Stock to decline.

•	Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

•

Because there are no current plans to pay cash dividends on Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

•	If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

•

Delaware law and our governing documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

•

Our Charter designates a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees, or agents.

Additional Information

The Company’s principal executive offices are located at 223 N. Mathilda Avenue, Sunnyvale, California 94086, and the Company’s phone number is (650) 938-6300. Our website address is www.23andMe.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

THE OFFERING

Issuer	23andMe Holding Co.

Shares of Class A Common Stock offered by the Selling Holders	Up to 280,940,853 shares of Class A Common Stock, consisting of 8,113,999 shares of Class A Common Stock underlying the Private Placement Warrants, 25,000,000 shares of Class A Common Stock issued in connection with the PIPE Investment, 12,713,750 shares of Class A Common Stock held by the Sponsor, 5,113,551 shares of Class A common stock held by a Selling Holder, and 229,999,553 shares of Class A Common Stock issuable upon conversion (on a one-for-one basis) of shares of Class B Common Stock.

Warrants Offered by the Selling Holders	Up to 8,113,999 Private Placement Warrants

Shares of Class A Common Stock offered by the Company	25,533,335 shares of Class A Common Stock, consisting of 16,951,666 shares of Class A Common Stock issuable upon exercise of the Public Warrants, 8,113,999 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants following their public resale by the Selling Holders, and 467,670 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common Stock.

Shares of Class A Common Stock outstanding prior to exercise of all Warrants	92,672,510 shares of Class A Common Stock (as of June 30, 2021). 3,814,125 of these shares of Class A Common Stock constitute Earn-Out Shares, which will no longer be subject to lock-up restrictions upon the achievement of certain stock price thresholds or, if earlier, certain liquidation events.

Shares of Class A Common Stock outstanding assuming exercise of all Warrants	118,205,845 (based on total shares of Class A Common Stock outstanding as of June 30, 2021).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Holders. We will receive up to an aggregate of approximately $288,255,148 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Redeemable Warrants” for further discussion.

Market for Class A Common Stock and Warrants	Class A Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “ME” and “MEUSW,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business

Consumer and Research Services Business Risks

The market for personal genetics products and services has experienced a recent overall decline, which corresponds with the recent and significant decreases in our revenues. If this trend continues or worsens, it would adversely affect our business and results of operations.

Our revenue model has historically been derived principally from customers who purchase our Personal Genome Service® (“PGS”). For the fiscal years ended March 31, 2021, 2020, and 2019, PGS revenue accounted for 81%, 89% and 96% of revenues, respectively. We have recently experienced significant decreases in revenues. In fiscal 2021, our total revenues decreased by over 20% as compared to fiscal year 2020. There is no assurance that our business model will be successful or that it will generate increased revenues or become profitable as a result of marketing our current PGS products or any future products or services. We may be forced to make significant changes to our anticipated pricing, sales and revenue model to compete with our competitors’ offerings, and even if such changes are implemented, there is no guarantee that they will be successful. If the current market trend continues or worsens, or we are unable to adjust our approach to meet market demands, our revenues and results of operations will be adversely affected.

Competition in the personal genetics market presents an ongoing threat to the success of our business.

The number of companies entering the personal genetics market with offerings similar to our PGS continues to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

•	the size of our customer base;

•	the timing and market acceptance of products and services, including the developments and enhancements to those products and services, offered by us or our competitors;

•	customer service and support efforts;

•	selling and marketing efforts;

•	ease of use, performance, price and reliability of solutions developed either by us or our competitors; and

•	our brand strength relative to our competitors.

We also face competition from other companies attempting to capitalize on the same, or similar, opportunities as it is, including from existing diagnostic, laboratory services and other companies entering the personal genetics market with new offerings such as direct access and/or consumer self-pay tests and genetic interpretation services. Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases than we have. Our competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract customers away from our services and reduce our market share.

If our competitors receive further FDA marketing approval for in vitro diagnostic products, our business could be adversely affected.

We were the first direct-to-consumer genetic testing company to include FDA-authorized genetic health risk, carrier status and pharmacogenetic reports. Our competitors had previously released products that were not cleared or approved by the FDA and required partnership with independent physicians, but in August 2020, one of our competitors received premarket notification, also called 510(k) clearance, for their saliva collection kit and one of their genetic health risk reports, and in December 2020 another competitor received a 510(k) clearance for one of their health risk reports. Following these FDA clearances, our competitors can now market those cleared reports directly to consumers rather than relying on clinician network partners. If our competitors receive further FDA approvals, our business could be adversely affected.

The sizes of the markets and forecasts of market growth for the demand of our products and services, including our research services and other key potential success factors are based on a number of complex assumptions and estimates, and may be inaccurate.

We estimate annual total addressable markets and forecasts of market growth for our PGS. We have also developed a standard set of key performance indicators in order to enable us to assess the performance of our business in and across multiple markets, and to forecast future revenue. These estimates, forecasts and key performance indicators are based on a number of complex assumptions, internal and third-party estimates and other business data, including assumptions and estimates relating to our ability to generate revenue from the development of new workflows. While we believe our assumptions and the data underlying our estimates and key performance indicators are reasonable, there are inherent challenges in measuring or forecasting such information. As a result, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors and indicators. Consequently, our estimates of the annual total addressable market and our forecasts of market growth and future revenue from our products and services, including our research services may prove to be incorrect, and our key business metrics may not reflect our actual performance. For example, if the annual total addressable market or the potential market growth for our products and services is smaller than we have estimated or if the key business metrics we utilize to forecast revenue are inaccurate, it may impair our sales growth and have an adverse impact on our business, financial condition, results of operations and prospects.

We rely on key sole suppliers to manufacture and perform services used by customers who purchase our PGS. Our reliance on limited contracted manufacturing and supply chain capacity could adversely affect our ability to meet customer demand.

We do not have manufacturing capabilities and do not plan to develop such capacity in the foreseeable future. Accordingly, we rely on third-party suppliers to provide materials (such as our saliva collection kits, bead chips, reagents or other materials and equipment used in our laboratory operations) and services (such as our laboratory processing services). Currently, we rely on a sole supplier to manufacture our saliva collection kits used by customers who purchase our PGS. Change in the supplier or design of certain of the materials which we rely on, in particular the bead chip and saliva collection kit, could result in a requirement that we seek additional premarket review from the FDA before making such a change. We also are required to validate any new laboratory or laboratories in accordance with FDA standards prior to utilizing their services for our U.S. customers. We cannot be certain that we will be able to secure alternative laboratory processing services, materials and equipment, and bring such alternative materials and equipment on line and revalidate them without experiencing interruptions in our workflow, or that any alternative materials will meet our quality control and performance requirements of our contracted laboratory.

Although we maintain relationships with suppliers with the objective of ensuring that we have adequate supply for the delivery of our services, increases in demand for such items can result in shortages and higher costs. Our suppliers may not be able to meet our delivery schedules, we may lose a significant or sole supplier, a supplier may not be able to meet performance and quality specifications and we may not be able to purchase such items at a competitive cost. Further, we may experience shortages in certain items as a result of limited availability, increased demand, pandemics (such as the COVID-19 pandemic) or other outbreaks of contagious diseases, weather conditions and natural disasters, as well as other factors outside of our control. Our freight costs may increase due to factors such as limited carrier availability, increased fuel costs, increased compliance costs associated with new or changing government regulations, pandemics (such as the COVID-19 pandemic) or other outbreaks of contagious diseases and inflation. Higher prices for natural gas, propane, electricity and fuel also may increase our production and delivery costs. The prices charged for our products may not reflect changes in our packaging material, freight, tariff and energy costs at the time they occur, or at all.

In order for other parties to perform manufacturing and participate in our supply chain, we sometimes must transfer technology to the other party, which can be time consuming and may not be successfully accomplished without considerable cost and expense, or at all. We will have to depend on these other parties to perform effectively on a timely basis and to comply with regulatory requirements. If for any reason they are unable to do so, and as a result we are unable to manufacture and supply sufficient quantities of our products on acceptable terms, or if we should encounter delays or other difficulties with the third parties on which we rely for our supply chain, our business, prospects, operating results, and financial condition may be materially harmed.

Our business significantly depends upon the strength of our brand, and if we are not able to maintain and enhance our brand, our ability to expand our customer base may be impaired and our business and operating results may be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the “23andMe” brand is a significant factor in expanding our customer base and current and future business opportunities. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the “23andMe” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive.

We have a limited history introducing new products and services to our customers. If our efforts to attract new customers and engage existing customers with enhanced products and services, including our subscription service released in late 2020, are unsuccessful or if such efforts are more costly than we expect, our business may be harmed.

Our success depends on our ability to attract new customers and engage existing customers in a cost-effective manner. In order to acquire and engage customers, we must, among other things, promote and sustain our platform and provide high-quality products, user experiences, and service. If customers do not perceive our PGS and PGS reports to be reliable and of high quality, if we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received by the market, we may not be able to attract or retain customers. For example, the increased growth of our subscription service, 23andMe+, depends upon how compelling this offering is to our customers. Many of our 23andMe+ subscribers may initially access the subscription service for a discount. While we strive to demonstrate the value of our subscription service to our customers, and encourage eligible customers to become paid subscribers of 23andMe+, these customers may not convert to a fully paid subscription to 23andMe+ after they take advantage of our promotions. Moreover, if we are unable to keep existing customers engaged, including by their participation in research and responses to questionnaires, our ability to grow our database and discover new insights about the relationship between genetics and disease will be compromised. If we are unable to attract new customers or engage existing customers, including as subscribers of 23andMe+, our revenue and our operating results may grow slower than expected or decline.

Our marketing efforts currently include various initiatives and consist primarily of digital marketing on a variety of social media channels, such as Facebook, search engine optimization on websites, such as Google, Bing, and Yahoo!, various branding strategies, and mobile “push” notifications and email. During the fiscal years ended March 31, 2021, 2020, and 2019, we spent $43.2 million, $110.5 million, and $190.8 million on sales and marketing, representing 18%, 36% and 43% of our revenue, respectively. We anticipate that sales and marketing expenses will continue to represent a significant percentage of our overall operating costs for the foreseeable future. We have historically acquired a significant number of our users through digital advertising on platforms and websites owned by Facebook and Google, which may terminate their agreements with us at any time. Our investments in sales and marketing may not effectively reach potential customers, potential customers may decide not to buy our products or services, or customer spend for our products and services may not yield the intended return on investment, any of which could negatively affect our financial results.

Many factors, some of which are beyond our control, may reduce our ability to acquire, maintain and further engage with customers, including those described in this “Risk Factors” section and the following:

•

system updates to app stores and advertising platforms such as Facebook and Google, including adjustments to algorithms that may decrease user engagement or negatively affect our ability to reach a broad audience;

•	changes in advertising platforms’ pricing, which could result in higher advertising costs;

•

changes in digital advertising platforms’ policies, such as those of Facebook and Google, that may delay or prevent us from advertising through these channels, which could result in reduced traffic to and sales on our platform;

•	changes in search algorithms by search engines;

•	inability of our email marketing messages to reach the intended recipients’ inbox;

•	ineffectiveness of our marketing efforts and other spend to continue to acquire new customers and maintain and increase engagement with existing customers;

•	decline in popularity of, or governmental restrictions on, social media platforms where we advertise;

•	the development of new search engines or social media sites that reduce traffic on existing search engines and social media sites; and

•	consumer behavior changes as a result of COVID-19.

In addition, we believe that many of our new customers originate from word-of-mouth and other non-paid referrals from existing customers, including purchases of kits for gift giving, so we must ensure that our existing customers remain loyal and continue to derive value from our service in order to continue receiving those referrals. If our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers. Further, if our customer base does not continue to grow, we may be required to incur significantly higher marketing expenses than we currently anticipate in order to attract new customers. A significant decline in our customer base would have an adverse effect on our business, financial condition and results of operations.

Revenue derived from our kit sales is dependent on seasonal holiday demand and the timing of Amazon Prime Day, which could lead to significant quarterly fluctuations in revenue and results of operations.

Our kit sales are dependent on seasonal holiday demand, as well as the timing of Amazon Prime Day, which has varied in recent years. We generate a significant amount of our PGS revenue during the fourth quarter of our fiscal year, due to seasonal holiday demand and to the fact that kits that are ordered during the holiday season (which occurs during the third quarter of our fiscal year) are recognized as revenue when the customer sends in their kit to the laboratory to be processed and genetic reports are delivered to the customer, which typically for holiday purchases tends to occur in the fourth fiscal quarter. For example, in fiscal 2021, 2020 and 2019, fourth quarter PGS revenue represented 39%, 31% and 35% of our total revenue, respectively. Our promotional activity is also higher in the third fiscal quarter, which may reduce gross margin during this period. Purchasing patterns of kit sales also are aligned with other gift-giving and family-oriented holidays such as Mother’s Day and Father’s Day, as well as with Amazon Prime Day, which may change from year to year.

This seasonality causes our operating results to vary considerably from quarter to quarter. Additionally, any decrease in sales or profitability during the fourth quarter of the fiscal year could have a disproportionately adverse effect on our results of operations, which could, in turn, cause the value of our Class A Common Stock to fluctuate or decrease. This seasonality also could become more pronounced and may cause our operating results to fluctuate more widely.

We also may experience an increase in lab processing times and costs associated with shipping orders due to freight surcharges due to peak capacity constraints and additional long-zone shipments necessary to ensure timely delivery for the holiday season. Such delays could lead to an inability to meet advertised estimated lab processing times, resulting in customer dissatisfaction or reputational damage. If too many customers access our website within a short period of time, we may experience system interruptions that make our website unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of kits sold. Also, third-party delivery and direct ship vendors may be unable to deliver merchandise on a timely basis.

We plan to expand operations abroad where we have limited operating experience and may be subject to increased business and economic risks that could impact our financial results.

Our PGS is available in the U.S., Canada, the United Kingdom (the “UK”), and in certain other markets globally. We plan to pursue international expansion of our business operations and we may expand our offering in existing international markets or enter new international markets where we have limited or no experience in marketing, selling and deploying our product and services. If we fail to deploy or manage our operations in these countries successfully, our business and operations may suffer. In addition, we are subject to a variety of risks inherent in doing business internationally, including:

•	political, social and/or economic instability;

•	risks related to governmental regulations in foreign jurisdictions and unexpected changes in regulatory requirements and enforcement;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and payment fraud;

•	enhanced difficulties of integrating any foreign acquisitions;

•	burdens of complying with a variety of foreign laws;

•	reduced protection for intellectual property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations and subsidiaries;

•

different regulations and practices with respect to employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain international jurisdictions;

•	compliance with statutory equity requirements; and

•	management of tax consequences and compliance.

If we are unable to manage the complexity of global operations successfully, our financial performance and operating results could suffer.

Our pricing strategies may not meet customers’ price expectations or may adversely affect our revenues.

Our pricing strategies have had, and may continue to have, a significant impact on our revenue. From time to time, we offer discounted prices as a means of attracting customers. Such offers and discounts, however, may reduce our revenue and margins. In addition, our competitors’ pricing and marketing strategies are beyond our control and can significantly affect the results of our pricing strategies. If our pricing strategies, which may evolve over time, fail to meet our customers’ price expectations or fail to result in increased margins, or if we are unable to compete effectively with our competitors if they engage in aggressive pricing strategies or other competitive activities, it could have a material adverse effect on our business.

Any significant disruption in service on our website, mobile applications, or in our computer or logistics systems, whether due to a failure with our information technology systems or that of a third-party vendor, could harm our reputation and may result in a loss of customers.

Customers purchase our PGS and access its services through our website or our mobile applications. Our reputation and ability to attract, retain and serve our customers is dependent upon the reliable performance of our website, mobile applications, network infrastructure and content delivery processes. Interruptions in any of these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our website or mobile applications, including our databases, and prevent our customers from accessing and using our services.

Our systems and operations are also vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, earthquake and similar events. In addition, our headquarters are located in the San Francisco Bay Area which over the past several years has been subject to planned power outages to reduce the risk of wildfire, and these power outages can last for several days, which may limit or curtail certain operations. In the event of any catastrophic failure involving our website, we may be unable to serve our web traffic. The occurrence of any of the foregoing risks could result in damage to our systems or could cause them to fail completely, and our insurance may not cover such risks or may be insufficient to compensate us for losses that may occur.

Additionally, our business model is dependent on our ability to deliver kits to customers and have kits processed and returned to us. This requires coordination between our logistics providers and third-party shipping services. Operational disruptions may be caused by factors outside of our control such as hostilities, political unrest, terrorist attacks, natural disasters, pandemics and public health emergencies, such as COVID-19, affecting the geographies where our operations and customers are located. We may not be effective at preventing or mitigating the effects of such disruptions, particularly in the case of a catastrophic event. In addition, operational disruptions may occur during the holiday season, causing delays or failures in deliveries of PGS kits. Any such disruption may result in lost revenues, a loss of customers and reputational damage, which would have an adverse effect on our business, results of operations and financial condition.

Use of social media and email may adversely affect our reputation or subject us to fines or other penalties.

We use social media and email as part of our approach to marketing. As laws and regulations rapidly evolve to govern the use of these channels, the failure by us, our employees or third parties acting on our behalf or at our direction to abide by applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines, other penalties, or lawsuits. Although we continue to update our practices as these laws change over time, we may be subject to lawsuits alleging our failure to comply with such laws. In addition, our employees or third parties acting on our behalf or at our direction may knowingly or inadvertently use social media, including through advertisements, in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential, or sensitive personal information of our business, employees, users, or others. Any such inappropriate use of social media and emails could also cause reputational damage.

Our customers may engage with us online through social media platforms, including Facebook, Instagram, and Twitter, by providing feedback and public commentary about all aspects of our business. Information concerning us, whether accurate or not, may be posted on social media platforms at any time and may have a disproportionately adverse impact on our brand, reputation, or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our success depends, in large part, on our ability to extend our presence in the personal genetics market, provide customers with a high level of service at a competitive price, achieve sufficient sales volume to realize economies of scale, and create innovative new features, products, and services to offer to our customers. Our failure to achieve any of these outcomes would adversely affect our business.

Our success depends, in large part, on our ability to extend our presence in the personal genetics market, provide customers with a high level of service at a competitive price, achieve sufficient sales volume to realize economies of scale, and create innovative new features, products and services to offer to our customers. The growth and expansion of our business and service offerings places a continuous significant strain on our management, operational and financial resources. We are required to manage multiple relationships with various strategic suppliers, customers and other third parties, including our collaborator, GSK, and regulatory agencies and advisors. To effectively manage our growth, we must continue to implement and improve our operational, financial and management information systems and to expand, train and manage our employee base. We further must continue to work to scale our own operations and our supplier operations to meet increases in demand for our services. In the event of further growth of our operations or in the number of our third-party relationships, our supply, systems, procedures or internal controls may not be adequate to support our operations and our management may not be able to manage any such growth effectively.

Our current and future expense levels are, to a large extent, fixed and are largely based on our investment plans and our estimates of future revenue. Because the timing and amount of revenue from our PGS is difficult to forecast when revenue does not meet our expectations we may not be able to adjust our spending promptly or reduce our spending to levels commensurate with our revenue.

Even if we are able to successfully scale our infrastructure and operations, we cannot ensure that demand for our services will increase at levels consistent with the growth of our infrastructure. If we fail to generate demand commensurate with this growth or if we fail to scale our infrastructure sufficiently in advance to meet such demand, our business, financial condition and results of operations could be adversely affected, which may affect our ability to attract personnel or retain or motivate existing personnel.

Our Consumer and Research Services business relies on the continual growth of our database of information provided by customers who consent to participate in our research. If the number of our consenting customers declines or fails to grow, our research services revenue may be adversely affected, and our database may become less effective in facilitating our ability to identify new drug targets and to create new features, products and services to offer to our customers.

Our Consumer and Research Services business is based on our ongoing analysis of the continually growing quantity of data in our proprietary database of genotypic and phenotypic information provided by customers who have consented to participate in our research programs. To date, more than 80% of our customers have consented to participate in our research programs. If this percentage were to decline, or if consenting customers were to decide to opt out of our research programs, such that we cannot continue to grow our database, the utility and value of our database would be adversely affected.

Our Consumer and Research Services business will require us to continue to improve and develop new data mining technologies and innovations in the use of genotypic and phenotypic data.

Our research services business uses our database and data mining tools and technologies to analyze the impacts of genetics on the sources and risks of disease, and to identify potential promising drug targets. If we do not continue to improve and develop new data mining technologies and innovations in our use of genotypic and phenotypic data, and to attract and retain skilled scientists to analyze our data, our business would be adversely affected.

Although we believe that our genetics-powered target discovery platform has the potential to identify more promising drugs than traditional methods, our focus on using our genetics-powered platform to discover targets with therapeutic potential may not result in the discovery of commercially viable drug targets for us or our collaborators.

Our scientific approach focuses on using our propriety genotypic and phenotypic database to identify potential drug targets and predict their key properties without conducting time-consuming and expensive physical experiments. Our proprietary data mining techniques underpin our target identification collaborations and our own internal target identification programs. While we believe that our research platform has been successful to date in identifying promising drug targets, we have no assurance that our early success will continue or lead to future success in identifying such targets.

Media reports have in the past reported on consumer privacy concerns and the use of genetic information accessed from other genetic databases by law enforcement and governmental agencies. These reports may decrease the overall consumer demand for personal genetic products and services, including ours.

We receive a high degree of media coverage. Unfavorable publicity or consumer perception of our product and service offerings, including consumer privacy concerns related to any of our past, existing or future collaborations, could adversely affect our reputation, resulting in a negative impact on the size of our customer base, the loyalty of our customers, the percentage of our customers that consent to participate in our research program, and our ability to attract new customers.

Therapeutics Business Risks

We expect to make significant investments in our continued efforts to develop new therapies as part of our Therapeutics business; these efforts may not be successful. As an organization, we do not have any experience in successful drug development or commercialization and our failure to execute on successful drug development or commercialization would adversely affect our business and results of operations.

Drug development is expensive, takes years to complete, and can have uncertain outcomes. Failure can occur at any stage of development. We expect to incur significant expenses to advance our therapeutic development efforts, which may be unsuccessful. Developing new drugs is a speculative, risky and highly competitive endeavor. Drugs which may initially show promise may fail to achieve the desired results in development and clinical studies and may ultimately not prove to be safe and effective or meet expectations for clinical utility. We may need to alter our offerings in development and repeat clinical studies before we develop a potentially successful drug. If, after development, a drug appears successful, we or our collaborators will still need to obtain FDA and other regulatory approvals before we can market it. The FDA’s approval pathways are likely to involve significant time, as well as additional research, development and clinical study expenditures.

The FDA may not clear, authorize or approve any drug we develop. Even if we develop a drug that receives regulatory clearance, authorization or approval, we or our collaborators would need to commit substantial resources to commercialize, sell and market it before it could be profitable, and the drug may never be commercially successful. Additionally, development of any product or service may be disrupted or made less viable by the development of competing products or services. Because of the numerous risks and uncertainties associated with developing drugs, we are unable to predict whether or when our Therapeutics business may successfully commercialize a drug target.

New potential products and services may fail at any stage of development or commercialization and if we determine that any of our current or future products or services are unlikely to succeed, we may abandon them without any return on our investment. If we are unsuccessful in developing additional products or services, our potential for growth may be impaired.

Even if we or our drug discovery collaborators are able to develop drugs that demonstrate potential in preclinical studies, we or they may not succeed in demonstrating safety and efficacy of drugs in human clinical trials.

Even if we or our drug discovery collaborators are able to develop drugs that demonstrate potential in preclinical studies, we or they may not succeed in demonstrating safety and efficacy of drugs in human clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their drugs performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs.

If we fail to succeed in our drug development efforts, or to develop and commercialize additional products and services, our ability to expand our business and achieve our strategic objectives would be impaired.

Our Therapeutics business is focused on leveraging our proprietary genotypic and phenotypic database in order to speed the development of successful new drugs. However, we may never succeed in developing a viable drug target. There are many lengthy and complex processes that all must yield successful results in order for us to ultimately succeed in developing and commercializing a drug. There are numerous stages of the drug development process, from initial target identification and validation, through various stages of rigorous preclinical research, to the selection of a lead drug which is suitable for human clinical testing. Once a clinical drug is selected, there are several stages of clinical testing it must undergo, each dependent upon success in the prior stage. This is a long and costly process that will require significant time and resources and, if not successful, for any number of reasons that we cannot anticipate, would have an adverse effect on our business, financial condition and results of operations. In addition, external competition by other therapeutic companies can adversely affect our expected market share and revenues of our drugs.

Developing new products and services requires substantial technical, financial and human resources, whether or not any products or services are ultimately commercialized. We may pursue what we believe is a promising opportunity only to discover that certain of our risk or resource allocation decisions were incorrect or insufficient, or that individual products, services or our science in general has technology or biology risks that were previously unknown or underappreciated. In the event material decisions in any of these areas turn out to be incorrect or sub-optimal, we may experience a material adverse impact on our business and ability to fund our operations.

Our Therapeutics business faces substantial competition, which may result in others discovering, developing or commercializing drugs before or more successfully than we can.

We have not yet developed and commercialized, and may never successfully develop or commercialize, a drug target. Our Therapeutics business faces substantial competition from larger, more established pharmaceutical and biotechnology companies with marketed products that have been accepted by the medical community, patients, and third-party payors, as well as smaller companies in our industry that have successfully identified and developed drugs. Our ability to compete in this industry may be affected by the previous adoption of such products by the medical community, patients, and third-party payors.

We recognize that other companies, including larger pharmaceutical and biotechnology companies, may be developing or have plans to develop drugs and therapies that may compete with ours. Many of our competitors have substantially greater financial, technical, and human resources than we have. In addition, many of our competitors have significantly greater experience than we have in undertaking preclinical studies and human clinical trials of drugs, obtaining FDA and other regulatory approvals of drugs for use in healthcare and manufacturing, and marketing and selling approved drugs. Our competitors may discover, develop or commercialize drugs or other novel technologies that are more effective, safer or less costly than any that we are developing. Our competitors may also obtain FDA or other regulatory approval for their drugs more rapidly than we may obtain approval for any drug that we develop.

We anticipate that the competition with our drugs and therapies will be based on a number of factors, including product efficacy, safety, availability, and price. The timing of market introduction of any successful drug and competitive drugs will also affect competition among products. We expect the relative speed with which we can develop drugs, complete the clinical trials and approval processes, and supply commercial quantities of such drugs to the market to be important competitive factors. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and protect our intellectual property, and to secure sufficient capital resources for the period between target identification and commercial sales of the resulting drug product.

Our long-term success will depend, in part, upon our ability to develop, receive regulatory approval for, and commercialize our drugs.

In the U.S., our drugs and the activities associated with their development, including testing, manufacture, recordkeeping, storage and approval, are subject to comprehensive regulation by the FDA. Generally, failure to obtain regulatory approval for a drug will prevent us from commercializing such target. We have limited resources for use in preparing, filing and supporting the applications necessary to gain regulatory approvals and expect to rely on third-party contract research organizations and consultants to assist us in this process. The FDA and other comparable regulatory agencies in foreign countries impose substantial and rigorous requirements for the development, production, marketing authorization and commercial introduction of drugs. These requirements include pre-clinical, laboratory and clinical testing procedures, sampling activities, clinical trials and other costly and time-consuming procedures. In addition, regulation is not static, and regulatory authorities, including the FDA evolve in their staff interpretations and practices and may impose more stringent or different requirements than currently in effect, which may adversely affect our planned and ongoing development and/or our sales and marketing efforts.

Developing and obtaining regulatory approval for drugs is a lengthy process, often taking a number of years, is uncertain and is expensive. All of the drugs that we are developing, or may develop in the future, require research and development, pre-clinical studies, nonclinical testing and clinical trials prior to seeking regulatory approval and commencing commercial sales. In addition, we may need to address a number of technological challenges in order to complete development of our drugs. As a result, the development of drugs may take longer than anticipated or not be successful at all. There can be no assurance that the FDA will ever permit us to market any new drug that we develop. Even if regulatory approval is granted, such approval may include significant limitations on indicated uses, which could materially and adversely affect the prospects of any new therapeutic.

In order to market any drugs outside of the U.S., we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and effectiveness. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional drug testing and validation and additional or different administrative review periods from those in the U.S., including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions.

Seeking foreign regulatory approval could result in difficulties and costs and require additional nonclinical studies or clinical trials, which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our drugs in those countries. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We do not have any drugs approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approval in international markets is delayed, our target market will be reduced and our ability to realize the full market potential of our drugs will be harmed.

Our drugs are in preclinical or clinical development, which is a lengthy and expensive process with uncertain outcomes and the potential for substantial delays. We cannot give any assurance that any of our drugs will receive regulatory approval, which is necessary before they can be commercialized.

Before obtaining marketing approval from regulatory authorities for the sale of our drugs, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the drugs in humans. To date, we have focused our collaborative efforts and significant financial resources on developing new drugs. We cannot be certain that any clinical trials will be conducted as planned or completed on schedule, if at all. Our inability to successfully complete preclinical and clinical development could result in additional costs to us and negatively impact our ability to generate revenue. Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize drugs. We currently have no drugs approved for sale and have not generated any revenue from sales of drugs, and we may never be able to develop or successfully commercialize a marketable drug. The results of early-stage clinical trials and preclinical studies may not be predictive of future results. Initial data in clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials.

All of our identified drugs require additional development, management of preclinical, clinical, and manufacturing activities, and regulatory approval. In addition, we will need to obtain adequate manufacturing supply, build a commercial organization, commence marketing efforts, and obtain reimbursement before we generate any significant revenue from commercial product sales, if ever. Many of our drugs are in early-stage research or translational phases of development, and the risk of failure for these programs is high. We cannot be certain that any of our drugs will be successful in clinical trials or receive regulatory approval. Further, our drugs may not receive regulatory approval even if they are successful in clinical trials. If we do not receive regulatory approvals for our drugs, we and our subsidiaries may not be able to continue operations.

If we encounter difficulties enrolling patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

While our proprietary database is our primary source for identifying and qualifying trial participants to participate in clinical studies, such identification and qualification is critical to our success. The timing of our clinical studies depends on the speed at which we can recruit trial participants to participate in testing our drugs. Delays in enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our drugs. If trial participants are unwilling to participate in our studies because of negative publicity of our trials or other trials of similar drugs, or those related to a specific therapeutic area, or for other reasons, including competitive clinical studies for similar patient populations, the timeline for recruiting trial participants, conducting studies, and obtaining regulatory approval of potential drugs may be delayed. We also may face delays as a result of unforeseen global circumstances as a result of the COVID-19 pandemic. Any delays could result in increased costs, delays in advancing our drug development, delays in testing the effectiveness of our drugs, or termination of the clinical studies altogether.

Use of our therapeutic drugs could be associated with side effects, adverse events or other properties or safety risks, which could delay or halt their clinical development, prevent their regulatory approval, cause us to suspend or discontinue clinical trials, abandon a drug, limit their commercial potential, if approved, or result in other significant negative consequences that could severely harm our business, prospects, financial condition and results of operations.

Undesirable or unacceptable side effects caused by our drugs, including drugs that are part of our collaboration with GSK, could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities. Results of clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Even if any of our current or future therapeutic drugs receive regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable.

Our use of third parties to manufacture and develop our drugs for preclinical studies and clinical trials may increase the risk that we will not have sufficient quantities of our drugs, products, or necessary quantities of such materials on time or at an acceptable cost.

We have no experience in drug formulation or manufacturing and we lack the resources and expertise to formulate or manufacture our own therapeutic drugs internally. Therefore, we rely on third-party expertise to support us in this area. We have entered into a contract with a third-party manufacturer to manufacture our drugs, and we intend to enter into contracts with third-party manufacturers to supply, store and distribute supplies of our drugs for our clinical trials. If any of our drugs receives FDA approval, we expect to rely on third-party contractors to manufacture our drugs. We have no current plans to build internal manufacturing capacity for any drug, and we have no long-term supply arrangements.

Our reliance on third-party manufacturers exposes us to potential risks, such as the following:

•

We may be unable to contract with third-party manufacturers on acceptable terms, or at all, because the number of potential manufacturers is limited. Potential manufacturers of any drug that is approved will be subject to FDA compliance inspections and any new manufacturer would have to be qualified to produce our drugs;

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical and commercial needs, if any;

•

Our third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials through completion or to successfully produce, store and distribute our commercial products, if approved;

•

Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and other government agencies to ensure compliance with current good manufacturing practices (“cGMP”) and other government regulations and corresponding foreign standards. We do not have direct control over third-party manufacturers’ compliance with these regulations and standards, but we may ultimately be responsible for any of their failures;

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to such improvements; and

•	A third-party manufacturer may gain knowledge from working with us that could be used to supply one of our competitors with a product that competes with ours.

If our contract manufacturers or other third parties fail to deliver our drugs for clinical investigation and, if approved, for commercial sale on a timely basis, with sufficient quality, and at commercially reasonable prices, we may be required to delay or suspend development and commercialization of our drugs. For example, our clinical trials must be conducted with product that complies with cGMP. Failure to comply may require us to repeat or conduct additional preclinical and/or clinical trials, which would increase our development costs and delay the regulatory approval process and our ability to generate and grow revenues.

In addition, any significant disruption in our supplier relationships could harm our business. We source key materials from third parties, either directly through agreements with suppliers or indirectly through our manufacturers who have agreements with suppliers. There are a small number of suppliers for certain capital equipment and key materials that are used to manufacture our drugs. Such suppliers may not sell these key materials to our manufacturers at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these key materials by our manufacturers. Moreover, we currently do not have agreements for the commercial production of a number of these key materials which are used in the manufacture of our drugs. Any significant delay in the supply of a drug or its key materials for an ongoing clinical study could considerably delay completion of our clinical studies, drug testing and potential regulatory approval of our drugs. If our manufacturers or we are unable to purchase these key materials for our drugs after regulatory approval, the commercial launch of our drugs could be delayed or there could be a shortage in supply, which would impair our ability to generate revenues from the sale of our drugs, if approved.

Each of these risks, if realized, could delay or have other adverse impacts on our clinical trials and the approval and commercialization of our drugs, potentially resulting in higher costs, reduced revenues or both.

As an organization, we have no experience designing or implementing clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect our ability to initiate the trial, enroll patients, complete the trial, or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs.

The design and implementation of clinical trials is a complex process. We have no experience implementing or designing clinical trials, and we may not successfully or cost-effectively design and implement clinical trials that achieve our desired clinical endpoints efficiently, or at all. A clinical trial that is not well-designed may delay or even prevent initiation of the trial, can lead to increased difficulty in enrolling patients, may make it more difficult to obtain regulatory approval for the drug on the basis of the study results, or, even if a drug is approved, could make it more difficult to commercialize the product successfully or obtain reimbursement from third-party payors. Additionally, a trial that is not well-designed could be inefficient or more expensive than it otherwise would have been, or we may incorrectly estimate the costs to implement the clinical trial, which could lead to a shortfall in funding.

If, in the future, we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any approved drug by a regulatory agency, we may not be successful in commercializing those drugs if and when they are approved.

We currently have no sales, marketing or distribution capabilities and have no experience in marketing drugs. We do not currently have an in-house marketing organization or sales force, but may develop such organization and sales force in the future, which will require significant capital expenditures, management resources and time. We will have to compete with other healthcare companies to recruit, hire, train and retain marketing and sales personnel.

In addition to establishing internal sales, marketing and distribution capabilities, we intend to optimistically pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if we are able to do so, that we will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our drug ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our drugs.

There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the U.S. or overseas.

General Business Risks

We may be subject to legal proceedings and litigation, which are costly to defend and could materially harm our business and results of operations.

We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits, and regulatory inquiries, audits, and investigations regarding data privacy, security, labor and employment, consumer protection, practice of medicine, and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights, and other rights. A portion of the technologies we use incorporates open source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings, and particularly the healthcare regulatory and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our solution or require us to stop offering certain features, all of which could negatively impact our acquisition of customers and revenue growth. We may also become subject to periodic audits, which could likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition and results of operations.

Ongoing litigation could have a significant negative impact on us.

On December 10, 2019, Celmatix Inc. (“Celmatix”) filed a complaint in New York state court against us alleging that we breached the research agreement entered into between Celmatix and us in 2015 and tortiously interfered with Celmatix’s fundraising efforts and alleging that it believed it incurred damages of $100 million. On February 14, 2020, we filed our answer and counterclaims against Celmatix, among other things, for failure to make payments due to us. We believe the claims made against us to be without merit and are defending this lawsuit vigorously.

Regardless of the outcome of any litigation, the litigation itself can have an adverse impact on us because of legal costs, diversion of management resources and other factors. The ultimate resolution of the litigation with Celmatix could also adversely affect our business and financial position.

The United Kingdom’s withdrawal from the European Union could have an adverse impact on our business.

The changes to the trading relationship between the UK and European Union (“EU”) resulting from the UK’s exit from the EU on January 31, 2020 (commonly referred to as “Brexit”) may result in additional regulatory requirements for us to market our products and services in the UK and an increased cost of goods imported into and exported from the UK. Additional currency volatility could result in a weaker British pound, which increases the cost of goods imported into the UK from sales to UK-based customers. Agreements regarding tariff, trade, regulatory and other aspects of the UK’s future relationship with the EU and its member status were reached on December 24, 2020. The UK parliament approved the agreements on December 30, 2020 and the European Parliament will approve the agreement in 2021. As such, on January 1, 2021 provisional application of the agreement took effect and the new rules entered into force. Our business in the UK may be adversely impacted by ongoing uncertainty, fluctuations in currency exchange rates, changes in trade policies, or changes in tax, data privacy or other laws. Any of these effects, among others, could materially and adversely affect our business, results of operations, and financial condition.

Our business and future operating results may be adversely affected by catastrophic or other events outside of our control.

We conduct our research and development in our facilities located in South San Francisco, California and Sunnyvale, California. Any damage to our facilities or the servers we rely on for our database would be costly and could require substantial lead-time to repair or replace. Our business and operating results may be harmed due to interruption of our research and development by events outside of our control, including earthquakes and fires. Other possible disruptions may include power loss and telecommunications failures. In the event of a prolonged disruption, we may lose customers and we may be unable to regain those customers thereafter. Our insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

We may need additional capital, and we cannot be sure that additional financing will be available at acceptable terms or at all.

As of March 31, 2021, our principal source of liquidity was cash of $282.5 million, which was held for working capital purposes. Since our inception, we have generated significant operating losses as reflected in our accumulated deficit and negative cash flows from operations. We had an accumulated deficit of $977.2 million as of March 31, 2021.

Although we currently anticipate that our available funds and cash flows from operations will be sufficient to meet our near-term cash needs, we may require additional financing. Our ability to obtain financing may depend on, among other things, our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of Class A Common Stock, and our stockholders may experience dilution.

Our research and development initiatives and business depend on our ability to attract and retain highly-skilled scientists and other specialized individuals. We may not be able to attract or retain qualified scientists and other specialized individuals in the future due to the competition for qualified personnel among life science and technology businesses.

We currently depend on the continued services and performance of our highly qualified key personnel, and, in particular, Anne Wojcicki, our CEO and co-founder. The loss of Ms. Wojcicki or other key personnel, including key members of management as well as our research, therapeutics, regulatory, product development and other personnel, could disrupt our operations and have an adverse effect on our ability to continue operating or grow our business.

Our research and development initiatives and Therapeutics business depend on our ability to attract and retain highly-skilled scientists and other specialized individuals. We may not be able to attract or retain qualified scientists and other specialized individuals in the future due to the competition for qualified personnel among life science and technology businesses, particularly near our therapeutics laboratory facilities located in South San Francisco, California. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific personnel. Recruiting, training and retention difficulties can limit our ability to support our research and development and commercialization efforts. All of our employees are at-will, which means that either we or the employee may terminate their employment at any time. In addition, we rely on consultants, contractors and advisors, including scientific and clinical advisors, to assist it in formulating our research and development, regulatory and commercialization strategy. Our consultants and advisors may provide services to other organizations and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. The loss of the services of one or more of our current consultants or advisors could impede the achievement of our research, development, regulatory and commercialization objectives.

Certain other areas of our operations require employing highly specialized individuals, which makes our recruiting efforts more challenging. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.

We face risks related to epidemics and other outbreaks of communicable diseases, including the current coronavirus (COVID-19) pandemic, which could significantly disrupt our operations and adversely affect our business and financial condition.

Our operations, business and financial condition could be materially and adversely affected by epidemics and other outbreaks of communicable diseases, including the current COVID-19 pandemic, and by the economic and operational disruptions caused by the attempts of governmental entities to contain or flatten the spread of the disease. The continued spread of COVID-19 in the U.S. and in California, where we are headquartered, could materially and adversely affect our operations, including without limitation, disruptions of our ability to test and process DNA samples, reduced consumer demand for our personal genetic testing services, disruptions in the operations of our suppliers and partners, negative effects on our research and development initiatives and on our recruitment and retention efforts, the continued productivity and health of our employees, and curtailment of business travel and other business activities that may be necessary or helpful to our operations. These factors and resultant uncertainties may have a material adverse effect on our revenue, liquidity and any financing activities that we may undertake. The duration of the COVID-19 pandemic and the impact of the efforts being made to contain it or to flatten the spread of the disease cannot be predicted with any accuracy, and this uncertainty creates additional risk factors affecting the economy generally, as well as our business. Additionally, the presence or absence of government stimulus funding programs has had and may continue to have an impact on consumer discretionary spending and, consequently, purchases of PGS kits. Without timely and robust government stimulus funding programs, consumers may have less money to spend on discretionary items such as our PGS products, which could harm our business and results of operations. Furthermore, our operations, business and financial condition could be materially and adversely affected by a continued economic downturn and its effects on financial markets as well as by the direct impacts of the pandemic on our employees, customers, suppliers and other third parties on which we rely.

We may enter new business areas, such as primary care and diagnostics/behavior modification, where we do not have any experience. If we were to enter new business areas, we would likely face competition from entities more familiar with those businesses, and our efforts may not succeed.

In the future, we may expand our operations into business areas such as primary care and diagnostics/behavior modification, where we do not have any experience. These areas would be new to our product development, sales and marketing personnel, and we cannot be assured that the markets for these products and services will develop or that we will be able to compete effectively or will generate significant revenues in these new areas making our success in this area difficult to predict. Many companies of all sizes, including major pharmaceutical companies and specialized biotechnology companies, are engaged in redesigning approaches to medical care and diagnostic medicine. Competitors operating in these potential new business areas may have substantially greater financial and other resources, larger research and development staff and more experience in these business areas. There can be no assurances that if we undertake new business areas, that the market will accept our offerings, or that such offerings will generate significant revenues for us.

We may make acquisitions to expand our business, and if any of those acquisitions are unsuccessful, our business may be harmed.

We may choose to expand our current business through the acquisition of other businesses, products or technologies, or through strategic alliances. Acquisitions involve numerous risks, including the following:

•	The possibility that we will pay more than the value we derive from the acquisition which could result in future non-cash impairment charges, and incremental operating losses;

•

Difficulties in integration of the operations, technologies and products of the acquired companies, which may require significant attention of our management that otherwise would be available for the ongoing development of our business;

•	The assumption of certain known and unknown liabilities of the acquired companies;

•	Difficulties in retaining key relationships with employees, customers, collaborators, vendors and suppliers of the acquired company; and

•

In the case of acquisitions outside of the jurisdictions we currently operate in, the need to address the particular economic, currency, political, and regulatory risks associated with specific countries, particularly those related to our collection of sensitive data, regulatory approvals, and tax management, which may result in significant additional costs or management overhead for our business.

Any of these factors could have a negative impact on our business, results of operations or financial position.

Risks Related to Our Collaborations

Our Therapeutics business is substantially dependent on our collaboration with GSK for the development and commercialization of any drugs discovered during the discovery term of the agreement. If we, GSK and any future collaborators are unable to successfully complete clinical development, obtain regulatory approval for, or commercialize any drugs, or experience delays in doing so, our business may be materially harmed. We may engage and depend on other third parties for the development and commercialization of drugs and therapeutic programs discovered following the expiration of the GSK agreement or outside its scope. If those collaborations are not successful, we may not be able to capitalize on our investment in our Therapeutic business.

In July 2018, we entered into a collaboration agreement with GSK focused on the discovery, development and commercialization of drugs that are identified utilizing our proprietary databases and data mining technologies (the “GSK Agreement”). Under the GSK Agreement, GSK is our exclusive collaborator for drug discovery programs for a four-year period, which may be extended for a fifth year by GSK. Under the GSK Agreement, we and GSK jointly research potential drugs based on reports generated from our proprietary databases and using our proprietary data mining technologies. Once promising drugs are identified through these joint efforts, we and GSK share equally in the costs of discovery, development, and commercialization of any resultant drugs. Both parties have the right to opt out or reduce their share of the funding upon the occurrence of certain specified development milestones, in which case such party would no longer be entitled to share equally in the results of a successful collaboration, but instead would receive certain royalty payments on sales of the resultant drugs, depending on the timing and extent to which such party has reduced its funding or opted out. If GSK were to exercise any of the rights described in the prior sentence, and we elected to continue development, we would be required to supply any necessary funding to continue the development of the applicable drug. In addition, if we were to opt out of a program, GSK has the right to unilaterally decide to terminate the program or fail to develop a drug product, in which case we would not receive any royalty payments. In addition, substantially all of our research services revenue is derived from the required payments for research services under the GSK Agreement. When the discovery term of the GSK Agreement terminates, there can be no assurance that we will be able to generate research services revenue from other sources. While the GSK Agreement may not be terminated for convenience, GSK has the ability to terminate the GSK Agreement if certain conditions are met. If GSK were to terminate the GSK Agreement, to reduce its funding or opt out of any drugs thereunder, or to shift its research and development focus so as to deemphasize any programs under the GSK Agreement, our revenues, operating results and our ability to fund and advance drug programs and conduct our Therapeutics business would be adversely affected. We cannot provide any assurance with respect to the success of any research, development or commercialization efforts pursuant to the GSK Agreement.

Our current collaboration with GSK poses, and potential additional collaborations involving drug development activities outside of the GSK Agreement with GSK pose, the following risks to us:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	collaborators may not perform their obligations as expected;

•

collaborators may not pursue development and commercialization of any drugs that achieve regulatory approval or may elect not to continue or renew development or commercialization programs or license arrangements based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as a strategic transaction that may divert resources or create competing priorities;

•

collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a drug, repeat or conduct new clinical trials or require a new formulation of a drug for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our drugs;

•

drugs discovered in collaboration with us may be viewed by our collaborators as competitive with their own drugs, which may cause collaborators to cease to devote resources to the commercialization of our drug;

•	collaborators may fail to comply with applicable regulatory requirements regarding the development, manufacture, distribution or marketing of a drug candidate or product;

•

collaborators may not properly enforce, maintain or defend our intellectual property rights or may use our proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation, or other intellectual property proceedings;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•

disputes may arise between a collaborator and us that cause the delay or termination of the research, development or commercialization of the drug, or that result in costly litigation or arbitration that diverts management attention and resources;

•

if a present or future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our drug development or commercialization program under such collaboration could be delayed, diminished or terminated;

•

collaboration agreements may restrict our right to independently pursue new drugs. For example, under the GSK Agreement, we are prohibited from, directly or indirectly, identifying, developing, manufacturing or commercializing drugs, unless GSK has opted-out of the program or the program pre-existed the date of the Collaboration; and

•

collaborations may be terminated by the collaborator, and, if terminated, we may suffer reputational harm, find it more difficult to attract new collaborators and be required to raise additional capital to pursue further development or commercialization of the applicable drugs.

GSK and any other potential drug discovery collaborators will have significant discretion in determining when to make announcements, if any, about the status of our collaborations, including results from clinical trials, and timelines for advancing collaborative programs. As a consequence, the price of the Class A Common Stock may decline as a result of announcements of unexpected clinical trial results or data relative to our research and development programs.

Our drug discovery collaborators have significant discretion in determining when to make announcements about the status of our collaborations, including about preclinical and clinical developments and timelines for advancing the collaborative programs. While as a general matter we intend to periodically report on the status of our collaborations, our drug discovery collaborators, and in particular, our privately-held collaborators, may wish to report such information more or less frequently than we intend to or may not wish to report such information at all. The price of our Class A Common Stock may decline as a result of the public announcement of unexpected results or developments in our collaborations, or as a result of our collaborators withholding such information.

We may seek to establish additional collaborations in the future, and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our Therapeutics business and the potential commercialization of any drugs will require substantial additional cash to fund expenses. If the GSK Agreement is terminated, or following its expiration, we may decide to collaborate with other pharmaceutical and biotechnology companies for drug development, manufacture and commercialization activities. These collaborations may not be successful, which would adversely impact our business and results of operations.

Under the GSK Agreement, we have been granted exclusive rights to GSK with respect to the identification, development and commercialization of drugs until fiscal 2023 and, if GSK exercises its option to extend, until fiscal 2024, subject to certain limited exceptions. During the discovery term of the GSK Agreement, we are restricted from granting similar rights to other parties. This exclusivity currently limits our ability to enter into strategic drug discovery collaborations with other third parties. To the extent we seek additional collaboration opportunities in the future, we will face significant competition. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to successfully enter into collaborations in the future, we may have to curtail our drug discovery and development activities including reducing or delaying individual development programs, potential commercialization plans, or any sales or marketing activities for a drug. We may also have to increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we may not be able to further develop our drugs or bring them to market and generate product revenue.

Our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the expected timelines or at all, which could have an adverse impact on our business.

Our current drug discovery collaborators, from whom we are entitled to receive milestone payments upon achievement of various development, regulatory, and commercial milestones as well as royalties on commercial sales, if any, under the collaboration agreements that we have entered into with them, face numerous risks in the development of drugs, including the conduct of preclinical and clinical testing, obtaining regulatory approval, and achieving product sales. In addition, the amounts we are entitled to receive upon the achievement of such milestones tend to be smaller for near-term development milestones and increase if and as a collaborative drug advances through regulatory development to commercialization and will vary depending on the level of commercial success achieved, if any. We do not anticipate receiving significant milestone payments from many of our drug discovery collaborators for several years, if at all, and our drug discovery collaborators may never achieve milestones that result in significant cash payments to us. Accordingly, our business could be adversely affected if projected discovery and development milestones are not achieved.

Risks Related to Governmental Regulation

Our products and services are subject to extensive regulation by various U.S. federal and state agencies and compliance with existing or future regulations could result in unanticipated expenses, or limit our ability to offer our products and services.

On November 22, 2013, we received a warning letter from the FDA to discontinue marketing our health-related genetic test in the U.S. until we received FDA marketing authorization for the device. We were allowed to continue to offer genetic ancestry services in the U.S.

In June 2014, we submitted a 510(k) seeking premarket clearance for our Bloom Syndrome carrier test. On February 19, 2015, FDA granted marketing authorization pursuant to its de novo review standard for our Bloom Syndrome carrier test. FDA also determined that certain of our other similar autosomal recessive carrier reports were exempt moderate risk reports, which subject to special controls, could be marketed by us without further premarket review. In October 2015, we began marketing our new Personal Genome Service in the U.S., which includes detailed reports on carrier status, pursuant to our FDA authorization and exemption, as well as research reports and reports on wellness, traits and ancestry, which we believe do not require premarket authorization.

We continued to submit additional requests to the FDA seeking authorization to market certain Genetic Health Risk (“GHR”) reports. On April 6, 2017, the FDA granted marketing authorization pursuant to its de novo review standard for our GHR reports for ten disease conditions. The FDA also determined that certain of our other similar genetic health risk reports were exempt low-to-moderate risk reports, which subject to certain special controls, could be marketed by us without further premarket review. On March 6, 2018, the FDA granted marketing authorization pursuant to its de novo review standard for our Genetic Health Risk report for BRCA1/BRCA2 (Selected Variants). On January 22, 2019, we received FDA clearance for a Genetic Health Risk report for MUTYH-associated polyposis (MAP), a hereditary colorectal cancer syndrome. On October 31, 2018, the FDA granted marketing authorization pursuant to its de novo review standard for our Pharmacogenetic reports, including our Pharmacogenetics report for CYP2C19. On August 17, 2020, the FDA granted a 510(k) clearance for our Pharmacogenetics report for CYP2C19, modifying the labeling of the report authorized in 2018 to remove the need for confirmatory testing, allowing us to report interpretive drug information for two medications.

We may be required to seek FDA-premarket review of other products and services, including reports that we do not currently believe require premarket authorization. For any such review, we are required to conduct extensive analytical validation and user comprehension studies to demonstrate the accuracy of our test results and that they are appropriate for sale directly to consumers. This process will likely be costly, time-consuming and uncertain. Delays in receipt of, or failure to obtain, authorizations or clearances could materially delay or prevent us from commercializing new products and services or result in substantial additional costs. We may not be able to obtain FDA authorization for all of our products and services.

We will face legal, reputational, and financial risks if we fail to protect our customer data from security breaches or cyberattacks. Changes in laws or regulations relating to privacy or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy or the protection or transfer of data relating to individuals, could adversely affect our business.

We receive and store a large volume of personally identifiable information, genetic information, and other data relating to our customers, as well as other personally identifiable information and other data relating to individuals such as our employees. Security breaches, employee malfeasance, or human or technological error could lead to potential unauthorized disclosure of our customers’ personal information. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our solutions and any failure to comply with such laws and regulations could lead to significant fines, penalties or other liabilities.

A security compromise of our information systems or of those of businesses with whom we interact that results in confidential information being accessed by unauthorized or improper persons could harm our reputation and expose us to regulatory actions, customer attrition, remediation expenses, disruption of our business, and claims brought by our customers or others for breaching contractual confidentiality and security provisions or data protection laws. Monetary damages imposed on us could be significant and not covered by our liability insurance. Techniques used by bad actors to obtain unauthorized access, disable or degrade service, or sabotage systems evolve frequently and may not immediately produce signs of intrusion, and we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, a security breach could require that we expend substantial additional resources related to the security of our information systems and providing required breach notifications, diverting resources from other projects and disrupting our businesses. If we experience a data security breach, our reputation could be damaged and we could be subject to additional litigation, regulatory risks and business losses.

Numerous local, municipal, state, federal, and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data, including the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the

Telephone Consumer Protection Act of 1991, or the TCPA, Section 5 of the Federal Trade Commission Act, and effective as of January 1, 2020, the California Consumer Privacy Act (the “CCPA”). These laws, rules, and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation, and changes in enforcement, and may be inconsistent from one jurisdiction to another. For example, the CCPA, which went into effect on January 1, 2020, among other things, requires new disclosures to California consumers and affords such consumers new abilities to opt out of certain sales of personal information. The CCPA provides for fines of up to $7,500 per violation. Aspects of the CCPA and its interpretation and enforcement remain uncertain. The effects of this legislation potentially are far-reaching and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. The CCPA has been amended on multiple occasions. For example, the California Privacy Rights Act (“CPRA”) recently was approved by California voters and significantly modifies the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CPRA does not become operative until January 1, 2023 (and then applies only to consumer data collected on or after January 1, 2022, (the “lookback period”), with enforcement beginning July 1, 2023. While the CCPA will remain operative and enforceable from now until July 1, 2023, we will continue to monitor developments related to the CPRA. The effects of this legislation potentially are far-reaching, however, and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. Additionally, many laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data are subject to varying degrees of enforcement and new and changing interpretations by courts. The CCPA and other changes in laws or regulations relating to privacy, data protection, breach notifications, and information security, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of such laws or regulations, that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing our platform, require significant changes to our operations, or even prevent us from providing our platform in jurisdictions in which we currently operate and in which we may operate in the future.

We also are required to comply with increasingly complex and changing data security and privacy regulations in the UK, the EU and in other jurisdictions in which we conduct business that regulate the collection, use and transfer of personal data, including the transfer of personal data between or among countries. For example, the European Union’s General Data Protection Regulation (“GDPR”), now also enacted in the UK (“UK GDPR”), has imposed stringent compliance obligations regarding the handling of personal data and has resulted in the issuance of significant financial penalties for noncompliance. Further, in July 2020, the Court of Justice of the European Union released a decision in the Schrems II case (Data Protection Commission v. Facebook Ireland, Schrems), declaring the EU-US Privacy Shield invalid and calling into question data transfers carried out under the European Commission’s Standard Contractual Clauses. As a result of the decision, we may face additional scrutiny from EU regulators in relation to the transfer of personal data from the EU to the US. Noncompliance with the GDPR can trigger fines of up to the greater of €20 million or 4% of global annual revenues. In the U.S., there have been proposals for federal privacy legislation and many new state privacy laws proposed, including laws specific to genetic testing companies. Other countries have enacted or are considering enacting data localization laws that require certain data to stay within their borders. We may also face audits or investigations by one or more domestic or foreign government agencies or our customers pursuant to our contractual obligations relating to our compliance with these regulations. Complying with changing regulatory requirements requires us to incur substantial costs, exposes us to potential regulatory action or litigation, and may require changes to our business practices in certain jurisdictions, any of which could materially adversely affect our business operations and operating results.

Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection, and information security, it is possible that our interpretations of the law, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Our failure, or the failure by our third-party providers on our platform, to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of personally identifiable information or other data relating to our customers, or other individuals, or the perception that any of the foregoing types of failure or compromise have occurred, could damage our reputation, discourage new and existing customers from using our platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition, and results of operations. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition, and results of operations.

We plan to expand operations abroad where we have limited operating experience where we may be subject to increased regulatory risks and local competition. If we are unsuccessful in any efforts to expand internationally, our business may be harmed.

Regulations exist or are under consideration in countries outside the U.S., which limit or prevent the sale of direct to consumer genetic tests. Some countries, including Australia, require premarket review by their regulatory body similar to that required in the U.S. by FDA. Some countries, including Australia, Germany, France and Switzerland require a physician prescription for genetic tests providing health information, thus limiting our offering in those countries to an ancestry-only test. Other countries require mandatory genetic counseling prior to genetic testing. These regulations limit the available market for our products and services and increase the costs associated with marketing the products and services where we are able to offer our products. Legal developments in the EU have created a range of new compliance obligations regarding transfers of personal data from the European Union to the U.S., including GDPR and UK GDPR, which applies to certain of our activities related to services that we offer or may offer to individuals located in the EU. Significant effort and expense will continue to be required to ensure compliance with the GDPR and UK GDPR, and could cause us to change our business practices. Moreover, requirements under the GDPR and UK GDPR may change periodically or may be modified by the EU/UK and/or national law. The GDPR and UK GDPR impose stringent compliance obligations regarding the handling of personal data and have resulted in the issuance of significant financial penalties for noncompliance, including possible fines of up to 4% of global annual turnover for the preceding financial year or €20 million/£17.5 million (whichever is higher) for the most serious violations.

The EU adopted the IVD Directive Regulation (“IVDR”) which increased the regulatory requirements applicable to IVDs in the EU and requires that we classify and obtain pre-market approval from an independent certified notified body for our Personal Genome Service health reports, which will be subject to the IVDR as of May 25, 2022. We must also achieve and maintain International Standards Organization (ISO) certification of our Quality Management Systems. If we are not able to achieve or maintain regulatory compliance, we may not be permitted to market our health reports and/or may be subject to enforcement by EU Competent Authorities, bodies with authority to act on behalf of the government of the applicable EU Member State, or other nations which adopt IVDR standards, to ensure that the requirements of the directive or regulation are met.

Additionally, in September 2020 the United Kingdom Medicines and Healthcare Products Regulatory Agency (“MHRA”) announced regulations requiring a new United Kingdom Conformity Assessed mark (“UKCA”) applicable to medical devices, including testing products and services like our Personal Genome Service health reports, to be placed on the market beginning January 1, 2021 or for products already on the market, to be maintained on the market after June 30, 2023 which requires that a Declaration of Conformity be obtained based on technical files for all products to which the UKCA applies. Aspects of the UKCA took effect January 1, 2021 and require that medical devices be registered with MHRA. In addition to registration requirements, manufacturers of medical devices based outside of the United Kingdom, including us, must designate a United Kingdom Responsible Person to maintain documents supporting the UKCA and Declaration of Conformity and respond to inquiries from MHRA. If we are not able to achieve or maintain regulatory compliance we may not be permitted to market our health reports and/or may be subject to enforcement action by MHRA.

If we fail to comply with any of these regulations, we could become subject to enforcement actions or the imposition of significant monetary fines, other penalties, or claims, which could harm our operating results or our ability to conduct our business.

Risks Related to Intellectual Property and Legal Proceedings

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We depend on our proprietary technology, intellectual property and services for our success and ability to compete. We rely and expect to continue to rely on a combination of confidentiality and other agreements with our employees, consultants and third parties with whom we have relationships and who may have access to confidential or patentable aspects of our research and development output, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. Although we enter into these confidentiality and other agreements, any of these parties may breach the agreements and disclose information before a patent application is filed, and jeopardize our ability to seek patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Since publications in the scientific literature often lag behind the actual discoveries, and patent applications do not publish until 18 months after filing, we are never certain that we are the first to make the inventions claimed in any of our patents or that we are the first to file for patent protection of such patents. We have filed various applications for certain aspects of our intellectual property in the U.S. and other countries. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, pending and future patent, copyright, trademark and other applications may not be approved and we may not be able to prevent infringement without incurring substantial expense. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the U.S.

If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Despite our efforts to protect our proprietary rights, attempts may be made to copy or reverse engineer aspects of our products or services, or to obtain and use information that we regard as proprietary. Accordingly, we may be unable to protect our proprietary rights against unauthorized third party copying or use. Furthermore, policing the unauthorized use of our intellectual property would be difficult for us. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation and/or any of the events above could result in substantial costs and diversion of resources and could have a material adverse effect on our business, consolidated financial condition and consolidated results of operations.

We may be unable to obtain and maintain patent protection for therapeutic drugs we develop.

Our success depends in large part on our ability to obtain and maintain patent protection in the U.S. and other countries for our proprietary therapeutic drugs and other technologies. Since the development of our therapeutic drugs is at an early stage, our intellectual property portfolio is also at an early stage. We have filed and intend to file patent applications. However, there are no assurances that any such patent application will issue as a granted patent. Any failure to file a non-provisional application within one year of a provisional patent application may cause us to lose the ability to obtain patent protection for the inventions disclosed in the provisional patent application.

In addition, in some cases, we may not be able to obtain issued claims covering compositions relating to our programs and therapeutic drugs, as well as other technologies important to our business. Instead, we may rely on patent applications covering a method of use and/or method of manufacture for protection of such programs and therapeutic drugs. There is no assurance that any such patent application will issue as a granted patent, and even if they are granted, the claims may not be sufficient to prevent third parties from utilizing our technology. Any failure to obtain or maintain patent protection with respect to our programs and therapeutic drugs could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may be unable to obtain sufficiently broad protection, or we may lose patent protection.

As patent prosecution of biotechnology and pharmaceutical companies is highly uncertain, involves complex legal and factual questions, and has been the subject of litigation in recent years, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in granted patents that protect our drugs which would render us unable to prevent others from commercializing our drugs. The coverage of patent claims may be significantly reduced during patent prosecution before the patent is granted and the scope can also be reinterpreted after grant, which may not provide us meaningful protection, may not allow us to exclude competitors or may not provide us with any competitive advantage.

Litigation with respect to our intellectual property rights or our commercial activities could result in unanticipated expenses and, if resolved unfavorably, could harm our business.

Companies in the genetics, pharmaceutical, medical device, Internet, technology and online payment industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We have, in the past, received notice from patent holders and other parties alleging that we have infringed their intellectual property rights. As we face increasing competition and become increasingly high profile, the possibility of intellectual property rights claims against us grows. Our technologies and services may not be able to withstand any third-party claims or rights against their use. We may in the future be subject to litigation on the foregoing grounds or other grounds. The costs of supporting such litigation are considerable, and there can be no assurances that a favorable outcome will be obtained. We may be required to settle such litigation on terms that are unfavorable to us. Similarly, if any litigation to which we may be a party fails to settle and we go to trial, we may be subject to an unfavorable judgment, which may not be reversible upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or require the payment of substantial amounts to the other party.

With respect to any intellectual property rights claim, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us at all. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue such practices. The development of alternative non-infringing technology or practices could require significant effort and expense. Our business and results of operations could be materially and adversely affected as a result.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our products and services in all countries throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S., and we may encounter difficulties in protecting and defending such rights in foreign jurisdictions. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S., or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many other countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of our patents in such countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Changes in patent law in the U.S. and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products and services.

Changes in either the patent laws or in interpretations of patent laws in the U.S. or other countries or regions may diminish the value of our intellectual property. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In the U.S., prior to March 16, 2013, assuming that other requirements for patentability were satisfied, the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. On or after March 16, 2013, under the Leahy-Smith America Invents Act (“America Invents Act”), enacted on September 16, 2011, the U.S. transitioned to a first inventor to file system in which, assuming that other requirements for patentability are satisfied, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, a third party that files a patent application in the USPTO before us could be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either file any patent application related to our products or services or invent any of the inventions claimed in our or our licensor’s patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all of which could have a material adverse effect on our business.

Recent U.S. Supreme Court rulings have also narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Issued patents covering our products and services could be found invalid or unenforceable if challenged.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability and some of our patents or patent applications, including licensed patents, may be challenged, in courts or patent offices in the U.S. and abroad. We or our collaborators may be subject to a third-party preissuance submission of prior art to the USPTO or be involved in opposition, derivation, revocation, reexamination, inter partes review, post-grant review or interference or other similar proceedings challenging our or our collaborators’ patent rights. An adverse decision in any such submission, proceeding, or litigation could reduce the scope of, or invalidate or render unenforceable, such patent rights, allow third parties to commercialize our drugs or other technologies and compete directly with us, without payment to us or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Additionally, if we and our licensing partners initiate or become involved in legal proceedings against a third party to enforce a patent covering one of our products or technologies, the defendant could counterclaim that the patent covering our product is invalid or unenforceable. In patent litigation in the U.S., counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including patent eligible subject matter, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. In addition, the U.S. now awards patent priority to the first party to file a patent application, and others may submit patent claims covering our inventions prior to us. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. A successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, which could have a material adverse impact on our business. Furthermore, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products and services.

We may not be aware of all third-party intellectual property rights potentially relating to our drug pipeline, products and services. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. We might not have been the first to make the inventions covered by each of our pending patent applications and we might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, we may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO. The outcome of such proceedings is uncertain, and other patent applications may have priority over our patent applications. Such proceedings could also result in substantial costs to us and divert our management’s attention and resources.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ, and expect to employ in the future, individuals who were previously employed at universities or other companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. A loss of key research personnel work product could hamper or prevent our ability to commercialize potential products and services, which could harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect and enforce our trademarks.

We have not yet registered certain of our trademarks in all of our potential markets, although we have registered 23andMe, Inc., 23andMe, and other 23andMe logos and product and service names in the U.S., the EU and a number of other countries and are seeking to register additional trademarks. As we apply to register our unregistered trademarks in the U.S. and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. In addition, opposition or cancellation proceedings may be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. In certain countries outside of the U.S., trademark registration is required to enforce trademark rights. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets or other intellectual property as an inventor or co-inventor. Ownership disputes may arise, for example, from conflicting obligations of employees, consultants or others who are involved in developing our future products and services.

Litigation may be necessary to defend against these and other claims by a third party challenging inventorship of our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product or services. Alternatively, we may need to obtain one or more additional licenses from the third party which will be time-consuming and expensive and could result in substantial costs and diversion of resources and could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our development and commercialization efforts of our products and services.

There is a substantial amount of litigation, both within and outside the U.S., involving patent and other intellectual property rights in the life sciences, clinical diagnostics and drug discovery industries, including patent infringement lawsuits, declaratory judgment litigation and adversarial proceedings before the USPTO, including interferences, derivation proceedings, ex parte reexaminations, post-grant review and inter partes review, as well as corresponding proceedings in foreign courts and foreign patent offices.

We may, in the future, become involved with litigation or actions at the USPTO or foreign patent offices with various third parties. We expect that the number of such claims may increase as our industry expands, more patents are issued, the number of products or services increases and the level of competition in our industry increases. Any infringement claim, regardless of its validity, could harm our business by, among other things, resulting in time-consuming and costly litigation, diverting management’s time and attention from the development of our business, requiring the payment of monetary damages (including treble damages, attorneys’ fees, costs and expenses) or royalty payments.

It may be necessary for us to pursue litigation or adversarial proceedings before the patent office in order to enforce our patent and proprietary rights or to determine the scope, coverage and validity of the proprietary rights of others. The outcome of any such litigation might not be favorable to us, and even if we were to prevail, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition.

As we move into new markets and expand our products or services offerings, incumbent participants in such markets may assert their patents and other proprietary rights against us as a means of slowing our entry into such markets or as a means to extract substantial license and royalty payments from us. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may provide little or no deterrence or protection.

Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our current or future products, technologies and services may infringe. We cannot be certain that we have identified or addressed all potentially significant third-party patents in advance of an infringement claim being made against us. In addition, similar to what other companies in our industry have experienced, we expect our competitors and others may have patents or may in the future obtain patents and claim that making, having made, using, selling, offering to sell or importing our products or services infringes these patents. Defense of infringement and other claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Parties making claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell products or services and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs and expenses if we are found to have willfully infringed. In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties and obtain one or more licenses from third parties, or be prohibited from selling certain products or services. We may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we could encounter delays in product or service introductions while we attempt to develop alternative products or services to avoid infringing third-party patents or proprietary rights. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing products or services, and the prohibition of sale of any of our products or services could materially affect our business and our ability to gain market acceptance for our products or services.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A Common Stock.

In addition, our agreements with some of our customers, suppliers or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

Patent terms may be inadequate to protect our competitive position on our products and services for an adequate amount of time.

Patents have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products and services are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new products and services, patents protecting such products and services might expire before or shortly after such products and services are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may not obtain patent term extension and data exclusivity for our drugs.

Depending upon the timing, duration and details of any FDA marketing approval of any drugs, our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (Hatch-Waxman Act), which permits a maximum of 5 years of patent term extension as compensation for patent term lost during FDA regulatory review. The extended patent term must not extend 14 years beyond the date of product approval, and may be used to extend only one patent and may be only used to extend a patent with claims covering the approved drug, a method of using it or a method of manufacturing the drug. Similar extensions are available in other foreign jurisdictions outside of the U.S., such as Supplemental Patent Certificates in Europe. Such extensions may not be granted in situations where there is a failure to exercise due diligence during the testing phase or regulatory review phase, failure to apply within the deadline, failure to apply prior to expiration of the relevant patent, or failure to satisfy the applicable requirements. In addition, the term of patent extension that is granted may be less than is requested. Failure to obtain patent term extension, allows our competitors to obtain approval of competing products following our patent expiration, and may harm our business and financial and growth prospects.

We may not be successful in obtaining, through acquisitions or otherwise, accessory rights to our drugs.

As other biotechnology and pharmaceutical companies and academic entities are competing with us, they may have patents or have filed and are likely filing patent applications potentially relevant to our business. We may find it necessary to obtain licenses to such patents from such third parties to avoid infringing on these third-party patents. The licensing of these third-party patents may be competitive and if we are unable to successfully obtain such rights, we may have to abandon development of the drug which may affect our business and financial and growth prospects.

We utilize open source software, which may pose particular risks to our proprietary software and source code.

We use open source software in our proprietary software and will use open source software in the future. Companies that incorporate open source software into their proprietary software and products have, from time to time, faced claims challenging the use of open source software and compliance with open source license terms. Some licenses governing the use of open source software contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses to third parties at no cost, if we combine our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our software, that our developers have not incorporated open source software into our proprietary software, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our proprietary software. Companies that incorporate open source software into their products have, in the past, faced claims seeking enforcement of open source license provisions and claims asserting ownership of open source software incorporated into their proprietary software. If an author or other third party that distributes such open source software were to allege that we have not complied with the conditions of an open source license, we could incur significant legal costs defending ourselves against such allegations. In the event such claims were successful, we could be subject to significant damages or be enjoined from the distribution of our proprietary software. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software to others on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our proprietary software, discontinue making our proprietary software available in the event re-engineering cannot be accomplished on a timely basis, discontinue certain aspects or functionality of our PGS, or take other remedial action. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Further, in addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and results of operations.

Risks Relating to Financial Reporting and Results of Operations

We have identified a material weakness in our internal control over financial reporting and, if our remediation of this material weakness is not effective, or if we fail to maintain effective internal control over financial reporting in the future, our ability to produce accurate and timely consolidated financial statements could be impaired. This could adversely affect investor confidence in the Company and, as a result, the value of our Class A Common Stock.

In connection with the audit of our consolidated financial statements included elsewhere in this prospectus, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis. The material weakness identified was a lack of sufficient resources in our finance function to meet our financial reporting requirements. This material weakness resulted in insufficient management review of journal entries, account reconciliations, and review of financial statements. We have taken steps to enhance our internal control environment, including dedicating additional resources to our finance function. Although we plan to complete this remediation process as quickly as possible, we cannot estimate at this time how long it will take.

Failure to maintain effective internal control over our financial reporting could have a material and adverse effect. Starting with fiscal year 2022, Section 404 of the Sarbanes-Oxley Act may require us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, also starting with fiscal year 2022, we may be required to have our independent registered public accounting firm attest to and report on management’s assessment of the effectiveness of internal control over financial reporting when we cease to qualify as an “emerging growth company,” pursuant to the JOBS Act. If we are unable to conclude that we has effective internal control over financial reporting, or our independent registered public accounting firm is unable to provide an attestation and an unqualified report as to the effectiveness of internal control over financial reporting, investors might lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Our quarterly operating  results may fluctuate significantly.

Our quarterly operating results may fluctuate significantly due to seasonality and other factors, some of which are beyond our control, including negative publicly relating to our products and services, changes on customer preferences, and competitive conditions, resulting in a decline in the price of our Class A Common Stock. Any fluctuation in our operating results, especially if below the expectations of securities analysts, could adversely affect the market price of our securities. Any reduction in the market price of our securities could make it more difficult for us to raise additional funds through future offerings of shares of Class A common stock or other securities.

Our ability to use our net operating loss carryforwards may be subject to limitations.

As of March 31, 2021, we had approximately $733.3 million of federal net operating loss carryforwards available to reduce future taxable income, which will begin to expire in 2026. Realization of any tax benefit from our carryforwards is dependent on our ability to generate future taxable income and the absence of certain “ownership changes” of our Class A Common Stock. An “ownership change,” as defined in the applicable federal income tax rules, could place significant limitations, on an annual basis, on the amount of our future taxable income that may be offset by our carryforwards. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to utilize a substantial portion of our carryforwards. We have not conducted a study to determine whether an “ownership change” has occurred since March 31, 2021 or if: (i) the Merger will result in an “ownership change,” (ii) we have incurred one or more “ownership changes,” or (iii) the issuance of shares of our Class A Common Stock (including due to this offering) results in an “ownership change,” and if such an ownership change is deemed to have occurred, our ability to use our carryforwards may be limited. In addition, the change in ownership resulting from the Business Combination may make it more likely that we will be deemed to have undergone an “ownership change” that may have the effect of limiting our ability to use our carryforwards. Other issuances of shares of our Class A Common Stock which could cause an “ownership change” include the issuance of shares of Class A Common Stock upon future conversion or exercise of outstanding options and warrants or future Class A Common Stock offerings. If we have experienced or do experience an ownership change at any time since our formation, use of our net operating loss carryforwards would be subject to an annual limitation under Section 382 or 383 of the Code. Such a limitation would be determined by first multiplying the value of our outstanding shares at the time of the ownership change by the applicable long-term, tax-exempt rate. A current estimate of the applicable long-term tax-exempt rate is 1%. In addition, the Code regulations allow the annual limitation to be increased by certain adjustments, which, for us, would primarily relate to recognized built-in gains on appreciated assets during the five-year recognition period beginning on the ownership change date.

Our Warrants are accounted for as liabilities and the changes in fair value of our warrants could have a material effect on our financial results.

On April 12, 2021, the SEC issued a statement (the “Statement”) discussing the accounting implications of certain terms that are common in warrants issued by special purpose acquisition companies. In light of the Statement and guidance in ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity,” VGAC’s management evaluated the terms of the Warrant Agreement entered into in connection with its initial public offering and concluded that its Warrants include provisions that, based on the Statement, preclude the Warrants from being classified as components of equity. As a result, we have classified the Warrants as liabilities. Under this accounting treatment, we are required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly valuation of our Warrants and that such gains or losses could be material.

We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to generate sufficient revenue to achieve and maintain profitability.

We have incurred significant losses since our inception. For the fiscal years ended March 31, 2021, 2020, and 2019, we incurred net losses of $183.6 million, $250.9 million and $183.5 million, respectively. As of March 31, 2021, we had an accumulated deficit of $977.2 million. We expect to incur substantial operating losses in future periods.

We expect to continue to incur significant expenses and operating losses for the foreseeable future as we continue to expand therapeutic research and development efforts, develop drugs with collaborators or on our own, enhance our existing consumer products, services and business model, broaden our customer base, work with the FDA and other regulatory agencies, and hire additional employees to support our growth. Historically, we have devoted most of our financial resources to the research and development of our PGS, as well as our Therapeutics business, which we launched in April 2015. The discovery and development of safe and effective therapies is a complex and uncertain process, which takes many years and involves significant costs. We may not succeed in increasing our revenues, which historically have been reliant on sales of our PGS, in a manner that will be sufficient to offset these higher expenses. Any failure to increase our revenues as we implement initiatives to grow our business could prevent us from achieving profitability. We cannot be certain that we will be able to achieve profitability on a quarterly or annual basis. If we are unable to address these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

We have incurred and will continue to incur increased costs as a result of being a public company.

As a public company, we are subject to enhanced internal controls standards have incurred and will continue to incur increased legal, accounting and other costs not incurred as a private company. The Sarbanes-Oxley Act and related rules and regulations of the SEC and Nasdaq regulate the corporate governance practices of public companies. Compliance with these requirements has increased and will continue increase our expenses and make some activities more time-consuming than they have been in the past when we were a private company. Such additional costs going forward could negatively affect our financial results.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the U.S.

Generally accepted accounting principles in the U.S. are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. Any change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

We are subject to changing laws and regulations regarding regulatory matters, corporate governance, and public disclosure that have increased our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations, and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Additional Risks Relating to Ownership of Company Securities

The price of Class A Common Stock and our warrants may be volatile.

The price of Class A Common Stock and our warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	variations in our operating performance and the performance of our competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in our quarterly or annual results of operation;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Class A Common Stock available for public sale;

•	sales of shares of Class A Common Stock by the PIPE Investors; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political, and economic risks, and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Class A Common Stock and our warrants regardless of our operating performance.

Warrants will become exercisable for Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 25,065,665 shares of Class A Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities 30 days after the completion of the Business Combination or July 16, 2021. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of Class A Common Stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See below risk factor, “The Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.”

The Public Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period, or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrantholders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A Common Stock determined based on the redemption date and the fair market value of Class A Common Stock. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the Private Placement Warrants will be redeemable by us, subject to certain circumstances, so long as they are held by the Sponsor or its permitted transferees.

Our dual-class structure may impact the stock price of Class A Common Stock.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly-public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual-class capital structure makes us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices will not invest in Class A Common Stock. These policies are still fairly new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of Class A Common Stock less attractive to other investors. As a result, the market price of shares of Class A Common Stock could be adversely affected.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of Class A Common Stock held by non-affiliates exceeds $700 million as of any September 30th before that time, in which case we would no longer be an emerging growth company as of the following March 31st. We expect that we will remain an emerging growth company until March 31, 2022. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We may incur debt or assume contingent or other liabilities or dilute our stockholders in connection with acquisitions or strategic alliances.

We may issue equity securities to pay for future acquisitions or strategic alliances, which could be dilutive to existing stockholders. We may also incur debt or assume contingent or other liabilities in connection with acquisitions and strategic alliances, which could impose restrictions on our business operations and harm our operating results. Further, any additional equity financing, debt financing, or credit facility used for such acquisitions may not be on favorable terms, and any such financing or facility may place restrictions on our business. In addition, to the extent that the economic benefits associated with any of our acquisitions diminish in the future, we may incur incremental operating losses, and we may be required to record additional write downs of goodwill, intangible assets or other assets associated with such acquisitions, which would adversely affect our operating results.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for Class A Common Stock to decline.

The sale of shares of Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As any restrictions on resale end, the market price of the Class A Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of Class A Common Stock or other securities.

In addition, Class A Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up provisions, and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares of Class A Common Stock reserved for future issuance under our Incentive Equity Plan is 96,766,864. The Compensation Committee of the Board may determine the exact number of shares to be reserved for future issuance under our equity incentive plans at its discretion. We will file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to our Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Currently, Class A Common Stock and Public Warrants are publicly traded on Nasdaq under the symbols ME and MEUSW, respectively. We cannot assure you that our securities will continue to be listed on Nasdaq. In order to continue listing our securities on Nasdaq, we will be required to maintain certain financial, distribution and stock price levels. Generally, we will be required to maintain a minimum amount in stockholders’ equity (generally $2,500,000 for companies trading on The Nasdaq Global Select Market) and a minimum number of holders of our securities (generally 300 public holders).

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that the Class A Common Stock is a “penny stock” which will require brokers trading in Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Class A Common Stock and Public Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Because there are no current plans to pay cash dividends on Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Class A Common Stock will be at the sole discretion of our Board. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in Class A Common Stock unless you sell the Class A Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for Class A Common Stock will rely in part on the research and reports that industry or financial analysts publish about the us or our business. We will not control these analysts. If one or more of the analysts who do cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Delaware law and our governing documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our governing documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions. Among other things, our governing documents include provisions regarding:

•	a classified board of directors;

•	the dual-class structure that provides for Class B Common Stock being entitled to ten votes per share;

•

the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•

the requirement that a special meeting of stockholders may only be called by a majority of the entire Board, the Chairman of the Board, or our Chief Executive Officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

•

the ability of the Board to amend the Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management, that stockholders may consider to be in their best interests.

In addition, the Charter includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with VGAC for a specified period of time.

Our Charter designates a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees, or agents.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of the Company to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL or our Charter or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us governed by the internal affairs doctrine. The forgoing provisions do not apply to any claims arising under the Securities Act and, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

These choice of forum provisions in our Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

USE OF PROCEEDS

All of the Class A Common Stock and Warrants offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $288,255,148 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Company expects to use the net proceeds from the exercise of the Warrants for general corporate purposes. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

The Selling Holders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Holders in disposing of their Class A Common Stock. Pursuant to a registration rights agreement entered into by the Company, Sponsor and certain other stockholders of the Company, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “MEUSW.”

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Holders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Class A Common Stock and Public Warrants are currently listed on the Nasdaq under the symbols “ME” and “MEUSW,” respectively. Prior to the consummation of the Merger, VGAC Class A ordinary shares and VGAC warrants were listed on Nasdaq under the symbols “VGACU,” “VGAC,” and “VGACW,” respectively. As of June 30, 2021, there were 92,672,510 holders of record of Class A Common Stock and 16,951,666 holders of record of our Public Warrants.

Dividend Policy

We have not paid any cash dividends on Class A Common Stock or the Warrants to date. The Company’s Board of Directors (the “Board”) may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and accordingly, we do not anticipate the Board declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Further, our ability to declare dividends will also be limited by restrictive covenants contained in our debt agreements.

Securities Authorized for Issuance Under Incentive Equity Plan and ESPP

On June 10, 2021, at an extraordinary general meeting of shareholders of VGAC (the “Shareholder Meeting”), the shareholders of VGAC considered and approved the 23andMe Holding Co. 2021 Incentive Equity Plan (the “Incentive Equity Plan”) and the 23andMe Holding Co. Employee Stock Purchase Plan (the “ESPP”). The Incentive Equity Plan and the ESPP became effective on the Closing Date.

The Incentive Equity Plan authorizes the issuance or transfer of up to 136,000,000 shares of Class A Common Stock. This authorized amount represents the sum of (i) approximately 17% of the fully diluted capitalization of the Company after giving effect to the Merger (which 17% includes the number of shares of Class A Common Stock necessary to permit the exercise of all unvested options to acquire 23andMe, Inc. Class A common stock and 23andMe, Inc. Class B common stock that were assumed in connection with the Merger), plus (ii) the number of shares of Class A Common Stock necessary to permit the exercise of all vested options to acquire 23andMe, Inc. Class A common stock and 23andMe, Inc. Class B common stock that were assumed in connection with the Merger. Additionally, the Incentive Equity Plan contains an evergreen provision, pursuant to which, commencing with the first business day of each calendar year beginning in 2022, the aggregate number of shares of Class A Common Stock that may be issued or transferred under the Incentive Equity Plan shall be increased by a number equal to the least of (x) 22,839,019 million shares of Class A Common Stock, (y) 3.0% of the aggregate number of shares of Class A Common Stock and Class B Common Stock, taken together, outstanding as of the last day of the immediately preceding calendar year, or (z) such lesser number of shares of Class A Common Stock as may be determined by the Compensation Committee (as defined below).

The ESPP reserves for issuance 2% of the number of shares of Class A Common Stock and Class B Common Stock, taken together, outstanding as of the Closing Date. The ESPP provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2023 and each January 1 thereafter by an amount equal to 1% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the immediately preceding December 31; provided, however, in no event will any annual increase exceed 5,000,000 shares or such lesser number of shares determined by the Board in its discretion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and present the historical financial statements of VG Acquisition Corp. (“VGAC”) and 23andMe, Inc., adjusted to reflect the Business Combination. VGAC and 23andMe, Inc. shall collectively be referred to herein as the “Companies.” VGAC, subsequent to the Business Combination, and on a consolidated basis with 23andMe, Inc., shall be referred to herein as the “Company.”

The unaudited pro forma combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheet of VGAC as of March 31, 2021 with the historical consolidated balance sheet of 23andMe, Inc. as of March 31, 2021 on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, summarized below, had been consummated on March 31, 2021.

Prior to the Business Combination, VGAC and 23andMe, Inc. had different fiscal years. VGAC’s fiscal year ended on December 31, whereas the fiscal year of 23andMe (prior to the Business Combination) and the Company (following the Business Combination) ends on March 31. The unaudited pro forma combined statement of operations for the twelve months ended March 31, 2021 combines the historical unaudited statement of operations of VGAC for the twelve months ended March 31, 2021 with the historical audited consolidated statement of operations of 23andMe, Inc. for the twelve months ended March 31, 2021. VGAC’s financial results for the twelve months ended March 31, 2021 have been derived by adding its unaudited results of operations for the nine months ended December 31, 2020 to its unaudited results of operations for the three months ended March 31, 2021. The unaudited pro forma combined statement of operations for the twelve months ended March 31, 2021 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. The unaudited pro forma combined consolidated statement of operations are presented on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, as summarized below, had been consummated on April 1, 2020.

The unaudited pro forma combined financial information was derived from the following historical financial statements and the accompanying notes:

•

the (a) historical unaudited financial statements of VGAC as of and for the three months ended March 31, 2021, and (b) historical unaudited consolidated financial statements of VGAC for the nine months ended December 31, 2020, which were derived from the accounting records used to prepare the historical audited consolidated financial statements of VGAC as of and for the period from February 19, 2020 (Inception) through December 31, 2020 and

•	The historical audited consolidated financial statements of 23andMe, Inc. as of and for the year ended March 31, 2021.

The unaudited pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Business Combination

On February 4, 2021, VGAC, and its wholly-owned subsidiary, Chrome Merger Sub, Inc. (“Merger Sub”), entered into the Merger Agreement, with 23andMe, Inc. The Business Combination was completed on June 16, 2021.

(i) VGAC became a Delaware corporation (the “Domestication”) and, in connection with the Domestication,

(A) VGAC’s name changed to “23andMe Holding Co.” (referred to as the “Company” following the Business Combination),

(B) each then-issued and outstanding Class A ordinary share of VGAC converted automatically into one share of Class A Common Stock of 23andMe Holding Co. (the “Company Class A Common Stock”),

(C) each then-issued and outstanding Class B ordinary share of VGAC converted automatically into one share of Company Class A Common Stock, and

(D) each then-issued and outstanding common warrant of VGAC converted automatically into one warrant to purchase one share of Company Class A Common Stock; and

(ii) following the Domestication, VGAC Merger Sub merged with and into 23andMe, Inc., with 23andMe, Inc. as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company (the “Merger”). The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

In connection with the Business Combination, the Company adopted a dual class stock structure pursuant to which:

(i) the Class A ordinary shares and the Class B ordinary shares of VGAC outstanding prior to the Business Combination were converted into Class A Common Stock, have one vote per share, and

(ii) the shares of 23andMe, Inc. Class A Common Stock outstanding prior to the Business Combination were exchanged, at the Share Conversion Ratio set forth in the Merger Agreement, for shares of Class A Common Stock, which have one vote per share, and the Class B Common shares of 23andMe, Inc. outstanding prior to the Business Combination were exchanged, at the Share Conversion Ratio set forth in the Merger Agreement, for shares of Class B Common Stock, which have 10 votes per share. Shares of Class B Common Stock are subject to automatic conversion to a like number of shares of Class A Common Stock upon any transfers (except for certain permitted transfers).

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	VGAC (Historical)	23andMe (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$81	$282,489	$508,732	(A)	$810,103
			(17,799)	(B)
			(38,737)	(D)
			(1,927)	(K)
			244,000	(C)
			(166,736)	(L)
Restricted cash	—	1,399	—		1,399
Accounts receivable, net	—	2,481	—		2,481
Inventories	—	6,239	—		6,239
Deferred costs of revenue	—	5,482	—		5,482
Prepaid expenses and other current assets	377	15,485	(3,971)	(D)	11,891

Total current assets	458	313,575	523,562		837,595
Investments and cash held in Trust Account	508,732	—	(508,732)	(A)	—
Property and equipment, net	—	60,884	—		60,884
Operating lease right-of-use assets	—	63,122	—		63,122
Restricted cash, noncurrent	—	6,974	—		6,974
Internal-use software, net	—	6,889	—		6,889
Other assets	—	654	—		654

TOTAL ASSETS	$509,190	$452,098	$14,830		$976,118

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$—	$12,271	$—		$12,271
Accrued expenses and other current liabilities	1,627	31,953	(1,627)	(K)	31,953
Deferred revenue	—	71,255	—		71,255
Operating lease liabilities	—	6,140	—		6,140
Current liabilities—Advances from related party	300	—	(300)	(K)	—

Total current liabilities	1,927	121,619	(1,927)		121,619
Operating lease liabilities, noncurrent	—	87,582	—		87,582
Other liabilities	—	1,165	—		1,165
Warrant liability	44,402	—	—		44,402
Deferred underwriting fee payable	17,799	—	(17,799)	(B)	—

Total liabilities	64,128	210,366	(19,726)		254,768

Class A subject to possible redemption	440,062	—	(440,062)	(E)	—
Redeemable convertible preferred stock	—	837,351	(837,351)	(F)	—
Stockholders’ equity (deficit):
VGAC Class A Ordinary Shares	1	—	4	(E)	—
			(5)	(H)

	VGAC (Historical)	23andMe (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
VGAC Class B Ordinary Shares	1	—	(1)	(H)	—
Class A common stock	—	—	250	(C)	927
			636	(H)
			208	(I)
			(167)	(L)
Class B common stock	—	—	1	(F)	3,138
			3,137	(G)
Additional paid-in capital	30,305	381,619	440,058	(E)	1,694,523
			837,350	(F)
			(3,137)	(G)
			(630)	(H)
			(208)	(I)
			(25,307)	(J)
			(42,708)	(D)
			243,750	(C)
			(166,569)	(L)
Accumulated deficit	(25,307)	(977,238)	25,307	(J)	(977,238)

Total stockholders’ equity (deficit)	5,000	(595,619)	1,311,969		721,350

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$509,190	$452,098	$14,830		$976,118

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	Nine Months Ended December 31, 2020	Three Months Ended March 31, 2021	Twelve Months Ended March 31, 2021	Twelve Months Ended March 31, 2021				Twelve Months Ended March 31, 2021
	VGAC (Historical)	VGAC (Historical)	VGAC (Historical)	23andMe (Historical)	Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$—	$—	$—	$243,920	$—			$243,920
Cost of revenue	—	—	—	126,914	—			126,914

Gross profit	—	—	—	117,006	—			117,006

Operating expenses:					—
Research and development	—	—	—	159,856	—			159,856
Sales and marketing	—	—	—	43,197	—			43,197
General and administrative	960	2,674	3,634	99,149	—			102,783

Total operating expenses	960	2,674	3,634	302,202	—			305,836

Loss from Operations	(960)	(2,674)	(3,634)	(185,196)	—			(188,830)
Interest and other income, net	95	87	182	1,577	(182)	(AA	)	1,577
Change in fair value of warrant liability	(47,728)	25,883	(21,845)	—	—			(21,845)

Net and comprehensive income (loss)	$(48,593)	$23,296	$(25,297)	$(183,619)	$(182)			$(209,098)

Weighted average shares of VGAC Class A Ordinary Shares outstanding – basic and diluted	50,592,471	50,855,000	50,725,960
Net income per share of VGAC Class A Ordinary Shares – basic and diluted	$0.00	$0.00	$0.00
Weighted average shares of VGAC Class B Ordinary Shares outstanding – basic and diluted	12,713,750	12,713,750	12,713,750
Net income (loss) per share of VGAC Class B Ordinary Shares – basic and diluted	$(3.83)	$1.83	$(2.00)
Weighted average shares of 23andMe Class A Common Stock outstanding – basic and diluted				8,771,824				92,655,484
Net loss per share of 23andMe Class A Common Stock – basic and diluted				$(4.23)				$(0.51)

	Nine Months Ended December 31, 2020	Three Months Ended March 31, 2021	Twelve Months Ended March 31, 2021	Twelve Months Ended March 31, 2021		Twelve Months Ended March 31, 2021
	VGAC (Historical)	VGAC (Historical)	VGAC (Historical)	23andMe (Historical)	Transaction Accounting Adjustments	Pro Forma Combined
Weighted average shares of 23andMe Class B Common Stock outstanding – basic and diluted				34,678,002		313,759,355
Net loss per share of 23andMe Class B Common Stock- basic and diluted				$(4.23)		$(0.51)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 – Description of the Business Combination

On February 04, 2021, VGAC, together with Merger Sub, entered into the Merger Agreement with 23andMe, Inc. Pursuant to the Merger Agreement, on the Closing Date, Merger Sub merged with and into 23andMe, Inc., with 23andMe, Inc. surviving the merger as a wholly owned subsidiary of VGAC. At Closing, VGAC changed its name to 23andMe Holding Co. (the “Company”). Following the Closing, (a) the Company owns all the equity interests of 23andMe, Inc. and (b) the former equity holders of 23andMe, Inc. hold a portion of the outstanding Company Class A Common Stock and all of the outstanding Company Class B Common Stock.

The aggregate consideration for the Business Combination included common stock consideration, after giving effect to the Share Conversion Ratio, as follows:

(in thousands, except for share amounts)
Class A and Class B Common Stock transferred at Closing	334,513,150
Value Per Share (1)	$10.00

Total Common Stock Consideration	$3,345,132

(1)

The value of 23andMe, Inc. common stock transferred at closing is assumed to be $10.00 per share. The Business Combination is expected to be accounted for as a reverse recapitalization and therefore any change in the trading price of VGAC between the signing of the Merger Agreement and the Closing is not expected to impact the pro forma financial statements because the net assets of VGAC acquired at Closing were recorded at their carrying values.

The unaudited pro forma combined information contained herein reflects VGAC’s shareholders approval of the Merger Transaction on June 10, 2021, and that VGAC’s public shareholders holding 16,667,061 VGAC Class A ordinary shares elected to redeem their shares prior to the Closing. The following summarizes the pro forma Common Stock of the Company issued and outstanding immediately after the Business Combination, after giving effect to the Share Conversion Ratio:

	Pro Forma Combined	%
VGAC Shareholders	34,187,939	8.4%
Sponsor (1)	12,713,750	3.1%
PIPE Investors	25,000,000	6.2%
23andMe Class A Stockholders (2)	20,753,795	5.1%
23andMe Class B Stockholders (2) (3)	313,759,355	77.2%

Pro Forma Common Stock	406,414,839

(1)

Includes 3,814,125 shares held by the Sponsor that are subject to a lockup for seven years as of the Closing. The lockup has an early release effective (i) with respect to 50% of the shares upon the closing price of the Class A Common Stock equaling or exceeding $12.50 per share for any 20 trading days within any 30 trading day period and (ii) with respect to the other 50% of the shares, upon the closing price of the Class A Common Stock equaling or exceeding $15.00 per share for any 20 trading days within any 30 trading day period. The remaining 8,899,625 shares cannot be transferred (subject to certain limited exceptions) until the earlier to occur of (i) one year after the completion of the Business Combination or (ii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, 8,899,625 of the Founder Shares will be released from the lock-up.

(2)

Shares of Class B Common Stock carry ten votes per share whereas shares of Class A Common Stock have one vote per share. The Class B Common Stock is subject to automatic conversion to Class A Common Stock upon any transfers of Class B Common Stock (except for certain permitted transfers).

(3)

Includes 91,198,378 shares of 23andMe, Inc. redeemable convertible preferred stock, which converted into shares of 23andMe, Inc. Class B Common Stock immediately prior to the Closing and were exchanged for Class B Common Stock at the Share Conversion Ratio pursuant to the Merger.

Note 2 — Basis of the Pro Forma Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles, with no goodwill or other intangible assets recorded in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). VGAC will be treated as the “acquired” company for financial reporting purposes and 23andMe has been determined to be the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of 23andMe issuing stock for the net assets of VGAC, accompanied by a recapitalization. The net assets of the Company are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of 23andMe, Inc.

23andMe, Inc. was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	The prior stockholders of 23andMe, Inc. hold a relative majority of the voting power of the Company;

•	At Closing, the Board comprised seven members, of whom six individuals were designated by 23andMe, Inc.;

•	The senior managers of 23andMe, Inc. comprise the senior management roles of the Company and are responsible for the day-to-day operations;

•	The Company assumed the 23andMe name; and

•	The intended strategy and operations of the Company will continue the strategy of 23andMe, Inc.

The unaudited pro forma combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma combined statements of operations for the twelve months ended March 31, 2021 present pro forma effect to the Business Combination as if it had been completed on April 1, 2020.

The unaudited pro forma combined financial information was derived from the following historical financial statements and the accompanying notes:

•

the (a) historical unaudited financial statements of VGAC as of and for the three months ended March 31,2021, and (b) historical unaudited consolidated financial statements of VGAC for the nine months ended December 31, 2020, which were derived from the accounting records used to prepare the historical audited consolidated financial statements of VGAC as of and for the period from February 19, 2020 (Inception) through December 31, 2020 and,

•	The historical audited consolidated financial statements of 23andMe, Inc. as of and for the year ended March 31, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company.

Note 3—Accounting Policies

As part of the preparation of these unaudited pro forma combined financial statements, certain reclassifications were made to align VGAC’s and 23andMe, Inc.’s financial statement presentation, each as identified in Note 4 below. Following completion of the Business Combination, the Company’s e management will perform a comprehensive review of VGAC’s and 23andMe, Inc.’s accounting policies. As a result of such review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, the Company has not identified any presentation differences that would have a material impact on the unaudited pro forma combined financial information.

Note 4—Pro Forma Adjustments

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting

Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

VGAC and 23andMe, Inc. did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on April 1, 2020.

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments included in the unaudited pro forma combined balance sheet as of March 31, 2021 are as follows:

(A)	The reclassification of $508.7 million of cash held in the VGAC Trust Account that becomes available at Closing.

(B)	The settlement of $17.8 million of VGAC’s deferred underwriting fees payable.

(C)

In connection with the signing of the Merger Agreement, VGAC entered into subscription agreements with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and VGAC agreed to issue and sell to such investors 25.0 million shares of Class A Common Stock with par value of $0.0001 per share, resulting in gross proceeds of $250.0 million to be offset by the PIPE fee of $6.0 million. The costs related to the issuance of the PIPE Investment are adjusted against additional paid in capital.

(D)	The settlement of approximately $42.7 million of transaction costs at close in connection with the merger, offset by $4.0 million in prepaid expenses and other current assets.

(E)	The reclassification of VGAC Class A ordinary shares subject to possible redemption to permanent equity at $0.01 par value.

(F)

The conversion of 23andMe, Inc. redeemable convertible preferred stock into shares of 23andMe, Inc. Class B Common Stock, which shares were cancelled and converted into the right to receive shares of Class B Common Stock pursuant to the Share Conversion Ratio concurrent with the Closing.

(G)	The conversion of 23andMe, Inc. Class B Common Stock into the Class B Common Stock pursuant to the Share Conversion Ratio concurrent with the Closing.

(H)	The recapitalization of VGAC Class A and Class B ordinary shares converted into 63,568,750 shares of Class A Common Stock.

(I)	The cancellation and conversion of 23andMe, Inc. Class A Common Stock into the right to receive shares of Class A Common Stock pursuant to the Share Conversion Ratio concurrent with the Closing.

(J)	The reclassification of VGAC’s historical accumulated deficit to additional paid in capital as part of the merger.

(K)	The settlement of the VGAC’s historical liabilities that will be settled at transaction close.

(L)

The redemption of 16,667,061 shares of VGAC Class A ordinary shares redeemed for $166.7 million allocated to common stock and additional paid-in capital, using a par value of $0.01 per share at a redemption price of approximately $10.00 per share.

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma combined statements of operations for the twelve months ended March 31, 2021 are as follows:

(AA)	Represents pro forma adjustment to eliminate interest income and unrealized gains (loss) on marketable securities related to the trust account.

Note 5—Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma combined financial information for the year ended March 31, 2021 has been prepared based on the following information:

(in thousands, except share and per share data)	Year Ended March 31, 2021
Pro forma net loss	$(209,098)
Weighted average shares outstanding of Class A Common Stock	92,655,484
Net loss per share (Basic and Diluted) attributable to 23andMe Class A Common Stockholders	$(0.51)
Weighted average shares outstanding of Class B Common Stock	313,759,355
Net loss per share (Basic and Diluted) attributable to 23andMe Class B Common Stockholders	$(0.51)

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented above because including them would have had an anti-dilutive effect:

VGAC warrants to purchase shares of 23andMe Class A Common Stock (1)	25,065,665
23andMe, Inc. Class A Options that converted into a right to purchase shares of Class A Common Stock(2)	7,898,294
23andMe, Inc. Class B Options that converted into a right to purchase shares of Class A Common Stock(2)	21,476,732

Total	54,440,691

(1)

One whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share. The Company’s warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of the Company’s shares outstanding at Closing.

(2)

All outstanding 23andMe, Inc. options at Closing, whether vested or unvested, and whether for 23andMe, Inc. Class A Common Stock or for 23andMe, Inc. Class B Common Stock, converted into options to purchase a number of shares of Class A Common Stock, determined in accordance with the Share Conversion Ratio.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help you understand our business, financial condition, results of operations, liquidity and capital resources. You should read this discussion in conjunction with the Company’s consolidated financial statements and related notes thereto included elsewhere in this prospectus. In connection with the Business Combination, 23andMe, Inc. was determined to be the accounting acquirer.

In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, risks and uncertainties, including those set forth under “Risk Factors” included elsewhere (or incorporated by reference) in this Registration Statement on Form S-1. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “23andMe, Inc.,” “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of 23andMe, Inc. and its consolidated subsidiary prior to the consummation of the Business Combination.

Overview

Our mission is to help people access, understand and benefit from the human genome.

We pioneered direct-to-customer genetic testing through our Personal Genome Service® (“PGS”) products and services. Our PGS business provides customers with a full suite of genetic reports, including information on customers’ genetic ancestral origins, personal genetic health risks, and chances of passing on certain rare carrier conditions to their children, as well as reports on how genetics can affect responses to medications. We believe that by providing customers with direct access to their genetic information, we can empower them to make better decisions by arming them with information about their risks of developing certain diseases or conditions and by highlighting opportunities for prevention and mitigation of disease. We provide customers with an engaging experience, including access to frequent updates to their genetic health and ancestry reports and new product features, the ability to connect with genetic relatives, and, as of October 2020, a subscription option for extended health insights. Customers have the option to participate in our research programs and to date, over 80% of our customers have done so. We analyze consenting customers’ genotypic and phenotypic data to discover new insights into genetics.

Our Therapeutics business focuses on the use of genetic insights to validate and develop novel therapies to improve patients’ lives. We currently have research programs across several therapeutic areas, including oncology, respiratory, and cardiovascular diseases. In July 2018, we signed an exclusive agreement with an affiliate of GlaxoSmithKline (“GSK”) to leverage genetic insights to validate, develop and commercialize promising drugs, which we refer to as the GSK Agreement. This multi-year collaboration is expected to validate novel drug targets, enable rapid progression of clinical programs, and bring useful new drugs to market.

We operate in two reporting segments: Consumer & Research Services and Therapeutics. The Consumer & Research Services segment consists of our PGS business, as well as research services that we perform under agreements with third parties, including the GSK Agreement, relating to the use of our genotypic and phenotypic data to identify promising drug targets. The Therapeutics segment consists of revenues from the out-licensing of intellectual property associated with identified drug targets and expenses related to drug candidates under clinical development. Substantially all our revenues are derived from our Consumer & Research Services segment.

The table below reflects our revenue for the fiscal years ended March 31, 2021, 2020 and 2019 (dollars in thousands):

	Year Ended March 31,
	2021	2020	2019
Consumer & Research Services Revenue	$243,866	$299,907	$437,919
Therapeutics Revenue	54	5,556	2,981

Total Revenue	$243,920	$305,463	$440,900

The table below reflects our two segments’ Adjusted EBITDA (as defined below) for the fiscal years ended March 31, 2021, 2020 and 2019 (dollars in thousands).

	Year Ended March 31,
	2021	2020	2019
Consumer & Research Services
Adjusted EBITDA*	$12,796	$(65,845)	$(85,822)
Therapeutics
Adjusted EBITDA*	$(58,734)	$(52,883)	$(31,776)

*

Adjusted EBITDA is the measure of segment profitability reported to our Chief Executive Officer, the Company’s chief operating decision-maker (“CODM”). We define Adjusted EBITDA as net income before net interest expense (income), other expense (income), depreciation and amortization of fixed assets, amortization of internal use software, non-cash stock-based compensation expense, and expenses related to restructuring and other charges, if applicable, for the period. See “—Adjusted EBITDA” below for a reconciliation of Adjusted EBITDA to net loss.

Recent Developments

COVID-19 Impact

We are closely monitoring the impact of the COVID-19 pandemic in all aspects of our business. We rely entirely on third-party vendors in our PGS supply chain, including our PGS kit and array manufacturers, order fulfillment vendor, and our DNA-processing lab vendor. These vendors have independent responses to managing the effect of the COVID-19 pandemic, and we have not experienced any disruptions in our ability to fulfill and process PGS orders to date. In our Therapeutics segment, the advancement of our programs requires that our scientists have physical access to our laboratory facilities on a continuing basis, and we have implemented health and safety protocols and procedures to keep our laboratory facilities operating during the COVID-19 pandemic.

We have taken other measures in response to the ongoing COVID-19 pandemic, including closing our offices and implementing a work from home policy for most of our workforce, suspending employee travel and in-person meetings at our facilities, and amplifying monitoring of our inventory levels and supply chain. We may take further actions that alter our business operations that we determine are in the best interests of our employees, customers, and stockholders or as may be required by federal, state, or local authorities.

To help our customers and others during the ongoing pandemic, we created an online COVID-19 Information Center, which contains data from the US Centers for Disease Control and our own COVID-19 research study that evaluated genetic differences in both susceptibility and severity of the disease. The site includes data from both sources, offers people a place to learn more about the virus, and highlights conditions that carry added risks.

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and included (or incorporated by reference) in the section of this Registration Statement on Form S-1 titled “Risk Factors.”

New Customer Acquisition

Our ability to attract new customers is a key factor for the future growth of our PGS business and our database. Our historical financial performance has largely been driven by, and in the future will continue to be affected by, the rate of sales of our PGS kits. Revenue from our PGS business, primarily composed of kit sales, represented approximately 81%, 89% and 96% of our total revenues for the fiscal years ended 2021, 2020 and 2019, respectively. In addition, kit sales are a source of subscribers to our new subscription service. We expect kit sales and our new subscription service to grow as we increase awareness of our current and new offerings in existing markets, expand into new ones, and enhance our subscription service with new features.

Purchasing patterns of our kits are largely influenced by product innovation, marketing spend and varying levels of price discounting on our products. These promotional windows have typically aligned with gift-giving portions of the year, with an emphasis on the holiday period, other gift-giving and family-oriented holidays such as Mother’s Day and Father’s Day, and Amazon Prime Day, which may change from year to year. Historically, we have experienced higher revenue in the fourth quarter of the fiscal year compared to other quarters. Over time, we expect the seasonality of our business to continue, with pronounced increases in revenue recognized in the fourth quarter. We generally incur higher sales and marketing expenses during holiday promotional periods, which have included, among others, Mother’s Day, Father’s Day and the November-December holidays. The following table sets forth our PGS revenue by quarter for the most recent three fiscal years.

	Q1	Q2	Q3	Q4	Full Year
FY’21 PGS Revenue (000s)	$34.7	$40.6	$44.1	$78.1	$197.5
% of Year	18%	21%	22%	39%	100%
FY’20 PGS Revenue (000s)	$66.1	$64.1	$57.0	$84.4	$271.6
% of Year	24%	24%	21%	31%	100%
FY’19 PGS Revenue (000s)	$119.5	$80.8	$75.8	$149.5	$425.5
% of Year	28%	19%	18%	35%	100%

Engagement of Research Participants

Our ability to conduct research and grow our database depends on our customers’ willingness to consent to participate in our research. Historically, approximately 80% of our customers have consented to participate in research. These customers permit us to use their de-identified data in our research and many of them regularly respond to our research surveys, providing us with phenotypic data in addition to the genetic data from their DNA samples. We analyze this genotypic and phenotypic data and conduct genome-wide association studies and phenome-wide association studies, which enable us to determine whether particular genetic variants affect the likelihood of individuals developing certain diseases.

Our customers can withdraw their consent at any time. If a significant number of our customers were to withdraw their consent, or if the percentage of consenting customers were to decline significantly in the future, our ability to conduct research successfully could be diminished, which could adversely affect our business.

Drug Target Productivity of Our Genetics Database

Our genetics database underpins our research programs and enables us to identify drug targets with novel genetic evidence. To date, we have identified over 40 drug targets. We expect the current productivity of our genetics database to continue based on the increasing amounts of data that we expect to result from increased kit sales and customer engagement. Any significant decline in such productivity would have a negative impact on our ability to identify drug targets and ultimately to develop and commercialize new drugs.

Development of Drug Candidates

Our ability to successfully identify and develop drug candidates will determine the success of our Therapeutics business over time. Developing drug candidates with novel genetic evidence requires a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. We currently have over 40 programs in our pipeline.

A majority of the product candidates in our pipeline are still in preclinical stage. We have incurred, and will continue to incur, significant research and development costs for preclinical studies and clinical trials. We expect that our research and development expenses will continue to constitute a significant portion of our expenses in future periods.

Collaborations

Substantially all of our research services revenues are generated from the GSK Agreement, which expires in fiscal 2023 unless extended by GSK into fiscal 2024. Additionally, all of our Therapeutics revenue for the fiscal years ended March 31, 2021, 2020 and 2019 were derived from our agreements with GSK and Almirall.

Our ability to enter into new collaboration agreements will affect our research services revenues. If we are unable to enter into additional collaboration agreements, our future research services revenue may decline.

Ability to Commercialize Our Therapeutics Products

Our ability to generate revenue from our product candidates depends on our and our collaborators’ ability to successfully complete clinical trials for our product candidates and receive regulatory approval, particularly in the United States, Europe, and other major markets.

We believe that our broad portfolio of product candidates with both novel and validated targets enhances the likelihood that our research and development efforts will yield successful product candidates. Nonetheless, we cannot be certain if any of our product candidates will receive regulatory approvals. Even if such approvals are granted, we will thereafter need to establish manufacturing and supply arrangements and engage in extensive marketing efforts and incur expenses prior to generating any revenue from such products. The ultimate commercial success of our products will depend on their acceptance by patients, the medical community and third-party payors and their ability to compete effectively with other therapies in the market.

The competitive environment is also an important factor with the commercial success of our product candidates, and our ability to successfully commercialize a product candidate will depend on whether there are competing product candidates in development or already marketed by other companies.

Expansion into New Categories

We launched our 23andMe+ subscription service in October 2020. We expect to expand into new categories with additional consumer offerings. Category expansion would allow us to increase the number of engaged customers who purchase or subscribe for additional products and services.

Success of our subscription service will depend upon our ability to acquire and retain subscribing customers over an extended period. Retention of customers will be based on the perceived value of the premium content and features they receive. If we are unable to provide sufficiently compelling new content and features, subscribers may not renew.

Investments in Growth and Innovation

We expect to continue investing in our business to capitalize on market opportunities and the long-term growth of our company. We intend to make significant investments in therapeutics research and development efforts and in marketing to acquire new customers and drive brand awareness, and also expect to incur software development costs as we work to enhance our existing products, expand the depth of our subscription service and design new offerings. In addition, we expect to incur additional expenses as a result of operating as a public company. The expenses we incur may vary significantly by quarter depending, for example, on when significant hiring takes place, and as we focus on building out different aspects of our business.

Basis of Presentation

The consolidated financial statements and accompanying notes of 23andMe Holding Co. as of March 31, 2021 and 2020 and for the fiscal years ended March 31, 2021, 2020 and 2019 include the accounts of 23andMe Holding Co. and its consolidated subsidiary, and were prepared in accordance with U.S. GAAP.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business:

•

Customers. When we refer to our “Customers,” this means individuals who have registered a kit on our website. We view Customers as an important metric to assess our financial performance because each Customer has registered a kit and has engaged with us by providing us with their DNA sample. These Customers may be interested in purchasing additional PGS products and services or in becoming subscribers to our new 23andMe+ subscription service, especially if they consent to participate in our research. We had 11.3 million Customers as of March 31, 2021.

•

Consenting Customers. “Consenting Customers” are Customers who have affirmatively opted in to participate in our research program. Consenting Customers are critical to our research programs and to the continuing growth of our database, which we use to identify drug targets and to generate new and interesting additional ancestry and health reports. Moreover, Consenting Customers respond to our research surveys, providing useful phenotypic data about their traits, habits and lifestyles, which we analyze using de-identified data to determine whether a genetic variant makes an individual more or less likely to develop certain diseases. A Consenting Customer is likely to be more engaged with our brand, which may lead to the purchase of our 23andMe+ subscription service and to participation in further research studies, helping us to advance our research. Approximately 80% of our Customers are Consenting Customers who have elected to participate in our research program.

•

Subscribers. This metric represents the number of subscribers who have signed up for our 23andMe+ subscription service, which was launched in October 2020. We believe that 23andMe+ will position us for future growth, as the annual membership model represents a previously untapped source of recurring revenue. We are continually investing in new reports and features to provide to subscribers as part of the 23andMe+ membership, which we believe will enhance customer lifetime value as customers can make new discoveries about themselves. We believe that this, in turn, will help to scale our customer acquisition costs and create expanding network effects. As of March 31, 2021, our 23andMe+ membership base has grown to approximately 125,000 subscribers.

•

Adjusted EBITDA. Adjusted EBITDA is the measure of segment profitability reported to our Chief Executive Officer, the CODM. See “—Adjusted EBITDA” below for a reconciliation of Adjusted EBITDA to net loss.

•	Validated Drug Targets. We have seen a rapid acceleration in the discovery of genetically identified and biologically validated disease targets from the database and anticipate continued growth in the future. As of March 31, 2019, we had genetically identified and biologically validated five disease targets. As of March 31, 2020, that number increased, and we had genetically identified and biologically validated nine disease targets. As of March 31, 2021, we had genetically identified and biologically validated nineteen disease targets.

Components of Results of Operations

Revenue

We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our consolidated revenue is composed primarily of sales of PGS kits to customers, as well as revenues from target discovery activities as part of our research collaborations through our Consumer & Research Services segment. Additionally, revenue is generated through our collaboration agreements in our Therapeutics segment primarily as a result of the out-licensing of intellectual property to collaboration partners.

See “—Critical Accounting Policies and Estimates” and “—Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue for PGS primarily consists of cost of raw materials, lab processing fees, personnel-related expenses, including salaries, benefits and stock-based compensation, shipping and handling, and allocated overhead. Cost of revenue for research services primarily consists of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated overhead. We expect cost of revenue to increase in the foreseeable future in absolute dollars but gradually decrease as a percentage of revenue over the long term.

Our gross profit represents total revenue less our total cost of revenue, and our gross margin is our gross profit expressed as a percentage of our total revenue. Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the volume of PGS kits sold, the prices we charge for our PGS products and research services, the fees we incur for lab processing PGS kits and revenues from our collaboration agreements. We expect our Consumer & Research Services gross margin to increase over the long term as subscription revenues become a higher percentage of revenue mix, although our gross margin may fluctuate from period to period. Substantially all our research services revenue is currently derived from the GSK Agreement. If we are unable to add new research services agreements, our research services revenue may decline substantially following the expiration of the GSK Agreement.

Operating Expenses

Our operating expenses primarily consist of research and development, sales and marketing, and general and administrative expenses. Personnel-related expenses, which include salaries, benefits and stock-based compensation, is the most significant component of research and development and general and administrative expenses. Advertising and brand-related spend and personnel related expenses represent the primary components of sales and marketing expenses. Operating expenses also include allocated overhead costs.

Research and Development Expenses

Our research and development expenses support our efforts to add new services, to add new features to our existing services, and ensure the reliability and scalability of our services. Research and development expenses primarily consist of personnel-related expenses, including salaries, benefits and stock-based compensation associated with our research and development personnel, collaboration expenses, laboratory services and supplies costs, third-party data services, and allocated overhead.

We plan to continue to invest in personnel to support our research and development efforts. We intend to make significant investments in therapeutics research and development efforts as we ramp up our clinical trials and the GSK collaboration. We expect that research and development expenses will increase on an absolute dollar basis in the foreseeable future as we continue to invest in our products, pipeline and infrastructure for long-term growth. In addition, our research and development expenses may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of advertising costs, personnel-related expenses, and outside services. Outside services are primarily related to sales consultants that support sales of PGS kits.

Advertising costs consist primarily of direct expenses related to television and radio advertising, including production and branding, paid search, online display advertising, direct mail, and affiliate programs. Advertising production costs are expensed the first time the advertising takes place, and all other advertising costs are expensed as incurred. Deferred advertising costs primarily consist of vendor payments made in advance to secure media spots across varying media channels, as well as production costs incurred before the first time the advertising takes place. Deferred advertising costs are expensed on the first date the advertisements occur.

We expect our sales and marketing expenses to gradually decrease as a percentage of revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of revenue from period to period due to promotional strategies that drive the timing and amount of these expenses.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses associated with corporate management, including our CEO office, finance, legal, compliance, regulatory and other administrative personnel. In addition, general and administrative expenses include professional fees for external legal, accounting and other consulting services, as well as credit card processing fees related to PGS kit sales.

We expect general and administrative expenses to increase for the foreseeable future as we increase headcount with the growth of our business. We also expect general and administrative expenses to increase in the near term as a result of operating as a public company, including expenses associated with compliance with SEC rules and regulations, and related increases in legal, audit, insurance, investor relations, professional services and other administrative expenses. However, we anticipate general and administrative expenses to gradually decrease as a percentage of revenue over the long term, although it may fluctuate as a percentage of total revenue from period to period due to the timing and amount of these expenses.

Restructuring and Other Charges

Restructuring and other charges consists of costs directly associated with exit or disposal activities. Such costs include employee severance and termination benefits, contract termination fees and penalties, impairment associated with long-lived assets, and other exit or disposal costs.

Interest and Other Income, Net

Interest and other income, net primarily consists of interest income earned on our cash deposits, and other non-operating income and expenditures.

Results of Operations

Comparisons for fiscal years ended March 31, 2021 and 2020

The following table sets forth our consolidated statement of operations for the fiscal years ended March 31, 2021 and 2020, and the dollar and percentage change between the two periods (dollars in thousands):

	Year Ended March 31,
	2021	2020	$ Change	% Change
Revenue	$243,920	$305,463	$(61,543)	(20)%
Cost of revenue(1)(2)	126,914	168,031	(41,117)	(24)%

Gross profit	117,006	137,432	(20,426)	(15)%

Operating expenses:
Research and development(1)(2)	159,856	181,276	(21,420)	(12)%
Sales and marketing(1)(2)	43,197	110,519	(67,322)	(61)%
General and administrative(1)(2)(3)	99,149	59,392	39,757	67%
Restructuring and other charges(1)	—	44,692	(44,692)	(100)%

Total operating expenses	302,202	395,879	(93,677)	(24)%

Loss from operations	(185,196)	(258,447)	73,251	(28)%
Interest and other income, net	1,577	7,584	(6,007)	(79)%

Net loss	$(183,619)	$(250,863)	$67,244	(27)%

(1)	Includes stock-based compensation expense as follows:

	Year Ended March 31,
	2021	2020
Cost of revenue	$858	$733
Research and development	21,771	16,524
Sales and marketing	4,081	3,988
General and administrative	59,986	18,932
Restructuring and other charges	—	881

Total stock-based compensation expense	$86,696	$41,058

(2)	Includes stock-based compensation expense related to secondary sale transactions as follows:

	Year Ended March 31,
	2021	2020
Cost of revenue	$2	$15
Research and development	48	2,510
Sales and marketing	9	360
General and administrative	1,670	895

Total stock-based compensation expense	$1,729	$3,780

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Year Ended March 31,
	2021	2020
	(as a percentage of total revenue)
Revenue	100%	100%
Cost of revenue	52%	55%
Gross profit	48%	45%
Operating expenses:
Research and development	65%	59%
Sales and marketing	18%	36%
General and administrative	41%	19%
Restructuring and other charges	0%	15%
Total operating expenses	124%	129%
Loss from operations	(76)%	(84)%
Interest and other income, net	1%	2%
Net loss	(75)%	(82)%

Revenue

Total revenue decreased by $61.5 million, or 20%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. The decrease was due primarily to a decrease in consumer services revenue of $74.1 million, driven mainly by a reduction in the volume of PGS kit sales. This decrease resulted from a decline in consumer demand, reductions in advertising and brand-related expenditures due to our strategic decisions during fiscal year 2021 to decrease our marketing spending and discounting in an effort to reduce our losses, and further reductions in these expenditures due to our uncertainty about the impact of the pandemic on our business, along with our strategic decision to consolidate the sales channel network by terminating certain retail contracts at the end of fiscal year 2020. Additionally, for the fiscal year ended March 31, 2021, we realized minimal collaboration revenue in our Therapeutics segment, compared to revenues of $5.6 million for the fiscal year ended March 31, 2020 from out-licensing of intellectual property under our agreements with GSK and Almirall. These reductions in consumer service and collaboration revenues were partially offset by an $18.1 million increase in research services revenue due to the number of hours spent by our personnel on target discovery activities during the period under the GSK Agreement.

Cost of Revenue, Gross Profit and Gross Margin

Total cost of revenue decreased by $41.1 million, or 24%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. The decrease in cost of revenue was due primarily to a $45.7 million reduction in costs related to consumer services revenue, driven mainly by a reduction in the volume of PGS kits sold during fiscal year ended March 31, 2021. This decrease was partially offset by a $4.6 million year-over-year increase in costs associated with drug target discovery activities under the GSK collaboration.

Our gross profit declined by $20.4 million, or 15%, to $117.0 million for the fiscal year ended March 31, 2021 from $137.4 million for the fiscal year ended March 31, 2020. The decrease in gross profit was primarily due to the decrease in consumer services revenue.

Our gross margin improved year over year, from 45% for the fiscal year ended March 31, 2020 to 48% for the fiscal year ended March 31, 2021, due to increased revenue from research services, which generates a higher gross margin than our consumer services revenue, as well as operating efficiencies.

Research and Development Expenses

	Year Ended March 31, 2021	Year Ended March 31, 2020	$ Change	% Change
	($ millions)
Personnel-related expenses (salaries, benefits & stock-based compensation)	$85.5	$89.5	$(4.0)	(4)%
Lab-related research services	34.3	40.2	(5.9)	(15)%
Facilities	20.0	23.2	(3.2)	(14)%
Depreciation, equipment and supplies	12.7	13.8	(1.1)	(8)%
Other	7.4	14.6	(7.2)	(49)%

Total	$159.9	$181.3	$(21.4)	(12)%

Research and development expenses for the fiscal year ended March 31, 2021 amounted to $159.9 million, compared to $181.3 million for fiscal year ended March 31, 2020, representing a decrease of $21.4 million or 12%. The decrease in research and development expenses is primarily attributable to the $7.2 million decrease in other research and development expenses due to lower allocated overhead to Therapeutics resulting from savings due to our restructuring during fiscal year ending March 31, 2020. In addition, lab-related research services decreased $5.9 million, resulting from opting out of funding for a research program with GSK and termination of an internal program. Personnel-related expenses decreased $4.0 million and facilities expenses decreased $3.2 million due to decreased headcount in non-Therapeutics segment. We also had a $1.1 million decrease in depreciation, equipment and supplies, which was mainly driven by cloud computing service savings, partially offset by amortization of capitalized internal-use software.

Sales and Marketing Expenses

Sales and marketing expenses for the fiscal year ended March 31, 2021 amounted to $43.2 million, compared to $110.5 million for fiscal year ended March 31, 2020, representing a decrease of $67.3 million, or 61%. Sales and marketing expenses for the fiscal year ended March 31, 2021 consisted primarily of advertising and brand-related spend in our marketing programs of $16.2 million, personnel-related expenses of $14.5 million, outside services and supplies of $6.8 million, and facilities and other overhead allocation expenses of $5.7 million. Sales and marketing expenses for the fiscal year ended March 31, 2020 consisted primarily of advertising and brand-related spend in our marketing program of $71.9 million, personnel-related expenses of $20.3 million, outside services and supplies of $10.3 million, and facilities and other overhead allocation expenses of $8.0 million.

The decrease in sales and marketing expenses was primarily driven by $55.7 million reductions in advertising and brand-related spend in our marketing programs and a decrease in headcount in our sales and marketing function resulting in $5.7 million decrease in personnel expenses, as we made strategic decisions during fiscal year ended March 31, 2021 to decrease our marketing spending for PGS kit sales in an effort to reduce our costs. This decrease in marking spending also resulted in a $3.3 million decrease in outside services and a $2.4 million decrease in facilities expenses and other overhead allocation.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 2021 amounted to $99.1 million, which consisted primarily of personnel-related expenses of $75.6 million, of which $40.4 million is related to the incremental stock-based compensation expense resulting from the accelerated vesting of certain common shares previously purchased by our CEO upon the exercise of options. In addition, general and administrative expenses include facilities and other overhead allocation expenses of $8.5 million, outside services and other expenses of $11.0 million, as well as $4.0 million of other operating expenses primarily credit card processing fees related to PGS kit sales.

General and administrative expenses for the fiscal year ended March 31, 2020 amounted to $59.4 million, which consisted primarily of personnel-related expenses of $36.1 million. In addition, general and administrative expenses include facilities and other overhead allocation expenses of $9.7 million, outside services and other expenses of $8.7 million, as well as $4.9 million of other operating expenses primarily credit card processing fees related to PGS kit sales.

Total general and administrative expenses increased by $39.8 million, or 67%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. The increase in general and administrative expense was due primarily to an increase of $39.2 million during fiscal year ended March 31, 2020 in personnel-related expenses that were mainly due to $40.4 million stock-based compensation expense adjustments arising from the accelerated vesting of certain unvested options held by our CEO, offset by $1.2 million decrease in other personnel-related expenses. We also incurred a $2.7 million increase in outside services and other expenses during fiscal year 2021. These increases were partially offset by a $1.2 million decrease in facilities expenses and other overhead allocation and a $0.9 million decrease in other operating expenses consisting primarily of credit card processing fees related to the decrease in PGS kit sales.

Restructuring and Other Charges

We did not record any restructuring and other charges during the fiscal year ended March 31, 2021.

Restructuring and other charges for the fiscal year ended March 31, 2020 amounted to $44.7 million, which consisted primarily of impairment of long-lived assets of $33.9 million associated with the cease-use of our Phoenix, Arizona operating facility and the decision to sublease a significant portion of our Sunnyvale, California headquarters facility, employee severance and termination benefits of $5.5 million, contract termination fees and penalties of $3.0 million, a $1.5 million inventory write-off and $0.8 million in return-related fees as we consolidated the sales channel network by terminating certain retail contracts.

Interest and Other Income, Net

Interest and other income, net decreased by $6.0 million, or 79%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020, from $7.6 million in fiscal year 2020 to $1.6 million in fiscal year 2021. The decrease in interest and other income was primarily driven by the $6.0 million decrease in interest income due to the decreases in global interest rates.

Comparisons for fiscal years ended March 31, 2020 and 2019

The following table sets forth our consolidated statement of operations for the fiscal years ended March 31, 2020 and 2019, and the dollar and percentage change between the two periods (dollars in thousands):

	Year Ended March 31,
	2020	2019	$ Change	% Change
Revenue	$305,463	$440,900	$(135,437)	(31)%
Cost of revenue(1)(2)	168,031	248,010	(79,979)	(32)%

Gross profit	137,432	192,890	(55,458)	(29)%

Operating expenses:
Research and development(1)(2)	181,276	140,532	40,744	29%
Sales and marketing(1)(2)	110,519	190,848	(80,329)	(42)%
General and administrative(1)(2)	59,392	50,293	9,099	18%
Restructuring and other charges(1)	44,692	—	44,692	100%

Total operating expenses	395,879	381,673	14,206	4%

Loss from operations	(258,447)	(188,783)	(69,664)	37%
Interest and other income, net	7,584	5,250	2,334	44%

Net loss	$(250,863)	$(183,533)	$(67,330)	37%

(1)	Includes stock-based compensation expense as follows:

	Year Ended March 31,
	2020	2019
Cost of revenue	$733	$740
Research and development	16,524	13,789
Sales and marketing	3,988	3,616
General and administrative	18,932	12,154
Restructuring and other charges	881	—

Total stock-based compensation expense	$41,058	$30,299

(2)	Includes stock-based compensation expense related to secondary sale transactions as follows:

	Year Ended March 31,
	2020	2019
Cost of revenue	$15	$4
Research and development	2,510	2,282
Sales and marketing	360	702
General and administrative	895	4,204

Total stock-based compensation expense	$3,780	$7,192

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Year Ended March 31,
	2020	2019
	(as a percentage of total revenue)
Revenue	100%	100%
Cost of revenue	55%	56%
Gross profit	45%	44%
Operating expenses:
Research and development	59%	32%
Sales and marketing	36%	43%
General and administrative	19%	11%
Restructuring and other charges	15%	0%

Total operating expenses	129%	86%

Loss from operations	(84)%	(42)%
Interest and other income, net	2%	1%

Net loss	(82)%	(41)%

Revenue

Total revenue decreased by $135.4 million, or 31%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. The decrease was due primarily to a decrease in consumer services revenue of $153.9 million, driven mainly by a reduction in the volume of PGS kit sales resulting from a decline in consumer demand that resulted from reductions in advertising and brand-related expenditures, as we made strategic decisions during the fiscal year ended March 31, 2020 to decrease our marketing spending and discounting in an effort to reduce our losses. This reduction was partially offset by an $18.5 million year-over-year increase in revenue related to the GSK and Almirall collaborations.

Cost of Revenue, Gross Profit and Gross Margin

Total cost of revenue decreased by $80.0 million, or 32%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. The decrease in cost of revenue was due primarily to an $88.1 million reduction in costs related to consumer services revenue, driven mainly by a reduction in the volume of PGS kits sold during fiscal year ended March 31, 2020. This decrease was partially offset by an $8.1 million year-over-year increase in costs associated with drug target discovery activities under the GSK collaboration commencing July 2018.

Our gross profit declined by $55.5 million, or 29%, to $137.4 million for the fiscal year ended March 31, 2020 from $192.9 million for the fiscal year ended March 31, 2019. The decrease in gross profit was primarily due to the decrease in revenue.

Our gross margin improved year over year, from 43.7% for the fiscal year ended March 31, 2019 to 45.0% for the fiscal year ended March 31, 2020, due to operating efficiencies in lab processing and increased revenue from research services, which generates a higher gross margin than our consumer services revenue.

Research and Development Expenses

	Year Ended March 31, 2020	Year Ended March 31, 2019	$ Change	% Change
	($ millions)
Personnel-related expenses (salaries, benefits & stock-based compensation)	$89.5	$74.4	$15.1	20%
Lab-related research services	40.2	22.9	17.3	76%
Facilities	23.2	15.0	8.2	55%
Depreciation, equipment and supplies	13.8	10.7	3.1	29%
Other	14.6	17.5	(2.9)	(17)%

Total	$181.3	$140.5	$40.8	29%

Research and development expenses for the fiscal year ended March 31, 2020 amounted to $181.3 million, compared to $140.5 million for fiscal ended March 31, 2019, representing an increase of $40.8 million or 29%. The increase was primarily attributable to $17.3 million in additional lab-related research service costs from the ramp up of our GSK collaboration, including drug target discovery projects, and our internal Therapeutics’ programs. The increase also resulted from an increase of $15.0 million in personnel-related expenses, including a $3.0 million increase in non-cash stock-based compensation, mainly driven by increased Therapeutics’ headcount to support both GSK collaboration and internal projects. The increase of $8.2 million in facilities mainly resulted from moving our headquarters to Sunnyvale with some increase attributed to the expansion of our South San Francisco lab/office. We also had a $3.1 million net increase in depreciation, equipment, and supplies, mainly driven by increased cloud computing services and increased facilities’ depreciation, partially offset by an increase in capitalization of internal-use software. Lower allocated overhead costs resulted in $2.9 million decrease in Other.

Sales and Marketing Expenses

Sales and marketing expenses for the fiscal year ended March 31, 2020 amounted to $110.5 million, compared to $190.9 million for fiscal year ended March 31, 2019, representing a decrease of $80.4 million. The fiscal year ended March 31, 2020 sales and marketing expenses consisted primarily of advertising and brand-related spend in our marketing program of $71.9 million, personnel-related expenses of $20.3 million, outside services and supplies of $10.3 million, and facilities and other overhead allocation expenses of $8.0 million. The fiscal year ended March 31, 2019 sales and marketing expenses consisted primarily of advertising and brand-related spend in our marketing program of $154.8 million, personnel-related expenses of $19.8 million, outside services and supplies of $10.3 million, and facilities and other overhead allocation expenses of $5.9 million.

The decrease in sales and marketing expense was due to an $82.8 million reduction in advertising and brand-related spend in our marketing program, based on targeted advertising spend. This decrease was partially offset by a $1.8 million increase in facilities and other overhead allocation expenses, due mainly to the new headquarters facilities lease.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 2020 amounted to $59.4 million, compared to $50.3 million for fiscal year ended March 31, 2019, representing an increase of $9.1 million, or 18%. The fiscal year 2020 general and administrative expenses consisted primarily of personnel-related expenses of $36.1 million, including salaries, benefits and non-cash stock-based compensation associated with our general and administrative personnel. In addition, general and administrative expenses include facilities and other overhead allocation expenses of $9.7 million, outside services of $8.7 million and other operating expenses of $4.9 million consisting primarily of credit card processing fees related to PGS kit sales. The fiscal 2019 general and administrative expenses consisted primarily of personnel-related expenses of $28.5 million, including salaries, benefits and non-cash stock-based compensation associated with our general and administrative personnel. In addition, general and administrative expenses include facilities and other overhead allocation expenses of $5.8 million, outside services of $7.9 million and other operating expenses of $8.1 million consisting primarily of credit card processing fees related to PGS kit sales.

The increase in general and administrative expense was due primarily to an increase of $7.6 million during fiscal 2020 in personnel-related expenses that were mainly driven by increased headcount, including a $3.3 million increase in non-cash stock-based compensation expense and a $3.9 million increase in facilities and other overhead allocation expenses related to the new headquarters facilities lease. We also incurred a $0.8 million increase in outside services and other expenses during fiscal 2020. These increases were partially offset by a $3.2 million year-over-year decrease in other operating expenses consisting primarily of credit card processing fees related to the decrease in PGS kit sales.

Restructuring and Other Charges

Restructuring and other charges for the fiscal year ended March 31, 2020 primarily related to our restructuring plans approved in fiscal year ended March 31, 2020. Restructuring activities included a reduction in workforce, contract terminations related to certain retail and operating lease arrangements, resulting in impairment losses of operating lease ROU assets associated with disposition of the Phoenix, Arizona operating facility and square footage available for sublease at the Sunnyvale, California headquarters facility, as well as other exit or disposal costs. See Note 5 — “Restructuring” to our consolidated financial statements for details. We did not incur any restructuring and other charges for the fiscal year ended March 31, 2019.

Interest and Other Income, Net

Interest and other income, net increased by $2.3 million, or 44%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019, from $5.3 million in fiscal year ended March 31, 2019 to $7.6 million in fiscal year ended March 31, 2020. The increase was attributable to a $1.3 million increase in other non-operating income, and a $1.0 million increase in interest income.

Adjusted EBITDA

We evaluate the performance of each segment based on Adjusted EBITDA. Adjusted EBITDA is a key measure used by our management and the board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the items eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of our business. Accordingly, we believe that

Adjusted EBITDA provides useful information in understanding and evaluating our operating results in the same manner as our management and our board of directors. Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures rather than net loss, which is the most directly comparable financial measure calculated in accordance with GAAP.

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other U.S. GAAP results.

The following tables reconcile net loss to Adjusted EBITDA for the fiscal year ended March 31, 2021, 2020 and 2019 on a company-wide basis and for each of our segments:

	Year Ended March 31,
	2021	2020	2019
Segment Revenue
Consumer & Research Services	$243,866	$299,907	$437,919
Therapeutics	54	5,556	2,981

Total revenue	$243,920	$305,463	$440,900

Segment Adjusted EBITDA
Consumer & Research Services Adjusted EBITDA	$12,796	$(65,845)	$(85,822)
Therapeutics Adjusted EBITDA	(58,734)	(52,883)	(31,776)
Unallocated Corporate(1)	(30,587)	(28,460)	(23,793)

Total Adjusted EBITDA	$(76,525)	$(147,188)	$(141,391)

Reconciliation of net loss to Adjusted EBITDA
Net loss	$(183,619)	$(250,863)	$(183,533)
Adjustments:
Interest (income), net	(255)	(6,244)	(5,269)
Other (income) expense, net	(1,322)	(1,340)	19
Depreciation and amortization	20,246	22,610	9,901
Stock-based compensation expense(2)	88,425	43,957	37,491
Restructuring and other charges(3)	—	44,692	—

Total Adjusted EBITDA	$(76,525)	$(147,188)	$(141,391)

(1)

Certain expenses such as Finance, Legal, Regulatory and Supplier Quality, and CEO Office are not reported as part of the reporting segments as reviewed by the CODM. These amounts are included in Unallocated Corporate.

(2)

In fiscal year ended March 31, 2021, the Board of Directors modified option awards granted to the CEO, which accelerated the vesting of the common shares previously purchased by our CEO upon the exercise of such options. Stock-based compensation expense of $40.4 million was recorded to General and Administrative expenses which represented the recognition of the remaining unrecognized compensation expense associated with these grants as of the date of modification. No stock-based compensation awards were modified to accelerate vesting in the two prior years. See Note 10 of the notes to our consolidated financial statements for more information.

(3)

In fiscal year ended March 31, 2020, we approved restructuring plans to achieve our strategic and financial objectives. Restructuring activities included a reduction in workforce, contract terminations related to certain retail and operating lease arrangements, resulting in impairment losses of operating lease ROU assets associated with disposition of the Phoenix, Arizona operating facility, as well as other exit or disposal costs. The restructuring and other charges also include $0.9 million of stock-based compensation expense due to extension of exercise periods of certain awards to terminated employees. In addition, the restructuring and other charges included impairment losses of $12.6 million to operating ROU assets associated with our operating lease at our Sunnyvale, California headquarters facility. These impairment losses resulted from our reduction in force, which reduced our need for space at our headquarters facility, and were calculated based on assumptions which took into account expected delays in our ability to secure a sublease tenant and reduced rents due to the impact of the pandemic. We have determined that these restructuring and other charges were incremental to our normal operations because they were related to the reduction in our workforce that occurred in the fourth fiscal quarter of 2020, resulting in superfluous space in our headquarters facility. We did not experience a workforce reduction in the two prior years, and we do not anticipate a further workforce reduction in the two-year period after the fourth fiscal quarter of 2020. See Note 5 of the notes to our consolidated financial statements for more information.

Liquidity and Capital Resources

To date, we have financed our operations primarily through sales of equity securities and revenue from sales of PGS and research services. Our primary requirements for liquidity and capital are to fund operating needs and capital expenditures.

As of March 31, 2021, our principal source of liquidity was our cash balance of $282.5 million. Since our inception, we have generated significant operating losses as reflected in our accumulated deficit and negative cash flows from operations. We had an accumulated deficit of $977.2 million as of March 31, 2021. Prior to the completion of the Business Combination and PIPE Investment on June 16, 2021, we believe our existing cash resources were sufficient to continue operating activities for the next 12 months.

As of the date of this Registration Statement on Form S-1, we believe our existing cash resources are sufficient to support planned operations for the next 12 months. We completed the Business Combination and PIPE Investment on June 16, 2021, pursuant to which we received gross proceeds of $342 million and $250 million, respectively. Management believes that its current financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements. Our future financing requirements will depend on many factors including our growth rate, the timing and extent of spending to support development of our platform and the expansion of sales and marketing activities. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to continue to make in research and development, and additional general and administrative costs we expect to incur in connection with operating as a public company. Cash from operations could also be affected from our customers and other risks detailed in the section titled “Risk Factors.” We expect to continue to maintain financing flexibility in the current market conditions. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

Our future capital requirements will depend on many factors including our revenue growth rate, the timing, and extent of spending to support further sales and marketing and research and development efforts. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.

Cash Flows

The following table summarizes our cash flows for the periods presented (in thousands):

	Year Ended March 31,
	2021	2020	2019
Net cash (used in) operating activities	$(74,252)	$(185,766)	$(98,117)
Net cash (used in) investing activities	(6,536)	(72,823)	(27,840)
Net cash provided by financing activities	155,335	8,830	344,448

Cash Flows from Operating Activities

Net cash used in operating activities of $74.3 million for the fiscal year ended March 31, 2021 was primarily related to a net loss of $183.6 million, partially offset by non-cash charges for stock-based compensation of $88.4 million and depreciation and amortization of $18.1 million. The net changes in operating assets and liabilities of $1.5 million were primarily related to a decrease in deferred revenue of $16.2 million as a result of reduced deferred revenue balance related to GSK, and a decrease in operating lease liabilities of $8.5 million primarily due to lease payments. These were offset by a decrease in operating lease right-of-use assets of $10.3 million due to right-of-use assets amortization and adjustment to the carrying amount of the right-of-use assets, a decrease in inventories of $7.9 million due to decreased purchase aligned with lower forecasted sales, a decrease in accounts receivable of $3.9 million, as well as a decrease in deferred cost of revenue of $1.2 million due to decrease in PGS kit sales, and a decrease in prepaid expenses and other current assets of $2.1 million due to decrease in deferred advertising and other receivables.

Net cash used in operating activities of $185.8 million for the fiscal year ended March 31, 2020 was primarily related to a net loss of $250.9 million, partially offset by non-cash charges for stock-based compensation of $44.8 million, depreciation and amortization of $22.6 million and impairment of long-lived assets of $33.9 million as a result of restructuring activities. The net changes in operating assets and liabilities of $36.3 million were primarily related to a decrease in accounts payable of $29.8 million due to the timing of payments, a decrease in deferred revenue of $35.3 million due to decrease in PGS kit sales, and a decrease in operating lease liabilities of $5.4 million due to lease payments. These were partially offset by an increase in accrued expenses and other current liabilities of $4.9 million as a result of restructuring activities, a decrease in accounts receivable of $4.2 million due to decrease in kit sales, a decrease in deferred cost of revenue of $7.2 million due to decrease in PGS kit sales, a decrease in prepaid expenses and other current assets of $3.4 million due to decrease in contract assets, deferred advertising and other receivables, a decrease in operating lease right-of-use assets of $14.6 million due to right-of-use assets amortization and adjustment to the carrying amount of the right-of-use assets as a result of tenant improvement allowance received for the office in Sunnyvale, California.

Net cash used in operating activities of $98.1 million for the fiscal year ended March 31, 2019 was primarily due to a net loss of $183.5 million, partially offset by non-cash charges for stock-based compensation of $37.5 million and depreciation and amortization of $9.9 million. The net changes in operating assets and liabilities of $38.0 million were primarily related to an increase in accounts payable of $5.3 million and accrued expenses and other current liabilities of $3.0 million due to timing of payments, an increase in deferred revenue of $15.5 million due to increases in deferred revenue related to GSK, a decrease in inventories of $12.5 million due to lower sales forecast, a decrease in deferred cost of revenue of $5.7 million due to slowdown of kit sales, and a decrease in operating lease right-of-use assets of $6.3 million due to amortization. These were partially offset by an increase in accounts receivable of $3.9 million due to increased receivables related to GSK and retailers, an increase in prepaid expenses and other current assets of $2.4 million due to increase in contract assets and other receivables, and a decrease in operating lease liabilities of $4.4 million due to lease payments.

Cash Flows from Investing Activities

Cash flows from investing activities primarily relate to purchase of property and equipment, as well as capitalization of internal-use software costs.

Net cash used in investing activities was $6.5 million for the fiscal year ended March 31, 2021, which consisted of purchases of property and equipment of $4.0 million and capitalization of internal-use software costs of $3.3 million, partially offset by proceeds from sale of property and equipment of $0.8 million.

Net cash used in investing activities was $72.8 million for the fiscal year ended March 31, 2020, which consisted of purchases of property and equipment of $68.4 million and capitalization of internal-use software costs of $5.2 million, partially offset by proceeds from sales of property and equipment of $0.8 million.

Net cash used in investing activities was $27.8 million for the fiscal year ended March 31, 2019, which consisted of purchases of property and equipment of $27.4 million and capitalization of internal-use software costs of $0.4 million.

Cash Flows from Financing Activities

Net cash provided by financing activities was $155.3 million for the fiscal year ended March 31, 2021, which consisted of $82.2 million in proceeds from the issuance of convertible preferred stock, net of issuance costs, and $76.2 million in proceeds from the exercise of stock options, which were partially offset by $3.1 million in payments of deferred offering costs.

Net cash provided by financing activities of $8.8 million for the fiscal year ended March 31, 2020 related entirely to proceeds from the exercise of stock options.

Net cash provided by financing activities was $344.5 million for the fiscal year ended March 31, 2019, which consisted of $272.3 million in proceeds from the issuance of convertible preferred stock, net of issuance costs, and $72.2 million in proceeds from the exercise of stock options.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of March 31, 2021, and the years in which these obligations are due (in thousands):

	Total	Less than 1 year	2 to 3 years	4 to 5 years	More than 5 years
Operating lease obligations(1)	$132,531	$12,567	$30,197	$25,346	$64,421
Non-cancelable purchase obligations(2)	67,338	13,968	30,283	23,087	—

Total contractual obligations	$199,869	$26,535	$60,480	$48,433	$64,421

(1)

Our lease portfolio includes leased offices, dedicated lab facility and storage space, and dedicated data center facility space, all of which are accounted for as operating leases. Total payments listed represent total minimum future lease payments.

(2)	Non-cancelable purchase commitments with various parties for inventory purchases and software subscription service.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Additionally, the COVID-19 pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on our customers and sales cycles. We considered the impact of COVID-19 on our estimates and assumptions and recorded impairment losses of $12.6 million to operating ROU assets associated with our operating lease in Sunnyvale, California on the consolidated financial statements for the period ended March 31, 2020. As events continue to evolve and additional information becomes available, our estimates and assumptions may change materially in future periods.

The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

We recognize revenue from consumer services, including PGS, research services and therapeutics in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that we expect to receive in exchange for these goods or services. We determine revenue recognition through the following five-step framework:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, we satisfy a performance obligation.

Consumer Services

We enter into a contract for consumer services once the customer accepts the terms of service and initiates the service by providing payment to us. The transaction price is the amount which we expect to be entitled to in exchange for providing services and is calculated as the selling price net of variable consideration which may include estimates for future returns and sales incentives. Consumer services is composed of five distinct performance obligations: initial ancestry reports, initial health reports, ancestry updates, health updates, and subscription service reports.

Initial reports are distinct from updates as customers can benefit from the information provided from the initial ancestry and health reports without the updates. Accordingly, subsequent updates are additive and, therefore, are separately identifiable. Transfer of control for both initial ancestry and initial health reports occur at the time the reports are uploaded to the customer’s account and notification has been provided to the customer. Transfer of control for ancestry and health report updates occurs over time by providing updates to a customer’s reports and features after the initial upload of the ancestry and health reports. We began offering a subscription service in fiscal year ended March 31, 2021 where the customer can access additional health-related reports by paying an additional upfront payment for a specified term (currently one year). Transfer of control for these subscription-based reports occurs over time by providing content updates over the subscription term. The majority of consumer services revenue is recognized upon the initial transfer of ancestry and health reports to the customer. Upon sale of consumer services, deferred revenue is recorded for the net amount paid by the customer and is recognized after the customer returns the kit, the lab processes the sample, and the initial reports are uploaded to the customer’s account, and the customer is notified.

In contracts with customers for consumer services, if the customer does not return the kit, services cannot be completed by the Company, potentially resulting in unexercised rights (“breakage”) revenue. To estimate breakage, we assess customer contracts on a portfolio basis as opposed to individual customer contracts, due to the similarity of customer characteristics, at the sales channel level. We recognize the breakage amounts as revenue, proportionate to the pattern of revenue recognition of the returning kits in these respective sales channel portfolios. We estimate breakage for the portion of kits not expected to be returned using an analysis of historical data and consider other factors that could influence customer kit return behavior. We update the breakage rate estimate periodically and, if necessary, adjust the deferred revenue balance accordingly. If actual return patterns vary from the estimate, actual breakage revenue may differ from the amounts recorded. We recognized breakage revenue from unreturned kits of $24.1 million, $38.0 million and $57.0 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Research Services

We enter into contracts with customers to provide research services with payments based on fixed-fee arrangements. Where fees are variable, we estimate the most likely amount we expect to receive in determining the transaction price, such that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. When we enter into multiple contracts with a single counterparty, we evaluate the facts and circumstances to determine whether the contracts should be combined and accounted for as one arrangement or as separate arrangements. Transfer of control for research services occurs over time as the services are performed. We generally recognize revenue over time using an input method utilizing direct labor hours incurred as a percentage of total estimated hours to measure performance.

Therapeutics

Therapeutics consists of revenues from the out-licensing of intellectual property associated with identified drug targets related to drug candidates under clinical development.

Other Policies and Judgments

Contracts with customers for both consumer and research services contain multiple performance obligations that qualify as distinct performance obligations. We allocate revenue to each performance obligation based on the standalone selling price (“SSP”). Judgment is required to determine the SSP for each distinct performance obligation. If SSP is not directly observable, then SSP is estimated using judgment while considering all reasonably available information. To determine the SSP, we consider multiple factors including, but not limited to, third-party evidence for similar services, historical pricing, customer usage statistics, internal costs, gross margin objectives, independent valuations, and marketing and pricing strategies.

Stock-Based Compensation

The fair value of employee and non-employee stock options are determined on the grant date using the Black-Scholes option pricing model using various inputs, including the fair value of the underlying common stock, the expected term of the stock-based award, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the stock-based awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

We recognize stock-based compensation cost on a straight-line basis over the requisite service period of the awards, which generally is the option vesting term. Forfeitures are accounted for as they occur.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

•

Fair Value of Common Stock. Given the absence of a public trading market during the fiscal years 2021, 2020, and 2019, our board of directors, with the input of management, considers numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards are approved. These factors include, but are not limited to, (i) our capital resources and financial condition; (ii) the rights and preferences held by our preferred stock classes relative to those of our common stock; (iii) the likelihood of achieving a liquidity event, such as an initial public offering; (iv) operational and financial performance and condition; (v) valuations of comparable companies; (vi) the status of our development, product introduction, and sales efforts; (vii) the lack of marketability of the common stock; and (viii) industry information.

•

Expected Term. Expected term represents the period that options are expected to be outstanding. We determine the expected term using the simplified method based on the option’s vesting term and contractual obligations.

•

Expected Volatility. The volatility is derived from the average historical stock volatilities of a peer group of public companies that we consider to be comparable to our business over a period equivalent to the expected term of the share-based grants.

•

Risk-Free Interest Rate. We derive the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

•	Dividend Yield. We base the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

The Black-Scholes assumptions used in evaluating our awards are as follows:

	Year Ended March 31,
	2021	2020	2019
Expected term (years)	4.0 - 6.1	5.0 - 6.1	5.0 - 6.3
Expected volatility	61% - 68%	53% - 62%	52% - 54%
Risk-free interest rate	0.2% - 0.5%	0.6% - 2.2%	2.5% - 3.1%
Expected dividend yield	0%	0%	0%

The variables used in these models are reviewed on each grant date and adjusted, as needed. As we continue to accumulate additional data related to our common stock valuations and assumptions used in the Black-Scholes model, we may refine our estimates of these variables, which could materially affect our future stock-based compensation expense.

Subsequent to the Business Combination, we will determine the fair value of the common stock underlying equity awards based on the closing price of our common stock as reported on the date of the grant.

Leases

Our lease portfolio consists of leased office space, dedicated lab facility space, and dedicated data center facility space, all of which are accounted for as operating leases. All lease arrangements are generally recognized at lease commencement. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized at commencement based on the present value of fixed payments not yet paid over the lease term. Operating lease ROU assets represent our right to use an underlying asset during the reasonably certain lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets also include any initial direct costs incurred and any lease payments made at or before the lease commencement date, less lease incentives received.

When considering the future lease payments to be included in the measurement of the operating lease liabilities, we include payments to be made in optional renewal periods only if we are reasonably certain to exercise the option, and will include periods covered by a termination option only if we are reasonably certain that we will not exercise such option. In addition, we elected not to utilize the hindsight practical expedient to determine the lease term for existing leases at adoption. We use the incremental borrowing rate based on the information available at the commencement date in determining the lease liabilities as our leases generally do not provide an implicit rate. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, in an economic environment where the leased asset is located.

Real estate leases of office facilities are the most significant leases held by us. For these leases, we have elected the practical expedient permitted under ASC 842 to account for the lease and non-lease components as a single lease component. As we enter into real estate leases, property tax, insurance, common area maintenance and utilities are generally variable lease payments that do not depend on an index or rate, and therefore, they are excluded from the lease liabilities and expensed as incurred in accordance with ASC 842. We reassess the lease term if and when a significant event or change in circumstances occurs within our control. None of our lease agreements contain significant residual value guarantees, restrictions, or covenants. We currently do not have any finance leases.

Income Taxes

We apply the provisions of ASC 740, Income Taxes. Under ASC 740, we account for our income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates and laws that will be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that we will not realize those tax assets through future operations.

We also utilize the guidance in ASC 740 to account for uncertain tax positions. ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not of being realized and effectively settled. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments, and which may not accurately reflect actual outcomes. We recognize interest and penalties on unrecognized tax benefits as a component of provision for income taxes in the consolidated statements of operations.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company has elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year (a) following October 2, 2025, the fifth anniversary of the closing of the Company’s initial public offering, (b) the year in which we have total annual gross revenue of at least $1.07 billion, or (c) the year in which we are deemed to be a large accelerated filer, which means the market value of the common equity of the Company that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; or (ii) the date on which the Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Quantitative and Qualitative Disclosures About Market Risk

We have operations primarily within the United States and we are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of March 31, 2021 and 2020, we had cash of $282.5 million and $207.9 million, respectively. Cash consists of cash in banks and bank deposits, and is not subject to market risk. A hypothetical 10% change in interest rates during any period presented would not have had a material impact on our historical consolidated financial statements for the fiscal years ended March 31, 2021, 2020 or 2019.

Foreign Exchange Rate Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of our revenue and expenses are denominated in U.S. dollars. Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international activities grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.

Recent Accounting Pronouncements

See the section titled “Summary of Significant Accounting Policies” in Note 2 of the notes to our consolidated financial statements.

BUSINESS

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to 23andMe Holding Co. and its consolidated subsidiary following the Business Combination, other than certain historical information that refers to the business of 23andMe, Inc. prior to the consummation of the Business Combination.

Our Mission

Our mission is to help people access, understand, and benefit from the human genome.

Overview

We think big. We are a mission-driven company dedicated to empowering consumers to live healthier lives. We believe that our premier database of genetic and phenotypic information crowdsourced from our millions of customers can revolutionize healthcare by providing insights into the origins and treatment of diseases and by speeding the discovery and development of novel therapies. We are committed to rigorous scientific, ethical, and privacy standards and to being the most trusted source of genetic information.

We pioneered direct-to-consumer genetic testing, giving consumers unique, personalized information about their genetic health risks, ancestry, and traits. We are the only consumer genetic testing company with multiple FDA authorizations for over-the-counter health and carrier status reports. We are dedicated to empowering our customers with information they can use to make better decisions about their healthcare, helping them to live healthier lives. We were the first company to obtain FDA authorization for a direct-to-consumer genetic test, and we are the only company to have FDA authorization, clearance, or pre-market exemption for all carrier status, genetic health risk, cancer predisposition, and pharmacogenetics reports offered to customers. As of March 31, 2021, over 55 health reports that meet FDA requirements were available to customers in the U.S.

Our Consumer & Research Services business segment comprises our Personal Genome Service® (“PGS”) and research services. Our PGS provides customers with a full suite of genetic reports, including information on genetic ancestral origins, personal genetic health risks, and chances of passing on certain rare carrier conditions to their children, as well as reports on how genetics can impact responses to medications. We believe that by providing customers with direct access to their genetic information before the onset of disease, we can empower them to make better decisions by arming them with information about their genetic risks and by highlighting opportunities for prevention and mitigation of disease. PGS provides customers with a fun, engaging experience, including access to frequent updates to reports and product features, the ability to connect with genetic relatives, and opportunities to participate in research. In 2020, we launched a new, premium subscription service called 23andMe+ that offers customers pharmacogenetic reports, personalized risk reports based on our research, and advanced ancestry and health features, including insights related to heart, reproductive health and sleep.

We perform research services using our database to discover insights into the genetic origins of disease and to identify promising targets for drug development. These services are performed under agreements with universities, research institutions and pharmaceutical companies, including our multi-year collaboration agreement with an affiliate of GlaxoSmithKline (“GSK”), which was signed in July 2018 (the “GSK Agreement”). We also provide clinical trial services to accelerate patient recruitment by using our database to identify patients most likely to be eligible for participation in a clinical trial of a new drug.

For the fiscal years ended March 31, 2021, 2020 and 2019 revenue from PGS represented approximately 81%, 89% and 96% of our total revenues, respectively.

Our Therapeutics business focuses on drug development, with a team committed to discovering and developing novel therapies to improve patient lives, and also includes out-licensing of intellectual property. We currently have development programs across several therapeutic areas, including oncology, immunology, neurology, metabolic and cardiovascular diseases, many of which are being pursued in collaboration with GSK. Our Therapeutics business is led by industry veterans and currently employs approximately 100 scientists located at our dedicated research facility in the heart of South San Francisco’s biotech cluster.

Our History

We were incorporated in Delaware in 2006. Since our inception, we have:

•	Served more than 11 million Customers*;

•

Received six FDA authorizations and clearances for testing for markers of carrier status (inherited conditions), genetic health risk (“GHR”), breast and ovarian cancer, pharmacogenetic metabolism, colorectal cancer, and pharmacogenetic drug response;

•	Built a trusted brand, demonstrated by the fact that approximately 80% of our Customers consent to participate in our research program;

•	Built a database consisting of more than four billion unique phenotypic data points from our Consenting Customers*;

•	Established research collaborations with universities, research institutions and pharmaceutical companies, including our exclusive collaboration with GSK; and

•	Published more than 180 papers in scientific journals.

*   When we refer to our “Customers,” we mean individuals who have registered a PGS kit and returned a saliva sample. “Consenting Customers” are Customers who have affirmatively opted in to participate in our research program.

Our Milestones

June 2014	We submit a 510(k) seeking premarket clearance for our Bloom Syndrome carrier test.

February 2015	FDA grants marketing authorization for our Bloom Syndrome carrier test pursuant to its de novo review standard.

April 2015	We launch our Therapeutics business.

June 2015	We celebrate one million Customers.

October 2015	We begin marketing our PGS health service in the U.S., which includes reports on carrier status, wellness, traits and ancestry.

April 2017	FDA grants marketing authorization for our GHR reports for ten disease conditions.

March 2018	FDA grants marketing authorization for our GHR report for BRCA1 (breast cancer gene 1) and BRCA2 (breast cancer gene 2) (selected variants).

July 2018	We enter into the drug target discovery, development and commercialization collaboration agreement with GSK.

October 2018	FDA grants marketing authorization for our pharmacogenetic reports, including our pharmacogenetics report for metabolism information of the CYP2C19 (liver enzyme) gene.

January 2019	FDA clears our GHR report for MUTYH-associated polyposis (“MAP”), a hereditary colorectal cancer syndrome.

May 2020	We celebrate 10 million Customers.

July 2020	First therapeutic asset resulting from the collaboration with GSK advanced to clinical trial.

August 2020	FDA clears our pharmacogenetics report for CYP2C19, modifying the labeling of the report authorized in 2018 to remove the need for confirmatory testing and allowing us to report interpretive drug information for two medications.

October 2020	We launch our 23andMe+ subscription service.

Behind Every Data Point is a Human Being

Big data is critical to unlocking the potential of the human genome. We use big data to provide personalized health and ancestry information to customers today, and to identify promising new therapies to treat a wide range of diseases in the future. But, big data comes from individual people. We never lose sight of the individuals behind the data, and have made those individuals—our Customers—the core value in everything we do: Behind Every Data Point is a Human Being.

We put our customers in control of their data at every step of their experience with us. Transparency and choice are fundamental to the 23andMe experience. Customers decide what information they want to learn and what information they want to share, if any. We recognize that each Customer will make a personal choice about what information to learn from their 23andMe experience. Beyond learning about their genetic ancestry and trait information, Customers may opt-in to view their genetic health risk, carrier status, and wellness information. They also may opt-in to view more sensitive genetic health risk information, such as genetic risks for Parkinson’s disease or late-onset Alzheimer’s disease. Each such report requires a separate, affirmative opt-in. Additionally, Customers can separately opt-in to:

•	Participate in our genetic relative finder feature called DNA Relatives, where Customers can find genetic relatives among other Customers who have also opted in to participate in the feature;

•	Participate in our research program, which is overseen by an independent institutional review board (“IRB”); and

•	Have their saliva sample biobanked by our contracted laboratory for future testing.

We do not default our Customers into any choice. The choices are each theirs to make. Customers are free to change their mind and can opt-out, discard their sample, download their data, and close their account at any time.

Security

We work vigilantly to keep our Customers’ data secure. We implement physical, technical, and administrative measures to prevent unauthorized access to or disclosure of Customer information, maintain data accuracy, ensure the appropriate use of information, and otherwise safeguard personal information. We have invested significantly over the course of many years in the security of our systems. Our practices include:

•

ISO/IEC 27001:2013 certification. Our information security management system, which protects 23andMe systems, has been certified under the globally recognized ISO/IEC 27001:2013, 27018 and 27701 standards after an extensive security audit.

•	Encryption. We use industry standard security measures to encrypt sensitive information both at rest and in transit.

•

Limited access to essential personnel. We limit access to our customers’ personal information to authorized personnel, based on job function and role. 23andMe access controls include multi-factor authentication, single sign-on, and a strict least-privileged authorization policy.

Collaboration with Our Customers

Our Customers actively engage with us to power our research. Approximately 80% of our more than 11 million Customers are Consenting Customers who have elected to participate in our research program. By participating in research, a Consenting Customer contributes their genotypic* and any phenotypic* information that they choose to provide to our research database. This consented collaboration with our Customers enables us to crowdsource billions of genotypic and phenotypic data points. We analyze hundreds of billions of associations each year, giving us a unique understanding of human biology, and enabling us to discover new insights. We report insights back to customers, giving them more information to help them understand their genetic risks and to manage their health. We believe that our database, which currently contains over one trillion genotypic and phenotypic data points, is the largest of its kind for research purposes in the world.

*   Genotypic data is information about the genetic makeup of each individual human being. Phenotypic data is information that Consenting Customers report to us, including through their responses to our online surveys, about their traits, conditions, diseases and other observable characteristics.

Every day, our Consenting Customers complete an average of 30,000 surveys online about their health, habits, ancestry, and traits. On average, a Consenting Customer who chooses to participate in research contributes to over 230 studies. This ongoing relationship with our Consenting Customers enables us to expand our database to discover promising targets for new therapies, with the goal of treating and preventing disease and improving public health.

We believe that our engagement with Consenting Customers creates unique advantages and opportunities, including an ability to re-contact these engaged Customers for purposes such as rapid recruitment for clinical trials based on specific genetic or phenotypic information they have provided to us. We believe that our huge re-contactable database enables us to make drug target identification and drug development more efficient. A recent example of our ability to rapidly recruit was our 2020 COVID-19 research study. We recruited 750,000 Consenting Customers in the first 90 days, and we received responses from over one million Consenting Customers. This study led to the development of our COVID-19 Severity Calculator, which provides insights for our Customers on risk factors for developing more severe infections and hospitalization related to COVID-19.

Collaboration with GSK

In July 2018, we entered into the GSK Agreement, and GSK made a $300 million investment in us on the same date. The GSK Agreement provides for an initial four-year exclusive collaboration for drug target discovery, development, and commercialization (the “Discovery Term”). GSK agreed to pay us $25 million per year for the initial four years of the Discovery Term, and has the right to extend the Discovery Term for a fifth year upon payment of an additional $50 million. To date, GSK has paid us $75 million, and the final $25 million for the fourth year of the Discovery Term is payable in July 2021. The GSK Agreement has enabled us to expand our research, discovery, development and ultimate commercialization efforts. Our collaboration with GSK combines the resources of our two companies to accelerate the identification of new therapeutic targets, conduct joint research, development, and commercialization of drugs that are jointly selected based on the strength of the biological hypothesis, the possibility to find a new therapy, and clinical need. We are working together with GSK on 39 novel drug targets as of March 31, 2021.

The GSK Agreement contemplates that once a promising drug target has been identified, each party will contribute 50% of the costs to further research and development efforts. Each company has the right, at the time of target identification to opt out of the equal funding, and, at specified development milestones, either to opt out of further funding or to reduce its funding share for the development program applicable to that drug target. These rights provide us with financial flexibility to advance programs in a 50-50 cost sharing or, alternatively, to opt-out at the target identification stage, or at later stages either to opt out or to reduce our funding participation.

If a party opts out or reduces its funding participation for a particular program, it will not share equally in the profits generated by the successful commercialization of that program. Instead, it will be eligible to receive royalties if the program results in a product that is successfully commercialized. The royalty rates vary according to the time at which the party exercised its opt out right or reduced its funding share, as well as other factors, including net sales of a commercialized product on a country by country basis. For successfully commercialized products as to which royalties are applicable, the term of such royalties would begin on the first commercialization date and, in general, would end when all applicable patent protection with respect thereto has expired. To date, all of the programs are at early stages and no products have yet been commercialized. We cannot predict if or when any royalties may ultimately become payable, or the duration or other terms applicable to any such possible royalties.

Each party granted to the other party reciprocal, non-exclusive licenses to its background technology and to technology created in the course of the collaboration, in order to enable the parties to work together to identify and evaluate targets, and once targets are identified for development, to collaborate on such development and commercialization of a product that is successfully developed. These rights apply to the background technology applicable to, and the technology created in the course of developing, the 39 collaboration programs in early stage development as of March 31, 2021. After the Discovery Term, each party may use and sublicense technology created in the course of the development, subject to compliance with applicable legal constraints and the specific limitations of any applicable consents.

The GSK Agreement may be terminated during the Discovery Term by mutual consent of the parties, or by either party in the event of a material breach or material adverse effect of the other party, and for specific programs, by the lead party for such program (or in the case of programs as to which one party has opted out, by the other party if it has continued such program on its own). Following expiration or termination of the Discovery Term, the GSK Agreement remains in effect with regard to any development programs being pursued at such time, and, if any resultant products are commercialized, with respect to the commercialization and applicable profit sharing or royalty provisions that apply to such commercialized products. The licenses that each party has granted to the other will generally survive until the date that no further profit-sharing or royalties are owed for any products under such programs, or the earlier termination of any development program.

Our Platform

We believe that the unique integration of our consumer and therapeutics businesses gives us an advantage stretching from research through commercialization of therapeutic drugs. It enables us to actively engage with our Consenting Customers, to continually increase the size and diversity of our database, and to discover new therapies, genetic insights and products that can be provided back to our customers.

Consumer & and Research Services

Personal Genome Services

We are the first direct-to-consumer genetic testing company to include FDA-authorized genetic health risk, carrier status, and pharmacogenetic reports. Our PGS health reports are designed to promote appropriate clinical follow-up on important genetic results, increase awareness of nongenetic health risk factors, encourage customers to seek recommended screenings, such as mammograms and heart health tests, and educate customers on the benefits of healthy lifestyle habits.

In addition to consumers purchasing for their own use, our PGS service is a popular gift that has been highlighted on Amazon’s Prime Day and in numerous holiday gift giving guides. We have designed our PGS platform to offer several services and give customers choices of what information they want to learn from their genetics. Our PGS service is available for purchase on our website, 23andMe.com, or, in the U.S., the United Kingdom, and Canada, through Amazon.com.

In the U.S., we offer two PGS services, as well as our 23andMe+ subscription service, which was launched in October 2020:

•

Ancestry + Traits. This is our base service, which provides customers information about their genetic ancestral origins and how genetics may influence over 30 traits, such as earlobe type or misophonia, and includes a tool that enables customers who choose to opt in to connect with genetic relatives that are also customers of 23andMe.

•

Health + Ancestry. This builds upon our Ancestry + Traits Service to also provide reports relating to a customer’s health predisposition (including for BRCA1/BRCA2 (selected variants) and late-onset Alzheimer’s disease), carrier status (including for cystic fibrosis and hereditary hearing loss), wellness

(including for deep sleep, lactose intolerance and genetic weight), and carrier status reports. Ancestry + Traits Service customers can upgrade to the Health + Ancestry Service for a fee.

•

23andMe+ Subscription. We launched our subscription service add-on to our Health + Ancestry Service in October 2020. This service provides customers with additional health reports, including pharmacogenetic reports, personalized risk reports based on 23andMe research, and advanced ancestry and health features, including insights relating to reproductive health, sleep, and diet.

Outside of the U.S., the Health + Ancestry Service and Ancestry + Traits Service are available in Canada, the United Kingdom, Ireland, Denmark, Sweden, The Netherlands and Finland. The Ancestry + Traits Service is available in 41 additional countries.

Our Research Platform

We use our research platform to perform research services. Our research enables us to discover novel potential new therapies for unmet medical needs and to gain new insights that we can share with our Customers. Our research is based on the information that our Consenting Customers allow us to use for this purpose. Consenting Customers also participate in our online surveys and provide us with additional information about their habits, traits, characteristics, and lifestyles. This genotypic and phenotypic data enables us to perform Genome Wide Association Studies (“GWAS”) and Phenome Wide Association Studies (“PheWAS”).

A GWAS begins with a phenotype of interest; this may be a particular trait, a symptom or a disease. We then systematically analyze the entire genome to determine whether this phenotype of interest is associated with any identified genetic variants. An example would be to examine whether a particular genetic variant shows up with more frequency in individuals who have sleep apnea than in individuals who do not have sleep apnea. A PheWAS may begin with either a genotype or a phenotype of interest. An example would be to examine a genetic variant that is associated with sleep apnea and then determine whether other phenotypes—for example, asthma—also show a statistically significant association with that genetic variant.

Our Consenting Customers have contributed over four billion phenotypic data points, creating what we believe to be the largest database of its kind for research in the world. Many Consenting Customers who participate in our research programs have conditions of significant research interest or have genetic variants known to be associated with a specific condition. We apply machine learning and other analytic techniques in performing GWAS and PheWAS, enabling us to discover insights into whether and how particular genetic variants affect the likelihood of individuals developing specific diseases. These insights can reveal which genes are involved in the development of disease, and may highlight opportunities to develop a drug to treat or cure that disease.

Our Strategy

•

Building the most trusted brand in digital health. Our customers are our partners. We seek to empower them with knowledge that will help them, and ultimately will help everyone, to live happier, healthier and longer lives. We rely on the trust of our customers, we respect their choices about their data and we work every day to earn and keep their trust.

•

Revolutionizing healthcare. Traditional healthcare is impersonal, difficult and frustrating for consumers, and focuses on treatment and not prevention of disease. We believe that our customer-centric, personalized model has the power to radically shift traditional healthcare to a new focus on individualized care and prevention. Our trusted brand, millions of engaged customers and unique database of genetic and phenotypic information provide opportunities for expansion into new and innovative healthcare models that will drive future growth. Those opportunities include product enhancements such as our proprietary polygenic risk scores, new product offerings aimed at extending our personalized and customer-centric philosophy to primary healthcare, and potential acquisitions of other consumer-oriented healthcare businesses.

•

Scaling research. Our research platform is based on a continually growing database of genotypic and phenotypic information. Our database allows us to conduct analyses in a multi-directional fashion, by searching for genetic signatures of particular diseases or the likelihood of a particular genetic variant causing disease in a particular individual or group of individuals who share the same trait. Our platform enables us to rapidly and serially conduct studies across an almost unlimited number of conditions at unprecedented statistical power, yielding insights into the causes and potential treatments of a wide variety of diseases.

•

Efficiently develop novel therapeutics. We believe that our research platform enables us to rapidly identify genetically validated drug targets with improved odds of clinical success. With our state-of- the-art bioinformatics capabilities, we analyze the trillions of data points in our database, optimizing the use of our resources, to genetically validate drug targets, inform patient selection for clinical trials and increase the probability of success of our programs. We plan to advance new drugs through the rapid selection of those with compelling clinical promise.

•

Maximizing our collaborations. Since inception we have worked with researchers in academia and in biopharma to demonstrate the quality and power of our database and advance discoveries, resulting in more than 180 published papers. Our collaboration with GSK further validates our drug discovery approach and expands our reach through GSK’s size and deep expertise. We plan to continue to leverage synergistic relationships to advance the development of our own, as well as our jointly owned, clinical programs.

•

Dreaming Big. We have a founder-led, inclusive, entrepreneurially inspired and scientifically rigorous approach to all we do. Our smart, team-spirited, customer-first, and data-driven people make the difference.

We plan to continue to expand our team and advance our mission to help people, learn, understand and benefit from the human genome.

Our Market Opportunity

Consumer & Research Services

Personal Genome Services

We are seeking to disrupt the healthcare system by providing a personalized health and wellness experience to our Customers. A 2020 study of more than 1,000 US consumers by Redpoint Global/Dynata indicates that 75% of consumers wish that their healthcare experience could be more personalized. We believe that this study demonstrates a vast need, and potential market, for our products and services. As of June 30, 2021, we had over 11 million Customers. We believe that we are empowering our Customers to take control of their health and manage and potentially prevent disease by providing them with detailed information about their genetic risks.

Historically, the practice of medicine has been reactive, where doctors treat patients only after the patients develop symptoms of disease, with a lack of a focus on prevention. Until they develop a condition, patients are treated similarly based upon standard phenotypic data points such as age, gender, family history, weight, and other observable factors. This approach shortchanges patients. It doesn’t treat them as individuals and often ignores their individual needs. It also misaligns incentives, because the healthcare system only makes money when patients are sick; it is not set up to help people stay well. We want to change these incentives and create a system that rewards personalization and prevention in healthcare.

We believe that our ability to analyze genetic information and provide personalized reports on genetic variations that are known to be associated with important health conditions empowers our Customers. Armed with this personalized information, our Customers have the ability to make informed, proactive decisions about their health and their lives. Our studies show that Customers make positive health changes after receiving their PGS results. In a 2019 survey designed by 23andMe and M/A/R/C® Research, we asked Health + Ancestry Service Customers about the overall impact of their 23andMe experience, regardless of their results. Among those who responded to the survey*:

•	76% said they made one or more changes related to health;

•	55% reported healthier eating habits;

•	50% reported that they had adopted a healthier lifestyle generally;

•	45% said they were exercising more; and

•	42% said they were getting more sleep or rest.

*	Based on 2019 online survey, designed by 23andMe and M/A/R/C Research, of 1,046 Health + Ancestry Service customers

We expect to continue to develop and provide to our Customers new reports, including reports on cancer risk, diet, reproductive health, fitness and injuries, sleep, pharmacogenetics, and autoimmune conditions.

Additionally, we believe that direct-to-consumer (“DTC”) genetic health testing is gaining wider acceptance by physicians in the U.S. A survey completed by 1,000 U.S. primary care physicians (“PCPs”) found PCPs to be more than twice as likely to be comfortable discussing benefits, risks and limitations of genetic health testing, as well as interpreting and discussing results of a genetic test than they were two years ago. The report also found 80 percent of PCPs are open or likely to recommend DTC genetic testing for health if asked about it by their patients. A 2018 report from Health Affairs found that 70% of PCPs believe that genetic testing will improve clinical outcomes.8

[8]	Health Affairs, “Views Of Primary Care Providers On Testing Patients For Genetic Risks For Common Chronic Diseases” (Volume 37, May 2018).

We believe that we can be a partner to our Customers in pursuing a healthier lifestyle. We expect to continue to invest in expanding our PGS offerings and marketing our PGS to customers, and that as we attract more Customers, we will benefit from the network effect created by an increasing cohort of Customers who recommend our PGS to their families and friends.

23andMe+ Subscription Service

In October 2020, we launched the 23andMe+ subscription service, an annual membership that provides customers with over 10 exclusive reports and features. This subscription is an add-on to our Health + Ancestry Service. 23andMe+ provides customers with additional health reports, including three FDA-authorized pharmacogenetics reports, as well as personalized risk score reports based on 23andMe research. These new risk scores can help Customers understand their genetic risks for atrial fibrillation, coronary artery disease, LDL cholesterol and hypertension and migraine, and provide them with information on preventing and managing these conditions. 23andMe+ also provides customers with advanced ancestry-related features, such as enhanced tools and filters for finding genetic relatives. We are continually investing in new reports and features to provide to subscribers, and expect to add new reports for subscribers based on genetic insights from our research, including insights into cancer risk, reproductive health and diet. We believe the 23andMe+ subscription will enhance Customer engagement as subscribers receive new content with discoveries about themselves throughout the subscription period and meaningful and customized information to help them lead healthier lives.

Therapeutics

Overview

We believe our research platform can help discover novel treatments for patients with serious unmet medical needs. Our scale, which enables us to conduct real-time genetics health research, provides opportunities for novel discoveries in many therapeutic areas, including oncology, immunology, cardiovascular and metabolic disease and neurology. We have approximately 100 scientists on our Therapeutics team with capabilities for drug and antibody discovery, as well as for the early phases of drug development.

The traditional drug development process is costly and inefficient. The average per drug cost to develop a new drug is $2.6 billion dollars. On average it takes seven years for a drug candidate to progress to submission of an Investigational New Drug Application (“IND”), and nearly ninety percent of drug candidates fail and are never approved.

Our Solution

We believe our research platform can transform the process of drug development. Genetic data can significantly improve our understanding of diseases, their pathways and mechanisms, leading to the design and development of more targeted medicines. Use of genetic data in selecting drug targets can increase both the probability of success in a particular indication and avoid unwanted safety risks. Some published studies predict that selecting genetically supported drugs could double the success rate in clinical development and impact the successful development of new drugs.

The scale of our database provides us with a unique opportunity to pursue genetically targeted drug discovery by enabling us to:

•

Query data that enable us to identify a statistically meaningful number of individuals who report having a particular disease, which we then use to determine whether the presence or absence of a particular genetic variant increases or decreases the likelihood of developing the disease;

•	Pursue novel associations instead of developing “me too” drugs;

•	Conduct discovery at scale—significant number of novel associations from a diverse range of people;

•	Improve target selection to discover safer, more effective “precision” medicines.

•	Support identification of patient subgroups that are more likely to respond to targeted treatments; and

•	More quickly identify and recruit patients for clinical studies from our re-contactable database.

Given the large-scale of the research database, we are able to identify large numbers of individuals who self-report having certain diseases, as shown in the figure above. By combining information regarding disease status with genetic data, we identify potential drug targets by conducting GWAS, in which we test inherited genetic variants for association with each disease. New programs are identified through GWAS associations, the number and statistical significance (expressed generally in terms of “p-value”) of which increase as the size of our database grows, as shown in the figure below.

Our database scale enables us to conduct genetics research across multiple diseases based on genotypic and phenotypic data in both European and non-European populations for diseases with a greater than 0.1% prevalence in the population. We expect to be able to also identify diseases with a lower prevalence as our database grows and our computational methods continue to advance. Phenotypes in our database cover common and rare diseases which provides us with an understanding of disease mechanisms across multiple phenotypes and can help us identify potential safety concerns at an early stage.

Our Therapeutics Pipeline

We Have Generated a Deep Pipeline Across Multiple Therapeutic Areas9

We are building a pipeline across multiple therapeutic areas including Immuno-oncology (“IO”), autoimmune and inflammatory diseases and cardiovascular/metabolic disorders. For example, our most advanced program is in IO, and is being pursued in collaboration with GSK. We discovered that targets of existing major IO therapies have a unique genetic signature in our database, based on associations with autoimmune disease in one direction and cancer in the other. We used this signature to analyze our database for novel IO targets that are primarily expressed in immune cells and cancers. We identified that the CD226 pathway has a genetic IO signature and this pathway plays an important role in regulating Natural Killer (“NK”) and T-cell function. We selected CD96, a critical component of the CD226 pathway, because it is a protein that can suppress T-cell and

[9]	Pipeline as of March 21, 2021.

NK cell activation in tumors. By disrupting the interaction between two proteins, CD96 and CD155, the antibody, GSK’608, has the potential to promote immune cell activation and anti-tumor activity. The Phase 1 program, led by GSK, began enrollment in 2020. We anticipate initiating combination dosing with an anti-PD-1 therapy later this year.

In addition to the collaboration with GSK, we have several proprietary programs. Our second most advanced program, P006, also in IO, is wholly owned by 23andMe. We anticipate advancing P006 into clinical trials by the end of our fiscal year 2022. Our P006 antibody blocks the suppression of T-cells by tumors and reactivates their immune response. We have seen a rapid acceleration in the discovery of genetically identified disease targets from the database and anticipate continued growth in the future. This graph (figure) plots the number of actual genetically validated targets as of March 31, 2019, March 31, 2020 and December 31, 2020.

We have the opportunity to collaborate with, or out-license our wholly-owned programs to third parties. For example, in early 2020, we signed a strategic agreement with Almirall, S.A. (“Almirall”), a medical dermatology company, to out-license our bispecific monoclonal antibody designed to block all three members of the IL-36 cytokine subfamily. IL-36 is a part of the IL-1 cytokine family, which is associated with multiple inflammatory diseases, including various dermatological conditions. Our agreement with Almirall provides Almirall with the right to develop and commercialize the antibody for worldwide use, in exchange for royalties.

Manufacture/Supply

For our PGS, we do not have in-house manufacturing capabilities and do not plan to develop such capacity in the foreseeable future. We do have a quality system that is compliant to 21 C.F.R. Part 820 for the regulated activities that are performed by us. We rely on third party suppliers, which we have qualified in accordance with our quality system to provide materials (such as our saliva collection kits, bead chips, reagents or other materials and equipment used in our laboratory operations) and services. Currently, we rely on a sole supplier to manufacture our saliva collection kits. If we were to change the design of certain of the materials which we rely on, such as our bead chip or our saliva collection kit, we may need to seek additional premarket review from the FDA. Should we seek to utilize additional laboratories, prior to utilizing their services for our U.S. customers the laboratories would need to obtain appropriate Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) certification and state licensure (if required) including the validation of our testing services in accordance with FDA and CLIA regulations and expectations.

For Therapeutics, we do not have capability nor do we plan to develop current good manufacturing practices (“cGMP”) capacity for the manufacture, or supply of clinical therapeutics for our clinical trials nor for commercialization. We oversee the development of, and rely on third party suppliers to provide cGMP material for our planned clinical studies and will continue to work with contract manufacturers to improve process requirements to enable continued progress through clinical development to commercial medicines.

Technology

Our PGS is a non-invasive genetic information service that provides qualitative genotyping data to individuals. The core components of the PGS consist of an FDA-cleared saliva collection kit; custom genotyping chip; laboratory procedures, equipment and analysis; and proprietary result-reporting software.

After placing an order, the customer receives by mail an Oragene®•Dx saliva collection kit. The saliva collection kit includes a sample collection tube with a unique barcode printed by the manufacturer, funnel, preservative solution, instructions for use, and pre-paid packaging for returning the sample to the processing laboratory.

Once the saliva sample is received by the laboratory, DNA extraction and quantification steps occur. Samples meeting a minimum DNA concentration of 15 ng/µL are processed and prepared for amplification and BeadChip addition. The custom Illumina Infinium® BeadChip genotyping chip is designed to detect >600,000 specific single nucleotide polymorphisms (“SNPs”), as well as other genetic variants; all markers refer to specific positions in the National Center for Biotechnology Information reference human genome.

BeadChips are read by the Illumina iScan® system, which is a laser-based, high-resolution optical imaging system. The instrument reads BeadChips by employing red and green lasers to excite the fluorophores of the allele-specific extended products found on the beads. Light emissions from these fluorophores are then recorded in high-resolution images of each BeadChip section. Data from these images are analyzed to determine genotypes using Illumina’s GenomeStudio® software package. GenomeStudio is a modular software application that allows viewing and analyzing of genotypic data obtained from the iScan.

The iScan software uses the dmap file to associate signal intensity measured by the iScan Reader with bead type. The algorithm uses sequential hybridizations of dye-labeled oligonucleotides, or decoders, complementary to bead sequences to create a combinatorial decoding scheme for arrays. The approach uses sequences designed to hybridize to a defined target with high specificity. It is capable of decoding, with high accuracy, many thousands of bead types. Each bead type is defined by a unique DNA sequence that is recognized by a complementary decoder. Raw genotypes are determined using the GenomeStudio software package.

The genotype content is separated, analyzed, and integrated into predefined report templates specific for each condition associated with each genotype. The Company’s proprietary Coregen software conducts a variety of control checks on the file, resulting in a final analytical genotype profile for each customer sample. The Coregen data is then used to generate unique GHR reports that are based on information from reported scientific findings on genotypes. Genetic results are returned to the Customer in a secure account on the 23andMe website or through the 23andMe mobile application.

Our Competitive Strengths

We aim to harness the power of genetics to empower Customers to understand and manage their health-related risks, live healthier lives and choose to partner with us by participating in our research. We believe we have unique capabilities and assets that will enable us to succeed in expanding our engagement with Customers and in using our crowdsourced database to discover and develop novel therapeutics to treat unmet medical needs.

•

Our platform is uniquely capable of creating Customer engagement. PGS provides Customers with unique insights into their genetic ancestry, traits, and health risks. We offer Customers the opportunity to find relatives through our DNA Relatives feature and to participate in research by providing answers to survey questions about their health. Seven million of our Customers logged in to their 23andMe account in calendar year 2020.[10]

[10]	23andMe data on file.

•

Our unique database includes over 1 trillion genotypic and phenotypic data points. We believe we are the only company with a crowdsourced database of information from Consenting Customers. This huge database enables us to conduct research at an unprecedented scale to develop novel insights for our customers and to discover and develop new therapies.

•

Big data and machine learning approaches add diversity to our pipeline. Our ability to synthesize and process billions of genotypic and phenotypic data points to generate multiple customer insights and therapeutic targets across multiple disease areas provides diversity to our pipeline.

•

Regulatory expertise that will help inform future clinical product development. Having been the first company to have ever obtained FDA marketing authorization for an over-the-counter genetic test and the only company to have obtained marketing authorization for multiple indications for over-the-counter genetic testing, we believe we have developed valuable core capabilities that will facilitate future product development to regulatory approval. We believe this capability will help inform future development of other consumer health offerings, including digital health applications.

•

Transformational collaborations with industry leaders validate our platform. Our collaborations with industry leaders such as GSK validate our unique approach to genetic-based discovery and development. We will continue to seek opportunities to optimize our ever-growing database to drive product and therapeutic development and commercial success.

•

Strong intellectual property protects our genetic platform and its applications. As of December 31, 2020, we had 34 pending utility patent applications and 34 issued utility patents as of that date, covering improvements in algorithms for processing genetic data, methods of analyzing genetic data, systems for analyzing genetic data, graphical user interfaces associated with customer facing products and content, and other applications. We have 10 issued design patents and four pending design patent applications as of December 31, 2020. In addition we have established strong brand recognition, which is protected by our trademark and copyright registrations.

Competition

Consumer (PGS)

The number of companies entering the personal genetics market with offerings similar to our direct-to-consumer PGS continues to increase. We also face competition from other companies attempting to capitalize on the same, or similar, opportunities as we are, including from existing diagnostic, laboratory services and other companies entering the personal genetics market with new offerings such as direct access and/or consumer self-pay tests and genetic interpretation services. Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases than we have. Our competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract customers away from our services and reduce our market share. We believe that our ability to compete successfully will depend on the following factors:

•	the size of our Customer base;

•	the timing and market acceptance of products and services, including the developments and enhancements to those products and services, offered by us or our competitors;

•	customer service and support efforts;

•	selling and marketing efforts;

•	ease of use, performance, price and reliability of solutions developed either by us or our competitors; and

•	our brand strength relative to our competitors.

Therapeutics

Our therapeutics business faces substantial competition from larger, more established pharmaceutical and biotechnology companies with marketed products that have been accepted by the medical community, patients, and third-party payors, as well as smaller companies in our industry that have successfully identified and developed drugs. Our ability to compete in this industry may be affected by the previous adoption of such products by the medical community, patients, and third-party payors.

We recognize that other companies, including larger pharmaceutical and biotechnology companies, may be developing or have plans to develop drugs that may compete with ours. Many of our competitors have substantially greater financial, technical, and human resources than we have. In addition, many of our competitors have significantly greater experience than we have in undertaking preclinical studies and human clinical trials of drugs, obtaining FDA and other regulatory approvals of drugs for use in healthcare and manufacturing, and marketing and selling approved drugs. Our competitors may discover, develop or commercialize products or other novel technologies that are more effective, safer or less costly than any that we are developing. Our competitors may also obtain FDA or other regulatory approval for their drugs more rapidly than we may obtain approval for any drug that we develop.

We anticipate that the competition with our drugs will be based on a number of factors, including product efficacy, safety, availability, and price. The timing of market introduction of any successful drug and competitive drugs will also affect competition among products. We expect the relative speed with which we can develop drugs, complete the clinical trials and approval processes, and supply commercial quantities of such drugs to the market to be important competitive factors. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, protect our intellectual property, and to secure sufficient capital resources for the period between target identification and commercial sales of the resulting drug.

Intellectual Property

Since inception, we have considered our intellectual property (“IP”) as a critical part of our mission. We make every effort to protect our IP, and as of January 21, 2021, have built an extensive patent estate owned by 23andMe, as summarized below:

Consumer (PGS) Patent Estate

Our PGS patent estate consists of 45 granted U.S. patents, which include 35 utility and 10 design patents that cover technologies that include graphical user interfaces, aspects of algorithms for processing genetic data, computer implemented inventions, bioinformatics, and genotyping. Included in these are patents that relate to the following PGS services: (i) six design and 25 utility patents relate to our Ancestry + Traits service, (ii) eight design and four utility patents relate to our Health + Ancestry service, and (iii) three utility patents relate to our 23andMe+ service. The PGS patent estate also includes 38 U.S. pending patent applications, which include five design, 30 utility, two Patent Cooperation Treaty (“PCT”) applications, and one European patent application. Included in these are applications that relate to the following PGS services: (i) four design and 29 utility applications relate to our Ancestry + Traits service; (ii) four design and 30 utility applications relate to our Health + Ancestry service; and (iii) five utility applications relate to our 23andMe+ service. The two PCT applications and the one European application relate to both our Ancestry + Traits and Health + Ancestry services.

Our PGS patent portfolio has expected expiration dates ranging from about 2028 to about 2041.

Therapeutics Patent Estate

Our therapeutics patent estate consists of 18 pending U.S. utility and foreign utility patent applications, which include five U.S. utility and 13 foreign utility patent applications, covering key areas of our past and current therapeutic development candidates. These applications include those in the following jurisdictions: the PCT, Gulf Cooperation Council, Argentina, Venezuela and Taiwan. The subject matter of the therapeutics patent portfolio relates to our immuno-oncology and inflammatory disease therapeutic areas. Our therapeutic patent portfolio has expected expiration dates ranging from about 2039 to about 2042.

Please note that we cannot be sure that patents will be granted with respect to any patent applications we have filed or may file in the future, and we cannot be sure that any patents that have been granted or may be granted to us in the future will not be challenged, invalidated, or circumvented or that such patents will be commercially useful in protecting our technology.

We also appropriately guard our company trade secrets and know-how to maintain our business advantage, and seek to identify and obtain third party licenses where useful. In circumstances where we rely on trade secrets or proprietary know-how to protect our technology, we seek to protect such IP, in part, by entering into confidentiality agreements with those who have access to our confidential information, including our employees, contractors, consultants, collaborators, partners and advisors. We also internally designate levels of sensitive information with certain groups within the company. We also seek to preserve the integrity and confidentiality of our trade secrets or proprietary know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems. Although we have confidence in these individuals, organizations, and systems, agreements or security measures may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets or proprietary know-how may otherwise become known or may be independently discovered by competitors. To the extent that our employees, contractors, consultants, collaborators, and advisors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. For this and more comprehensive risks related to our proprietary technology, inventions, improvements and product candidates, please see the section titled “Risk Factors—Risks related to our intellectual property.”

Government Regulation

Consumer (PGS) Business

Certain of our genetic health risk, carrier status, and pharmacogenetic reports are subject to regulatory oversight by the FDA under provisions of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing, distribution, and export of diagnostic products. The third party laboratories that we contract with to perform the laboratory portions of our service are subject to oversight by the Centers for Medicare and Medicaid Services (“CMS”) pursuant to CLIA, as well as agencies in various states, including New York. We are subject to many other federal, state and foreign laws, including anti-fraud and abuse, anti-kickback and patient privacy. Failure to comply with applicable requirements can lead to sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, exclusion from participation in federal and state healthcare programs, civil money penalties, injunctions, and criminal prosecution.

Regulation of In Vitro (“IVD”) Diagnostics and Medical Devices

IVDs are regulated by the FDA in the U.S. as medical devices in accordance with the FDCA and its implementing regulations. The FDCA and its implementing regulations govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical devices.

Medical devices must undergo premarket review prior to commercialization unless the device is exempt from such review or was in commercial distribution prior to May 28, 1976 (referred to as a “pre-amendment” device).

•

For devices that require submission of a 510(k) premarket notification, the regulatory process requires the applicant to demonstrate that the device to be marketed is at least as safe and effective as, that is, substantially equivalent to, a legally marketed predicate device. The applicant must submit information that supports its determination that its subject device is substantially equivalent to a legally marketed predicate device. 510(k) premarket notifications do not generally require clinical data. The 510(k) premarket notification pathway generally takes from three to nine months from the date the application is accepted for review but can take longer.

•

For devices that require approval of a premarket application (“PMA”), the PMA process requires the applicant to provide clinical and laboratory data that establishes that the new medical device is safe and effective. The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). PMA applications generally require extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the Quality System Regulation (21 CFR Part 820) (“QSR”), which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing. The average review time for a PMA application is one to two years, but can take longer.

•

Novel device technologies, including novel device changes, that have not been previously classified by FDA and for which there is no suitable predicate device are considered Class III “by default” under the FDCA. Although high-risk devices formally classified by FDA as Class III require FDA approval via the PMA process, novel devices that are Class III “by default” may be eligible for authorization by FDA via the De Novo pathway. To obtain marketing authorization via the De Novo pathway, the applicant must show that the subject device is low to moderate risk, such that it can be reclassified as Class I or Class II. The De Novo request pathway usually requires more testing data than a 510(k), and often requires clinical data. The average review time for a De Novo request is nine to 12 months, but can take longer.

Should a company need clinical data to support a premarket application, FDA regulates clinical investigations through its Investigational Device Exemption (“IDE”) regulations 21 C.F.R. Part 812. Clinical investigations of devices that are of a significant risk require pre-approval from FDA. Investigations of devices that are of a non-significant risk do not require FDA pre-approval; however, an Institutional Review Board (“IRB”) must agree that the study is of a non-significant risk. In addition, certain clinical investigations are exempted from IDE regulations including investigations of IVDs so long as certain criteria are met. The IDE regulations place specific requirements on sponsors and investigators of clinical studies including reporting to FDA certain adverse events and recordkeeping to demonstrate compliance with the regulations. FDA can conduct periodic, unannounced inspections of sponsors and investigators to evaluate compliance with the IDE regulations. Failure to comply with the IDE regulations can subject the sponsor and investigator to administrative enforcement proceedings, civil penalties, and/or criminal penalties.

We utilized the 510(k) and De Novo pathways to seek authorization from the FDA for those aspects of the PGS products that are medical devices. Specifically, the FDA granted our first De Novo authorization to market our PGS product for Over-the-Counter Carrier testing for Bloom Syndrome in February 2015. Since 2015, we received three additional FDA De Novo Authorizations for Over-the-Counter Genetic Health Risks, BRCA1/BRCA2 Selected Variants and Pharmacogenetic Metabolism Information as well as two FDA 510(k) Clearances for MUTYH and Pharmacogenetic Drug Response Information. The regulations governing our authorizations and clearances place substantial restrictions on how our PGS service is marketed and sold, specifically, requirements on pre-purchase information we must provide to consumers and special controls we must comply with due to the over-the-counter nature of our PGS product. We may develop new diagnostic products and services that are regulated by the FDA as medical devices, or make changes to our medical devices that trigger a premarket submission that requires clinical data. The regulatory review and approval process for medical devices can be costly, timely, and uncertain. This process may involve, among other things, successfully completing additional clinical trials and submitting a premarket 510(k) notice, De Novo submission, or filing a premarket approval (PMA) application with the FDA. If premarket review is required by the FDA, there can be no assurance that our tests will be cleared, authorized, or approved on a timely basis, if at all. In addition, there can be no assurance that the claims we propose to FDA for clearance, authorization, or approval will be cleared, authorized, or approved by FDA.

We consider certain of our Wellness reports and Polygenic Risk Score reports to be either not medical devices under the FDCA or to be medical devices subject to FDA enforcement discretion in accordance with FDA’s General Wellness: Policy for Low Risk Devices (issued July 29, 2016 and revised September 27, 2019). Using a risk-based approach, FDA’s policy established a group of devices that meets the definition of a medical device but will not be subject to the requirements of the FDCA. It is possible in the future that the FDA may disagree that some or all of our Wellness or Polygenic Risk Score reports are subject to regulation under the FDCA and could thus subject us to enforcement action and penalties. We consider our COVID-19 Severity Calculator to be a medical device that is subject to FDA enforcement discretion in accordance with FDA’s Policy for Device Software Functions and Mobile Medical Applications (issued September 27, 2019). Using a risk-based approach, FDA’s policy established a group of software that meets the definition of a medical device but will not be subject to the requirements of the FDCA. It’s possible that the FDA may disagree that our COVID-19 Severity Calculator is subject to enforcement discretion and could thus subject us to an enforcement action and penalties. If this were to occur, we will likely have to utilize the premarket pathways described above or seek FDA authorization through the Emergency Use Authorization (“EUA”) pathway in order to market the COVID-19 Severity Calculator. If we utilize the EUA pathway, the authorization to market the software application will terminate once the Secretary of the Department of Health and Human Services (“HHS”) declares the COVID-19 emergency over.

Both before and after a medical device is commercially released, we have ongoing responsibilities under FDA regulations which can increase the cost of conducting our business. The FDA reviews design and manufacturing practices, labeling and record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed medical devices. We are also subject to periodic inspection by the FDA for compliance with its Quality System Regulation (21 CFR Part 820) (“QSR”), among other FDA requirements, such as requirements for advertising and promotion of our devices. Our manufacturing operations, and those of our third-party finished device manufacturers, are required to comply with the QSR, which addresses a company’s responsibility for product design, testing and manufacturing quality assurance and the maintenance of records and documentation. The QSR requires that each manufacturer establish a quality system by which the manufacturer monitors the manufacturing process and maintains records that show compliance with FDA regulations and the manufacturer’s written specifications and procedures relating to the devices. QSR compliance is necessary to receive and maintain FDA clearance or approval to market new and existing products and is also necessary for distributing in the U.S. certain devices exempt from FDA clearance and approval requirements. The FDA conducts announced and unannounced periodic and on-going inspections of medical device manufacturers to determine compliance with the QSR. If in connection with these inspections the

FDA believes the manufacturer has failed to comply with applicable regulations and/or procedures, it may issue inspectional observations on Form FDA-483 (“Form 483”) that would necessitate prompt corrective action. If FDA inspectional observations are not addressed and/or corrective action is not taken in a timely manner and to the FDA’s satisfaction, the FDA may issue a warning letter (which would similarly necessitate prompt corrective action) and/or proceed directly to other forms of enforcement action, including the imposition of operating restrictions, including a ceasing of operations, on one or more facilities, enjoining and restraining certain violations of applicable law pertaining to products, seizure of products, and assessing civil or criminal penalties against our officers, employees or us. The FDA could also issue negotiate the entry of a consent decree of permanent injunction with us. The FDA may also recommend prosecution to the U.S. Department of Justice (“DOJ”). Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products and could have a material adverse effect on our business, financial condition and results of operations.

Corruption

In situations involving healthcare providers employed by state-funded institutions or national healthcare agencies, violation of the local anti-kickback law may also constitute a violation of the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits any U.S. individual, business entity or employee of a U.S. business entity from offering or providing, directly or through a third party, including the distributors we rely on in certain markets, anything of value to a foreign government official with corrupt intent to influence an award or continuation of business or to gain an unfair advantage, whether or not such conduct violates local laws. In addition, it is illegal for a company that reports to the SEC to have false or inaccurate books or records or to fail to maintain a system of internal accounting controls. We are also required to maintain accurate information and control over sales and distributors’ activities that may fall within the purview of the FCPA, its books and records provisions and its anti-bribery provisions.

Laboratory Certification, Accreditation and Licensing

We and our third-party laboratories are also subject to U.S. and state laws and regulations regarding the operation of clinical laboratories. Virtually all clinical laboratories operating in the U.S. must be certified by the federal government or by a federally approved accreditation agency. Federal CLIA requirements regulated by the CMS and laws of certain states, including those of California, New York, Maryland, Pennsylvania, Rhode Island and Florida, impose certification requirements for clinical laboratories, and establish standards for quality assurance and quality control, among other things. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or require maintenance of certain records. CLIA provides that a state may adopt different or more stringent regulations than federal law and permits states to apply for exemption from CLIA if the state’s laboratory laws are equivalent to, or more stringent than, CLIA. For example, the State of New York’s clinical laboratory regulations, which have received an exemption from CLIA, contain provisions that are in certain respects more stringent than federal law. Therefore, as long as New York maintains a licensure program that is CLIA-exempt, we will need to comply with New York’s clinical laboratory regulations in order to offer our clinical laboratory products and services in New York. Standards for testing under CLIA are based on the complexity of the tests performed by the laboratory, with tests classified as “high complexity,” “moderate complexity,” or “waived.” Laboratories performing high-complexity testing are required to meet more stringent requirements than moderate-complexity laboratories. Laboratories performing only waived tests, which are tests determined by the FDA to have a low potential for error and requiring little oversight, may apply for a certificate of waiver exempting them from most CLIA requirements.

We have current certificates to perform clinical laboratory testing. Clinical laboratories are subject to inspection by regulators and to sanctions for failing to comply with applicable requirements. The sanctions for failure to comply with CLIA requirements include suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business; cancellation or suspension of the laboratory’s approval to receive Medicare and/or Medicaid reimbursement; as well as significant fines and/or criminal penalties. States also have licensure requirements and may impose additional sanctions on us. The loss or suspension of a CLIA certification, state license, imposition of a fine or other penalties, or future changes in CLIA and state law/regulations (or interpretation of the law or regulations) could have a material adverse effect on us.

Regulation of Consumer Products

The Federal Trade Commission (“FTC”) and U.S. Consumer Product Safety Commission (“CPSC”) also have jurisdiction over products offered by PGS (especially those aspects of our products that are not regulated by the FDA). The FTC requires that advertising claims be truthful, non-deceptive, fair, and adequately supported. The CPSC protects the American public from products that may present safety hazards, with reporting and remedial actions required if certain hazards are identified. Failure to comply with FTC and/or CPSC laws and implementing regulations could subject us to enforcement proceedings, including mandatory recalls and penalties that could have a material adverse effect on us.

International

When marketing our PGS health reports outside of the U.S., we are subject to foreign regulatory requirements governing human clinical testing, export of tissue, marketing approval for our products and performance and reporting of tests on a local basis. These requirements vary by jurisdiction, differ from those in the U.S. and may require us to perform additional preclinical or clinical testing. Marketing in Europe subjects us to European Union (“EU”) medical device oversight. Accordingly, we and certain of our contract manufacturers would be subject to ongoing compliance with various International Organization for Standardization (“ISO”) standards and ongoing regulatory oversight and review. These include routine inspections by EU Notified Bodies, which are entities accredited by an EU Member State to assess whether a product to be placed on the market meets certain preordained standards, of our manufacturing facilities and our records for compliance with requirements such as ISO 13485 and ISO 27001, which establish extensive requirements for quality assurance and control as well as manufacturing and change control procedures. Additionally, the EU adopted the IVD Regulation (“IVDR”) which will increase the regulatory requirements applicable to IVDs in the EU and would require that we classify and obtain pre-approval for our PGS health reports, which would be subject to the IVDR as of May 25, 2022. If we are not able to obtain and maintain regulatory compliance, we may not be permitted to market our PGS health service and/or may be subject to enforcement by EU Competent Authorities, bodies with authority to act on behalf of the government of the applicable EU Member State to ensure that the requirements of the directive or regulation are met.

As of January 1, 2021, due to the United Kingdom leaving the EU, the United Kingdom Medicines and Healthcare products Regulatory Agency (MHRA) began implementation of new requirements for medical devices, including our health reports, marketed in Great Britain (and Northern Ireland). The new regulations require that on or before January 1, 2022, we register with the MHRA, designate a UK Responsible Person and prior to June 30, 2023 obtain a United Kingdom Conformity Assessed mark for our health reports, which are Class I In Vitro Diagnostic Devices. Prior to that time, the UK will continue to allow marketing of our health reports pursuant to our existing CE mark.

In situations involving healthcare providers employed by state-funded institutions or national healthcare agencies, violation of the local anti-kickback law may also constitute a violation of the FCPA. The FCPA prohibits any U.S. individual, business entity or employee of a U.S. business entity from offering or providing, directly or through a third party, including the distributors we rely on in certain markets, anything of value to a foreign government official with corrupt intent to influence an award or continuation of business or to gain an unfair advantage, whether or not such conduct violates local laws. In addition, it is illegal for a company that reports to the SEC to have false or inaccurate books or records or to fail to maintain a system of internal accounting controls. We are also required to maintain accurate information and control over sales and distributors’ activities that may fall within the purview of the FCPA, its books and records provisions and its anti-bribery provisions.

Privacy and Security Regulation

We are subject to numerous local, state, federal and international laws, rules, and regulations relating to the privacy and security of directly or indirectly identifiable personal information (collectively, “Data Protection Laws”). Such Data Protection Laws address the collection, storage, sharing, use, disclosure, and protection of certain types of personal information, including genetic information, and evolve frequently in scope and enforcement. There can also be uncertainty, differing interpretations, and contradictory requirements across the privacy and security legal and regulatory landscape. In the U.S., some of the notable Data Protection Laws we are subject to include the California Privacy Rights Act (the “CPRA,” previously known as the California Consumer Privacy Act or “CCPA”), Section 5 of the Federal Trade Commission Act (“FTC Act”), and, in the event of a data breach, various data breach laws across the 50 states and territories. Outside of the U.S., numerous countries have their own Data Protection Laws, including, but not limited to, the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”) and the EU’s General Data Protection Regulation (“GDPR”), now also enacted in the UK (“UK GDPR”). 23andMe also expects new Data Protection Laws to be proposed and enacted in the future, and the effects of such legislation are potentially far-reaching and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses.

Data Protection Laws are enforced by the FTC, government authorities and agencies, including state attorneys general and data protection commissioners. Data Protection Laws require us to publish statements to our customers that describe how we handle personal information and the choices customers have about the way we handle their personal information. If such information that we publish is considered untrue or inaccurate, we may be subject to claims of unfair or deceptive trade practices under Section 5 of the FTC Act or similar laws, which could lead to significant liabilities and consequences.

In the U.S., the CPRA was recently approved by California voters, resulting in a significant modification of the CCPA and additional costs and expenses to our compliance efforts. The CPRA will create additional obligations relating to consumer data (including past, current and prospective employees’ data), with enforcement beginning on July 1, 2023. The CPRA provides for fines of up to $7,500 per violation and a private right of action in the event of a data breach. Interpretation and enforcement of CPRA, including its current and forthcoming regulatory guidance, remain uncertain. Other states are presenting similar comprehensive privacy laws, some of which are more robust than the CPRA in certain aspects.

Internationally, we are subject to, among other Data Protection Laws, the GDPR, UK GDPR, and PIPEDA which regulate collection, storage, sharing, use, disclosure, and protection of personal information, and impose stringent requirements with significant penalties and litigation risks for noncompliance. Like the U.S., international Data Protection Laws include national, state or provincial, and local laws, meaning compliance costs increase with every state, province, or locale we ship to. Failure to comply with the GDPR (and the UK GDPR) may result in fines of up to 20 million Euros/£17.5 million or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, or regulatory orders adversely impacting the ways in which our business can use personal information. While Canada’s PIPEDA does not have as stringent requirements and fines as the GDPR at this time, Canadian legislators are actively working on reforms to PIPEDA to align it with the GDPR. We anticipate that any reforms to PIPEDA will further increase our compliance costs and liabilities. Additionally, the post-Brexit relationship between the UK and the EU is still uncertain, meaning it is currently unclear how data transfers between EU member states and the UK will be treated (an adequacy application from the UK has been submitted for approval) or how the role of the UK’s Information Commissioner’s Office will change in the longer-term, but it is likely that we will need to deal with the UK’s authority and a European authority as the “one-stop shop” principle no longer applies. Such changes will likely lead to additional costs and increase our overall risk exposure.

Where applicable, we rely on data transfer mechanisms to be able to transfer data between countries freely. We previously relied on the Privacy Shield certification for the purposes of transferring personal information out of the EU. In light of a recent invalidation of Privacy Shield, we continue to rely on standard contractual clauses to transfer EU/UK citizen and EU/UK resident personal information outside the EU/UK, or where applicable derogations provided for by law. These clauses are being revised and we will need to replace them (within a year of them being approved). This process and the implementation of new requirements to conduct risk assessments and implement additional safeguards will increase our costs.

Additionally, in the U.S. and internationally, businesses are required to provide notice to affected customers whose personal information has been disclosed as a result of a data breach. Many countries and/or states require businesses to maintain safeguards and take certain actions in response to a data breach and may be required to also notify applicable regulatory authorities. Some U.S. states go beyond data breach notification and general security safeguards by requiring businesses to maintain specific security safeguards; for example, Massachusetts establishes minimum standards to be met in connection with the safeguarding of personal information contained in both paper and electronic records including maintaining security policies and procedures, security training for employees, regular audits. While many Data Protection Laws rely on regulatory enforcement for non-compliance with security safeguards or data breaches, there may be an increase in legislation like CPRA providing a private right of action for consumers in the event of a data breach. Civil litigation and security compliance present liabilities and costs with respect to maintaining and continually refining security safeguards and incident response processes.

We anticipate changes with Data Protection Laws as countries and states continue to propose comprehensive privacy laws and regulations addressing consumer data protection rights, transparency and cybersecurity. In certain states, these laws are directed specifically to genetic information or genetic testing companies, or more specifically direct-to-consumer genetic testing companies.

Regulation of our Therapeutics Products and Programs

Government authorities in the U.S. at the federal, state and local level and in other countries regulate, among other things, the research, development, manufacture, testing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products, diagnostics, including those we are developing as well as any future drugs. Generally, before a new drug, biologic or diagnostic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved, authorized, or cleared by the applicable regulatory authority. The process of obtaining regulatory approvals and the subsequent compliance with appropriate regional, federal, state, territorial and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include, among other actions, a regulatory agency’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitled or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal fines or penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, the market acceptance of our products and our reputation. Our drugs must be approved by the FDA through either a New Drug Application (“NDA”), or a Biologics License Application (“BLA”), process before they may be legally marketed in the U.S., and by similar processes for other regulatory regions. Moreover, the regulatory requirements governing our business are also evolving and will likely continue to evolve given the recent change in U.S. administration. By example, FDA has issued a number of guidance documents relating to gene therapies. Additionally, in light of the COVID-19 pandemic, FDA has issued a number of guidance documents to assist companies navigating the COVID-19 pandemic.

Preclinical Studies

Before testing any drug, biological, or gene therapy candidate in humans, the drug must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess safety and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP regulations and requirements relating to animal testing. The sponsor submits the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, to the FDA or other regulatory or oversight committee as part of an IND or Clinical Trial Application (CTA). In the U.S., an IND is a request for authorization from the FDA to administer an investigational drug to humans, and must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions and places the study on clinical hold. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. Clinical holds may also be imposed by the FDA during the conduct of trials due to safety or compliance concerns. Some long-term preclinical testing, such as animal tests of reproductive adverse effects and carcinogenicity, may continue after the IND is submitted.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Furthermore, each clinical trial must be reviewed and approved by an IRB/ethics committee for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative as well as other subject communications, and must monitor the clinical trial until completed. In the case of certain gene therapy studies, an Institutional Biosafety Committee (“IBC”) at the local level may also review and maintain oversight over the particular study, in addition to the IRB.

There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website or other comparable public trial registries. Sponsors of investigational products for the diagnosis, monitoring, or treatment of one or more serious disease or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access. Investigators must further provide certain information to clinical trial sponsors to allow the sponsors to make certain financial disclosures to the FDA.

A sponsor who wishes to conduct a clinical trial outside of the U.S. may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or BLA. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary. The data from the foreign clinical study must also be deemed by FDA to be meaningful to the U.S. population.

Clinical trials generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap.

•

Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the drug. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, dosage tolerance, structure-activity relationships, mechanism of action, absorption, excretion, pharmacokinetics side effect tolerability, and safety of the drug. These trials also sometimes seek to gain an early indication of a product candidate’s effectiveness.

•

Phase 2 clinical trials involve studies in disease-affected patients to evaluate proof of concept and/or determine the dose required to produce the desired benefits. At the same time, safety and further PK and PD information is collected, possible adverse effects and safety risks are identified and a preliminary evaluation of efficacy is conducted.

•

Phase 3 clinical trials are adequate and well-controlled studies that involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product labeling.

Additional kinds of data may also help support a BLA or NDA, such as patient experience data and real world evidence. Real world evidence may also be used to assist in clinical trial design or support an NDA for already approved products. For genetically targeted populations and variant protein targeted products intended to address an unmet medical need in one or more patient subgroups with a serious or life threatening rare disease or condition, the FDA may allow a sponsor to rely upon data and information previously developed by the sponsor or for which the sponsor has a right of reference, that was submitted previously to support an approved application for a product that incorporates or utilizes the same or similar genetically targeted technology or a product that is the same or utilizes the same variant protein targeted drug as the product that is the subject of the application.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the relevant health authorities and IRBs. The sponsor must also notify relevant health authorities and the IRBs of adverse events or other significant safety information within specified timeframes. Certain reports may also be required to be submitted to the IBC. Changes to the enrollment of clinical trials, for example halting enrollment for a clinical safety signal, or completing expected clinical trial accrual may be reported on a clinical trial registration site such as clinicaltrials.gov and may provide publicly-available information about the status of an ongoing clinical trial.

Phase 1, Phase 2, Phase 3, and other types of clinical trials may not be completed successfully within any specified period, if at all. The health authority or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB or ethics committee can suspend or terminate approval of a clinical trial at institutions under its jurisdiction if the clinical trial is not being conducted in accordance with their requirements or if the drug or biologic has been associated with unexpected serious harm to patients. IBCs can also require that research activities be ceased if applicable requirements are not being met. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group may monitor the continued safety of the study, provide recommendations on study continuation, and/or provide authorization for whether a trial may move forward at designated check points based on access to certain data from the trial.

The manufacture of investigational drugs and biologics for the conduct of human clinical trials is subject to cGMP requirements. Investigational drugs and biologics and active ingredients and therapeutic substances imported into the U.S. are also subject to regulation by the FDA. Further, the export of investigational products outside the U.S. is subject to regulatory requirements of the receiving country as well as U.S. export requirements.

Concurrent with clinical trials, companies usually complete additional preclinical studies and also must develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drugs do not undergo unacceptable deterioration over their shelf life.

FDA Review Process

Following completion of the clinical trials, data are analyzed to assess whether the investigational drug is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA or BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. The NDA or BLA is a request for approval to market the drug or biologic for one or more specified indications and must contain proof of safety and efficacy for a drug or safety, purity and potency for a biologic. The application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a drug’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug to the satisfaction of FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the U.S.

Under the Prescription Drug User Fee Act (“PDUFA”), as amended, each NDA or BLA subject to certain exceptions, must be accompanied by a user fee. FDA adjusts the PDUFA user fees on an annual basis. The FDA reviews all submitted NDAs and BLAs before it accepts them for filing, and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or original BLA designated for priority review, which are products that, if approved, would present significant improvements in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for or a sponsor’s submission of additional information or clarification. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. The FDA will also inspect the facilities that manufacture the product candidate and will not approve a marketing application unless the agency confirms the manufacturer’s compliance with GMP requirements. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. For product candidates for which no active ingredient has previously been approved, such a referral is mandatory unless FDA issues an action letter summarizing the reasons why it did not require an advisory committee review.

The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug or biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. Even if approval is granted, the FDA may limit the approved product’s indications for use, require labeling with significant warnings, limitations, or contraindications, or place other conditions on the approval that restricts the ability to market the product. For instance, FDA may require post-approval testing or surveillance, or impose other restrictions on the product, including distribution restrictions or risk evaluation and mitigation strategies. The FDA may also not approve label statements that are necessary for successful commercialization and marketing.

European Medicines Agency (EMA) Review Process

In the European Economic Area (“EEA”), which is comprised of the 27 Member States of the European Union (including Norway and excluding Croatia), Iceland and Liechtenstein, drugs can only be commercialized after obtaining a marketing authorization (“MA”). Before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy. There are two types of marketing authorizations:

•

The Community MA is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use (“CHMP”) of the EMA, and is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicines such as gene-therapy, somatic cell-therapy or tissue-engineered medicines and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune and other immune dysfunctions and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union.

•

National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member State through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics (“SPC”) and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling, or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Member States Concerned).

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making the product available in the U.S. for this type of disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA or BLA. If there is another product approved by FDA for the same orphan indication, which FDA deems to be the same as the investigational product, the sponsor of the investigational product must also present a plausible hypothesis of clinical superiority for FDA to grant an orphan drug designation. This hypothesis must be demonstrated to obtain orphan drug exclusivity. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care, or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication. In such cases, the second in time product could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if our product is determined to be contained within the scope of the competitor’s product for the same indication or disease. If we pursue marketing approval for an indication broader than the orphan drug designation we have received, we may not be entitled to orphan drug exclusivity. Moreover, whether a gene therapy product qualifies for orphan designation is an evolving area. FDA has issued a draft guidance document on how the agency will determine gene therapy product “sameness.” Any FDA sameness determinations could impact our ability to receive approval and obtain or maintain orphan exclusivity.

In the European Union, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union community (or where it is unlikely that the development of the medicine would generate sufficient return to justify the investment) and for which no satisfactory method of diagnosis, prevention or treatment has been authorized (or, if a method exists, the product would be a significant benefit to those affected). In the EU, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following drug approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Expedited Development and Review Programs

A sponsor may seek to develop and obtain approval of its drugs under programs designed to accelerate the development, FDA review and approval of new drugs and biologics that meet certain criteria. For example, the FDA has a fast track program that is intended to expedite review of or facilitate development of new drugs and biologics that are intended to treat a serious or life threatening disease or condition and demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. If fast track designation is obtained, sponsors may be eligible for more frequent development meetings and correspondence with the FDA. For a fast track-designated product, the FDA may consider sections of the NDA or BLA for review on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable and the sponsor pays any required user fees upon submission of the first section of the application. The sponsor can request the FDA to designate the product for fast track status any time before receiving NDA or BLA approval, but ideally no later than the pre-NDA or pre-BLA meeting. A product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development or review, such as priority review and accelerated approval.

Priority review means that, for a new molecular entity or original BLA, the FDA sets a target date for FDA action on the marketing application at six months after accepting the application for filing as opposed to ten months. A drug is eligible for priority review if it is designed to treat a serious or life-threatening disease condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available drugs. If criteria are not met for priority review, the application for a new molecular entity or original BLA is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

A product may also be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and demonstrates an effect on either a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the disease or condition and the availability or lack of alternative treatments. The product must also provide a meaningful therapeutic benefit to patients over existing treatments. As a condition of approval, the FDA requires that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post-approval confirmatory clinical trials. In addition, the FDA requires as a condition for accelerated approval pre-review of promotional materials, which could adversely impact the timing of the commercial launch of the product. FDA may withdraw approval of a drug or indication approved under accelerated approval using a streamlined process if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product.

Additionally, a drug or biologic may be eligible for designation as a breakthrough therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved drugs on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely advice to, and interactive communication with, the sponsor regarding the development of the drug to help the sponsor design a development program to gather the nonclinical and clinical data necessary for approval as efficient as practicable; involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review; assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and considering alternative clinical trial designs when scientifically appropriate, which may result in smaller trials or more efficient trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. The FDA may revoke breakthrough therapy designation if the Agency determines that the product no longer qualifies for this status, for example, if subsequent data does not confirm the clinical efficacy, or if another product addresses the previously serious condition.

Another expedited pathway is the Regenerative Medicine Advanced Therapy (“RMAT”) designation. Qualifying products must be a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or a combination of such products, and not a product solely regulated as a human cell and tissue product. The product must be intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition, and preliminary clinical evidence must indicate that the product has the potential to address an unmet need for such disease or condition. Advantages of the RMAT designation include all the benefits of the Fast Track and breakthrough therapy designation programs, including early interactions with the FDA. These early interactions may be used to discuss potential surrogate or intermediate endpoints to support accelerated approval.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, priority review, accelerated approval and breakthrough therapy designation do not change the standards for full approval.

Pediatric Information and Pediatric Exclusivity

In the U.S., under the Pediatric Research Equity Act (“PREA”), certain NDAs and BLAs and certain supplements to a NDA or BLA must contain data to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. PREA does not apply to products that have been granted orphan designation. However, PREA does apply if approval is sought for indications that are broader than or not covered by the orphan designation.

The FDA Reauthorization Act of 2017 introduced an additional provision regarding required pediatric studies. Under this statute, for product candidates intended for the treatment of adult cancer which are directed at molecular targets that the FDA determines to be substantially relevant to the growth or progression of pediatric cancer, original application sponsors must submit, with the marketing application, reports from molecularly targeted pediatric cancer investigations designed to yield clinically meaningful pediatric study data, gathered using appropriate formulations for each applicable age group, to inform potential pediatric labeling. The FDA may, on its own initiative or at the request of the applicant, grant deferrals or waivers of some or all of this data, as above. Unlike PREA, orphan products are not exempt from this requirement.

A drug or biologic product can also obtain pediatric market exclusivity in the U.S. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and any patent terms listed in FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations, which is commonly known as the Orange Book. This six-month exclusivity, which runs from the end of the applicable exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. To qualify for this exclusivity, the study must be completed in accordance with the Written Request and within specified time frames prior to the expiration of the underlying patents or market exclusivity periods that would be extended.

In the EEA, MAAs for new drugs must include the results of studies conducted in the pediatric population, in compliance with a pediatric investigation plan, or PIP, agreed with the EMA’s Pediatric Committee (“PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which marketing authorization is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when this data is not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the marketing authorization is obtained in all Member States of the European Union and trial results are included in the product information, even when negative, the product is eligible for six months’ supplementary protection certificate extension.

Post-Marketing Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse events, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain additional regulatory approval, for example, of a new supplementary NDA or BLA, which may require the development of additional data or preclinical studies and clinical trials.

Health authorities may also place other conditions on approvals, either at the time of approval or after, including the requirement for a Risk Evaluation and Mitigation Strategy (“REMS”), to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS. The FDA will not approve the NDA or BLA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, restricted physician prescribing, or other elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Certain GMP deviations also require reporting to FDA. Manufacturers and other entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and certain state agencies, and list the products produced at the facility. There are also continuing program user fees that product sponsors must pay. Recently, the information that must be submitted to FDA regarding manufactured products was expanded through the Coronavirus Aid, Relief, and Economic Security, or CARES, Act to include the volume of drugs produced during the prior year. These facilities are also subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA or BLA, including recall. Once an approval is granted, the FDA may issue enforcement letters or withdraw the approval of the product if compliance with regulatory requirements and standards is not maintained or if problems occur after the drug or biologic reaches the market. Corrective action could delay drug or biologic distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a drug or biologic, including AEs of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; revisions to promotional material; the provision of corrective information; adverse publicity; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the drug or biologic, suspension of the approval, complete withdrawal of the drug from the market or product recalls;

•	fines, warning letters, untitled letters, or cyber letters, or holds on post-approval clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of drug or biologic approvals;

•	drug or biologic seizure or detention, or refusal to permit the import or export of drugs; or

•

injunctions or the imposition of civil or criminal penalties, FDA or contract debarment, refusal of orders under existing governmental contracts, exclusion from participation in federal and state healthcare programs, restitution, disgorgement, corporate integrity agreements and consent decrees, among other consequences described in this filing.

New or modified laws, regulations, and requirements may also be passed that could delay or prevent FDA approval of our product candidates or otherwise negatively impact our commercial prospects.

Additional Biological and Gene Therapy Requirements

To help reduce the increased risk of the introduction of adventitious agents, the FDA statutes emphasize the importance of manufacturing controls for products whose attributes cannot be precisely defined and provides FDA with the authority to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the U.S. and between states.

After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer.

In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products.

In addition to the regulations discussed above, there are a number of additional standards that apply to clinical trials involving the use of gene therapy. Certain gene therapy studies are subject to the National Institutes of Health’s Guidelines for Research Involving Recombinant DNA Molecules. The FDA has also issued various guidance documents regarding gene therapies, which outline additional factors that the FDA will consider during product development. These include guidance regarding preclinical studies; chemistry, manufacturing, and controls; the measurement of product potency; how FDA will determine whether a gene therapy product is the same as another product for the purpose of the agency’s orphan drug regulations; and long term patient and clinical study subject follow up and regulatory reporting.

Biosimilars and Exclusivity

Certain of our drugs may be regulated as biologics. An abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009 (“BPCI Act”) as part of the ACA. This amendment to the PHSA, in part, attempts to minimize duplicative testing. The FDA has also issued a number of guidance documents outlining its approach to the review and approval of biosimilars, including guidance documents on the demonstration of interchangeability and the licensure of biosimilar and interchangeable products for fewer than all of the reference product’s licensed conditions of use.

Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Biosimilarity must be shown through analytical studies, animal studies and a clinical trial or trials, absent a waiver from FDA. There further must be no difference between the reference product and a biosimilar in terms of mechanism of action, conditions of use, route of administration, dosage form, and strength. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch.

A reference biological product is granted twelve years of exclusivity from the time of first licensure of the product, during which time FDA will not approve a biosimilar product. Moreover, FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the U.S. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity, or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products.

In addition to the above exclusivity periods, the BPCI Act also includes provisions to enable the settlement of potential patent disputes. The biosimilar product sponsor and reference product sponsor may exchange patent and product information to determine whether there should be a patent challenge. The reference product sponsor may be able to bring a patent infringement suit and injunction proceedings against the biosimilar product sponsor. The biosimilar applicant may also be able to bring an action for declaratory judgment concerning the patent.

The Hatch-Waxman Act

Section 505 of the FDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and efficacy but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy for an existing product, or published literature, in support of its application. Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an Abbreviated New Drug Application (“ANDA”). An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use to a previously approved product. ANDAs are termed “abbreviated” because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the innovator drug through in vitro, in vivo, or other testing. The generic version must deliver the same amount of active ingredients to the site of action in the same amount of time as the innovator drug and can often be substituted by pharmacists under prescriptions written for the reference listed drug. In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s drug or a method of using the drug. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an ANDA or 505(b)(2) NDA. In an effort to clarify which patents must be listed in the Orange Book, in January 2021, Congress passed the Orange Book Transparency Act of 2020, which largely codifies FDA’s existing practices into the FDCA.

Upon submission of an ANDA or a 505(b)(2) NDA, an applicant must certify to the FDA that (1) no patent information has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through the last type of certification, also known as a paragraph IV certification. If the applicant does not challenge the listed patents or does not indicate that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application approval will not be made effective until all of the listed patents claiming the referenced product have expired.

If the ANDA or 505(b)(2) NDA applicant has provided a paragraph IV certification to the FDA, the applicant must send notice of the certification to the NDA and patent holders. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the paragraph IV certification, in which case the FDA may not make an approval effective until the earlier of 30 months from the patent or application owner’s receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent is favorably decided in the applicant’s favor or settled, or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. In instances where an ANDA or 505(b)(2) NDA applicant files a paragraph IV certification, the NDA holder or patent owner(s) regularly take action to trigger the 30-month stay. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation.

The Hatch-Waxman Act establishes periods of regulatory exclusivity for certain approved drug products, during which the FDA cannot accept an ANDA or 505(b)(2) application. The holder of an NDA, including a 505(b)(2) NDA, may obtain five years of exclusivity upon approval of a new drug containing new chemical entities (“NCEs”) that have not been previously approved by the FDA. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the therapeutic activity of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company that contains the previously approved active moiety. However, an ANDA or 505(b)(2) NDA may be submitted after four years if it contains a certification of patent invalidity or non-infringement.

The Hatch-Waxman Act also provides three years of marketing exclusivity to the holder of an NDA (including a 505(b)(2) NDA) for a particular condition of approval, or change to a marketed product, such as a new indication or formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. This three-year exclusivity period protects against the FDA making an ANDA and 505(b)(2) NDA approval effective for the condition of the new drug’s approval. As a general matter, the three-year exclusivity does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic or modified versions of the original, unmodified drug product. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and efficacy.

Recently, Congress, the Administration, and administrative agencies have taken certain measures to increase drug and biologic competition by facilitating the entry of generic and biosimilar products to the market. By example, the FDA introduced a proposed rule and a guidance to facilitate drug and biologic importation. Congress also passed a bill requiring sponsors of NDA and BLA approved products to provide sufficient quantities of drug product on commercially reasonable market-based terms to entities developing generic, biosimilar, and 505(b)(2) products. This bill also included provisions on shared and individual REMS for generic drug products.

Patent Term Restoration

If approved, drug and biologic products may also be eligible for periods of U.S. patent term restoration. If granted, patent term restoration extends the patent life of a single unexpired patent that has not previously been extended, for a maximum of five years. The total patent life of the product with the extension also cannot exceed fourteen years from the product’ approval date. Subject to the prior limitations, the period of the extension is calculated by adding half of the time from the effective date of an IND to the initial submission of a marketing application, and all of the time between the submission of the marketing application and its approval. This period may also be reduced by any time that the applicant did not act with due diligence.

Coverage and Reimbursement

Successful commercialization of new drug products depends in part on the extent to which reimbursement for those drug products will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drug products they will pay for and establish reimbursement levels. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford a drug product. Sales of drug products depend substantially, both domestically and abroad, on the extent to which the costs of drugs products are paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drug products and requiring payment of manufacturer rebates. In many countries, the prices of drug products are subject to varying price control mechanisms as part of national health systems. In general, the prices of drug products under such systems are substantially lower than in the U.S. Certain countries allow companies to fix their own prices for drug products initially, but either assess cost-benefit subsequently or monitor and control company profits. Accordingly, in markets outside the U.S., the reimbursement for drug products may be reduced compared with the U.S.

In the U.S., the principal decisions about reimbursement for new drug products under federal healthcare plans are typically made by CMS, an agency within the HHS. CMS decides whether and to what extent a new drug product will be covered and reimbursed under Medicare, and private payors tend to follow CMS to a substantial degree. However, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. New products may not be covered, and coverage and reimbursement levels for drug products can differ significantly from payor to payor.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for drugs for which we obtain marketing approval. Any negotiated prices for any of our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain, and, in addition, we may be required to pay significant Part D coverage gap discounts on certain Part D utilization. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the average manufacturer price (“AMP”) and Medicaid unit rebate amounts reported by the manufacturer. As of 2010, the ACA expanded the types of entities eligible to receive discounted 340B pricing, although under the current state of the law these newly eligible entities (with the exception of children’s hospitals) are not eligible to receive discounted 340B pricing on orphan drugs. As 340B drug pricing is determined based on AMP and Medicaid unit rebate data, revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase. Moreover, multiple federal enactments have established initiatives to compare the effectiveness of different treatments for the same illness. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of our drug candidates, if any such drug or the condition that they are intended to treat are the subject of a trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of our drug candidate. If third-party payors do not consider our drugs to be cost-effective compared to other available therapies, they may not cover our drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our drugs on a profitable basis.

For a drug product to receive federal reimbursement under the Medicaid, the Veterans Health Care Act of 1992 requires, as a condition of payment by certain federal agencies and the Medicaid program, that manufacturers of “covered drugs” (including all drugs approved under an NDA) enter into a Master Agreement and Federal Supply Schedule contract with the Department of Veterans Affairs through which their covered drugs must be offered for sale at a mandatory ceiling price calculated at a statutory discount to certain federal agencies, including the VA and Department of Defense.

These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any drugs for which we may obtain regulatory approval or the frequency with which any such drug is prescribed or used.

Outside of the U.S., the pricing of pharmaceutical products and medical devices is subject to governmental control in many countries. For example, in the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost effectiveness of a particular drug to currently available drugs or so-called health technology assessments, in order to obtain reimbursement or pricing approval. Other countries may allow companies to fix their own prices for products, but monitor and control product volumes and issue guidance to physicians to limit prescriptions. Efforts to control prices and utilization of pharmaceutical products and medical devices will likely continue as countries attempt to manage healthcare expenditures.

Regulation of Companion Diagnostics/Delivery Devices

We believe that the success of certain of our drug candidates may depend, in part, on the development and commercialization of a companion diagnostic. Companion diagnostics are in vitro diagnostic devices that provide information that is essential for the safe and effective use of a corresponding therapeutic. The use of a companion diagnostic is stipulated in the labeling of both the diagnostic device and the corresponding therapeutic. Companion diagnostics may identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are regulated as medical devices by the FDA. As noted in the “Regulation of IVD” section above, the FDCA and its implementing regulations govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of medical devices which includes companion diagnostics. Unless exempt, companion diagnostics are subject to FDA premarket review before commercialization. Companion diagnostics are generally subject to the 510(k) or PMA regulatory pathways but where appropriate, can be authorized through the De Novo process.

On July 31, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance document, for therapeutic products that depend on the use of a diagnostic test and where the diagnostic device is essential for the safe and effective use of the corresponding therapeutic product, the premarket application for the companion diagnostic device should be developed and approved or cleared via a medical device regulatory pathway contemporaneously with the therapeutic, although the FDA recognizes that there may be cases when contemporaneous development may not be possible. However, in cases where a drug cannot be used safely or effectively without the companion diagnostic, the FDA’s guidance indicates it will generally not approve the drug without the approval or clearance of the diagnostic device. The FDA also issued a draft guidance in July 2016 setting forth the principles for co-development of an in vitro companion diagnostic device with a therapeutic product. The draft guidance describes principles to guide the development and contemporaneous marketing authorization for the therapeutic product and its corresponding in vitro companion diagnostic. As noted in the “Regulation of IVD” section above, the companion diagnostic device is subject to FDA’s general controls including the QSR, facility registration, device listing, reporting of, adverse events, and reporting of corrections and removals. As a device manufacturer, companion diagnostic makers are subject to periodic FDA inspections. As noted in the “Regulation of IVD” section above, noncompliance with the FDCA and its implementing regulation can subject a manufacturer to enforcement including administrative actions, civil penalties, and criminal penalties.

To the extent a therapeutic drug or biologic product requires a delivery device (e.g., syringe), the delivery device will also be regulated as a medical device. Unless exempt, delivery devices are subject to FDA premarket review before commercialization as outlined in the “Regulation of IVD” section above. In addition to the traditional medical device regulatory pathway, the delivery device could also be authorized as a combination product with the therapeutic drug or biologic product. When authorized as a combination product, medical device quality system and adverse event reporting requirements still apply to the device portion of the combination product. However, the combination product manufacturer may be able to streamline some of these obligations in accordance with 21 C.F.R. Part 4.

Other Laws—Environmental, Occupational Safety and Health

We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations. We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Our Team

It is our goal to bring innovative thinkers and top-notch talent together to make a difference in people’s lives. We engage and empower our team with continued career and learning and development opportunities. Fostering a growth mindset facilitates a culture where all voices are heard and team members can take informed risks, ask questions, and seek creative solutions to tough problems. This approach helps us build a strong bench of leaders for tomorrow’s business challenges.

Our Diversity, Equity, and Inclusion team’s mission is to foster a workplace that embodies respect and transparency, helps us empower one another, and provides access to opportunity for all employees.

As of June 30, 2021, we had approximately 577 total employees and 566 full-time employees. All of our employees are located in the U.S. We believe that we generally have good relationships with our employees.

Facilities

Our corporate headquarters is located in Sunnyvale, California, and consists of approximately 154,987 square feet of space under a lease that expires on April 17, 2030. We use these facilities for communications, engineering, finance, healthcare operations, information technology and security, legal, marketing, human resources, product, research and science, supply chain, and other administrative functions. We conduct our research and development in our laboratory facilities located in South San Francisco, California, which consists of approximately 65,340 square feet of space under a lease that expires on January 31, 2025.

Legal Proceedings

From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

MANAGEMENT

The following table sets forth, as of July 8, 2021, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position

Executive Officers

Anne Wojcicki	47	Chief Executive Officer, President and Director

Steven Schoch	62	Chief Financial and Accounting Officer

Kathy Hibbs	57	Chief Legal and Regulatory Officer and Secretary

Kenneth Hillan	60	Head of Therapeutics

Tracy Keim	47	Vice President, Consumer Marketing and Brand

Fred Kohler	55	Vice President, People

Steve Lemon	58	Vice President, Engineering

Significant Employees

Adam Auton	42	Vice President, Human Genetics

David Baker	51	Chief Security Officer

Arnab Chowdry	40	Vice President, Genetic Technology

Elvia Cowan	49	Vice President, Controller

Jacquie Cooke Haggarty	42	Vice President, Deputy General Counsel, and Privacy Officer

Kent Hillyer	54	Vice President, Head of Customer Care

Kumar Iyer	42	Vice President, Product

Jennifer Low	52	Head of Therapeutics Development

L. Okey Onyejekwe	46	Vice President, Consumer Clinical Operations and Medical Affairs

Mike Polcari	40	Vice President, Chief Architect

William Richards	60	Vice President, Drug Discovery

Joyce Tung	44	Vice President, Research

Monica Viziano	55	Vice President, Portfolio Strategy and Alliance Management

Wade Walke	55	Vice President, Investor Relations

Katie Watson	43	Vice President, Communications

Non-Employee Directors

Roelof Botha	47	Director

Patrick Chung	47	Director

Evan Lovell	50	Director

Neal Mohan	47	Director

Valerie Montgomery Rice	60	Director

Richard Scheller, Ph.D.	67	Director

Peter Taylor	62	Director

Executive Officers

Anne Wojcicki. Ms. Wojcicki, 47, is our Chief Executive Officer and President, and also serves as a member of our Board. Ms. Wojcicki co-founded 23andMe, Inc. in 2006 and has served as Chief Executive Officer since 2010. Prior to co-founding 23andMe, Inc., she worked as a healthcare analyst for several investment firms, including Passport Capital, LLC from 2004 to 2006, Andor Capital Management from 2001 to 2002, Ardsley Partners from 1999 to 2000, and Investor AB from 1996 to 1999. She is a co-founder and board member of the Breakthrough Prize in Life Sciences, the largest scientific award that is given to researchers who have made discoveries that extend human life. Ms. Wojcicki sits on the boards of directors of the special purpose acquisition company Ajax I (NYSE: AJAX), Zipline, Inc., and the Kaiser Permanente Bernard J. Tyson School of Medicine. Ms. Wojcicki also chairs the advisory board for the UCSF-Stanford Center of Excellence in Regulatory Science and Innovation. From 2008 to 2016, Ms. Wojcicki served on the Board of the Foundation for the National Institutes of Health. Ms. Wojcicki earned a B.S. in Biology degree from Yale University and also conducted molecular biology research at the National Institutes of Health and at the University of California, San Diego. Ms. Wojcicki is considered a pioneer in the direct-to-consumer DNA testing space, and her extensive industry experience, as well as her institutional knowledge as the co-founder of 23andMe, Inc. qualify her to serve on the Board.

Steven Schoch. Mr. Schoch, 62, is our Chief Financial and Accounting Officer. He has served as 23andMe, Inc.’s Chief Financial Officer since 2018. Prior to joining 23andMe, Inc., Mr. Schoch served as the Chief Executive Officer of Miramax Film NY, LLC (“Miramax”) from 2012 to 2017, while concurrently serving as Miramax’s Chief Financial Officer, a position he held beginning in 2010. From 2001 to 2010, Mr. Schoch held various senior financial positions at Amgen, Inc., including Corporate Controller and divisional Financial Vice President. He served as the Executive Vice President and Chief Financial Officer of eToys, Inc. from 1999 to 2001. Prior to eToys, Inc., Mr. Schoch held a variety of financial positions in the media industry, including at The Walt Disney Company and the Times Mirror Company. Mr. Schoch holds a B.S. in Civil Engineering degree from Tufts University and a M.B.A. degree from the Tuck School of Business Administration, Dartmouth College.

Kathy Hibbs. Ms. Hibbs, 57, is our Chief Legal and Regulatory Officer and Secretary. She has served as Chief Legal and Regulatory Officer of 23andMe, Inc. since 2014. Previously, Ms. Hibbs served as Senior Vice President and General Counsel of Genomic Health, Inc., a genetic research and cancer diagnostics company, from 2009 to 2014. Prior to that, from 2000 to 2009, Ms. Hibbs served as Senior Vice President and General Counsel of Monogram Biosciences Inc., and from 1995 to 1999, she was the Director of Legal Affairs at Varian Associates, Inc. followed by its successor, Varian Medical Systems, Inc. Ms. Hibbs served on the Board of Decipher Biosciences, Inc. (Nasdaq: DECI) until its acquisition. She also serves as a member of the Fast Company Impact Council and as a member of the Board of Cadex Genomics, Corp., a private company focused on molecular diagnostics tests to guide cancer treatment and the Board of Sophia Genetics, a private AI platform company whose products are used by more than 1,000 healthcare institutions. Ms. Hibbs received her B.A. in Political Science from the University of California, Riverside and her J.D. from the University of California, Hastings College of the Law.

Kenneth Hillan. Dr. Hillan, 60, has served as our Head of Therapeutics since 2019. Previously, he served as the Chief Executive Officer of Achaogen, Inc. (“Achaogen”) from 2011 to 2019. Prior to that, from 1994 to 2011, he held progressively senior roles at Genentech, most recently serving as Senior Vice President and Head of Clinical Development and Product Development Strategy Asia-Pacific from 2010 to 2011 and Vice President, Tissue Growth and Repair, Product Development from 2006 to 2010. Dr. Hillan currently serves on the Board of Sangamo Therapeutics, Inc. (Nasdaq: SGMO) and Zymeworks Inc. (NYSE: XYME). He previously served on the boards of directors of Achaogen and Relypsa, Inc. (until it was acquired by Galenica AG in 2016). He holds an M.B. Ch.B. (Bachelor of Medicine and Surgery) degree from the Faculty of Medicine at the University of Glasgow, U.K. He is a Fellow of the Royal College of Surgeons (FRCS, Glasg), and a Fellow of the Royal College of Pathologists (FRCPath). He has authored dozens of scientific publications and is a named inventor on almost 50 issued patents.

Tracy Keim. Ms. Keim, 47, is our Vice President, Consumer Marketing and Brand, a position she has held since March 2017. She joined 23andMe, Inc. in 2013 as Director of Marketing. Prior to joining 23andMe, Inc., in 2012, Ms. Keim served as the Vice President of Integrated Marketing at Bonobos Inc. Ms. Keim spent the first 15 years of her career in leadership roles at boutique advertising agencies focused on driving brand strategy and creative approaches for eHarmony, LegalZoom, Hotwire, ShoeDazzle, DIRECTV, Bank of America, Mercedes USA, Volvo Cars North America, and Toyota. Ms. Keim serves on the boards of directors of women’s organization MAKERS, the nonprofit Invincibility Collective, and women’s health start-up Qvin. Ms. Keim holds a B.S. in Advertising from the Newhouse School of Communications at Syracuse University and a M.S. in Integrated Marketing from Northwestern University.

Fred Kohler. Mr. Kohler, 55, is our Vice President of People, a position he has held at 23andMe, Inc. since September 2019. Previously, he served as the Vice President of People of GRAIL, Inc., a healthcare company focused on cancer-detection technology, from 2018 to 2019. From 2013 to 2019, Mr. Kohler was Senior Principal Consultant at Roche Holding AG (“Roche”), and from 2012 to 2013, he held this role at Roche’s subsidiary, Genentech, Inc. (“Genentech”). Prior to joining Roche, Mr. Kohler was Senior Director, Human Resources at Juniper Networks from 2007 to 2012 and Director, Human Relations at Autodesk from 1997 to 2007. Mr. Kohler earned B.A. degrees in English and Economics from Bucknell University. He holds a M.B.A. degree from the Walter A. Haas School of Business at the University of California, Berkeley.

Steve Lemon. Mr. Lemon, 58, serves as our Vice President of Engineering, a position he has held at 23andMe, Inc. since 2010. Prior to joining 23andMe, Inc., from 2007 to 2010, Mr. Lemon was Vice President of Engineering at Loopt. Inc. In 2006, he co-founded the Glimpse.com (acquired by TheFind.com) and served as its Vice President of Technology until 2007. Prior to that, Mr. Lemon served in the role of Vice President of Engineering for several companies, including NortonLifeLock Inc. (f/k/a Symantec) from 2005 to 2006, Cendura LLC from 2002 to 2005, and Healtheon/WebMD from 1998 to 2002. From 1989 to 1996, Mr. Lemon was a developer and engineering manager at Apple Inc. He holds three U.S. patents in the area of Object Oriented Operating System Technology. Mr. Lemon received his B.S. in Computer Science from The Ohio State University.

Significant Employees

Adam Auton. Dr. Auton, 42, is our Vice President of Human Genetics. Dr. Auton joined 23andMe, Inc. as a Senior Statistical Geneticist in 2015. Prior to that, from 2012 to 2015, he was an assistant professor at the Albert Einstein College of Medicine, where his group developed algorithmic approaches for using large-scale genomic data to understand human population genetics. Dr. Auton earned his DPhil in statistics from Oxford University, before completing his post-doctoral training at the Wellcome Trust Centre for Human Genetics at Oxford and Cornell University. He earned his MSci in Physics from the University of Bristol.

David Baker. Mr. Baker, 51, has served as our Chief Security Officer since 2020. Previously, Mr. Baker served as the Chief Security Officer of Bugcrowd Inc. from 2017 to 2020 and of Okta, Inc. from 2012 to 2017. Prior to joining to Okta, Inc., he was Vice President, Services of IOActive, Inc. from 2008 to 2012 and the Director of Security Architecture at VANTOS, Inc. from 2007 to 2008. Mr. Baker was a security architect for WebEx Communications, Inc. from 2001 to 2007 and a research scientist for NASA Ames Research Center from 1995 to 2000. Mr. Baker holds a B.S. in Mechanical Engineering degree from California State Polytechnic University-Pomona and an M.S. in Aeronautical Engineering degree from California Polytechnic State University-San Luis Obispo.

Arnab Chowdry. Dr. Chowdry, 40, serves as our Vice President of Genetic Technology. Since joining 23andMe, Inc. in 2009, he has served in various positions, including Senior Software Engineer, Senior Platform R&D Manager, and Genetics Platform Architect. Before joining 23andMe, Inc., Dr. Chowdry earned his Ph.D. in Biophysics from the University of California, Berkeley, where he studied computational protein design. He holds a B.A. in Biophysics from The Johns Hopkins University.

Elvia Cowan. Ms. Cowan, C.P.A., 49, joined 23andMe, Inc. as the Vice President, Controller in 2018. Previously, Ms. Cowan was the Chief Financial Officer of Ruby Ribbon, Inc. from 2017 to 2018. Prior to that, she served as the Vice President of Finance at Stella & Dot LLC from 2014 to 2017, and as Controller for NuGEN Technologies, Inc. from 2010 to 2014. From 2007 to 2010, she was the Director of Collaborations Management and Revenue Accounting at Gilead Sciences, Inc. and prior to that she was the Director of Global Consolidations at Levi Strauss & Co. from 2004 to 2007. Ms. Cowan held the role of International Controller at The PMI Group, Inc. from 2002 to 2004. From 1994 to 2002, Ms. Cowan worked in ascending roles through Assurance Manager at KPMG LLP in the Los Angeles, Barcelona and Silicon Valley offices. She earned her B.A. in Business Administration, with an emphasis in Accounting from Mount St. Mary’s University, and is licensed as a Certified Public Accountant (C.P.A) in California.

Jacquie Cooke Haggarty. Ms. Haggarty, 42, serves as our Vice President, Deputy General Counsel, and Privacy Officer. Before joining 23andMe, Inc. as Associate General Counsel in 2015, she worked in the legal department of Genomic Health Inc. (“Genomic Health”) from 2012 to 2015, most recently serving as Genomic Health’s Senior Commercial Counsel. Prior to Genomic Health, she worked as an associate attorney at Latham & Watkins LLP from 2006 to 2012. Ms. Haggarty earned her J.D. from Georgetown University Law Center, her Master’s in Public Policy from Harvard Kennedy School, and her B.A. in Ethnic Studies from the University of California, Berkeley.

Kent Hillyer. Mr. Hillyer, 54, serves as our Vice President, Head of Customer Care. Mr. Hillyer joined 23andMe, Inc. in 2013 as Director of Customer Care. Before joining 23andMe, Inc., from 2000 to 2013, he held various titles at Ingenuity Systems, a QIAGEN Company, most recently serving as the Director of Global Support, Training, and Commercial Operations. Mr. Hillyer holds a B.A. in Business Administration—Finance from Colorado State University and a M.B.A. from the Daniels College of Business at the University of Denver.

Kumar Iyer. Mr. Iyer, 42, has served as 23andMe, Inc.’s Vice President of Product since April of 2021, having joined the company as Head of Product in 2018. Prior to joining 23andMe, Inc., from 2016 to 2017, Mr. Iyer was the Head of Product and Engineering for PayJoy Inc., a venture funded fintech startup focused on consumer lending in emerging markets. From 2011 to 2016, Mr. Iyer was a product manager at Facebook, Inc. (“Facebook”). Prior to his time at Facebook, Mr. Iyer held engineering and product positions at Netflix, Inc. (from 2010 to 2011), Nvidia Corporation (from 2007 to 2010), and Electronic Arts, Inc. (from 2005 to 2007). Mr. Iyer has a B.S. in Computer Science from the University of California, Los Angeles and a M.B.A. from The Anderson School of Management at the University of California, Los Angeles.

Jennifer Low. Dr. Low, 52, has served as 23andMe, Inc.’s Head of Therapeutics Development since 2018. In roles prior to joining 23andMe, Inc., Dr. Low was Executive Vice President of Research and Development and Chief Medical Officer at Loxo Oncology, Inc. from 2014 to 2016. From 2006 to 2014, Dr. Low held various positions of increasing responsibility at Genentech, a Member of the Roche, culminating as Senior Group Medical Director in Product Development. Prior to Genentech, Dr. Low was a Senior Investigator at the Cancer Therapeutics Evaluation Program at the National Cancer Institute (“NCI”) and an attending physician in breast cancer at the National Institutes of Health and the National Naval Medical Center in Bethesda, Maryland. She received her undergraduate degree from the California Institute of Technology, her M.D. and Ph.D. degrees from Georgetown University and Master’s Degree from Duke University. She completed her internal medicine residency at the University of California, Davis and her medical oncology fellowship at the NCI.

L. Okey Onyejekwe. Dr. Onyejekwe, 46, joined 23andMe, Inc. as the Vice President of Consumer Clinical Operations and Medical Affairs in 2020. Prior to joining 23andMe, Inc., Dr. Onyejekwe was the Head of Medical Affairs and Senior Manager of Legal for Virta Health Corp. from 2018 to 2020. He worked as counsel at K&L Gates LLP in 2018. Dr. Onyejekwe founded and served as the Chief Executive Officer of Zobreus Medical Corporation (“Zobreus”), a StartX-backed company that developed patient-centered digital health solutions for consumers and providers, from 2014 to 2018. Prior to founding Zobreus, Dr. Onyejekwe was an associate attorney at Weil Gotshal and Manges, and a partner at Kasowitz, Benson, Torres & Friedman LLP. Throughout his career, he has also practiced medicine as an attending physician at the V.A. Palo Alto Emergency Department. Dr. Onyejekwe earned his undergraduate and medical degrees from The Ohio State University and its College of Medicine before completing a family medicine residency at Columbia-Presbyterian Medical Center. He received his J.D. from Stanford Law School. Dr. Onyejekwe is a veteran of Operation Iraqi Freedom, and serves as a Senior Flight Surgeon for the United States Air Force Reserves.

Mike Polcari. Mr. Polcari, 40, is 23andMe, Inc.’s Vice President, Chief Architect. He joined 23andMe, Inc. in 2008 and has served in various positions, including Director of Software Engineering and Chief Architect. Prior to joining 23andMe, Inc., from 2005 to 2007, Mr. Polcari served in technical roles at Salesforce.com, Inc., and from 2002 to 2005, he served in technical roles at Merrill Lynch. Mr. Polcari holds a B.S. in Computer Science from Cornell University and a M.S. in Biomedical Informatics from Stanford University.

William Richards. Dr. Richards, 60, has served as 23andMe, Inc.’s Vice President of Drug Discovery since April of 2021, having joined the company early in 2020 as the Director of Target and Drug Discovery. In roles prior to joining 23andMe, Inc., Dr. Richards was Chief Scientific Officer at ProNeurotech (now Nura Bio) in 2019. From 1996 to 2019, Dr. Richards held various positions of increasing responsibility at Amgen culminating as Executive Director in Research. At Amgen Dr. Richards and his teams contributed to the pre-clinical development of numerous molecules, including Sensipar, Parsibiv, Evenity, Olpasiran and AMG594. Also, at Amgen Dr. Richards was involved in the acquisition of DeCode Genetics and worked closely with the DeCode team to identify and advance genetically validated therapeutic targets. He received his Ph.D. degree in Genetics from SUNY-Stony Brook and conducted postdoctoral research at the Oak Ridge National Labs.

Joyce Tung. Dr. Tung, 44, is 23andMe, Inc.’s Vice President of Research, and has been a part of 23andMe, Inc. since 2007. Prior to joining 23andMe, Inc., Dr. Tung was a postdoctoral fellow at Stanford University studying the genetics of mouse and human pigmentation. Dr. Tung earned her B.S. in Biological Sciences from Stanford University and her Ph.D. in genetics from the University of California, San Francisco, where she was a National Science Foundation graduate research fellow.

Monica Viziano. Ms. Viziano, 55, joined 23andMe, Inc. as Vice President of Portfolio Strategy and Alliance Management in 2020. Previously, she worked for Gilead, where she held numerous roles from 2002 to 2020, most recently serving as the Executive Director of Alliance Management and Business Development. Prior to that, she was a project manager (from 1998 to 2002) and a medicinal chemist (from 1996 to 1999) at GlaxoSmithKline plc. From 1991 to 1996, Ms. Viziano was a medicinal chemist at Schering-Plough Research Institute. Ms. Viziano received her degree in Chemistry and Pharmaceutical Technologies at the University of Milan.

Wade Walke. Dr. Walke, 55, joined 23andMe, Inc. in June 2021 as the Vice President of Investor Relations. Prior to joining 23andMe, Inc., Dr. Walke spent nine years at Ionis Pharmaceuticals, Inc. (“Ionis”), a leading public company in RNA-targeted drug discovery and development, where he most recently served as Vice President of Investor Relations. Before Ionis, he spent 14 years at the public company Lexicon Pharmaceuticals, Inc. (“Lexicon”), where he began as a Scientist and worked his way up to Associate Director of Bioinformatics in the Department of Functional Genomics. From there, he pivoted to lead Communications and Investor Relations for Lexicon, where he oversaw the implementation of a targeted program of IR activities. Dr. Walke holds a Bachelor of Science degree from Brigham Young University and a Ph.D. and Master of Science degree from the University of Michigan.

Katie Watson. Joining 23andMe, Inc. in 2018, Ms. Watson, 43, serves as the Vice President of Communications. From 2006 to 2018, Ms. Watson held various communications leadership roles at Google, LLC (“Google”), including Global Communications Senior Manager and Director of Product Communications. Prior to Google, from 2000 to 2006, she was an Account Director and Partner at LEWIS PR Agency. She has a B.A. in Communication Studies, with an emphasis in Media Relations and a minor in Business Administration, from the University of San Diego.

Non-Employee Directors

Roelof Botha. Mr. Botha, 47, was elected to the Board in connection with the Business Combination. Mr. Botha was previously a member of the 23andMe, Inc. board of directors since 2017. Since 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Managing Member of Sequoia Capital Operations, LLC since 2007. Prior to joining Sequoia Capital, from 2000 to 2003, Mr. Botha served in various positions at PayPal, Inc. (“PayPal”), including as PayPal’s Chief Financial Officer. Earlier, from 1996 to 1998, he worked as a management consultant for McKinsey & Company. Mr. Botha currently serves as a member of the boards of directors of Eventbrite, Inc. (NYSE: EB), MongoDB (Nasdaq: MDB), Square, Inc. (NYSE: SQ), Natera Inc. (Nasdaq: NTRA), and Unity Software (NYSE: U). He also currently serves on the boards of directors of a number of privately held companies. Mr. Botha previously served on the Board of Xoom Corporation until its acquisition by PayPal. Mr. Botha received his B.S. in Actuarial Science, Economics, and Statistics from the University of Cape Town and his M.B.A. from the Stanford Graduate School of Business. Mr. Botha is qualified to serve on the Board because of his extensive experience serving on the boards of directors of public companies, as well as his expertise with venture capitalism and technology companies.

Patrick S. Chung. Mr. Chung, 47, was elected to the Board in connection with the Business Combination. Mr. Chung was previously a member of the 23andMe, Inc. board of directors since 2009. Since 2015, Mr. Chung has served as Managing General Partner of Xfund (www.xfund.com). Prior to that, from 2007 to 2015, Mr. Chung was a partner at New Enterprise Associates (NEA, www.nea.com) and led the firm’s consumer and seed-stage investment practices. Mr. Chung was a member of the founding team of ZEFER Corp. (“ZEFER”), an internet services firm that was subsequently acquired by NEC Corp. Prior to ZEFER, Mr. Chung was with McKinsey & Company, where he specialized in hardware, software, and services companies. Mr. Chung received a joint J.D.-M.B.A. degree from Harvard Business School and Harvard Law School, where he served as Editor of the Harvard Law Review. He was a Commonwealth Scholar at Oxford University, where he earned a Master of Science degree. Mr. Chung earned his A.B. degree at Harvard College in Environmental Science. Mr. Chung is qualified to serve on the Board because of his extensive investment experience, track record, and corporate governance expertise.

Evan Lovell. Mr. Lovell, 50, was elected to the Board in connection with the Business Combination. Mr. Lovell was previously a member of the VGAC board of directors, and served as VGAC’s Chief Financial Officer from VGAC’s inception in February 2020 until the Closing Date. Since 2012, Mr. Lovell has served as the Chief Investment Officer of the Virgin Group, where he has been responsible for managing the Group’s portfolio and investments in North America. From 2008 to 2012, Mr. Lovell was the Founding Partner of Virgin Green Fund, a private equity fund investing in the renewable energy and resource efficiency sectors. From 1998 to 2008, Mr. Lovell served as an investment professional at TPG Capital, where he also served on the Board of a number of TPG portfolio companies. Mr. Lovell currently serves on the boards of several companies including Virgin Hotels (2012—present), Virgin Voyages (2014—present), BMR Energy LLC (2016—present), Virgin Galactic Holdings, Inc. (NYSE: SPCE) (2017—present), and Virgin Orbit (2017—present). Mr. Lovell previously served on the Board of Virgin America Inc. (Nasdaq: VA) from 2013 until its acquisition by Alaska Air Group, Inc. in 2016. Mr. Lovell holds a Bachelor’s Degree from the University of Vermont. Mr. Lovell’s broad experience directing Virgin’s investments and management expertise from serving on boards of both public and private companies make him a valuable addition to VGAC’s management team and the VGAC board of directors.

Neal Mohan. Mr. Mohan, 47, was elected to the Board in connection with the Business Combination. Mr. Mohan was previously a member of the 23andMe, Inc. board of directors since 2017. Mr. Mohan has served as the Chief Product Officer of YouTube, Inc. since 2015. Previously, Mr. Mohan served as Senior Vice President of Display and Video Ads at Google from 2008 to 2015. Before joining Google, from 2005 to 2008, Mr. Mohan served as Senior Vice President of Strategy and Product Development at DoubleClick, Inc. (“DoubleClick”). Mr. Mohan has held various technology and business leadership positions at NetGravity Inc. (from 1997 to 1999) and DoubleClick (from 1999 to 2003), and various strategy and consulting roles at

Microsoft Corporation (2004) and Accenture plc (from 1996 to 1997). Mr. Mohan currently serves as a member of the Board of StitchFix, Inc. (Nasdaq: SFIX). Mr. Mohan previously served as a member of the boards of directors of the Internet Advertising Bureau (from 2012 to 2016) and the Mobile Marketing Association (from 2012 to 2015). Mr. Mohan earned his M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar where he was a member of the Management board of directors (from 2013 to 2017). He also holds a B.A. in Electrical Engineering from Stanford University. Mr. Mohan is qualified to serve on the Board because of his extensive industry and product experience, and experience in serving on boards of directors.

Valerie Montgomery Rice. Ms. Rice, 60, was appointed to the Board on June 16, 2021, to fill a vacancy on the Board. The sixth president of Morehouse School of Medicine (“MSM”) and the first woman to lead the freestanding medical institution, Dr. Montgomery Rice serves as both the President and Dean. A renowned infertility specialist and researcher, she most recently served as Dean and Executive Vice President of MSM, where she has served since 2011. Prior to joining MSM, Dr. Montgomery Rice held faculty positions and leadership roles at various health centers, including academic health centers. Notably, she was the founding director of the Center for Women’s Health Research at Meharry Medical College. Dr. Montgomery Rice holds memberships in various organizations and participates on a number of boards, such as the following: member, National Academy of Medicine, the Association of American Medical Colleges Council of Deans, and the Horatio Alger Association and board of directors for The Metro Atlanta Chamber, Kaiser Permanente School of Medicine, The Nemours Foundation, UnitedHealth Group, Westside Future Fund, Josiah Macy Jr. Foundation, Headspace, Wellpath, and CARE. Dr. Montgomery Rice holds a bachelor’s degree in chemistry from the Georgia Institute of Technology, a medical degree from Harvard Medical School, an honorary degree from the University of Massachusetts Medical School, and a Doctor of Humane Letters honorary degree from Rush University. Dr. Montgomery Rice is qualified to serve on the Board as she provides a valuable combination of experience at the highest levels of patient care and medical research, as well as organizational management and public health policy.

Richard H. Scheller. Dr. Scheller, 67, was elected to the Board in connection with the Business Combination. Dr. Scheller was previously a member of 23andMe, Inc.’s board of directors since 2019. From 2015 until his retirement in 2019, Dr. Scheller served as the Chief Scientific Officer and Head of Therapeutics of 23andMe, Inc. Prior to joining 23andMe, Inc., for 14 years (from 2001 until 2015), Dr. Scheller was Executive Vice President and Head of Research and Early Development of Genentech, Inc. Prior to joining Genentech Inc., from 1982 to 1994, Dr. Scheller was a professor of Biological Sciences at Stanford University, and was a Howard Hughes Medical Institute investigator at the Stanford University School of Medicine from 1994 to 2001. Dr. Scheller has been an adjunct professor of Biochemistry and Biophysics at the University of California, San Francisco since 2004. He is a member of the board of trustees at the California Institute of Technology. Dr. Scheller is a fellow of the American Academy of Arts & Sciences, a member of the National Academy of Sciences, and a member of the National Academy of Medicine. Dr. Scheller serves on the boards of directors of Alector, Inc. (Nasdaq: ALEC), BridgeBio Pharma, Inc. (Nasdaq: BBIO), and ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC). He previously served on the Board of Xenon Pharmaceuticals Inc. from 2015 to 2020. He holds a B.S. in Biochemistry from the University of Wisconsin-Madison and a Ph.D. in Chemistry from the California Institute of Technology. He was a postdoctoral fellow in the Division of Biology at the California Institute of Technology and a postdoctoral fellow in Molecular Neurobiology at Columbia University at the College of Physicians and Surgeons. Dr. Scheller is qualified to serve on the Board because of his extensive industry and scientific experience, including his institutional knowledge of 23andMe, Inc.

Peter Taylor. Mr. Taylor, 62, was elected to the Board in connection with the Business Combination. Mr. Taylor has been the president of ECMC Foundation, a nonprofit corporation dedicated to educational attainment for low-income students, since May 2014. Before joining ECMC Foundation, from 2009 to 2014, Mr. Taylor served as executive vice president and chief financial officer for the University of California system. Most of Mr. Taylor’s professional career was in investment banking, with nearly 16 years in municipal finance banking for Lehman Brothers and Barclays Capital, where he was managing director for the Fixed Income Group. Mr. Taylor serves on the Board of Trustees of the California State University system, where he has chaired the Educational Policy Committee and the Finance Committee. He also serves on the boards of Edison International (NYSE: EIX), Pacific Life, the Parsons Foundation, and the Kaiser Family Foundation, where he chairs the Investment Committee. He is also a trustee of the Western Asset Premier Bond Fund (NYSE: WEA). Mr. Taylor received his undergraduate degree from UCLA, his Master’s Degree from Claremont Graduate University, and a certificate in public affairs from Coro Southern California. Mr. Taylor is qualified to serve on the Board because of his finance and public policy experience, as well as his public company board experience.

Family Relationships

There are no family relationships among any of the individuals who serve as our directors or executive officers.

Board of Directors Composition

The Board is classified into three classes of directors, each of which hold office for a three-year term. Currently, Roelof Botha and Patrick Chung comprise Class I, with a term expiring at the Company’s next annual meeting of its stockholders following the Closing Date; Neal Mohan, Valerie Montgomery Rice and Richard Scheller comprise Class II, with a term expiring at the Company’s second annual meeting of its stockholders following the Closing Date; and Anne Wojcicki, Peter Taylor, and Evan Lovell comprise Class III, with a term expiring at the Company’s third annual meeting of its stockholders following the Closing Date. Ms. Wojcicki currently serves as Chair of the Board.

Director Independence

The listing standards of Nasdaq require that a majority of the Board be independent. The Board has determined that each of Roelof Botha, Patrick Chung, Neal Mohan, Valerie Montgomery Rice and Peter Taylor qualify as independent directors, as defined under Nasdaq listing rules.

Board of Directors Oversight of Risk

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the Board’s various standing committees that address risks inherent in their respective areas of oversight. Specifically, the audit committee of the Board (the “Audit Committee”) is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting, and auditing matters, and the compensation committee of the Board (the “Compensation Committee”) oversees the management of risks associated with the Company’s compensation policies and programs.

Committees of the Board of Directors

The Board has established an Audit Committee and a Compensation Committee. Members of our committees will serve in such capacities until their respective resignation or until otherwise determined by the Board. The Board does not currently have a nominating and corporate governance committee. See “Director Nominations.”

The Board may establish other committees to facilitate the management of the Company’s business. The Board and its committees will set schedules for meetings throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Board also delegates various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Copies of the charters of each of the Audit Committee and Compensation Committee are posted on our investor website at https://investors.23andme.com/ under the Governance section. The information found on or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

Audit Committee

Peter Taylor, Roelof Botha, and Patrick Chung serve on our Audit Committee. Each of the members of the Audit Committee satisfy the independence requirements of Nasdaq and the rules and regulations of the SEC applicable to audit committee members. Mr. Taylor is the chair of the Audit Committee and qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Audit Committee assists the Board with its oversight of the following: the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; and the design and implementation of our internal audit function and risk assessment and risk management. Among other things, the Audit Committee is responsible for reviewing and discussing with Company management the adequacy and effectiveness of the Company’s disclosure controls and procedures. The Audit Committee also discusses with Company management and the Company’s independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of the Company’s financial statements, and the results of the audit, quarterly reviews of the Company’s financial statements, and, as appropriate, initiates inquiries into certain aspects of the Company’s financial affairs. The Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee also has the sole authority to approve the hiring and discharging of the Company’s independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. The Audit Committee reviews and oversees all related person transactions in accordance with the Company’s Related Person Transaction Approval Policy.

Compensation Committee

Neal Mohan, Patrick Chung, and Valerie Montgomery Rice serve on the Compensation Committee. Dr. Montgomery Rice is the chair of the Compensation Committee. Each member of the Compensation Committee is independent under the rules and regulations of the SEC and Nasdaq listing standards applicable to compensation committee members and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee assists the Board in overseeing the Company’s employee compensation policies and practices, including (i) determining and approving the compensation of the Company’s CEO and the Company’s other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs, including the Company’s Incentive Equity Plan. Additionally, the Compensation Committee is responsible for producing the annual report of the Compensation Committee required by the rules of the SEC and overseeing the Company’s culture and human capital management, including diversity and inclusion.

Director Nominations

The Board does not have a standing nominating committee. Pursuant to Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the Board. Accordingly, the independent directors of the Board are responsible for selecting or approving director nominees, consistent with the Company’s Corporate Governance Guidelines. In evaluating director nominee candidates, the independent directors will consider the following attributes and criteria: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, and conflicts of interest.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of the Company’s directors, officers, advisors, consultants, contractors, and employees. The full text of the Code is posted on our investors website at https://investors.23andme.com/ under the Governance section. The Company intends to disclose future amendments to, or waivers of, the Code, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or the compensation committee thereof. Certain members of the Compensation Committee may be deemed to have an interest in certain transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act that are disclosed in “Certain Relationships and Related Person Transactions,” which disclosure is hereby incorporated by reference in this section.

Director Compensation

The Board has approved a non-employee director compensation program (the “Non-Employee Director Compensation Program”) whereby each non-employee director is eligible to receive annual cash retainers for such non-employee director’s service on the Board and its committees as described below. In addition, the Company reimburses reasonable expenses incurred by our non-employee directors in connection with attendance at Board or committee meetings.

Position	Retainer ($)
Board Member	40,000
Audit Committee Chair	20,000
Compensation Committee Chair	14,000
Audit Committee Member	10,000
Compensation Committee Member	7,000

The Compensation Committee intends to grant to each non-employee director an initial award of restricted stock units (“RSUs”) valued at $350,000 (the “Initial Equity Award”), calculated based upon the trailing average closing price of a share of the Class A Common Stock on Nasdaq for the ninety days preceding the date of grant (the “Value Calculation”). The Initial Equity Award will be granted as soon as administratively practicable following the filing of a registration statement on Form S-8 with respect to the Incentive Equity Plan by the Company, and will vest on a ratable annual basis over a three-year time period beginning on the initial date of Board service.

Further, each year, the Compensation Committee expects to grant to each non-employee director an award of RSUs valued at $175,000 (the “Annual Equity Award”), determined in accordance with the Value Calculation. The first Annual Equity Award will be granted on the same date as the Initial Equity Grant and will vest on the earlier of the Company’s 2022 annual meeting of stockholders, or one year from the date of grant.

All terms and conditions of the Initial Equity Award and Annual Equity Award will be subject to the Incentive Equity Plan and the applicable grant documentation. Both the Initial Equity Award and each Annual Equity Award will vest in full if the Company is subject to a change in control prior to the termination of the non-employee directors’ continuous service.

EXECUTIVE AND DIRECTOR COMPENSATION

This section describes executive compensation of 23andMe, Inc.’s directors and named executive officers during 23andMe, Inc.’s fiscal year ended March 31, 2021, which we refer to in this section as “fiscal 2021.” None of VGAC’s directors or executive officers received any cash compensation for services rendered to VGAC.

Overview

This section discusses the material components of the executive compensation program for the “named executive officers” included in the “—Summary Compensation Table” below. As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, although we have voluntarily expanded such disclosure to also include our Chief Financial Officer and our third most highly compensated executive officer.

For fiscal 2021, the “named executive officers” and their positions were as follows:

•	Anne Wojcicki, Chief Executive Officer;

•	Steven Schoch, Chief Financial Officer;

•	Fred Kohler, Vice President, People;

•	Kathy Hibbs, Chief Legal & Regulatory Officer;

•	Kenneth Hillan, Head of Therapeutics; and

•	Steve Lemon, Vice President, Engineering.

2021 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. In light of her equity interests in the Company, Ms. Wojcicki historically has received base salary compensation significantly lower than that of the other named executive officers. Please see the “Salary” column in the Summary Compensation Table for the base salary amounts received by the named executive officers in fiscal 2021.

Bonuses

23andMe, Inc. did not provide (i) ad hoc or other special cash bonuses or (ii) cash incentive compensation (bonuses) to the named executive officers during fiscal 2021.

Long-Term Equity Incentive Awards

To further focus the named executive officers on the Company’s long-term performance, we historically have granted equity compensation in the form of stock options that are subject to time-based vesting requirements. Stock options were granted to all of the named executive officers during fiscal 2021. For more information, see “—Summary Compensation Table,” “—Outstanding Equity Awards at March 31, 2021,” and “—Employee Benefit and Equity Compensation Plans,” below.

Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by, or paid to the named executive officers during the fiscal years indicated below:

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Anne Wojcicki	2021	$55,120	$20,220,547	$0	$20,275,667
Chief Executive Officer and Co-Founder	2020	$50,960	$0	$0	$50,960

Steven Schoch	2021	$580,529	$3,673,249	$2,300	$4,256,078
Chief Financial Officer	2020	$550,405	$0	$1,925	$552,330

Kathy Hibbs	2021	$556,233	$2,671,454	$2,300	$3,229,987
Chief Legal & Regulatory Officer	2020	$550,905	$0	$1,925	$552,830

Kenneth Hillan
Head of Therapeutics	2021	$554,960	$2,671,454	$2,658	$3,229,072

Steve Lemon	2021	$555,566	$2,003,490	$3,300	$2,562,457
VP, Engineering	2020	$546,405	$0	$1,842	$548,247

(1)

In accordance with SEC rules, this amount in this column reflects the aggregate grant date fair value of stock options granted to the named executive officers during the 2021 fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid or realized by them. Information regarding the assumptions used to calculate the value of all stock options can be found in Note 10 to the consolidated financial statements included in this prospectus.

(2)

The amounts reported in the “All Other Compensation” column represent the Company’s matching contributions made pursuant to the Retirement and Savings Plan (the “401(k) Plan”), a tax-qualified retirement savings plan under Section 401(k) of the Code. During fiscal 2021, we matched participants’ contributions under the 401(k) Plan, up to a maximum of $2,300 for calendar years 2020 and 2021.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with the Named Executive Officers

Employment arrangements with the named executive officers, other than Ms. Wojcicki, are set forth below. Each named executive officer also is party to a standard Employee Invention Assignment and Confidentiality Agreement, under which each named executive officer has agreed (i) not to solicit the Company’s employees during their employment and for a period of one year after the termination of such employment, (ii) to protect the Company’s confidential and proprietary information, and (iii) to assign to the Company any related intellectual property developed during the course of his or her employment. These agreements remain in effect following the Closing of the Business Combination.

Anne Wojcicki

There currently is no employment agreement between the Company and Ms. Wojcicki, nor did one exist during fiscal 2021.

Steven Schoch

On March 27, 2018, we entered into an offer letter with Mr. Schoch to serve as our Chief Financial Officer (the “Schoch Offer Letter”). The Schoch Offer Letter provides for an annual base salary of $550,000, subject to adjustment from time to time. In connection with the commencement of his employment, Mr. Schoch also received an option to purchase 425,000 shares of common stock, which vested 25% after 12 months of service and on a pro rata basis (in remaining 1/48 installments) over the following 36 months of service, as further described in his individual award agreement. Mr. Schoch also is eligible to participate in the benefit plans that are generally available to all employees. In connection with Mr. Schoch’s relocation to the San Francisco Bay Area, the Schoch Offer Letter also provided a monthly allowance of $6,000 during Mr. Schoch’s first five months of employment.

The Schoch Offer Letter provides for certain change in control and severance benefits. If Mr. Schoch experiences a Qualifying Termination (as defined below): (i) Mr. Schoch will receive six months of continued salary at the rate that was in effect at the time of the Qualifying Termination and (ii) 100% of Mr. Schoch’s then- unvested options will become fully vested and exercisable. The receipt of such Change in Control severance benefits is subject to Mr. Schoch’s execution and non-revocation of a general release of claims. If Mr. Schoch experiences a separation from service for any reason other than Cause, death, or Permanent Disability (each as defined below) prior to a Change in Control, then he will receive six months of continued salary at the rate that was in effect at the time of the Qualifying Termination.

Kathy Hibbs

On February 6, 2014, we entered into an offer letter with Ms. Hibbs to serve as our Chief Legal and Regulatory Officer (the “Hibbs Offer Letter”). The Hibbs Offer Letter initially provided for an annual base salary of $400,000, subject to adjustment from time to time. In connection with the commencement of her employment, Ms. Hibbs also received an option to purchase 525,000 shares of common stock, which vested 25% after 12 months of service and on a pro rata basis (in remaining 1/48 installments) over the following 36 months of service. Ms. Hibbs also is eligible to participate in the benefit plans that are generally available to all employees. The Hibbs Offer Letter also included an annual performance bonus of up to thirty percent (30%) of Ms. Hibbs’ base salary rate based upon the achievement of objective and subjective criteria established by Ms. Wojcicki and approved by the board of directors; we discontinued the bonus program in February 2018.

The Hibbs Offer Letter provides for certain change in control and severance benefits. If Ms. Hibbs experiences a Qualifying Termination: (i) Ms. Hibbs will receive six months of continued salary at the rate that was in effect at the time of the Qualifying Termination and (ii) 50% of Ms. Hibbs’s then-unvested options will become fully vested and exercisable. The receipt of such Change in Control severance benefits is subject to Ms. Hibbs’s execution and non-revocation of a general release of claims. If Ms. Hibbs experiences a separation from service for any reason other than Cause, death, or Permanent Disability prior to a Change in Control, then she will receive four months of continued salary at the rate that was in effect at the time of the Qualifying Termination.

Kenneth Hillan

On February 1, 2019, we entered into an offer letter with Mr. Hillan to serve as our Head of Therapeutics (the “Hillan Offer Letter”). The Hillan Offer Letter provides for an annual base salary of $525,000, subject to adjustment from time to time. In connection with the commencement of his employment, Mr. Hillan received an option to purchase 480,000 shares of common stock, which vested 25% after 12 months of service and on a pro rata basis (in remaining 1/48 installments) over the following 36 months of service as further described in his individual award agreement. Mr. Hillan also is eligible to participate in the benefit plans that are generally available to all employees.

The Hillan Offer Letter provides for certain change in control severance benefits. If Mr. Hillan experiences a Qualifying Termination: (i) Mr. Hillan will receive six months of continued salary that the rate that was in effect at the time of the Qualifying Termination and (ii) 100% of Mr. Hillan’s then-unvested options will become fully vested and exercisable. The receipt of such Change in Control severance benefits is subject to Mr. Hillan’s execution and non-revocation of a general release of claims. If Mr. Hillan experiences a separation from service for any reason other than Cause, death, or Permanent Disability (each as defined below) prior to a Change in Control, then he will receive six months of continued salary at the rate that was in effect at the time of the Qualifying Termination.

Steve Lemon

On October 14, 2010, we entered into an offer letter with Mr. Lemon to serve as our Vice President, Engineering (the “Lemon Offer Letter”). The Lemon Offer Letter initially provided for an annual base salary of $225,000, subject to adjustment from time to time. In connection with the commencement of his employment, Mr. Lemon also received an option to purchase 314,755 shares of common stock, which vested 25% after 12 months of service and on a pro rata basis (in remaining 1/48 installments) over the following 36 months of service. Mr. Lemon also is eligible to participate in the benefit plans that are generally available to all employees.

Certain Definitions

For purposes of the offer letters described above:

•

“Involuntary Termination” means an involuntary separation from service, as defined in Treasury Regulation 1.409A-1(n), (i) by the Company for any reason other than (A) Cause, (B) death, or (C) Permanent Disability, or (ii) by executive for Good Reason.

•

“Cause” means (i) any willful, material violation by executive of any law or regulation applicable to the business of the Company, executive’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by executive of a common law fraud, (ii) executive’s commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iii) any material breach by executive of any provision of any agreement or understanding between the Company and executive regarding the terms of executive’s service as an employee, officer, director, or consultant to the Company, including without limitation, executive’s willful and continued failure or refusal to perform the material duties required of executive as an employee, officer, director or consultant of the Company, other than as a result of having a disability, or a breach of any applicable invention assignment and confidentiality agreement or any agreement between the Company and executive, (iv) executive’s disregard of the policies of the Company so as to cause loss, damage or injury to the property, reputation, or employees of the Company, (v) executive’s violation or failure to comply with any of the Company’s confidential information, privacy or similar policy or program, or (vi) any other misconduct by executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

•

“Change in Control” means a (i) consolidation, reorganization, or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation, reorganization or merger do not, immediately after such consolidation, reorganization, or merger, retain stock or other ownership interests representing a majority of the voting power of the surviving entity or entities as a result of their shareholdings in the Company immediately before such consolidation, reorganization, or merger, or (ii) a sale or all or substantially all of the Company’s assets that is followed by a distribution of the proceeds to the Company’s stockholders.

•

“Good Reason” means, without executive’s express written consent, the occurrence of any one or more of the following: (i) a change in executive’s position with the Company that materially reduces executive’s level of authorities, responsibilities or duties (provided that such reduction would not include remaining in the same relative position of responsibility within the Company following a Change in Control even if the Company were a subsidiary of another entity); (ii) a reduction in executive’s base salary by more than ten percent (10%) unless (A) executive consents thereto in executive’s discretion, or (B) the annual salaries of all Company employees are similarly reduced; or (iii) receipt of notice that executive’s principal workplace will be relocated to increase executive’s commute by more than fifty (50) miles.

•

“Permanent Disability” means that executive is unable to perform the essential functions of executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

•	“Qualifying Termination” means that the executive has experienced an Involuntary Termination that occurs with, or within 24 months following a Change in Control.

Stock Option Grants During Fiscal 2021

All of the named executive officers received non-qualified stock option grants during fiscal 2021, as set forth in the table below. Each award vests ratably in monthly installments starting September 1, 2020 and expires August 25, 2030, subject to the terms of the award agreement, except that Ms. Wojcicki’s award agreement provided that any portion or all of the option award was exercisable immediately upon grant, provided that any shares received from any such early exercise are subject to repurchase, at the option of the Company, at the original issuance price in the event Ms. Wojcicki is terminated for any reason. Ms. Wojcicki early exercised all such options during fiscal 2021. Further, with respect to the option awards granted to Messrs. Schoch, Hillan, and Lemon and Ms. Hibbs, each such award is subject to accelerated vesting pursuant to the respective named executive officer’s employment agreement, as set forth above in the section titled “—Employment Arrangements with the Named Executive Officers.”

Please refer to the Summary Compensation Table for information regarding the grant date fair value, and the Outstanding Equity Awards Table below for additional information regarding vesting provisions.

Name	Grant Date	Number of Shares
Anne Wojcicki
Chief Executive Officer	8/26/2020	3,000,000

Steven Schoch
Chief Financial Officer	8/26/2020	550,000

Kathy Hibbs
Chief Legal & Regulatory Officer	8/26/2020	400,000

Kenneth Hillan
Head of Therapeutics	8/26/2020	400,000

Steve Lemon
VP, Engineering	8/26/2020	300,000

Outstanding Equity Awards at March 31, 2021

The following table presents information regarding outstanding equity awards held by the named executive officers as of March 31, 2021. All awards were granted under 23andMe, Inc.’s Amended and Restated Equity Plan (defined below).

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Steven Schoch	4/24/2018	309,895	(2)	115,105	(2)	9.56	4/23/2028
Chief Financial Officer	8/26/2020	68,750	(3)	481,2250	(3)	11.57	8/25/2030

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Kathy Hibbs	5/5/2014	418,313	(4)	—		0.97	5/4/2024
Chief Legal & Regulatory Officer	5/10/2017	182,291	(5)	67,709	(5)	6.79	5/9/2027
	8/26/2020	50,000	(3)	350,000	(3)	11.57	8/25/2030
Kenneth Hillan	2/19/2019	250,000	(6)	230,000	(6)	11.50	2/18/2029
Head of Therapeutics	8/26/2020	50,000	(3)	350,000	(3)	11.57	8/25/2030
Steve Lemon	2/14/2012	55,651	(7)	—		0.52	2/14/2022
VP, Engineering	11/05/2013	60,000	(8)	—		0.97	11/4/2023
	4/18/2015	243,000	(9)	—		1.04	4/17/2015
	5/10/2017	208,333	(10)	41,667	(10)	6.79	5/9/2027
	8/26/2020	37,500	(3)	262,500	(3)	11.57	8/25/2030

(1)

Each equity award in this column is subject to acceleration of vesting provisions pursuant to the respective named executive officer’s employment agreement, as set forth above in the section titled “—Employment Arrangements with the Named Executive Officers.”

(2)	The shares underlying this option vested 25% on April 9, 2019, then ratably (in remaining 1/48 installments) thereafter.
(3)	The shares underlying this option vest in 48 equal monthly installments commencing September 1, 2020.
(4)	The shares underlying this option vested 25% on April 1, 2015, then ratably (in remaining 1/48 installments) thereafter.
(5)	The shares underlying this option vest in 48 equal monthly installments commencing on April 1, 2018.
(6)	The shares underlying this option vested 25% on February 19, 2020, then ratably (in remaining 1/48 installments) thereafter.
(7)	The shares underlying this option vested in 48 equal monthly installments commencing on January 1, 2012.
(8)	The shares underlying this option vested in 48 equal monthly installments commencing on September 1, 2013.
(9)	The shares underlying this option vested in 48 equal monthly installments commencing on April 1, 2015.
(10)	The shares underlying this option vest in 48 equal monthly installments commencing on November 1, 2017.

Employee Benefit and Equity Compensation Plans

The principal features of the Company’s existing employee benefit and equity incentive plans are summarized below. The summaries of the 23andMe, Inc. Equity Incentive Plan (the “Amended and Restated Equity Plan”) and the 23andMe Holding Co. Incentive Equity Plan (the “Incentive Equity Plan”) are qualified in their entirety by reference to the actual text of the Amended and Restated Equity Plan and the Incentive Equity Plan, which are filed as exhibits to the prospectus of which this registration statement forms a part.

Amended and Restated Equity Incentive Plan

The Amended and Restated Equity Plan originally was adopted by the 23andMe, Inc. board of directors and approved by 23andMe, Inc. stockholders on May 11, 2006, extended by the 23andMe, Inc. board of directors on April 16, 2016 for an additional ten-year term, and further amended and restated on August 26, 2020. The Amended and Restated Equity Plan permitted the grant of options, restricted stock awards, and restricted stock unit awards. The maximum aggregate number of shares of common stock that may be issued under the Amended and Restated Equity Plan is 66,948,537 shares, subject to adjustment as provided therein.

Upon the closing of the Business Combination, the Amended and Restated Equity Plan was terminated and the Company will not grant any further awards under such plan. However, the Amended and Restated Equity

Plan continues to govern outstanding awards granted thereunder. The Compensation Committee of the Board administers the Amended and Restated Equity Plan and has the authority, among other matters, to construe and interpret the terms of the Amended and Restated Equity Plan and awards granted thereunder.

Incentive Equity Plan

On February 3, 2021, the board of directors of VGAC approved the Incentive Equity Plan, which was approved by the shareholders of VGAC on June 10, 2021. The Incentive Equity Plan authorizes the Compensation Committee of the Board to provide incentive compensation to eligible employees, non-employee directors, and certain consultants and advisors of the Company in the form of stock options, restricted stock and stock units, performance shares and units, other stock-based awards, and cash-based awards. Subject to adjustment as described in the Incentive Equity Plan, the Company is authorized to issue or transfer up to 136,000,000 shares of Class A Common Stock under the Incentive Equity Plan. Commencing with the first business day of each calendar year beginning in 2022, the aggregate number of shares of Class A Common Stock that may be issued or transferred under the Incentive Equity Plan will be increased by a number of shares of Class A Common Stock equal to the least of (x) 22,839,019, (y) 3.0% of the aggregate number of shares of Class A Common Stock and Class B Common Stock, taken together, outstanding as of the last day of the immediately preceding calendar year, or (z) such lesser number of shares as may be determined by the Compensation Committee. The Company expects that the Compensation Committee will make grants of awards under the Incentive Equity Plan to eligible participants.

Retirement and Savings Plan

The 401(k) Plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Under the 401(k) Plan, the Company can make discretionary matching contributions, and currently provides a dollar-for-dollar match up to a maximum of $95.83 per pay period. New hires are automatically enrolled at a six percent (6%) contribution rate. The retirement plan is intended to qualify under Sections 401(a) and 501(a) of the Code.

Health and Welfare Plans

All full-time employees, including the named executive officers, are eligible to participate in the Company’s health and welfare plans, including medical and dental benefits, paid family leave to supplement the Family and Medical Leave Act of 1993, back-up child and elder care, parental leave, short-term and long-term disability insurance, and life insurance.

Director Compensation

23andMe, Inc.’s directors for fiscal 2021 included Ms. Wojcicki, Neal Mohan, Roelof Botha, Richard Scheller, and Patrick Chung. During fiscal 2021, 23andMe, Inc. did not have a formal non-employee director compensation program. With respect to fiscal 2021, 23andMe, Inc.’s non-employee directors (Neal Mohan, Roelof Botha, Richard Scheller, and Patrick Chung) did not receive compensation for their service on the 23andMe, Inc. board of directors. However, Dr. Scheller received cash compensation in connection with consulting services provided to 23andMe, Inc. during fiscal 2021. During fiscal 2021, 23andMe, Inc. reimbursed its directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

During fiscal 2021, Ms. Wojcicki did not receive any additional compensation for her service as a member of the 23andMe, Inc. board of directors. Please see the Summary Compensation Table for the compensation paid or awarded to Ms. Wojcicki for fiscal 2021.

The following table sets forth information for fiscal 2021 regarding the compensation earned by Dr. Scheller.

Name	All Other Compensation(1)	Total
Richard Scheller	$120,000	$120,000

(1)	Represents cash compensation paid to Dr. Scheller during fiscal 2021 for consulting services.

As of March 31, 2021, Dr. Scheller and Mr. Mohan held total outstanding options to acquire 23andMe, Inc. common stock with respect to 200,000 and 100,000 shares, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Company

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Merger, VGAC, the Sponsor, and certain other holders of Class A Common Stock (collectively, the “Registration Rights Agreement Parties”) entered into the Registration Rights Agreement, which became effective upon the consummation of the Merger. In accordance with the Registration Rights Agreement, the Registration Rights Agreement Parties and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Indemnification Agreements

In connection with the consummation of the Merger, the Company entered into indemnification agreements with its directors, executive officers, and other employees. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

Certain Relationships and Related Person Transactions — VGAC

Class B Ordinary Shares

In February 2020, prior to the initial public offering, VGAC issued 11,500,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000. On September 30, 2020, the Sponsor transferred 30,000 Founder Shares to each of the three independent VGAC directors. On October 1, 2020, VGAC effected a 6-for-5 share split with respect to the Class B ordinary shares, resulting in an aggregate of 13,800,000 Class B ordinary shares issued and outstanding, 1,800,000 of which were subject to forfeiture so that the number of Founder Shares would equal 20% of VGAC’s issued and outstanding ordinary shares after the initial public offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 16, 2020, the Sponsor forfeited 1,086,250 shares, resulting in the Sponsor owning a total of 12,713,750 Class B ordinary shares.

Pursuant to the Sponsor Agreement, the Sponsor has agreed that the Earn-Out Shares (as defined below) will be subject to a lockup of seven years, with an early release effective (i) with respect to 50% of the Earn-Out Shares, upon the closing price of the Class A Common Stock equaling or exceeding $12.50 per share for any 20 trading days within any 30-trading-day period and (ii) with respect to the other 50% of the Earn-Out Shares, upon the closing price of the Class A Common Stock equaling or exceeding $15.00 per share for any 20 trading days within any 30-trading-day period; provided that the transfer restrictions applicable to the Earn-Out Shares also will terminate on the date following the closing date on which the company completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (a “Liquidation Event”), if such Liquidation Event occurs prior to the date that the stock price thresholds referenced in (i) and (ii) are met.

Director Investments in the Sponsor

Each of Josh Bayliss (a former director of VGAC) and Evan Lovell (a former director of VGAC and a current director of the Company’s Board) invested $300,000 in the Sponsor and hold interests in the Sponsor that represented an indirect interest in 1,667,581 VGAC Class B ordinary shares and 197,814 Private Placement Warrants. Douglas Brown (a former director of VGAC), James Lockhart III (a former director of VGAC) and

Teresa Briggs (a former director of VGAC) invested $1,000,000, $500,000 and $250,000, respectively, in the Sponsor indirectly through an investment in VG Acquisition Holdings LLC (an affiliate of the Sponsor), and hold interests in VG Acquisition Holdings LLC that represented an indirect interest in 706,819, 353,409 and 176,705 VGAC Class B ordinary shares, respectively, and 665,740, 332,870, and 166,435 Private Placement Warrants, respectively. Upon consummation of the Business Combinations, the foregoing shares of VGAC Class B ordinary shares converted, on a one-for-one basis, into shares of Class A Common Stock.

Private Placement Warrants

Simultaneous with the consummation of the initial public offering, VGAC consummated a private placement, pursuant to which Sponsor purchased 7,733,333 Private Placement Warrants at a price of $1.50 per private placement warrant, generating total proceeds of $11,600,000. On October 16, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, VGAC sold an additional 380,666 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating additional proceeds of $571,000. As a result of both private placements, the Sponsor purchased 8,113,999 Private Placement Warrants for a total of $12,171,000.

Related Party Loans

On February 28, 2020, the Sponsor agreed to loan VGAC an aggregate of up to $250,000 to cover expenses related to the initial public offering pursuant to a promissory note (the “First Promissory Note”). On November 30, VGAC repaid the First Promissory Note in full.

On April 6, 2021, VGAC issued an unsecured promissory note (the “Second Promissory Note”) in the amount of up to $500,000 to the Sponsor. All amounts borrowed under the Second Promissory Note were repaid in full upon the consummation of the Business Combination.

Certain Relationships and Related Person Transactions — 23andMe, Inc.

GSK Agreement

In July 2018, we entered into the GSK Agreement, and GSK made a $300 million investment on the same date. The GSK Agreement provides for an initial four-year exclusive collaboration for drug target discovery, development, and commercialization (the “Discovery Term”). GSK agreed to pay us $25 million per year for the initial four years of the Discovery Term, and has the right to extend the Discovery Term for a fifth year upon payment of an additional $50 million. To date, GSK has paid the Company $75 million, and the final $25 million for the fourth year of the Discovery Term is payable in July 2021. For additional information, see “Our Business – GSK Agreement.”

Consulting Agreement with Richard Scheller

Effective April 1, 2019, Richard Scheller executed a consulting agreement with 23andMe, Inc. (the “Consulting Agreement”). The Consulting Agreement provided that Dr. Scheller would serve as a consultant for a one-year period of April 1, 2019 to March 31, 2020 at a rate of $10,000 a month. The Consulting Agreement was amended on March 30, 2020 to extend the term of the Consulting Agreement through March 31, 2021 and to address minor ministerial updates. Effective March 24, 2021, a second amendment to the Consulting Agreement further extended the term of the Consulting Agreement through March 31, 2022. All other terms and conditions of the Consulting Agreement remained in full force and effect.

The foregoing description of the Consulting Agreement and its amendments does not purport to describe all of the terms of the Consulting Agreement or the amendments. The foregoing summary is qualified in its entirety by reference to the complete text of the Consulting Agreement and amendments, copies of which are filed with this prospectus as Exhibits 10.12, 10.13, and 10.14.

Equity Awards to Anne Wojcicki

The Amended and Restated Equity Plan allowed for option awards that included the right to early exercise options for shares of common stock. In the grants to CEO, Anne Wojcicki, the board of directors authorized Ms. Wojcicki to exercise unvested options to purchase shares of common stock. During the fiscal years ended March 31, 2021 and 2020, Ms. Wojcicki exercised 3,000,000 and 0 unvested stock options early, respectively. The cash proceeds received for these options exercised by Ms. Wojcicki during the fiscal years ended March 31, 2021 and 2020 were $34.7 million and $0, respectively.

Under the terms of the Amended and Restated Equity Plan, any shares received from such early exercise were subject to repurchase, at the option of the Company, at the original issuance price, in the event of Ms. Wojcicki’s termination of service for any reason, until the options would have been fully vested.

In February 2021, Ms. Wojcicki exercised an option for 4,808,423 shares of 23andMe, Inc. Class B common stock for a cash purchase price of $32.6 million. In February 2021, 23andMe, Inc.’s board of directors eliminated the remaining vesting restrictions associated with all 7,111,979 unvested shares purchased by Ms. Wojcicki pursuant to the exercise of options granted in calendar years 2017, 2018, and 2020.

PIPE Investment

In connection with the Business Combination, VGAC entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Investment, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and VGAC agreed to issue and sell to the PIPE Investors, following the Domestication, an aggregate of 25,000,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $250,000,000. One of the PIPE Investors, the Anne Wojcicki Foundation, is affiliated with Ms. Wojcicki and entered into a Subscription Agreement for 2,500,000 shares of Class A Common Stock for a total purchase price of $25,000,000.

Procedures with Respect to Review and Approval of Related Person Transactions

Upon consummation of the Merger, the Company’s Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is any transaction in which (i) the Company or a subsidiary, partnership, joint venture, or other business association that is effectively controlled by the Company directly or indirectly is, was, or will be a participant in the transaction, (ii) the amount of the transaction exceeds $120,000; and (iii) a Related Person (as defined below) has, had, or will have a direct or indirect material interest in the transaction.

A “Related Person” means (i) any director or executive officer of the Company, (ii) any nominee for director (when the information called for by the rules and regulations of the SEC is being presented in a proxy or information statement related to the election of that nominee for director), (iii) any stockholder of the Company known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and (iv) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or an employee) sharing the household of such of any such person described in (i) – (iv).

The Company also adopted policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee charter, the Audit Committee will have the responsibility to review related person transactions.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of June 30, 2021 by:

•	each person known by the Company to be the beneficial owner of more than 5% of outstanding Class A Common Stock;

•	each of the Company’s current named executive officers and directors; and

•	all current executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2021.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person.

Name and Address of Beneficial Owners(1)	Number of Shares of Class A Common Stock (2)%			Number of Shares of Class B Common Stock	%	% of Total Voting Power (3)
Directors and current named executive officers:
Roelof Botha (4)(5) Director	19,677,724		4.84%	19,677,724	4.84%	6.09%
Patrick Chung (6) Director	1,141,824		*	1,141,824	*	*
Evan Lovell Director	—		—	—	—	—
Neal Mohan (7) Director	229,369		*	—	—	*
Valerie Montgomery Rice Director	—		—	—	—	—
Richard Scheller (7) Director	267,618		*	—	—	*
Peter Taylor Director	—		—	—	—	—
Anne Wojcicki (8) Chief Executive Officer and Director	101,133,827		24.88%	98,633,827	24.27%	30.61%
Steven Schoch (7) Chief Financial Officer	1,101,462		*	—	—	*
Kathy Hibbs (7) Chief Legal and Regulatory Officer	1,698,065		*	50,462	*	*
Kenneth Hillan (7) Head of Therapeutics	898,372		*	—	—	*
Steve Lemon (7) Vice President, Engineering	1,779,066		*	261,145	*	*
All directors and executive officers as a group (14 persons)	129,180,971		31.78%	119,764,982	29.47%	41.07%
Five Percent Holders:
ABeeC 2.0, LLC (9)	98,633,827	(10)	24.27%	98,633,827	24.27%	30.53%
Entities affiliated with FMR, LLC (11)	31,457,278	(12)	7.74%	24,457,278	6.02%	7.79%

Name and Address of Beneficial Owners(1)	Number of Shares of Class A Common Stock (2)%			Number of Shares of Class B Common Stock	%	% of Total Voting Power (3)
Entities affiliated with G Squared Equity Management LP (13)	35,087,391	(14)	8.63%	29,973,840	7.37%	9.44%
Glaxo Group Limited (15)	39,660,487	(16)	9.76%	39,660,487	9.76%	12.28%

*	Less than 1%
1.

The business address of each of Patrick Chung, Evan Lovell, Neal Mohan, Richard Scheller, Peter Taylor, Anne Wojcicki, Steven Schoch, Kathy Hibbs, Kenneth Hillan, and Steve Lemon is 223 North Mathilda Avenue, Sunnyvale, CA 94086.

2.

The beneficial ownership of the Company as of June 30, 2021 is based on (A) 92,672,510 shares of Class A Common Stock outstanding as of such date and (B) 313,759,355 shares of Class B Common Stock outstanding as of such date.

3.

Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, held beneficially as a single class. The holders of Class B Common Stock are entitled to ten votes per share, and holders of Class A Common Stock are entitled to one vote per share.

4.

Includes (i) 624,136 shares of Class B Common Stock shares held by Mr. Botha, (ii) 17,818,440 shares of Class B Common Stock held by Sequoia Capital Operations, LLC, which is an affiliate of the entities referred to in footnote 5 below, and (iii) 1,235,148 shares held by Sequoia Grove II, LLC. The business address for Mr. Botha is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

5.

Consists of (i) 624,136 shares of Class B Common Stock held by estate planning vehicles; (ii) 3,670,314 shares Class B Common Stock held by Sequoia Capital Global Growth Fund II, L.P. (“GGF II”); (iii) 55,143 shares of Class B Common Stock held by Sequoia Capital Global Growth II Principals Fund, L.P. (“GGF II PF”); (iv) 3,634,310 shares of Class B Common Stock held by Sequoia Capital Growth Fund III, L.P. (“GF III”); (v) 6,135,652 shares of Class B Common Stock held by Sequoia Capital U.S. Growth Fund VII, L.P. (“GF VII”); (vi) 3,818,329 shares of Class B Common Stock held by Sequoia Capital U.S. Growth Fund VIII, L.P. (“GF VIII”); (vii) 504,692 shares of Class B Common Stock held by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“GF VII PF”); and (viii) 1,235,148 shares of Class B Common stock held by Sequoia Grove II LLC. The business address of the above entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

SC US (TTGP), Ltd. is the general partner of SC Global Growth II Management, L.P., which is the general partner of each of GGF II and GGF II PF (collectively, the “GGF II Funds”), (ii) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of GF VII and GF VII PF (collectively, the “GF VII Funds”); and (iii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GF VIII. SCGF III Management, LLC is the general partner of GF III, and, as a result, SCGF III Management, LLC may be deemed to share voting and dispositive power with respect to the shares held by GF III.

The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GGF II Funds are Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by GGF II, as applicable. Additionally, Mr. Botha is a member of Sequoia Grove II, LLC. Mr. Leone and Mr. Botha, as applicable, expressly disclaim beneficial ownership of the shares held by the entities in this footnote 5.

6.

Includes 1,059,223 shares of Class B Common Stock held by Xfund 2, L.P. and 82,601 shares of Class B Common Stock held by Xfund 2A, L.P. (together with Xfund 2, L.P., “Xfund”) that are convertible into Class A Common Stock on a share-for-share basis. Mr. Chung may be deemed the beneficial owner of the 1,141,824 shares of Class B Common Stock because he serves as the Managing General Partner of Xfund.

7.	Includes the number of shares of Class A Common Stock that the executive officer and/or director has the right to acquire within 60 days of June 30, 2021 through the exercise of stock options.

8.

Includes (i) 98,633,827 shares of Class B Common Stock held by ABeeC 2.0, LLC (see footnotes 9 and 10 below) that are convertible into Class A Common Stock on a share-for-share basis, and (ii) 2,500,000 shares of Class A Common Stock purchased in the PIPE Investment by the Anne Wojcicki Foundation, over which Ms. Wojcicki may be deemed to hold voting and dispositive power.

9.	Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by ABeeC 2.0, LLC. The business address of ABeeC 2.0, LLC is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.
10.	Includes 98,633,827 shares of Class B Common Stock that are convertible into Class A Common Stock on a share-for-share basis.
11.

Consists of: (i) 201,200 shares of Class A Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (ii) 951,200 shares of Class A Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (iii) 958,600 shares of Class A Common Stock held by Fidelity Growth Company Commingled Pool; (iv) 145,500 shares of Class A Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (v) 743,453 shares of Class A Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (vi) 25,580 shares of Class A Common Stock held by Fidelity Blue Chip Growth Commingled Pool; (vii) 1,547 shares of Class A Common Stock held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund; (viii) 81,632 shares of Class A Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (ix) 2,013 shares of Class A Common Stock held by Fidelity Blue Chip Growth Institutional Trust; (x) 86,668 shares of Class A Common Stock held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund; (xi) 59,107 shares of Class A Common Stock held by FIAM Target Date Blue Chip Growth Commingled Pool; (xii) 2,026,087 shares of Class A Common Stock held by Fidelity Contrafund: Fidelity Contrafund; (xiii) 581,400 shares of Class A Common Stock held by Fidelity Contrafund Commingled Pool; (xiv) 276,400 shares of Class A Common Stock held by Fidelity Contrafund: Fidelity Contrafund K6; (xv) 371,700 shares of Class A Common Stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund—Sub A; (xvi) 100,500 shares of Class A Common Stock held by Fidelity Insights Investment Trust; (xvii) 424 shares of Class A Common Stock held by Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund; (xviii) 118,000 shares of Class A Common Stock held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund; and (xix) 268,989 shares of Class A Common Stock held by Variable Insurance Products Fund II: Contrafund Portfolio—Subportfolio A.

Consists of (i) 291,601 shares of Class B Common Stock held Fidelity Contrafund: Fidelity Contrafund K6; (ii) 14,919 shares of Class B Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (iii) 778 shares Class B Common Stock held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund; (iv) 730 shares of Class B Common Stock held by Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund; (v) 92,485 shares of Class B Common Stock held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund; (vi) 396,606 shares of Class B Common Stock held by Fidelity Select Portfolios: Select Pharmaceuticals Portfolio; (vii) 134,310 shares of Class B Common Stock held by FIAM Target Date Blue Chip Growth Commingled Pool; (viii) 1,837,211 shares of Class B Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (ix) 43,448 shares of Class B Common Stock held by Fidelity Blue Chip Growth Commingled Pool; (x) 1,855,460 shares of Class B Common Stock held by Fidelity Contrafund Commingled Pool; (xi) 1,750,133 shares of Class B Common Stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund; (xii) 11,320,291 shares of Class B Common Stock held by Fidelity Contrafund: Fidelity Contrafund; (xiii) 587,222 shares of Class B Common Stock held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund; (xiv) 746,053 shares of Class B Common Stock held by Fidelity Growth Company Commingled Pool; (xv) 3,206,519 shares of Class B Common Stock held Fidelity Select Portfolios: Biotechnology Portfolio; (xvi) 1,354,161 shares of Class B Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (xvii) 447,533 shares of Class B Common Stock held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund; and (xviii) 377,818 shares of Class B Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund.

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer, and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address for each person and entity named in this footnote is 245 Summer Street, Boston, Massachusetts 02110.

12.

Includes 7,000,000 shares of Class A Common Stock purchased in the PIPE Investment by entities controlled by FMR LLC (described in footnote 11 above) and 24,457,278 shares of Class B Common Stock (described in footnote 11 above) that are convertible into Class A Common Stock on a share-for-share basis.

13.

Consists of (i) 1,861,314 shares of Class A Common Stock held by G Squared III LLC; (ii) 286,713 shares of Class A Common Stock held by G Squared III LLC, Series X-4; (iii) 479,578 shares of Class A Common Stock and 2,664,392 shares of Class B Common Stock held by G Squared IV, LP; (iv) 535,685 shares of Class A Common Stock and 2,976,097 shares of Class B Common Stock held by G Squared IV, SCSp; (v) 1,950,261 shares of Class A Common Stock and 21,985,155 of Class B Common Stock held by G Squared Opportunities Fund IV LLC; (vi) 917,480 shares of Class B Common Stock held by G Squared Opportunities Fund V LLC; (vii) 661,010 shares of Class B Common Stock held by G Squared Special Situations Fund LLC; and (viii) 769,706 shares of Class B Common Stock held by G Squared V, LP. Larry Aschebrook is the Managing Partner of G Squared Equity Management LP, the investment adviser to each of the aforementioned G Squared funds, and has sole voting and dispositive control over the shares held of record by such funds. The business address of G Squared Equity Management LP is 205 N Michigan Avenue, Suite 3770, Chicago, IL, USA 60601.

14.	Includes 29,973,840 shares of Class B Common Stock (described above in footnote 13) that are convertible into Class A Common Stock on a share-for-share basis.
15.	The business address of Glaxo Group Limited is 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.
16.	Includes 39,660,487 shares of Class B Common Stock that are convertible into Class A Common Stock on a share-for-share basis.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 50,941,300 shares of Class A Common Stock (including 8,113,999 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, 12,713,750 Founder Shares, 25,000,000 PIPE Shares, and 5,113,551 shares of Class A Common Stock held by a Selling Holder); (ii) up to 8,113,999 Private Placement Warrants; and (iii) up to 229,999,553 shares of Class A Common Stock underlying Class B Common Stock.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock, Class B Common Stock, and warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the securities of the Company listed in the table below after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock and/or Class B Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 92,672,510 shares of Class A Common Stock, 313,759,355 shares of Class B Common Stock, and 25,065,665 Warrants outstanding, in each case as of June 30, 2021. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants. The following tables do not reflect the beneficial ownership of any shares of Class A Common Stock issuable upon exercise of Warrants unless such securities are exercisable or convertible within 60 days of June 30, 2021. The table does not include (i) the issuance by us and resale of 7,872,983 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (ii) the issuance by us of up to 20,700,000 shares of common stock upon the exercise of outstanding public warrants, each of which is also covered by this prospectus.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of the securities set forth in the tables below. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the below tables, unless otherwise indicated below, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o 23andMe Holding Co., 223 N. Mathilda Avenue, Sunnyvale, California 94086.

Shares of Class A Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name and Address of Selling Holder	Number of Shares	%	Number of Shares	%	Number of Shares	%
ABeeC 2.0, LLC(1)	98,633,827	24.27	98,633,827	24.27	0	0%
Altimeter Partners Fund, L.P.(2)	2,000,000	*	2,000,000	*	0	0%
Alyeska Master Fund, L.P.(3)	1,200,000	*	1,200,000	*	0	0%
Anne Wojcicki Foundation(4)	2,500,000	*	2,500,000	*	0	0%
Arena Capital Fund, LP(5)	400,000	*	400,000	*	0	0%
Aurora Trust(6)	300,000	*	300,000	*	0	0%

	Beneficial Ownership Before the Offering			Shares to be Sold in the Offering			Beneficial Ownership After the Offering
Name and Address of Selling Holder	Number of Shares	%		Number of Shares	%		Number of Shares	%
Casdin Partners Master Fund, LP(7)	2,741,456	*		2,000,000	*		741,456	*
Citadel Multi-Strategy Equities Master Fund Ltd.(8)	400,000	*		400,000	*		0	0%
Corvina Holdings Limited(9)	2,500,000	*		2,500,000	*		0	0%
Dragoneer Global Fund II, LP(10)	500,000		*	500,000		*	0	0%
EQ Advisors Trust—EQ/Morgan Stanley Small Cap Growth Portfolio(23)	168,386		*	168,386		*	0	0%
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund(11)	579,018		*	579,018		*	0	0%
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund(11)	2,305,361		*	2,305,361		*	0	0%
Fidelity Growth Company Commingled Pool(11)	1,704,653		*	1,704,653		*	0	0%
Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund(11)	145,500		*	145,500		*	0	0%
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(11)	2,580,664		*	2,580,664		*	0	0%
Fidelity Blue Chip Growth Commingled Pool(11)	69,280		*	69,280		*	0	0%
Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund(11)	2,325		*	2,325		*	0	0%
Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund(11)	96,551		*	96,551		*	0	0%
Fidelity Blue Chip Growth Institutional Trust(11)	2,013		*	2,013		*	0	0%
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund(11)	534,201		*	534,201		*	0	0%
FIAM Target Date Blue Chip Growth Commingled Pool(11)	193,417		*	193,417		*	0	0%
Fidelity Contrafund: Fidelity Contrafund(11)	13,346,377	3.28%		13,346,377	3.28%		0	0%
Fidelity Contrafund Commingled Pool(11)	2,436,860		*	2,436,860		*	0	0%
Fidelity Contrafund: Fidelity Contrafund K6(11)	568,001		*	568,001		*	0	0%
Fidelity Contrafund: Fidelity Advisor New Insights Fund—Sub A(11)	371,700		*	371,700		*	0	0%
Fidelity Insights Investment Trust(11)	100,500		*	100,500		*	0	0%
Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund(11)	1,154		*	1,154		*	0	0%
Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund(11)	210,485		*	210,485		*	0	0%
Variable Insurance Products Fund II: Contrafund Portfolio—Subportfolio A(11)(12)	268,989		*	268,989		*	0	0%
Fidelity Select Portfolios: Select Pharmaceuticals Portfolio	396,606		*	396,606		*	0	0%
Fidelity Contrafund: Fidelity Advisor New Insights Fund	1,750,133		*	1,750,133		*	0	0%
Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund	587,222		*	587,222		*	0	0%
Fidelity Select Portfolios: Biotechnology Portfolio	3,206,519		*	3,206,519		*	0	0%

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name and Address of Selling Holder	Number of Shares	%	Number of Shares	%	Number of Shares	%
Foresite Capital Fund V, L.P. (13)	700,000	*	700,000	*	0	0%
Ghisallo Master Fund LP(14)	400,000	*	400,000	*	0	0%
Glaxo Group Limited(15)	39,660,486	9.76%	39,660,486	9.76%	0	0%
Entities affiliated with G Squared Equity Management LP(16)	35,087,391	8.63%	35,087,391	8.63%	0	0%
Inception Trust(23)	297,325	*	297,325	*	0	0%
Integrated Core Strategies (US) LLC(17)	600,000	*	600,000	*	0	0%
Millais Limited(18)	400,000	*	400,000	*	0	0%
MMF LT, LLC(19)	600,000	*	600,000	*	0	0%
NewView Capital Fund I, L.P.(20)	19,455,681	4.79%	19,455,681	4.79%	0	0%
Soroban Opportunities Master Fund L.P.(21)	1,000,000	*	1,000,000	*	0	0%
TOMS Capital Investment Management LP(22)	1,500,000	*	1,500,000	*	0	0%
Morgan Stanley Institutional Fund Inc.—Counterpoint Global Portfolio(23)	1,186	*	1,186	*	0	0%
Morgan Stanley Institutional Fund, Inc.—Inception Portfolio(23)	532,622	*	532,622	*	0	0%
Morgan Stanley Investment Funds—Counterpoint Global Fund(23)	481	*	481	*	0	0%
Entities affiliated with Sequoia Capital Operations, LLC(24)	17,818,440	4.38%	17,818,440	4.38%	0	0%
VG Acquisition Sponsor LLC(25)	12,623,750	3.11%	12,623,750	3.11%	0	0%

*	Less than 1%.
(1)	Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by ABeeC 2.0, LLC. The business address of ABeeC 2.0, LLC is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.
(2)

Brad Gerstner may be deemed to be the beneficial owner of the securities held by Altimeter Partners Fund, L.P. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Altimeter Partners Fund, L.P. The business address of Altimeter Partners Fund, L.P. is One International Place, Suite 4610, Boston, MA 02110.

(3)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(4)

Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by The Anne Wojcicki Foundation. The business address of The Anne Wojcicki Foundation is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.

(5)

Includes (i) 50,000 shares of Class A Common Stock held by Arena Capital Fund, LP – Series 3, (ii) 50,000 shares of Class A Common Stock held by Arena Capital Fund, LP – Series 4, (iii) 100,000 shares of Class A Common Stock held by Arena Capital Fund, LP – Series 5, (iv) 100,000 shares of Class A Common Stock held by Arena Capital Fund, LP – Series 6, (v) 50,000 shares of Class A Common Stock held by Arena Capital Fund, LP – Series 9, and (vi) 50,000 shares of Class A Common Stock held by Arena Capital Fund, LP – Series 14 (together, the “Arena Funds”), each a partnership organized under the laws of the State of Delaware. Arena Capital Advisors, LLC acts as General Partner of the Arena Funds. The address of each of the Arena Funds is 12121 Wilshire Blvd, Ste 1010, Los Angeles, CA 90025.

(6)

Nikesh Arora, as trustee of the Aurora Trust, may be deemed to hold voting and dispositive power over the shares held by the Aurora Trust. Mr. Arora, however, disclaims any beneficial ownership of such shares. The address of the Aurora Trust is 92 Sutherland Drive, Atherton, CA 94027.

(7)

Consists of (a) 2,000,000 shares of Class A Common Stock issued in the PIPE Investment and (b) 741,456 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock held by the Selling Holder. Casdin Capital, LLC is the investment adviser to Casdin Partners Master Fund, L.P., and Casdin Partners GP, LLC is the general partner of Casdin Partners Master Fund L.P. Eli Casdin is the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. As such, each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin may be deemed to beneficially own the securities held by Casdin Partners Master Fund, L.P. by virtue of their shared voting and investment control over Casdin Partners Master Fund, L.P. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Mr. Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of each of Casdin Partners Master Fund, L.P., Casdin Capital, LLC and Casdin Partners GP, LLC is 1350 Avenue of the Americas, Suite 2600, New York, NY 10019.

(8)

Consists of shares of Class A Common Stock held by Citadel Multi-Strategy Equities Master Fund Ltd. Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisors registered under the U.S. Investment Advisors Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities. The address of Citadel Multi-Strategy Equities Master Fund Ltd. is c/o Citadel Enterprise Americas LLC, 131 South Dearborn Street, Chicago, IL 60603.

(9)

Consists of shares of Class A Common Stock issued in the PIPE Investment. Corvina Holdings Limited is wholly owned by Virgin Group Holdings Limited. Virgin Group Holdings Limited is owned by Sir Richard Branson, and he has the ability to appoint and remove the management of Virgin Group Holdings Limited and, as such, may indirectly control the decisions of Virgin Group Holdings Limited, regarding the voting and disposition of securities held by Virgin Group Holdings Limited. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of securities held by Corvina Holdings Limited. The address of Corvina Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The address of Sir Richard Branson is Branson Villa, Necker Beach Estate, Necker Island, VG 1150, British Virgin Islands.

(10)

Consists of shares of Class A Common Stock held by Dragoneer Global Fund II, L.P. (the “Fund”). The Fund’s registered investment adviser is Dragoneer Investment Group, LLC (“Dragoneer Adviser”). Cardinal DIG CC, LLC (“Cardinal” and together with the Fund and Dragoneer Adviser, the “Dragoneer Entities”) is the managing member of Dragoneer Adviser. Marc Stad is the sole member of Cardinal. By virtue of these relationships, Marc Stad and each of the Dragoneer Entities may be deemed to share voting and dispositive power with respect to the Class A Common Stock. The business address for Mr. Stad and each of the Dragoneer Entities is 1 Letterman Drive, Building D M-500, San Francisco, CA 94129.

(11)

Consists of (i) 201,200 shares of Class A Common Stock issued in the PIPE Investment and 377,818 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (ii) 951,200 shares of Class A Common Stock issued in the PIPE Investment and 1,354,161 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (iii) 958,600 shares of Class A Common Stock issued in the PIPE Investment and 746,053 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Growth Company Commingled Pool; (iv) 145,500 shares of Class A Common Stock issued in the PIPE Investment held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (v) 743,453 shares of Class A Common Stock issued in the PIPE Investment and 1,837,211 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (vi) 25,580 shares of Class A Common Stock issued in the PIPE Investment and 43,448 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Blue Chip Growth Commingled Pool; (vii) 1,547 shares of Class A

Common Stock issued in the PIPE Investment and 778 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund; (viii) 81,632 shares of Class A Common Stock issued in the PIPE Investment and 14,919 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (ix) 2,013 shares of Class A Common Stock issued in the PIPE Investment held by Fidelity Blue Chip Growth Institutional Trust; (x) 86,668 shares of Class A Common Stock issued in the PIPE Investment and 447,533 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund; (xi) 59,107 shares of Class A Common Stock issued in the PIPE Investment and 134,310 shares of Class B Common Stock that are convertible into Class A Common Stock held by FIAM Target Date Blue Chip Growth Commingled Pool; (xii) 2,026,087 shares of Class A Common Stock issued in the PIPE Investment and 11,320,291 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Contrafund: Fidelity Contrafund; (xiii) 581,400 shares of Class A Common Stock issued in the PIPE Investment and 1,855,460 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Contrafund Commingled Pool; (xiv) 276,400 shares of Class A Common Stock issued in the PIPE Investment and 291,601 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Contrafund: Fidelity Contrafund K6; (xv) 371,700 shares of Class A Common Stock issued in the PIPE Investment held by Fidelity Contrafund: Fidelity Advisor New Insights Fund—Sub A; (xvi) 100,500 shares of Class A Common Stock issued in the PIPE Investment held by Fidelity Insights Investment Trust; (xvii) 424 shares of Class A Common Stock issued in the PIPE Investment and 730 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund; (xviii) 118,000 shares of Class A Common Stock issued in the PIPE Investment and 92,485 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund; (xix) 268,989 shares of Class A Common Stock issued in the PIPE Investment held by Variable Insurance Products Fund II: Contrafund Portfolio—Subportfolio A; (xx) 396,606 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Select Portfolios: Select Pharmaceuticals Portfolio; (xxi) 1,750,133 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Contrafund: Advisor New Insights Fund; (xxii) 587,222 shares of Class B Common Stock that are convertible into Class A Common Stock held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund; and (xxiii) 3,206,519 shares of Class B Common Stock that are convertible into Class A Common Stock held Fidelity Select Portfolios: Biotechnology Portfolio.
(12)	These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(13)

Consists of shares held by Foresight Capital Fund V, L.P (“Foresite V”). Foresite Capital Management V, LLC (“FCM V”) is the general partner of Foresite and may be deemed to have sole voting and dispositive power over shares held by Foresight V. James Tananbaum is the sole managing member of FCM V and may be deemed to beneficially own the shares held by Foresite V. FCM V and Dr. Tananbaum each disclaim beneficial ownership of the shares held by Foresite V except to any pecuniary interest therein. The mailing address of Foresite V is 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.
(14)

Michael Germino may be deemed to have voting and/or investment control over the shares held by Ghisallo Master Fund LP. Mr. Germino disclaims beneficial ownership of such shares, except to any pecuniary interest therein. The address of Ghisallo Master Fund LP is 27 Hospital Road, Georgetown, Cayman Islands KY1-9008

(15)

Represents shares of Class B Common Stock that are convertible into Class A Common Stock on a share-for-share basis. The business address of Glaxo Group Limited is 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.

(16)

Consists of (i) shares of Class A Common Stock held by G Squared III LLC; (ii) shares of Class A Common Stock held by G Squared III LLC, Series X-4; (iii) shares of Class A Common Stock and shares of Class B Common Stock held by G Squared IV, LP; (iv) 539,491 shares of Class A Common Stock and 2,997,248 shares of Class B Common Stock (which are convertible into Class A Common Stock) held by G Squared IV, SCSp; (v) shares of Class A Common Stock and shares of Class B Common Stock (which are convertible into Class A Common Stock) held by G Squared Opportunities Fund IV LLC; (vi) shares of Class B Common Stock held by G Squared Opportunities Fund V LLC, which are convertible into Class A Common Stock; (vii) shares of Class B Common Stock held by G Squared Special Situations Fund LLC, which are convertible into Class A Common Stock; and (viii) shares of Class B Common Stock held by G Squared V, LP, which are convertible into Class A Common Stock. Larry Aschebrook is the Managing Partner of G Squared Equity Management LP, the investment adviser to each of the aforementioned G Squared funds, and has sole voting and dispositive control over the shares held of record by such funds. The business address of G Squared Equity Management LP is 205 N Michigan Avenue, Suite 3770, Chicago, IL, USA 60601.

(17)

Consists of shares of Class A Common Stock held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”). Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies. The address for Integrated Core Strategies c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.

(18)	The address of Millais Limited is c/o Millais USA LLC, 767 5th Avenue, 9th Floor, New York, NY 10153.
(19)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(20)

Represents shares of Class B Common Stock that are convertible into Class A Common Stock on a share-for-share basis. Ravi Viswanathan is the Managing Partner of NewView Capital Partners I, LLC, the General Partner of NewView Capital Fund I, L.P., and has sole voting and dispositive control over the shares held of record by NewView Capital Fund I, L.P. The business address of NewView Capital Partners I, LLC is 1201 Howard Avenue, Suite 101, Burlingame, CA 94010.

(21)	The address of Soroban Opportunities Master Fund LP is c/o Soroban Capital Partners LP, 55 West 46th Street, 32nd Floor, New York, NY 10036.
(22)

Consists of (i) 594,480 shares of Class A Common Stock held by TCIM Opportunities I Ltd., a Cayman Islands exempted company (“TCIM”), (ii) 625,814 shares of Class A Common Stock held by TOMS Capital Investments LLC (“TOMS”), and (iii) 279,706 shares of Class A Common Stock held by PCBAY One Limited (“PCBAY”). Benjamin Pass is the CIO of TOMS Capital Investment Management LP, the investment manager of TOMS, TCIM, and PCBAY. The address of TOMS Capital Investment Management LP is c/o TOMS Capital Investment Management LP, 450 West 14th Street, 13th Floor, New York, NY 10014.

(23)

Morgan Stanley Investment Management Inc. is the adviser of each of Morgan Stanley Institutional Fund Inc—Counterpoint Global Portfolio, Morgan Stanley Investment Funds—Counterpoint Global Fund, EQ Advisors Trust—EQ/Morgan Stanley Small Cap Growth Portfolio, Inception Trust and Morgan Stanley Institutional Fund, Inc. —Inception Portfolio (collectively, the “MS Funds”) and holds voting and dispositive power with respect to shares of record held by each of the MS Funds. The address of each of the MS Funds is 522 Fifth Avenue, New York, NY 10036.

(24)

Consists of (i) 3,670,314 shares of Class B Common Stock held of record by Sequoia Capital Global Growth Fund II, L.P. (“GGF II”); (ii) 55,143 shares of Class B Common Stock held of record by Sequoia Capital Global Growth II Principals Fund, L.P. (“GGF II PF”); (iii) 3,634,310 shares of Class B Common Stock held of record by Sequoia Capital Growth Fund III, LP (“GFIII”); (iv) 6,135,652 shares of Class B Common Stock held of record by Sequoia Capital U.S. Growth Fund VII, L.P. (“GFVII”); (v) 504,692 shares of Class B Common Stock held of record by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“GFVII PF”); and (vi) 3,818,329 shares of Class B Common Stock held of record by Sequoia Capital U.S. Growth Fund VIII, L.P. (“GFVIII”).

SC US (TTGP), Ltd. is the general partner of SC Global Growth II Management, L.P., which is the general partner of each of GGF II and GGF II PF (collectively, the “GGF II Funds”), (ii) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of GFVII and GFVII PF (collectively, the “GFVII Funds”); and (iii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GFVIII. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by the GGF II Funds, the GFVII Funds and GFVIII. SCGF III Management, LLC is the general partner of GFIII, and, as a result, SCGF III Management, LLC may be deemed to share voting and dispositive power with respect to the shares held by GFIII.

The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GFVII Funds and GFVIII include Roelof Botha, one of our directors. The managing members of SCGF III Management, LLC who exercise voting and investment discretion with respect to GF III include Roelof Botha, one of our directors. Mr. Botha disclaims beneficial ownership over such shares held by the GFVII Funds, GFVIII and GF III. In addition, the directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GGF II Funds are Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by the GGF II Funds. The address for each of the Sequoia Capital entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(25)

Corvina Holdings Limited, a British Virgin Islands exempted company, is the sole managing member and manager of VG Acquisition Sponsor LLC, and has voting and investment discretion with respect to the securities held of record by VG Acquisition Sponsor LLC. Corvina Holdings Limited is wholly owned by Virgin Group Holdings Limited. Virgin Group Holdings Limited is owned by Sir Richard Branson, and he has the ability to appoint and remove the management of Virgin Group Holdings Limited and, as such, may indirectly control the decisions of Virgin Group Holdings Limited, regarding the voting and disposition of securities held by Virgin Group Holdings Limited. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by VG Acquisition Sponsor LLC. The address of Corvina Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British

Virgin Islands. The address of Virgin Group Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The address of Sir Richard Branson is Branson Villa, Necker Beach Estate, Necker Island, VG 1150 British Virgin Islands. The business address of VG Acquisition Sponsor LLC is 65 Bleecker Street, 6th Floor, New York, New York 10012.

Warrants

	Beneficial Ownership Before the Offering		Warrants to be Sold in the Offering		Beneficial Ownership After the Offering
Name and Address of Selling Holder	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%
VG Acquisition Sponsor LLC(2)	8,113,999	32.37%	8,113,999	32.37%	0	0%

(1)	Based upon 25,065,665 warrants outstanding as of June 30, 2021.
(2)

Corvina Holdings Limited, a British Virgin Islands exempted company, is the sole managing member and manager of VG Acquisition Sponsor LLC, and has voting and investment discretion with respect to the securities held of record by VG Acquisition Sponsor LLC. Corvina Holdings Limited is wholly owned by Virgin Group Holdings Limited. Virgin Group Holdings Limited is owned by Sir Richard Branson, and he has the ability to appoint and remove the management of Virgin Group Holdings Limited and, as such, may indirectly control the decisions of Virgin Group Holdings Limited, regarding the voting and disposition of securities held by Virgin Group Holdings Limited. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the warrants held by VG Acquisition Sponsor LLC. The address of Corvina Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The address of Virgin Group Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The address of Sir Richard Branson is Branson Villa, Necker Beach Estate, Necker Island, VG 1150 British Virgin Islands. The business address of VG Acquisition Sponsor LLC is 65 Bleecker Street, 6th Floor, New York, New York 10012.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates see the sections entitled “Management,” “Certain Relationships and Related Transactions” and “Executive Compensation.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Charter, our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Charter, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 1,140,000,000 shares, consisting of (a) 1,490,000,000 shares of common stock, of which (i) 1,140,000,000 shares are designated Class A Common Stock; (ii) 350,000,000 shares are designated Class B Common Stock; and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

As of June 30, 2021, there were outstanding 92,672,510 shares of Class A Common Stock, 313,759,355 shares of Class B Common Stock, no shares of Preferred Stock, and 25,065,665 Warrants, consisting of 16,951,666 Public Warrants and 8,113,999 Private Placement Warrants.

23andMe Holding Co. Class A Common Stock

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by the Company’s stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class A Common Stock will not be entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of the Company’s preferred stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, capital stock, or property of the Company as may be declared and paid from time to time by the Board out of any of the Company’s assets legally available therefor; provided, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.

Rights upon liquidation. Subject to the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive all of the assets and funds of the Company available for distribution in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, ratably in proportion to the number of shares of the Class A Common Stock held by them.

Other rights. No holders of shares of Class A Common Stock are entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of Preferred Stock that the Company may issue in the future.

23andMe Holding Co. Class B Common Stock

Voting rights. Each holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock held of record by such holder on all matters voted upon by the Company’s stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class B Common Stock are not entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock, or property of the Company as may be declared and paid from time to time by the Board out of any of the Company’s assets legally available therefor; provided that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.

Rights upon liquidation. Subject to the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive all of the assets and funds of the Company available for distribution in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, ratably in proportion to the number of shares of the Class B Common Stock held by them.

Transfers. Pursuant to the Charter, holders of Class B Common Stock are generally restricted from transferring such shares, other than to another Class B Common Stockholder or a Permitted Entity (each as defined in the Charter).

Mandatory Conversion. Each share of Class B Common Stock will be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer (as defined in the Charter) of such shares of Class B Common Stock, except for a Transfer to a Permitted Entity (as defined in the Charter). Holders of Class B Common Stock may also elect to convert into an equal number of fully paid and nonassesable shares of Class A Common Stock at their option.

Other rights. No holder of shares of Class B Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences, and privileges of holders of the Class B Common Stock are subject to those of the holders of any shares of Preferred Stock that the Company may issue in the future.

Preferred Stock

The Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series, and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Class A Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. Under the Bylaws, at all meetings of stockholders called for the election of directors, a majority of the votes properly cast will be sufficient to elect such directors to the Board.

The Board is divided into three classes of directors designated as Class I, Class II, and Class III, respectively. Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships, and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of the Company entitled to vote at an election of directors, voting together as a single class.

In addition to the powers and authorities before or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, the Charter, and to any Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to Preferred Stock.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Charter or Bylaws; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Company issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Charter and the Bylaws

The Charter and the Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. The Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Dual-Class Stock

As described above in “—Common Stock—Class A Common Stock—Voting Rights” and “ —Common Stock—Class B Common Stock—Voting Rights,” the Charter provides for a dual-class common stock structure.

Special Meeting, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only by a majority of the Board, the Chairman of the Board, or the Chief Executive Officer of the Company. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Charter or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the Company’s secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Amendment to Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Charter provides that all provisions therein may be altered, amended, or repealed only by the affirmative vote of the holders of at least two-thirds (66.7%) in voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Additionally, the Charter provides that the authorized number of shares of any class of stock may only be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of at least two-thirds (66.7%) of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Bylaws may be amended, altered, or repealed (A) by the affirmative vote of a majority of the Board or (B) in addition to any vote of the holders of any class or series of capital stock of the Company required by law or the Charter, the affirmative vote of the holders of at least two-thirds (66.7%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1)	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)

the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Charter, the Company opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Charter contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the Company that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Charter provides that any persons whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the Company (provided, that such person shall be an “interested stockholder” if such thereafter such person acquires additional shares of voting stock of the Company, except as a result of further corporate actions not caused by such person) do not constitute “interested stockholders” for purposes of this provision.

Classified Board and Stockholder Action by Written Consent

The Charter provides that the Board is classified into three classes of directors, each of which holds office for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of the Company at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Under the Charter, the Company’s stockholders are required to take action at an annual or special meeting of the stockholders. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of the Company.

Limitations on Liability and Indemnification of Officers and Directors

The Charter limits the liability of the directors of the Company to the fullest extent permitted by the DGCL, and the Bylaws provide that the Company will indemnify them to the fullest extent permitted by such law. The Company has entered and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by the Board. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

Exclusive Jurisdiction of Certain Actions

The Charter requires, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, that derivative actions brought in the name of the Company, actions against current or former directors, officers, employees, and agents for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws and actions asserting a claim against the Company governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and any stockholder will be deemed to have consented to such provision. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

The exclusive forum provision in the Charter would not apply to claims brought under the Exchange Act or the Securities Act. To the extent the exclusive forum provision restricts the venue in which holders of the Company’s common stock may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions. The exclusive forum provision in the Charter does not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and the Company’s stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

In addition, the Charter requires that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the initial public offering and 30 days after the completion of an initial business combination, provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified, or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of an initial business combination or June 16, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the Closing, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the Closing, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if shares of Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A Common Stock shares equal to the less of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A Common Stock shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•

if, and only if, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading-day period ending three business days before the Company sends the notice of redemption to the warrantholders (which is referred to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations, and the like).

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A Common Stock is available throughout the 30-day redemption period.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her, or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations, and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Class A Common Stock Equals or Exceeds $10.00

Commencing ninety (90) days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock;

•

if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations, and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations, and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The numbers in the table below represent the number of shares of Class A Common Stock that a warrantholder will receive upon exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the volume-weighted average price for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. The Company will provide its warrantholders with the final fair market value no later than one business day after the 10-trading-day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of Class A Common Stock issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will be multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

	$Fair Market Value of Class A Common Stock
Redemption Date
(period to expiration of warrants)	>$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.377	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364

	$Fair Market Value of Class A Common Stock
Redemption Date
(period to expiration of warrants)	>$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of the shares of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole warrant. For an example, where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the warrants. The Company has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ —Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides the Company with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to the Company’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. The Company will be required to pay the applicable redemption price to warrantholders if it chooses to exercise this redemption right and it will allow the Company to quickly proceed with a redemption of the warrants if it determines it is in the Company’s best interest to do so. As such, the Company would redeem the warrants in this manner when it believes it is in the Company’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrantholders.

As stated above, the Company can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the Company’s capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If the Company chooses to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A Common Stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up, or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (x) the price per Class A Common Stock share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Common Stock shares as reported during the 10-trading-day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split, or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification, or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of share of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an initial business combination (except, among other limited exceptions, to VGAC’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us, so long as they are held by the Sponsor, members of the Sponsor, or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold.

Except as described under “—Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” of the Class A Common Stock over the exercise price of the warrants by (y) the fair market value. For these purposes, the “historical fair market value” will mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with the Company following a business combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The Company expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, the Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Transfer Agent and Warrant Agent

The transfer agent for Class A Common Stock and warrant agent for the Public Warrants and Private Placement Warrants is Continental Stock Transfer & Trust Company.

Listing of Common Stock and Warrants

The Class A Common Stock and Public Warrants are listed on The Nasdaq Global Select Market under the symbols “ME” and “MEUSW,” respectively.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 25,065,665 shares of our Class A Common Stock that may be issued upon exercise of warrants to purchase Class A Common Stock, including the Public Warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 280,940,853 shares of Class A Common Stock, which consists of: (i) 8,113,999 shares of Class A Common Stock underlying the Private Placement Warrants; (ii) 42,827,301 shares of Class A Common Stock, consisting of 12,713,750 Founder Shares, 25,000,000 PIPE Shares, and 5,113,551 shares of Class A common stock held by a Selling Holder; and (iii) 229,999,553 shares of Class A Common Stock issuable upon conversion (on a one-for-one basis) of shares of Class B Common Stock held by the Selling Holders.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The shares of Class A Common Stock beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their shares of Class A Common Stock or Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Holders and any broker-dealers who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

The Selling Holders party to a Subscription Agreement or party to the Registration Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act, in each case as further described in the Subscription Agreement or the Registration Rights Agreement, respectively.

Restrictions to Sell

Refer to below under “Securities Act Restrictions on Resale of Securities – Lock-up Provisions.”

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Provisions

Pursuant to our Bylaws, our stockholders, to the extent of any shares of Common Stock received by them as merger consideration in the Merger, may not dispose of or hedge any of their Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock (i.e., Class B Common Stock) for a period of 180 days after the Closing Date.

In addition, Sponsor may not dispose of or hedge any of the Founder Shares (a) with respect to 70% of such shares, for a period of one year after the Closing Date, subject to early release if the closing price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or on the date on which the Company completes a Liquidation Event, and (b) with respect to 30% of such shares (the “Earn-Out Shares”), for a period of seven years after the Closing Date, subject to early release effective (i) with respect to 50% of the Earn-Out Shares, upon the closing price of the Class A Common Stock equaling or exceeding $12.50 per share for any 20 trading days within any 30-trading-day period and (ii) with respect to the other 50% of the Earn-Out Shares, upon the closing price of the Class A Common Stock equaling or exceeding $15.00 per share for any 20 trading days within any 30-trading-day period, subject to earlier release if a Liquidation Event occurs prior to the date that the stock price thresholds referenced in (i) and (ii) are met.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our Incentive Equity Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 135,532,330 shares of Class A Common Stock. Once the offering of such shares is registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

MATERIAL UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, (the “Code”). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions to U.S. Holders of shares of our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Redemption of Class A Common Stock

In the event that a U.S. Holder’s Class A Common Stock is redeemed by us, including pursuant to an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock under the tests described below, the tax consequences to the U.S. Holder will be the same as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” above. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution, the tax consequences of which are described above under “U.S. Holders—Taxation of Distributions.” Whether the redemption qualifies for sale treatment will depend primarily on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) both before and after the redemption. The redemption of Class A Common Stock will generally be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. A redemption of a U.S. Holder’s stock will be substantially disproportionate with respect to the U.S. Holder if the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of common stock is, among other requirements, less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock (including any stock constructively owned by the U.S. Holder as a result of owning warrants). The redemption of the Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult its tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.

If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described under “U.S. Holders—Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a warrant. The U.S. Holder’s tax basis in the shares of our Class A Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A Common Stock received would generally equal the holder’s tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of warrants having a fair market value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Class A Common Stock described in this prospectus under “Description of Securities—Redeemable Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Common Stock. Your aggregate tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate tax basis in your warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Redeemable Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution as described under “U.S. Holders—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock

The U.S. federal income tax treatment to a non-U.S. Holder upon a redemption of warrants for Class A Common Stock described in this prospectus under “Description of Securities—Redeemable Warrants” generally will correspond to the U.S. federal income tax treatment to a U.S. Holder, as described in the second paragraph under “U.S. Holders— Sale, Exchange, Redemption or Expiration of a Warrant.”

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or a sale, taxable exchange, expiration, redemption or other taxable disposition of our warrants unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Redeemable Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution, as described under “Non-U.S. Holders—Taxation of Distributions” above. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Redemption of Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s Class A Common Stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “U.S. Holders—Redemption of Class A Common Stock” above, and the consequences of the redemption to the non-U.S. Holder will be as described above under “Non-U.S. Holders—Taxation of Distributions” and “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants,” as applicable.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”)

generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and the gross proceeds of dispositions of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius, LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of VG Acquisition Corp. as of December 31, 2020, and for the period from February 19, 2020 (inception) through December 31, 2020, have been included herein and in the registration statement in reliance upon the report of WithumSmith+Brown, PC., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of 23andMe Holding Co. and its subsidiary as of March 31, 2021 and 2020, and for each of the years in the three-year period ended March 31, 2021 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT AUDITOR

Beginning in September 2019, the Board of 23andMe, Inc. conducted a routine “request for proposal” process with respect to the engagement of an independent auditor. Among the auditing firms that participated in the process were Ernst & Young LLP (“EY”), 23andMe, Inc.’s auditor at the time, and KPMG LLP (“KPMG”). On November 26, 2019, the Board of 23andMe, Inc. selected KPMG as independent auditors in replacement of EY. EY did not audit 23andMe, Inc.’s financial statements for any period subsequent to the fiscal year ended December 31, 2018. For the years ended December 31, 2018 and 2017, no report of EY on 23andMe, Inc.’s financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through November 26, 2019, there were (i) no disagreements between 23andMe, Inc. and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of EY, would have caused them to make reference to the subject matter of the disagreements in their audit reports, and (ii) no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

On February 10, 2021 (subsequent to its dismissal) EY withdrew its opinions on the financial statements as of and for the years ended December 31, 2018 and 2017, when it was made aware of errors identified and corrected by 23andMe, Inc. in connection with the preparation of 23andMe, Inc.’s financial statements for its fiscal years ended March 31, 2020 and 2019, audited by KPMG. 23andMe, Inc. requested EY to furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter dated February 16, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part. 23andMe, Inc. did not consult KPMG during its two most recent fiscal years or the subsequent interim period prior to KPMG’s appointment with regard to any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

On June 16, 2021, the Audit Committee of the Board approved a resolution appointing KPMG as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2022. KPMG served as the independent registered public accounting firm of 23andMe, Inc. prior to the Business Combination. Accordingly, WithumSmith + Brown, PC (“Withum”), VGAC’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by KPMG as the Company’s independent registered public accounting firm. The report of Withum on VGAC’s financial statements for the period from February 19, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope, or accounting principles.

During VGAC’s fiscal year ended December 31, 2020 and the subsequent interim period through June 16, 2021, there were no disagreements between VGAC and Withum on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on VGAC’s financial statements for such year.

On May 3, 2021, VGAC filed an Annual Report on Form 10-K/A (Amendment No. 1) to amend its Annual Report on Form 10-K for the period ended December 31, 2020, originally filed with the SEC on March 24, 2021, to restate its financial statements as of December 31, 2020 and for the period from February 19, 2020 (inception) through December 31, 2020 (the “Restatement”). On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “Public Statement”), which discusses accounting for certain warrants as liabilities. VGAC previously accounted for its warrants as equity instruments. VGAC’s management evaluated its warrants against the Public Statement and determined that the warrants should be accounted for as liabilities. Accordingly, VGAC’s financial statements as of December 31, 2020 were restated to correct the accounting and related disclosure for the warrants. In connection with the Restatement, VGAC’s management reassessed the effectiveness of its disclosure controls and procedures for the periods affected by the Restatement. As a result of that reassessment, VGAC’s management determined that its disclosure controls and procedures for such periods were not effective due to a material weakness in internal control over financial reporting related to the classification of VGAC’s warrants. Other than the Restatement and the material weakness, during VGAC’s fiscal year ended December 31, 2020 and the subsequent interim period through June 16, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act). The Company provided Withum with a copy of the foregoing disclosures and requested that Withum furnish it with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Withum’s letter, dated June 17, 2021, is filed as Exhibit 16.2 to the registration statement of which this prospectus forms a part.

During the fiscal year ended March 31, 2021 and the subsequent interim periods through June 16, 2021, neither the Company, nor any party on behalf of the Company, consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by KPMG that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at investors.23andme.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

VG ACQUISITION CORP.

Audited Financial Statements of VG Acquisition Corp.

23ANDME HOLDING CO.

Audited Consolidated Financial Statements of 23andMe Holding Co.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

VG Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from February 19, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 19, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 4, 2021

VG ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

ASSETS

Current assets

Cash	$787,701

Prepaid expenses	448,935

Total Current Assets	1,236,636

Cash and marketable securities held in Trust Account	508,645,349

TOTAL ASSETS	$509,881,985

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities - accrued expenses	$31,751

Warrant liability	70,284,660

Deferred underwriting fee payable	17,799,250

Total Liabilities	88,115,661

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 41,676,632 shares at $10.00 per share	416,766,320

Shareholders’ Equity

Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—

Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 9,178,368 shares issued and outstanding (excluding 41,676,632 shares subject to possible redemption)	918

Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 12,713,750 shares issued and outstanding	1,271

Additional paid-in capital	53,601,040

Accumulated deficit	(48,603,225)

Total Shareholders’ Equity	5,000,004

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$509,881,985

The accompanying notes are an integral part of the financial statements.

VG ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 19, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Formation and operating costs	$971,032

Loss from operations	(971,032)

Other income (expense): Interest earned on marketable securities held in Trust Account	95,349

Change in fair value of warranty liability	(47,727,542)

Total other income (expense)	(47,632,193)

Net Loss	$(48,603,225)

Weighted average shares outstanding of Class A redeemable ordinary shares	50,526,839

Basic and diluted net income per share, Class A	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	12,032,668

Basic and diluted net loss per share, Class B	$(4.05)

The accompanying notes are an integral part of the financial statements.

VG ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM FEBRUARY 19, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance — February 19, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	13,800,000	1,380	23,620	—	25,000
Sale of 50,855,000 Units, net of underwriting discounts, warrant liability and offering costs	50,855,000	5,086	—	—	466,311,294	—	466,316,380
Cash received in excess of fair value of private warrants	—	—	—	—	4,028,169	—	4,028,169
Class A ordinary shares subject to possible redemption	(41,676,632)	(4,168)			—	—	(416,762,152)
Forfeiture of Founder Shares	—	—	(1,086,250)	(109)	109	—	—
Net loss	—	—	—	—	—	(48,603,225)	(48,603,225)

Balance — December 31, 2020 (restated)	9,178,368	$918	12,713,750	$1,271	$53,601,040	$(48,603,225)	$5,000,004

The accompanying notes are an integral part of the financial statements.

VG ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 19, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Cash Flows from Operating Activities:
Net loss	$(48,603,225)
Adjustments to reconcile net loss to net cash used in operating activities: Payment of formation and operating costs through promissory note	10,031
Interest earned on marketable securities held in Trust Account	(95,349)
Changes in fair value of warrant liability	47,727,542
Allocation of initial public offering transaction costs related to warrant liability	821,951
Changes in operating assets and liabilities:
Prepaid expenses	(448,935)
Accrued expenses	31,751

Net cash used in operating activities	(556,234)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(508,550,000)

Net cash used in investing activities	(508,550,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to the Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	498,379,000
Proceeds from sale of Private Placement Warrants	12,171,000
Repayment of promissory note – related party	(207,632)
Payments of offering costs	(473,433)

Net cash provided by financing activities	509,893,935

Net Change in Cash	$787,701

Cash – Beginning	—

Cash – Ending	$787,701

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$464,537,242

Change in value of Class A ordinary shares subject to possible redemption	$(47,770,922)

Initial classification of warrant liability	$22,557,118

Deferred underwriting fee payable	$17,799,250

Payment of offering costs through promissory note	$197,601

The accompanying notes are an integral part of the financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

VG Acquisition Corp. (formerly known as Bleecker Street Acquisition Corp.) (the “Company”) was incorporated in the Cayman Islands on February 19, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 1, 2020. On October 6, 2020 the Company consummated the Initial Public Offering of 48,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), generating gross proceeds of $480,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,733,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to VG Acquisition Sponsor LLC (the “Sponsor”), generating gross proceeds of $11,600,000, which is described in Note 5.

On October 14, 2020, the underwriters notified the Company of their intent to partially exercise their over-allotment option on October 16, 2020. As such, on October 16, 2020, the Company sold an additional 2,855,000 Units, at a price of $10.00 per Unit, and the sale of an additional 380,666 Private Placement Warrants to the Sponsor, at $1.50 per Private Placement Warrant, generating total proceeds of $29,121,000. A total of $28,550,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $508,550,000.

Transaction costs amounted to $28,641,284, consisting of $10,171,000 of underwriting fees, $17,799,250 of deferred underwriting fees and $671,034 of other offering costs. Of the total transaction costs of the Initial Public Offering, $821,951 is included in transactions costs in the statement of operations and $27,819,333 is included in shareholders’ equity.

Following the closing of the Initial Public Offering on October 6, 2020, and the partial exercise of the over-allotment option on October 16, 2020, an amount of $508,550,000 from the proceeds of the sale of the Units in the Initial Public Offering and exercise of the over-allotment option, net of underwriting fees, and the sale of the Private Placement Warrants, net of the amount reserved for payment of offering costs and working capital purposes, was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations), calculated as of two business days prior to the completion of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed to waive: (i) its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its Business Combination by October 6, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.

The Company will have until October 6, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest income to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, in consultation with the Company’s audit committee, management concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 6, 2020 (audited)
Warrant Liability	$—	$21,365,881	$21,365,881
Total Liabilities	17,077,632	21,365,881	38,373,513
Ordinary Shares Subject to Possible Redemption	459,543,610	(21,365,881)	438,177,729
Class A Ordinary Shares	205	213	418
Additional Paid-in Capital	5,008,771	777,231	5,786,002
Accumulated Deficit	(10,349)	(777,444)	(787,793)

Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$70,284,660	$70,284,660
Total Liabilities	17,831,001	70,284,660	88,115,661
Ordinary Shares Subject to Possible Redemption	487,050,980	(70,284,660)	416,766,320
Class A Ordinary Shares	215	703	918
Additional Paid-in Capital	5,052,250	48,548,790	53,601,040
Accumulated Deficit	(53,732)	(48,549,493)	(48,603,225)

	As Previously Reported	Adjustments	As Restated

Period from February 19, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$(47,727,542)	$(47,727,542)
Allocation of initial public offering expenses to warrant liability	—	(821,951)	(821,951)
Net loss	(53,732)	(48,549,493)	(48,603,225)
Basic and diluted net loss per share, Class B ordinary shares	(0.01)	(4.11)	(4.12)
Cash Flow Statement for the Period from February 19, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(53,732)	$(48,549,493)	$(48,603,225)
Change in fair value of warrant liability	—	47,727,542	47,727,542
Allocation of initial public offering costs to warrant liability	—	821,951	821,951
Initial classification of warrant liability	—	22,557,118	22,557,118
Initial classification of Class A ordinary shares subject to possible redemption	487,094,360	22,557,118	464,537,242
Change in value of Class A ordinary shares subject to possible redemption	(43,380)	(47,727,542)	(47,770,922)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held invested in U.S. Treasury Bills.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and the Private Placement, which were previously charged to stockholder’s equity, should be allocated to the Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations. Accordingly, included in the statement of operations for the period from February 19, 2020 (inception) through December 31, 2020 is $821,951 of transaction costs related to the warrants.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the private warrants was estimated using a probability adjusted Black-Scholes valuation. The fair value of the public warrants was originally estimated using a Monte Carlo simulation approach (see Note 8) and measured utilizing the public trading price at December 31, 2020.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $27,819,333 were charged to shareholder’s equity upon the completion of the Initial Public Offering and the underwriter’s exercise of the overallotment, and the remaining $821,951 of offering costs related to the warrant liability were charged to operations.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company is subject to income tax examinations since inception.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 25,065,666 shares of Class A ordinary shares in the aggregate.

The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from February 19, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$95,349

Net Earnings	$95,349
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	50,526,839
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(48,603,225)
Redeemable Net Earnings	(95,349)

Non-Redeemable Net Loss	$(48,698,574)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	12,032,668
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(4.05)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 50,855,000 Units, inclusive of 2,855,000 Units sold to the underwriters on October 16, 2020 upon the underwriters’ election to partially exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In February 2020, the Company issued 11,500,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000. On September 30, 2020, the Sponsor transferred 30,000 Founder Shares to each of its three independent directors. On October 1, 2020, the Company effected a 6-for-5 share split with respect to the Class B ordinary shares, resulting in an aggregate of 13,800,000 Class B ordinary shares issued and outstanding (the “Founder Shares”). The Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering and exercise of the underwriter’s over-allotment option. On November 20, 2020, the underwriters’ election to exercise their full over-allotment option expired unexercised, resulting in the forfeiture of 1,086,250 shares. Accordingly, as of November 20, 2020, there were 12,713,750 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of a Business Combination or (ii) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lockup.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 7,733,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $11,600,000. On October 16, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 380,666 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $571,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Promissory Note—Related Party

On February 28, 2020, the Company issued a Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of October 6, 2020, there was $207,632 outstanding under the Promissory Note, which was subsequently repaid on November 30, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post- Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Administrative Support Agreement

The Company entered into an agreement, commencing on October 1, 2020, to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For period from February 19, 2020 (inception) through December 31, 2020, the Company incurred $30,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $17,799,250 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Company’s Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption;

•	to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00—Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined, based on the redemption date and the “fair market value” of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined in the above under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described below with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020 there were 9,178,368 Class A ordinary shares issued and outstanding, excluding 41,676,632 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 12,713,750 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Cash and Marketable Securities Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $4,492 in cash and $508,640,857 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

Held-To-Maturity Level	Level	Amortized Cost	Gross Holding Gain	Fair Value
U.S. Treasury Securities (Mature on 3/11/2021)	1	$508,640,857	$7,922	$508,648,779

On March 11, 2021, the full balance of the maturing U.S. Treasury Securities was placed into a money market fund.

Warrant Liability

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the balance sheet. The warrant liability is measured at fair value at issuance and on a recurring basis, with changes in fair value presented within change in fair value of warrant liability in the statement of operations.

The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2020:

	Level	Fair Value
Liabilities:
Warrant Liability – Public Warrants	1	$25,332,518

Warrant Liability – Private Placement Warrants	3	$44,952,142

Initial Measurement

The Company established the initial fair value for the Warrants on October 6, 2020, the date of the Company’s Initial Public (and on October 16, 2020, the date of exercise of the underwriter’s overallotment), Offering, using a Monte Carlo simulation model for the Public Warrants and the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-fourth of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption,

Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Input	Initial Measurement (October 6, 2020 and October 16, 2020)
Risk-free interest rate	0.48%
Expected term (years)	1.5
Expected volatility	40.0%
Exercise price	$11.50
Fair value of Units	$9.94

At the initial measurement dates, the fair value of the Private Placement Warrants and Public Warrants were determined to be $1.00 and $0.85 per warrant for aggregate values of $8.1 million and $14.4 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The following table presents the changes in the fair value of warrant liability:

	Private Placement	Level	Public	Level	Warrant Liability
Fair value as of February 19, 2020 (inception)	$—	$—	$—
Initial measurement on October 6, 2020	7,760,812	3	13,605,069	3	21,365,881
Initial measurement on October 16, 2020	382,019	3	809,218	3	1,191,237
Change in fair value of warrant liability	17,189,687	3	30,537,855	1	47,727,542

Fair value as of December 31, 2020	$25,332,518		$44,952,142		$70,284,660

On November 23, 2020, the date at which the Public Warrants were able to be separately traded, the Company was able to use quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants. Accordingly, the Company had transfers out of Level 3 totaling $14,414,287 at November 23, 2020.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in Note 2 or below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 4, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Chrome Merger Sub, Inc., a Delaware corporation (“VGAC Merger Sub”), and 23andMe, Inc., a Delaware corporation (“23andMe”).

The Merger Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “23andMe Holding Co.,” (B) each then-issued and outstanding Class A ordinary share of the Company will convert automatically into one share of Class A common stock of the Company (the “New 23andMe Class A Common Stock”), (C) each then-issued and outstanding Class B ordinary share of the Company will convert automatically into one share of New 23andMe Class A Common Stock, and (D) each then-issued and outstanding common warrant of the Company will convert automatically into one warrant to purchase one share of New 23andMe Class A Common Stock; and (ii) following the Domestication, VGAC Merger Sub will merge with and into 23andMe, with 23andMe as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company (the “Merger”).

In accordance with the terms and subject to the conditions of the Merger Agreement, based on an implied equity value of $3.6 billion, (i) each share of 23andMe Class A common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New 23andMe Class A Common Stock, as determined in the Merger Agreement (the “Share Conversion Ratio”), (ii) each share of 23andMe Class B common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New 23andMe Class B Common Stock, as determined pursuant to the Share Conversion Ratio, (iii) each share of 23andMe preferred stock will be converted into shares of 23andMe Class B common stock immediately prior to the consummation of the Merger and such shares of 23andMe Class B common stock will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New 23andMe Class B Common Stock, as determined in the Merger Agreement, (iv) vested options of 23andMe will convert into a number of shares of 23andMe Class A common stock determined in accordance with the Share Conversion Ratio, net of shares withheld to pay the applicable exercise price and tax withholding, or in certain limited cases, be assumed by VGAC and converted into comparable options that are exercisable for shares of New 23andMe Class A Common Stock, with a value determined in accordance with the Share Conversion Ratio, and (v) unvested options of 23andMe will be assumed by VGAC and converted into comparable options that are exercisable for shares of New 23andMe Class A Common Stock, with a value determined in accordance with the Share Conversion Ratio.

The Merger will be consummated subject to certain conditions as further described in the Merger Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

23andMe Holding Co.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of 23andMe Holding Co. and subsidiary (the Company) as of March 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended March 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Santa Clara, California

June 21, 2021

23ANDME HOLDING CO.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of March 31, 2021	As of March 31, 2020
Assets
Current assets:
Cash	$282,489	$207,942
Restricted cash	1,399	1,399
Accounts receivable, net	2,481	6,392
Inventories	6,239	14,122
Deferred cost of revenue	5,482	6,645
Prepaid expenses and other current assets	15,485	13,088
Assets held for sale	—	2,933

Total current assets	313,575	252,521
Property and equipment, net	60,884	77,882
Operating lease right-of-use assets	63,122	60,608
Restricted cash, noncurrent	6,974	6,974
Internal-use software, net	6,889	5,417
Other assets	654	1,228

Total assets	$452,098	$404,630

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable (related party amounts of $4,422 and $4,231 as of March 31, 2021 and 2020, respectively)	$12,271	$13,085
Accrued expenses and other current liabilities (related party amounts of $7,065 and $3,548 as of March 31, 2021 and 2020, respectively)	31,953	34,660
Deferred revenue (related party amounts of $30,140 and $41,683 as of March 31, 2021 and 2020, respectively)	71,255	84,090
Operating lease liabilities	6,140	7,613

Total current liabilities	121,619	139,448
Deferred revenue, noncurrent (related party amounts of $0 and $3,374 as of March 31, 2021 and 2020, respectively)	—	3,374
Operating lease liabilities, noncurrent	87,582	82,709
Other liabilities (related party amounts of $0 and $43,821 as of March 31, 2021 and 2020, respectively)	1,165	44,899

Total liabilities	210,366	270,430
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock
Redeemable convertible preferred stock, $0.00001 par value per share, 91,342,476 and 86,443,341 shares authorized as of March 31, 2021 and 2020, respectively; 91,198,378 and 86,443,341 shares issued and outstanding as of March 31, 2021 and 2020, respectively; aggregate liquidation preference of $874,107 and $791,607 as of March 31, 2021 and 2020, respectively	837,351	755,083
Stockholders’ deficit
Common stock, $0.00001 par value per share, 170,433,050 and 165,533,915 Class A shares authorized as of March 31, 2021 and 2020, respectively; 9,030,428 and 8,158,861 shares issued and outstanding as of March 31, 2021 and 2020, respectively; 166,083,307 and 161,184,172 Class B shares authorized as of March 31, 2021 and 2020, respectively; 45,261,712 and 36,159,437 shares issued and outstanding as of March 31, 2021 and 2020, respectively; 31,510,712 Class C shares authorized as of March 31, 2021 and 2020; zero shares issued and outstanding as of March 31, 2021 and 2020	—	—
Additional paid-in capital	381,619	172,736
Accumulated deficit	(977,238)	(793,619)

Total stockholders’ deficit	(595,619)	(620,883)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$452,098	$404,630

The accompanying notes are an integral part of these consolidated financial statements.

23ANDME HOLDING CO.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended March 31,
	2021	2020	2019
Revenue (related party amounts of $39,917, $26,749 and $9,514 for the years ended March 31, 2021, 2020 and 2019, respectively)	$243,920	$305,463	$440,900
Cost of revenue (related party amounts of $(1,400), $994 and $(169) for the years ended March 31, 2021, 2020 and 2019, respectively)	126,914	168,031	248,010

Gross profit	117,006	137,432	192,890

Operating expenses:
Research and development (related party amounts of $18,684, $19,058 and $6,315 for the years ended March 31, 2021, 2020 and 2019, respectively)	159,856	181,276	140,532
Sales and marketing	43,197	110,519	190,848
General and administrative	99,149	59,392	50,293
Restructuring and other charges	—	44,692	—

Total operating expenses	302,202	395,879	381,673

Loss from operations	(185,196)	(258,447)	(188,783)
Interest and other income, net	1,577	7,584	5,250

Net and comprehensive loss	$(183,619)	$(250,863)	$(183,533)

Net loss per share of Class A and B common stock attributable to common stockholders, basic and diluted	$(4.23)	$(6.52)	$(5.32)
Weighted-average shares used in computing net loss per share of Class A and B common stock attributable to common stockholders, basic and diluted	43,449,826	38,453,767	34,482,458

The accompanying notes are an integral part of these consolidated financial statements.

23ANDME HOLDING CO.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

(in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of April 1, 2018	69,152,275	$482,797	33,011,344	$—	$52,438	$(359,223)	$(306,785)
Issuance of Series F-1 redeemable convertible preferred stock at $17.35 per share, net of issuance costs of $394	17,291,066	272,286	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	3,135,088	—	5,821	—	5,821
Issuance of common stock related to early exercise of stock options	—	—	5,777,084	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	5,654	—	5,654
Stock-based compensation expense	—	—	—	—	37,561	—	37,561
Net loss	—	—	—	—	—	(183,533)	(183,533)

Balance as of March 31, 2019	86,443,341	$755,083	41,923,516	$—	$101,474	$(542,756)	$(441,282)

Issuance of common stock upon exercise of stock options	—	—	2,394,782	—	8,732	—	8,732
Vesting of early exercised stock options	—	—	—	—	16,962	—	16,962
Stock-based compensation expense	—	—	—	—	45,568	—	45,568
Net loss	—	—	—	—	—	(250,863)	(250,863)

Balance as of March 31, 2020	86,443,341	$755,083	44,318,298	$—	$172,736	$(793,619)	$(620,883)

Issuance of Series F-1 redeemable convertible preferred stock at $17.35 per share, net of issuance costs of $232	4,755,037	82,268	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	5,130,613	—	29,092	—	29,092
Issuance of common stock related to early exercise of stock options	—	—	4,843,229	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	91,046	—	91,046
Stock-based compensation expense	—	—	—	—	88,745	—	88,745
Net loss	—	—	—	—	—	(183,619)	(183,619)

Balance as of March 31, 2021	91,198,378	$837,351	54,292,140	$—	$381,619	$(977,238)	$(595,619)

The accompanying notes are an integral part of these consolidated financial statements.

23ANDME HOLDING CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(183,619)	$(250,863)	$(183,533)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,078	22,249	9,901
Amortization and impairment of internal-use software	2,168	1,040	—
Stock-based compensation expense	88,425	44,838	37,491
Gain on sale of property and equipment	57	6	—
Gain on lease termination	(876)	—	—
Impairment of long-lived assets	—	33,213	—
Changes in operating assets and liabilities:
Accounts receivable (related party amounts of $0, $2,000 and $(2,000) for the years ended March 31, 2021, 2020 and 2019, respectively)	3,912	4,207	(3,889)
Inventories	7,884	(440)	12,524
Deferred cost of revenue	1,163	7,184	5,720
Prepaid expenses and other current assets	2,126	3,379	(2,397)
Operating lease right-of-use assets	10,288	14,557	6,317
Other assets	573	480	330
Accounts payable (related party amounts of $191, $4,231 and $0 for the years ended March 31, 2021, 2020 and 2019, respectively)	137	(29,809)	5,329
Accrued expenses and other current liabilities (related party amounts of $3,517, $(2,599) and $6,147 for the years ended March 31, 2021, 2020 and 2019, respectively)	82	4,916	2,999
Deferred revenue (related party amounts of $(14,917), $251 and $44,805 for the years ended March 31, 2021, 2020 and 2019, respectively)	(16,210)	(35,333)	15,461
Operating lease liabilities	(8,528)	(5,431)	(4,370)
Other liabilities	88	41	—

Net cash used in operating activities	(74,252)	(185,766)	(98,117)

Cash flows from investing activities:
Purchases of property and equipment	(4,054)	(68,371)	(27,400)
Proceeds from sale of property and equipment	838	765	—
Capitalized internal-use software costs	(3,320)	(5,217)	(440)

Net cash used in investing activities	(6,536)	(72,823)	(27,840)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock (related party amounts of $0, $0 and $272,680 for the year ended March 31, 2021, 2020 and 2019, respectively)	82,500	—	272,680
Payments for issuance costs of redeemable convertible preferred stock	(232)	—	(394)
Proceeds from exercise of stock options (related party amounts of $67,359, $0 and $67,850 for the years ended March 31, 2021, 2020 and 2019, respectively)	76,151	8,830	72,162
Payments of deferred offering costs	(3,084)	—	—

	Year Ended March 31,
	2021	2020	2019
Net cash provided by financing activities	155,335	8,830	344,448

Net increase (decrease) in cash and restricted cash	74,547	(249,759)	218,491
Cash and restricted cash—beginning of period	216,315	466,074	247,583

Cash and restricted cash—end of period	$290,862	$216,315	$466,074

Supplemental disclosures of non-cash investing and financing activities:
Purchases of property and equipment during the period included in accounts payable and accrued expenses	$535	$3,221	$8,644
Stock-based compensation capitalized for internal-use software costs	$637	$792	$70
Vesting of related party early exercised stock options	$91,046	$16,962	$5,654
Deferred offering costs during the period included in accounts payable and accrued expenses	$887	$—	$—
Reconciliation of cash and restricted cash within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows above:
Cash	$282,489	$207,942	$452,747
Restricted cash, current	1,399	1,399	6,353
Restricted cash, noncurrent	6,974	6,974	6,974

Total cash and restricted cash	$290,862	$216,315	$466,074

The accompanying notes are an integral part of these consolidated financial statements.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Description of Business

23andMe Holding Co. and its subsidiary (the “Company”) is dedicated to helping people access, understand, and benefit from the human genome. The Company pioneered direct-to-consumer genetic testing through its Personal Genome Service products and services (PGS). Consumers receive reports that provide them with information on their genetic health risks, their ancestry, and their traits, based on genetic testing of a saliva sample they send to the Company in an easy-to-use “spit kit” the Company provides. Consumers have the option to participate in the Company’s research programs. The Company analyzes consenting consumers’ genotypic and phenotypic data to discover new insights into genetics. The Company uses these insights to generate new PGS reports, and, through its therapeutics business and collaborations with pharmaceutical companies and universities, to discover and advance new therapies for unmet medical needs. The Company was incorporated in Delaware in 2006 and is headquartered in Sunnyvale, California.

On June 16, 2021, the Company consummated the transactions contemplated by the Agreement and Plan of Merger, dated February 4, 2021, as amended on February 13, 2021 and March 25, 2021 (the “Merger Agreement”), among VG Acquisition Corp (“VGAC”), Chrome Merger Sub and 23andMe, Inc. Pursuant to the Merger Agreement, VGAC changed its jurisdiction of incorporation to Delaware and changed its name to 23andMe Holding Co. (“New 23andMe”), with 23andMe, Inc. surviving the merger as a wholly-owned subsidiary of 23andMe Holding Co. (the “Merger”). Refer to “Merger Agreement” section in Note 15 “Subsequent Events” for further details.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends on March 31. References to fiscal year 2021, 2020 and 2019, refer to the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period and the accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, the determination of standalone selling price for various performance obligations; the estimated expected benefit period for the rate and recognition pattern of breakage revenue for purchases where a saliva collection kit is never returned for processing; reserves for customer refunds and sales incentives; the fair value of financial assets and liabilities; the capitalization and estimated useful life of internal use software; the useful life of long-lived assets; the timing and costs associated with asset retirement obligations; the incremental borrowing rate for operating leases; stock-based compensation including the determination of the fair value of the Company’s common stock and stock

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

options; and the valuation of deferred tax assets and uncertain tax positions. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from these estimates, and such differences could be material to the consolidated financial statements.

The novel coronavirus (“COVID-19”) pandemic has created significant global economic uncertainty and resulted in the slowdown of economic activity. COVID-19 has disrupted the Company’s general business operations since March of 2020 and will continue to do so for an unknown period. In the last quarter of fiscal year 2020, the Company recorded impairment losses of $12.6 million to operating ROU assets associated with the Company’s operating lease in Sunnyvale, California, as a result of foreseeable future sublease rental income reduced and delayed by the pandemic. See Note 5, “Restructuring”, for more details. As of the date of issuance of these consolidated financial statements, the extent to which COVID-19 may impact the future financial condition or results of operations is still uncertain. The Company is not aware of any specific event or circumstance that would require revisions to estimates, updates to judgments, or adjustments to the carrying value of assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the consolidated financial statements.

Foreign Currency

The Company has no foreign subsidiaries. The functional currency of the Company is the U.S. dollar. Accordingly, foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are measured at historical exchange rates. Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Foreign currency transaction gains and losses have been immaterial during the periods presented.

Comprehensive Loss

Comprehensive loss consists of other comprehensive income (loss) and net loss. The Company did not have any other comprehensive income (loss) transactions during the periods presented. Accordingly, comprehensive loss is equal to net loss for the periods presented.

Concentration of Supplier Risk

Certain of the raw materials, components and equipment associated with the deoxyribonucleic acid (“DNA”) microarrays and saliva collection kits (“Kits”) used by the Company in the delivery of its services are available only from third-party suppliers. The Company also relies on a third-party laboratory service for the processing of its customer samples. Shortages and slowdowns could occur in these essential materials, components, equipment and laboratory services due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain materials, components, equipment or laboratory services at acceptable prices, it would be required to reduce its laboratory operations, which could have a material adverse effect on its results of operations.

A single supplier accounted for 100% of the Company’s total purchases of microarrays and a separate single supplier accounted for 100% of the Company’s total purchases of Kits for the fiscal years ended March 31, 2021, 2020 and 2019. One laboratory service provider accounted for 100% of the Company’s processing of customer samples for the fiscal years ended March 31, 2021, 2020 and 2019.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk include cash and accounts receivable. The Company maintains its cash with high-quality financial institutions in the United States, the composition and maturities of which are regularly monitored by the Company. The Company’s revenue and accounts receivable are derived primarily from the United States. See Note 2, “Summary of Significant Accounting Policies”, for additional information regarding geographical disaggregation of revenue. The Company grants credit to its customers in the normal course of business, performs ongoing credit evaluations of its customers and does not require collateral. The Company regularly monitors the aging of accounts receivable balances.

Significant customer information is as follows:

	March 31, 2021	March 31, 2020
Percentage of accounts receivable:
Customer A	0%	89%
Customer C	35%	2%
Customer D	40%	0%

	Year Ended March 31,
	2021	2020	2019
Percentage of revenue:
Customer C	21%	25%	24%
Customer B	16%	8%	2%

Cash and Restricted Cash

Cash consists of cash in the bank and bank deposits. Cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation. The Company maintains certain cash amounts restricted as to its withdrawal or use. The Company held total restricted cash of $8.4 million and $8.4 million as of March 31, 2021 and 2020, respectively, which are related to letters of credit in connection with operating lease agreements, as well as collateral held against the Company’s corporate credit cards.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Three levels of inputs may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Recurring Fair Value Measurements

Cash is stated at fair value on a recurring basis. Restricted cash, accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. There were no other financial instruments in the Level 1, Level 2 or Level 3 categories as of March 31, 2021 and 2020.

Nonrecurring Fair Value Measurements

Certain items were recorded at fair value on a nonrecurring basis in the Company’s financial statements for fiscal years ended March 31, 2021, 2020 and 2019.

Long-lived assets within an asset group, which included right of use assets, leasehold improvements and property and equipment, were measured at fair value on a nonrecurring basis at March 31, 2020 due to an impairment recognized on those assets at that date (see Note 5, “Restructuring”). Fair value of the asset group was estimated as $21.5 million using discounted cash flows under the income approach and was classified in Level 3 of the fair value hierarchy. Under the income approach, the cash flows were discounted at 9.0% and incorporated assumptions based on the Company’s best estimate of future sub-lease income and sub-lease term for a portion of its headquarters facility.

Series F-1 preferred stock issued in connection with a collaboration agreement in July 2018 was measured at fair value on a nonrecurring basis at the date of issuance (see Note 3, “Collaborations”). Fair value of 17,291,066 shares of preferred stock was estimated as $272.7 million and was developed using an Option Pricing Model which allocated the Company’s concluded fair value of equity across the Company’s various classes of preferred and common stock at the date of issuance. The concluded equity value of the Company was estimated using both income and market approaches and was classified in Level 3 of the fair value hierarchy. The two approaches were equally weighted. Under the income approach, the cash flows for the Consumer & Research Services segment and the Therapeutics segment were discounted at 16% and 20%, respectively. The market approach applied selected multiples from guideline public companies to the Company’s historical and projected revenues.

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount, net of estimated reserves for customer refunds and sales incentives, and are not interest-bearing. Accounts receivable represent amounts billed to the customers for bulk order and retail sales, and amounts billed under research services arrangements. Accounts receivable deemed uncollectable are charged against the estimated reserves when identified. The estimated reserves are based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the estimated reserves based on a combination of factors, including an assessment of past collection experience, credit quality of the customer, customer’s aging balance, nature and size of the customer, the financial condition of the customer and the amount of any receivables in dispute. The reserve for sales incentives and bad debt were immaterial for all periods presented.

Inventories

Inventories consist primarily of raw material of Kits and DNA microarrays and are stated at the lower of cost or net realizable value. Kits are shipped to and stored at third-party warehouses and retail consignment sites. DNA microarrays are shipped and stored at third-party laboratories. All inventories are expected to be delivered

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to the Company’s customers within a normal operating cycle for the Company, which is 12 months. Accordingly, all the Company’s Kits and DNA microarrays are classified as current assets in the consolidated balance sheets. Cost is determined using standard cost, which approximates the average cost of the inventory items, including shipping and taxes. The Company has determined that all of its inventories would be sold above cost, and that no reserve for lower of cost or net realizable value is required for the Company’s inventories as of March 31, 2021 and 2020.

Deferred Cost of Revenue

Deferred cost of revenue consists primarily of the purchase costs and shipping and fulfillment costs of Kits that have been shipped to consumers and non-consigned retail sites. Deferred cost of revenue is recognized as cost of revenue when the performance obligation to which it relates is fulfilled, which is when the Kit is processed and initial results are made available to the customer, and the respective deferred revenue is recognized.

Impairment Losses of Deferred Cost of Revenue

The Company recognizes an impairment loss when the costs incurred to date recorded as deferred cost of revenue plus the estimated direct costs to fulfill the performance obligations under the contract exceed the amount of consideration the Company received and expects to receive in the future. For the fiscal year ended March 31, 2021, no impairment loss was recorded. For the fiscal years ended March 31, 2020 and 2019, the Company recorded an impairment loss of $1.3 million and $6.5 million, respectively, of which $0.4 million and $2.2 million, respectively, was recorded as a reduction of deferred cost of revenue, and $0.9 million and $4.3 million, respectively, was recorded in accrued expenses and other current liabilities in the consolidated balance sheets for unrecoverable direct costs expected to be incurred in future periods.

Property and Equipment, Net

Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in consolidated statements of operations in the period realized.

The estimated useful lives of the Company’s property and equipment are as follows:

Computer and software	3 years
Laboratory equipment and software	5 years
Furniture and office equipment	5 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Assets Held for Sale

The Company classifies its long-lived assets to be sold as held for sale when the following criteria are met (i) it has approved and committed to a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, (iii) an active program to locate a buyer and other actions required to sell the asset have been initiated, (iv) the sale of the asset is probable, (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company initially measures a long-lived asset that is classified as held for sale at the lower of its carrying value or its fair value, less costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset until the date of sale. Depreciation is not charged against assets classified as held for sale. The Company assesses the fair value of a long-lived asset less any costs to sell at each reporting period it remains classified as held for sale and reports any subsequent losses as an adjustment to its carrying value.

Internal-Use Software

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development, and certain costs related to the direct development of the Company’s customer platform are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post-implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized and amortized using the straight-line method over the estimated useful life of two to four years. The Company capitalized $4.0 million, $6.0 million and $0.5 million in internal-use software during the fiscal years ended March 31, 2021, 2020 and 2019, respectively. Internal-use software is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an internal-use software asset may not be recoverable. The Company recognized $0.5 million of impairment related to internal-use software during the fiscal year ended March 31, 2021 as a result of changes in business needs. The Company recognized $0.7 million of impairment related to internal-use software during the fiscal year ended March 31, 2020 as a result of restructuring activities. There was no impairment related to internal-use software during the fiscal year ended March 31, 2019.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, which include depreciable tangible assets such as property and equipment, and right of use assets related to operating leases for impairment whenever events or changes in circumstances indicate that the carrying value of long-lived assets may not be recoverable. The recoverability of these assets is measured by comparing the carrying amounts to the future undiscounted cash flows these assets are expected to generate. The Company recognizes an impairment in the event the carrying amount of such assets exceeds the fair value attributable to such assets. During the fiscal year ended March 31, 2020, impairments to long-lived assets were $33.2 million and recorded within restructuring and other charges in the consolidated statements of operations. There was no impairment to long-lived assets during the fiscal years ended March 31, 2021 and 2019.

Leases

The Company’s lease portfolio includes leased offices, dedicated lab facility and storage space, and dedicated data center facility space, all of which are accounted for as operating leases. All lease arrangements are recognized at lease commencement. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized at commencement based on the present value of fixed payments not yet paid over the lease term. Operating lease ROU assets represent the Company’s right to use an underlying asset during the reasonably certain lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets also include any initial direct costs incurred and any lease payments made at or before the lease commencement date, less lease incentives received.

When considering the future lease payments to be included in the measurement of the operating lease liabilities, the Company includes payments to be made in optional renewal periods only if it is reasonably certain to exercise the option, and will include periods covered by a termination option only if it is reasonably certain

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

that it will not exercise such option. In addition, the Company elected not to utilize the hindsight practical expedient to determine the lease term for existing leases at adoption. The Company uses the incremental borrowing rate based on the information available at the commencement date in determining the lease liabilities as the Company’s leases generally do not provide an implicit rate. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, in an economic environment where the leased asset is located.

Real estate leases of office facilities are the most significant leases held by the Company. For these leases, the Company has elected the practical expedient permitted under ASC 842 to account for the lease and non-lease components as a single lease component. As the Company enters into real estate leases, property tax, insurance, common area maintenance and utilities are generally variable lease payments that do not depend on an index or rate, and therefore, they are excluded from the lease liabilities and expensed as incurred in accordance with ASC 842. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within its control. None of the Company’s lease agreements contain significant residual value guarantees, restrictions, or covenants. The Company currently does not have any finance leases.

Asset Retirement Obligations

The Company’s asset retirement obligations (“ARO”) relate to contractual obligations to return the Sunnyvale, California headquarters facility to its original condition at the end of the lease term. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. The asset retirement obligations are depreciated on a straight-line basis over the useful lives of the related assets. Subsequent to initial recognition, the Company records period-to-period changes in the ARO liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. The Company derecognizes ARO liabilities when the related obligations are settled.

Revenue Recognition

The Company generates revenue from consumer services, including PGS, research services and therapeutics. In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for these goods or services. To achieve the core principle of this standard, the Company applies the following five steps:

1.	Identification of the contract, or contracts, with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, a performance obligation is satisfied.

Each of the Company’s significant performance obligations and the Company’s application of ASC 606 to its revenue arrangements are discussed in further detail below.

Contracts with customers for both consumer and research services contain multiple performance obligations that qualify as distinct performance obligations. The Company allocates revenue to each performance obligation based on the standalone selling price (“SSP”). Judgment is required to determine the SSP for each distinct

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

performance obligation. If SSP is not directly observable, then SSP is estimated using judgment while considering all reasonably available information. To determine the SSP, the Company considers multiple factors including, but not limited to, third-party evidence for similar services, historical pricing, customer usage statistics, internal costs, gross margin objectives, independent valuations, and marketing and pricing strategies.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the invoice date. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied; however, the Company’s contracts do not contain a significant financing component. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing its services, and not to receive financing from or provide financing to its customers. Revenue is recorded net of sales tax.

Consumer Services

The Company enters into a contract for consumer services once the customer accepts the terms of service or initiates the service by providing payment to the Company. The transaction price is the amount which the Company expects to be entitled to in exchange for providing services and is calculated as the selling price net of variable consideration which may include estimates for future returns and sales incentives. Consumer services is composed of five distinct performance obligations:

1.	Initial ancestry reports

2.	Initial health reports

3.	Ancestry updates

4.	Health updates

5.	Subscription service reports

Initial reports are distinct from updates as customers can benefit from the information provided from the initial ancestry and health reports without the updates. Accordingly, subsequent updates are additive and, therefore are separately identifiable. Transfer of control for both initial ancestry and initial health reports occur at the time the reports are uploaded to the customer’s account and notification has been provided to the customer. Transfer of control for ancestry and health report updates occurs over time by providing updates to a customer’s reports and features after the initial upload of the ancestry and health reports. This expected service period to provide updates is based on the estimated active life of a customer, which is estimated to be three months for ancestry report updates and twelve months for health report updates. The Company began offering a subscription service in fiscal 2021 where the customer can access additional health-related reports by paying an additional upfront payment for a specified term (currently one year). Transfer of control for these subscription-based reports occurs over time by providing content updates over the subscription term. The majority of consumer services revenue is recognized upon the initial transfer of ancestry and health reports to the consumer. Upon sale of consumer services, deferred revenue is recorded for the net amount paid by the customer and is recognized after the customer returns the Kit, the lab processes the sample, and the initial reports are uploaded to the customer’s account, and the customer is notified.

The Company sells through multiple channels, including direct to consumer via the Company’s website, and both online and traditional retailers. If the customer does not return the Kit, services cannot be completed by the Company, potentially resulting in unexercised rights (“breakage”) revenue. To estimate breakage, the Company applies the practical expedient available under ASC 606 to assess its customer contracts on a portfolio basis as opposed to individual customer contracts, due to the similarity of customer characteristics, at the sales channel level. The Company recognizes the breakage amounts as revenue, proportionate to the pattern of revenue

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognition of the returning kits in these respective sales channel portfolios. The Company estimates breakage for the portion of Kits not expected to be returned using an analysis of historical data and considers other factors that could influence customer Kit return behavior. The Company updates its breakage rate estimate periodically and, if necessary, adjusts the deferred revenue balance accordingly. If actual return patterns vary from the estimate, actual breakage revenue may differ from the amounts recorded. The Company recognized breakage revenue from unreturned Kits of $24.1 million, $38.0 million and $57.0 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Fees paid to certain sales channel partners include, in part, compensation for obtaining PGS contracts. Such contracts have an amortization period of one year or less, and the Company has applied the practical expedient to recognize these costs when incurred. These costs were $3.3 million, $3.9 million and $9.9 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

The Company allows its customers to return products for credit subject to certain limitations. A provision for such returns is established based on historical trends and available data. During the periods presented, the Company had minimal product returns and estimated the reserve for the future returns to be immaterial. Credit card processing fees related to consumer revenue are recorded as incurred in general and administrative expenses in the consolidated statements of operations.

Research Services

The Company enters into contracts with customers to provide research services with payments based on fixed-fee arrangements. Where fees are variable, the Company estimates the most likely amount it expects to receive in determining the transaction price, such that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. When the Company enters into multiple contracts with a single counterparty, the Company evaluates the facts and circumstances to determine whether the contracts should be combined and accounted for as one arrangement or as separate arrangements. The nature of the distinct performance obligations within research services include:

1.	Genotyping

2.	Survey

3.	Data analysis

4.	Recruitment

5.	Web development

6.	Project management

7.	Dedicated research time

Each of the above services are capable of being distinct as customers can benefit from each service on their own and are separately identifiable as each service can be independently fulfilled without a high reliance on another service. Transfer of control for research services occurs over time as the services are performed. The Company generally recognizes revenue over time using an input method utilizing direct labor hours incurred as a percentage of total estimated hours to measure performance.

Therapeutics

Therapeutics revenue consists of the out-licensing of intellectual property associated with identified drug targets.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of Revenue

The following table presents revenue by category:

	Year Ended March 31,
	2021		2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue
	(in thousands, except percentages)
Consumer services	$197,525	81%	$271,639	89%	$425,534	96%
Research services	46,341	19	28,268	9	12,385	3
Therapeutics	54	0	5,556	2	2,981	1

Total	$243,920	100%	$305,463	100%	$440,900	100%

Substantially all consumer services revenue is recognized at the point in time of the initial transfer of reports to the consumer, and substantially all research services revenue is recognized over time as services are performed. Substantially all therapeutics revenue is recognized at the point in time intellectual property is transferred.

The following table summarizes revenue by region based on the shipping address of customers or the location where the services are delivered:

	Year Ended March 31,
	2021		2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue
	(in thousands, except percentages)
United States	$176,120	72%	$241,769	79%	$390,757	89%
United Kingdom	49,386	20	41,770	14	22,194	5
Canada	12,172	5	14,481	5	18,588	4
Other regions	6,242	3	7,443	2	9,361	2

International	67,800	28	63,694	21	50,143	11

Total	$243,920	100%	$305,463	100%	$440,900	100%

Contract Balances

Accounts receivable are recorded when the right to consideration becomes unconditional. Contract assets include amounts associated with contractual rights related to consideration for performance obligations not yet billed and are included in prepaid expenses and other current assets in the consolidated balance sheets. The amount of contract assets was immaterial as of March 31, 2021 and 2020.

Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of fulfilling performance obligations under a contract. Deferred revenue primarily relates to Kits that have been shipped to consumers and non-consigned retail sites but not yet returned for processing by the consumer, as well as research services billed in advance of performance. Deferred revenue is recognized when the obligation to deliver results to the customer is satisfied, and when research services are ultimately performed.

As of March 31, 2021 and 2020, deferred revenue for consumer services was $39.3 million and $38.8 million, respectively. Of the $38.8 million, $74.1 million and $103.9 million of deferred revenue for

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

consumer services as of March 31, 2020, 2019 and 2018, respectively, the Company recognized $34.4 million, $59.9 million and $99.9 million as revenue during the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

As of March 31, 2021 and 2020, deferred revenue for research services was $31.9 million and $48.6 million, respectively, including related party deferred revenue amounts of $30.1 million and $45.1 million, respectively. There was no related party deferred revenue prior to fiscal year 2019. Of the $48.6 million, $48.7 million and $3.4 million of deferred revenue for research services as of March 31, 2020, 2019 and 2018, respectively, the Company recognized $42.8 million, $28.7 million and $1.9 million as revenue during the fiscal years ended March 31, 2021, 2020 and 2019, respectively. Out of the above-mentioned $42.8 million and $28.7 million revenue recognized during the fiscal year ended March 31, 2021 and 2020, respectively, related party revenue amount was $39.9 million and $26.7 million, respectively.

Remaining Performance Obligations

The transaction price allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that are expected to be billed and recognized as revenue in future periods. The Company has utilized the practical expedient available under ASC 606 to not disclose the value of unsatisfied performance obligations for PGS as those contracts have an expected length of one year or less. As of March 31, 2021 and 2020, the aggregate amount of the transaction price allocated to remaining performance obligations for research services was $61.9 million and $108.3 million, respectively. These amounts are expected to be recognized over a remaining subsequent period of approximately 1 to 3 years from the reporting date.

Cost of Revenue

Cost of revenue for PGS primarily consists of cost of raw materials, lab processing fees, personnel-related expenses, including salaries and benefits and stock-based compensation, shipping and handling, and allocated overhead. Shipping costs for the Kits are incurred prior to fulfillment of consumer services obligations and the corresponding shipping and handling expense is reported in cost of revenue.

Cost of revenue for research services primarily consists of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated overhead.

Research and Development

Research and development costs primarily consist of personnel-related expenses, including salaries, benefits and stock-based compensation, associated with the Company’s research and development personnel, collaboration expenses, laboratory services and supplies costs, third-party data services, and allocated overhead. Research and development costs are expensed as incurred.

Advertising Costs

Advertising costs consist primarily of direct expenses related to television and radio advertising, including production and branding, paid search, online display advertising, direct mail, and affiliate programs. Advertising production costs are expensed the first time the advertising takes place, and all other advertising costs are expensed as incurred. Advertising costs amounted to $11.2 million, $62.6 million and $136.8 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively, and are included in sales and marketing expense in the consolidated statements of operations.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred advertising costs primarily consist of vendor payments made in advance to secure media spots across varying media channels, as well as production costs incurred before the first time the advertising takes place. Deferred advertising costs are not expensed until first used. The deferred advertising costs were immaterial as of March 31, 2021. As of March 31, 2020, deferred advertising costs amounted to $2.5 million. Deferred advertising costs are included in prepaid expenses and other current assets in the consolidated balance sheets.

Stock-Based Compensation

Stock-based compensation expense related to stock-based awards for employees and non-employees is recognized based on the fair value of the awards granted. The fair value of each stock-based award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock-based award, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the stock-based awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions. The Company accounts for forfeitures as they occur.

Restructuring Expense

The Company defines restructuring expense to include costs directly associated with exit or disposal activities. Such costs include employee severance and termination benefits, contract termination fees and penalties, impairment associated with long-lived assets, and other exit or disposal costs. In general, the Company records involuntary employee-related exit and disposal costs when there is a substantive plan for employee severance and related costs are probable and estimable. For one-time termination benefits (i.e., no substantive plan) and employee retention costs, expense is recorded when the employees are entitled to receive such benefits and the amount can be reasonably estimated. Contract termination fees and penalties, and other exit and disposal costs are generally recorded as incurred.

Income Taxes

The Company applies the provisions of ASC 740, Income Taxes (“ASC 740”). Under ASC 740, the Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates and laws that will be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.

The Company also utilizes the guidance in ASC 740 to account for uncertain tax positions. ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments, and which may not accurately reflect actual outcomes. The Company recognizes interest and penalties on unrecognized tax benefits as a component of provision for income taxes in the consolidated statements of operations.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Loss Per Share Attributable to Common Stockholders

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company determined that it has participating securities in the form of redeemable convertible preferred stock and unvested common stock as holders of such securities have non-forfeitable dividend rights in the event of a declaration of a dividend for shares of common stock. These participating securities do not contractually require the holders of such stocks to participate in the Company’s losses. As such, net loss for the period presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Segment Information

The Company currently operates in two reporting segments: Consumer & Research Services and Therapeutics. The Consumer & Research Services segment consists of revenue and expenses from PGS, as well as research services revenue and expenses from certain collaboration agreements (including the GSK Agreement). The Therapeutics segment consists of revenues from the out-licensing of intellectual property associated with identified drug targets and expenses related to drug candidates under clinical development. Substantially all of the Company’s revenues are derived from the Consumer & Research Services segment. See Note 2, “Summary of Significant Accounting Policies”, for additional information regarding revenue. There are no inter-segment sales.

Certain expenses such as Finance, Legal, Regulatory and Supplier Quality, and CEO Office are not reported as part of the reporting segments as reviewed by the CODM. These amounts are included in Unallocated Corporate in the reconciliations below. The chief operating decision-maker (“CODM”) is the Chief Executive Officer (“CEO”). The CODM evaluates the performance of each segment based on Adjusted EBITDA. Adjusted EBITDA is defined as net income before net interest expense (income), other expense (income), depreciation and amortization of fixed assets, amortization of internal use software, non-cash stock-based compensation expense, and expenses related to restructuring and other charges, if applicable for the period.

The Company’s revenue and Adjusted EBITDA by segment is as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)

Segment Revenue
Consumer & Research Services	$243,866	$299,907	$437,919
Therapeutics	54	5,556	2,981

Total revenue	$243,920	$305,463	$440,900

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Segment Adjusted EBITDA
Consumer & Research Services Adjusted EBITDA	$12,796	$(65,845)	$(85,822)
Therapeutics Adjusted EBITDA	(58,734)	(52,883)	(31,776)
Unallocated Corporate	(30,587)	(28,460)	(23,793)

Total Adjusted EBITDA	$(76,525)	$(147,188)	$(141,391)

Reconciliation of net loss to Adjusted EBITDA
Net loss	$(183,619)	$(250,863)	$(183,533)
Adjustments:
Interest (income), net	(255)	(6,244)	(5,269)
Other (income) / expense, net	(1,322)	(1,340)	19
Depreciation and amortization	20,246	22,610	9,901
Stock-based compensation expense	88,425	43,957	37,491
Restructuring and other charges[1]	—	44,692	—

Total Adjusted EBITDA	$(76,525)	$(147,188)	$(141,391)

1)	For the year ended March 31, 2020, restructuring includes $0.9 million of stock-based compensation expense related to restructuring activities.

Customers accounting for 10% or more of segment revenues were as follows:

	Year Ended March 31,
	2021		2020		2019
	(in thousands, except percentages)

Consumer & Research Services Segment Revenue:
Customer C1	$51,786	21%	$76,087	25%	$107,318	25%

Customer B2	$39,917	16%	$23,768	8%	$6,533	1%

Therapeutics Segment Revenue:
Customer B2	$—	0%	$2,981	54%	$2,981	100%

Customer E2	$54	100%	$2,575	46%	$—	0%

1)	Customer C revenues are primarily in the United States.
2)	Customer B revenues are in the United Kingdom and Customer E is in a region other than the United States, United Kingdom or Canada.

Revenue by geographical region can be found in the revenue recognition disclosures in Note 2, “Summary of Significant Accounting Policies”. All of the Company’s property and equipment, net of depreciation and amortization, were located in the United States during the periods presented. The reporting segments do not present total assets as they are not reviewed by the CODM when evaluating their performance.

Related Parties

A party is considered to be related to the Company if the party, directly or indirectly, controls, is controlled by, or is under common control with the Company, including principal owners of the Company, its management,

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

members of the immediate families of principal owners of the Company and its management, and other parties with which the Company may deal and can significantly influence the management or operating policies to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently Adopted Accounting Pronouncements

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities, which primarily affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities and financial liabilities is largely unchanged. The Company adopted ASU 2016-01 as of April 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which provides guidance on how certain cash receipts and outflows should be classified on entities’ statement of cash flows. The Company adopted ASU 2016-15 as of April 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides guidance to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single asset or a group of similar assets, the assets acquired (or disposed of) are not considered a business. The Company adopted ASU 2017-01 as of April 1, 2019 on a prospective basis, and the adoption did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent annual period presented in the initial fiscal year of adoption. The Company early adopted ASU 2018-13 as of April 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard requires capitalized costs to be amortized on a straight-line basis generally over the term of the arrangement, and the financial statement presentation for these capitalized costs would be the same as that of the fees related to the hosting arrangements. The Company early adopted ASU 2018-15 as of April 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intra-period tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The Company early adopted ASU 2019-12 as of April 1, 2018, and the adoption did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning April 1, 2023, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-13 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity, and clarifies the guidance on the computation of earnings per share for those financial instruments. The guidance will be effective for the Company beginning April 1, 2022, and interim periods therein. Early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently evaluating the effect that ASU 2020-06 will have on its consolidated financial statements and related disclosures and does not believe the adoption will have a material impact.

3.	Collaborations

From time to time the Company enters into collaboration arrangements in which both parties are active participants in the arrangement and are exposed to the significant risks and rewards of the collaboration, in which case the collaboration is within the scope of ASC 808, Collaborative Arrangements (“ASC 808”). Within such collaborations, the Company determines if any obligations are an output of the Company’s ordinary activities in exchange for consideration, and if so, the Company applies ASC 606 to such activities.

For other payments received from the other party for other collaboration activities related to various development, launch and sales milestones of licensed products, or royalties related to net sales of licensed products, the Company analogizes to ASC 606.

Such payments will be recognized when the related activities occur as they are determined to relate predominantly to the license of intellectual property transferred to the other party and therefore have also been excluded from the transaction price allocated to the performance obligations determined under ASC 606. To date, no consideration in this regard has been received under the agreements discussed below.

GlaxoSmithKline Agreement

In July 2018, the Company and an affiliate of GlaxoSmithKline plc (“GSK”) entered into a collaboration agreement (the “GSK Agreement”) for research identification, development and commercialization of targets for therapeutic agents. The Company granted exclusivity, subject to certain exceptions, to GSK with respect to these

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

activities. The term of the GSK Agreement is four years, and GSK has an option to extend the term for an additional year. The Company concluded that GSK is considered a customer. Therefore, the Company has applied the guidance in ASC 606 to account for and present consideration received from GSK related to research services provided by the Company. The Company’s activities under the GSK Agreement, which include reporting, drug target discovery, and joint steering committee participation, represent one combined performance obligation to deliver research services. In addition, the GSK Agreement, along with subsequent amendments, provided GSK the right to include certain identified pre-existing 23andMe programs in the collaboration at GSK’s election, each of which is considered distinct from the research services. The exercise price for the pre-existing program options varied to reflect the respective stage of development of each such program, with up to two such programs being offered for no additional charge. The two programs offered for no additional charge were material rights and therefore also identified as performance obligations within the arrangement.

Also in July 2018, GSK made an upfront equity investment in the Company to purchase 17,291,066 shares of the Company’s Series F-1 redeemable convertible preferred stock at $17.35 per share, resulting in $299.6 million of cash proceeds to the Company, net of $0.4 million in issuance costs. As the collaboration agreement and issuance of preferred stock were entered into concurrently, the Company has accounted for these as a single arrangement. Total cash proceeds to be received by the Company under the agreements of $400.0 million includes $300.0 million paid for the Series F-1 preferred stock at the date of issuance and four annual payments of $25.0 million each to be paid over the four-year term of the collaboration.

The Company allocated $272.7 million to the Series F-1 redeemable convertible preferred stock which represented its fair value on the date of issuance (see Note 2, “Summary of Significant Accounting Policies–Nonrecurring Fair Value Measurements”). The remaining $127.3 million was determined to be the initial transaction price allocated to the performance obligations within the GSK Agreement, including the ongoing services and certain options that were determined to represent material rights. As of March 31, 2021, the Company had received $75.0 million from GSK in annual payments. The remaining $25.0 million annual payment is due in July 2021.

Consideration allocated to each performance obligation is recognized as follows:

1. Research services—over the four-year term as activities are performed utilizing an input-based method to measure progress, and

2. Pre-existing program options—on the date the option is exercised.

In addition to cost-sharing during the performance of research services which is recorded within cost of revenue when incurred in the Consumer and Research Services segment, once drug targets have been identified for inclusion in the collaboration, the Company and GSK equally share in the costs of further research, development and commercialization of identified targets, subject to certain rights of either party to opt-out of funding at certain predetermined development milestones. These cost-sharing charges for costs incurred subsequent to the identification of drug targets have been included in research and development expense in the consolidated statements of operations during the period incurred. The Company may also share in the net profits or losses of products that are commercialized pursuant to the collaboration, or receive royalties on products which are successfully commercialized.

During the fiscal years ended March 31, 2021, 2020 and 2019, the Company recognized $39.9 million, $26.7 million and $9.5 million, respectively, of research services and therapeutics revenue related to the GSK Agreement. As of March 31, 2021 and 2020, the Company had current deferred revenue related to GSK of $30.1 million and $41.7 million, respectively. As of March 31, 2021, there was no noncurrent deferred revenue related to GSK. As of March 31, 2020, noncurrent deferred revenue related to GSK was $3.4 million. There was no receivable related to GSK as of March 31, 2021 and 2020. During the fiscal years ended March 31, 2021,

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2020 and 2019, cost-sharing amounts incurred subsequent to the identification of targets, included in research and development expenses, were amounts payable to GSK of $18.7 million, $19.1 million and $6.3 million, respectively. During the fiscal years ended March 31, 2021, 2020 and 2019, cost-sharing amounts incurred prior to the identification of targets, included in cost of revenue, were amounts payable to / (received from) GSK of $(1.4) million, $1.0 million and $(0.2) million, respectively. As of March 31, 2021 and 2020, the Company had $11.5 million and $7.8 million, respectively, related to balances of amounts payable to GSK for reimbursement of shared costs included within accounts payable and accrued expenses and other current liabilities in the consolidated balance sheets.

Almirall Agreement

In December 2019, the Company entered into a collaboration agreement with Almirall, S.A. (“Almirall”) under which the Company granted an exclusive license to Almirall to develop and commercialize pharmaceutical products containing certain proprietary monoclonal antibodies or nucleic acids containing such antibodies (the “Almirall Agreement”). The Company provided initial access to Company-owned intellectual property, including a patent and know-how, and performs on-going research activities related to such intellectual property over the agreement term.

The Company determined that the transaction price under the collaboration arrangement was $2.7 million, consisting of a one-time payment of $2.5 million as of the agreement date and $0.2 million over the agreement term. Consideration allocated to each performance obligation is recognized as follows:

1.	Licensed intellectual property—upon transfer of such intellectual property, and

2.	Research related to licensed intellectual property—over the agreement term as research is performed utilizing an input-based method to measure progress.

During the fiscal year ended March 31, 2021, therapeutics revenue recognized related to Almirall was immaterial. During the fiscal year ended March 31, 2020, the Company recognized $2.6 million of therapeutics revenue related to Almirall.

4.	Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consisted of the following:

	March 31, 2021	March 31, 2020
	(in thousands)

Computer and software	$13,252	$13,364
Laboratory equipment and software	48,636	49,367
Furniture and office equipment	8,803	8,868
Leasehold improvements	39,668	39,713
Capitalized asset retirement obligations	853	853

Property and equipment, gross	111,212	112,165

Less: accumulated depreciation and amortization	(50,328)	(34,283)

Property and equipment, net	$60,884	$77,882

Depreciation and amortization expense were $18.1 million, $22.2 million and $9.9 million for fiscal years ended March 31, 2021, 2020 and 2019, respectively.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets Held for Sale

The Company’s assets held for sale consisted of $2.9 million of lab equipment as of March 31, 2020, which was subsequently sold at the carrying value during the fiscal year ended March 31, 2021.

Asset Retirement Obligations

The Company has recorded AROs related to contractual obligations to return the Sunnyvale, California headquarters facility to its original condition at the end of the lease term. Obligations are reflected at the present value of their future cash flows. The asset retirement obligations are depreciated on a straight-line basis over the useful lives of the related assets. The liability amounts were based on future retirement cost estimates and incorporate many assumptions such as time to abandonment, technological changes, future inflation rates and the risk-adjusted discount rate.

The following table summarizes changes in the Company’s AROs:

	March 31, 2021	March 31, 2020
	(in thousands)

Balance, beginning of year	$1,078	$—
Accretion expense	87	41
Liabilities incurred	—	1,037

Balance, end of year	$1,165	$1,078

Internal-use Software, Net

	March 31, 2021	March 31, 2020
	(in thousands)

Capitalized internal-use software	$9,200	$5,839
Less: accumulated amortization	(2,311)	(422)

Internal-use software, net	$6,889	$5,417

For the fiscal years ended March 31, 2021 and 2020, amortization expense related to internal-use software was $2.0 million and $0.4 million, respectively, including approximately $0.3 million and $0.1 million, respectively, of stock-based compensation expense. Impairment to internal-use software was $0.5 million and $0.7 million for the fiscal years ended March 31, 2021 and 2020. There was no amortization or impairment for the fiscal year ended March 31, 2019.

Accrued Expense and Other Current Liabilities

Accrued expense and other current liabilities consisted of the following:

	March 31, 2021	March 31, 2020
	(in thousands)

Accrued payables	$19,869	$23,625
Accrued compensation and benefits	11,749	10,378
Accrued taxes and other	335	657

Total accrued expenses and other current liabilities	$31,953	$34,660

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Liabilities

Other liabilities, noncurrent consisted of the following:

	March 31, 2021	March 31, 2020
	(in thousands)

Asset retirement obligations, noncurrent	$1,165	$1,078
Liabilities for early exercise of common stock options by related party	—	43,821

Total other liabilities, noncurrent	$1,165	$44,899

5.	Restructuring

In December 2019 and January 2020, the Company approved restructuring plans to achieve its strategic and financial objectives. Restructuring activities included a reduction in workforce, contract terminations related to certain retail and operating lease arrangements, resulting in impairment losses of operating lease ROU assets associated with disposition of the Phoenix, Arizona operating facility and square footage available for sublease at the Sunnyvale, California headquarters facility, as well as other exit or disposal costs. The Company recorded restructuring expenses of $44.7 million within restructuring and other charges in the consolidated statements of operations during the fiscal year ended March 31, 2020 primarily related to the Consumer & Research Services segment.

During the fiscal year ended March 31, 2020, the Company recorded employee severance and termination benefits expense of approximately $5.5 million within restructuring and other charges in the consolidated statements of operations, of which $0.9 million was non-cash stock-based compensation expense. The Company recorded these involuntary employee-related exit and disposal costs when there was a substantive plan for employee severance and related costs were probable and estimable.

The Company ceased use of its Phoenix, Arizona operating facility in January 2020 as part of the Company’s restructuring plan. Using the discounted cash flow method, the Company calculated the difference between the present value of the estimated future sublease rental income and the present value of remaining lease obligations, adjusted for the effects of any prepaid or deferred items. The key assumptions used in the Company’s discounted cash flow model included the amount and timing of sublease rental receipts and the discount rate. As a result, the Company recognized an impairment loss, which represented the remaining carrying value of the operating ROU asset as of March 31, 2020, of approximately $0.6 million, as well as an impairment loss of $13.0 million associated with property and equipment for this facility and an impairment loss of $0.7 million for capitalized internal use software. The Company also recorded a related liability of $3.0 million for the contractually obligated exit costs associated with this facility as of March 31, 2020. The Company utilized the terms and conditions of the assignment and assumption of lease agreement when evaluating the impairment of the operating lease ROU asset related to the operating lease for the fiscal year ended March 31, 2020. The Company recorded the expenses associated with the Phoenix, AZ facility disposition within restructuring and other charges in the consolidated statements of operations. In June 2020, the Company entered into an assignment and assumption of lease agreement with a third-party assignee related to the facility space in Phoenix, Arizona. As part of this agreement, the third-party assignee agreed to assume from the Company all of the rights and remaining obligations under the operating lease, which the Company had previously entered into with the landlord in March 2019 and subsequently amended in June 2019.

In addition, as part of the restructuring plan, the Company made available a significant portion of its Sunnyvale, California headquarters facility for sublease. Using the discounted cash flow method, the Company

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

calculated the difference between the present value of the estimated future sublease rental income and the present value of remaining lease obligations, adjusted for the effects of any prepaid or deferred items. As a result, the Company recognized an impairment loss of approximately $12.6 million to reduce the carrying value of the operating ROU asset to fair value, as well as an impairment loss of $7.0 million associated with property, equipment and capitalized asset retirement obligations for this facility within restructuring and other charges in the consolidated statements of operations in the fiscal year ended March 31, 2020.

As part of the restructuring activity, the Company also consolidated the sales channel network by terminating certain retail contracts. As a result, the Company recorded $0.8 million return-related fees and $1.5 million inventory write-off within restructuring and other charges in the consolidated statements of operations in the fiscal year ended March 31, 2020. Of the $0.8 million of return-related fees incurred during the fiscal year ended March 31, 2020, $0.1 million was paid or adjusted, resulting in an accrued balance of $0.7 million as of March 31, 2020. During the fiscal year ended March 31, 2021, an additional $0.2 million was paid or adjusted, resulting in an accrued balance of $0.5 million as of March 31, 2021. The Company also recorded a refund of the original purchase price related to the return of inventory held by retailers of $5.7 million, which reduced deferred revenue on the consolidated balance sheets as of March 31, 2020.

The following table shows the total amount incurred and accrued related to one-time employee termination benefits:

One-Time Employee Termination Benefits
(in thousands)

Accrued restructuring costs as of March 31, 2019	$—
Restructuring charges incurred during the period	4,633
Amounts paid during the period	(3,580)

Accrued restructuring costs as of March 31, 2020	1,053
Amounts paid during the period	(1,053)
Accrued restructuring costs as of March 31, 2021	$—

The Company does not expect to incur any further expenses in connection with this restructuring plan.

6.	Leases

The Company’s lease portfolio includes leased offices, dedicated lab facility and storage space, and dedicated data center facility space, with remaining contractual periods from 2.4 years to 10.3 years. For purposes of calculating lease liabilities, lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise those options. In January 2021, the Company entered into an operating lease amendment to extend the lease term of the South San Francisco, CA lab facility, which resulted in $12.1 million of non-cancellable future minimum lease payments and a revised lease term through January 2025. For the Company’s headquarters’ facility in Sunnyvale, CA, there is an option to extend the lease for a period of 7 years. The Company is not reasonably certain that it will exercise this option and therefore it is not included for in its rights of use assets and lease liabilities as of March 31, 2021.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of lease cost for operating leases for the fiscal years ended March 31, 2021, 2020 and 2019 was as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)

Operating lease cost, net[1]	$13,614	$10,999	$10,484
Variable lease cost	5,809	4,705	2,506

Total lease cost	$19,423	$15,704	$12,990

1)	For the year ended March 31, 2020, included in operating lease cost is a $4.9 million reduction to lease cost related to a lease termination.

Variable lease cost includes property tax, insurance, common area maintenance, and utilities. The following is supplemental balance sheet information as of March 31, 2021 and 2020:

	March 31, 2021	March 31, 2020
	(in thousands)

Reported as:
Assets:
Operating lease right-of-use assets	$63,122	$60,608

Liabilities:
Operating lease liabilities	6,140	7,613
Operating lease liabilities, noncurrent	87,582	82,709

Total operating lease liabilities[1]	$93,722	$90,322

1)	The termination of the operating lease for the Company’s former headquarters facility located in Mountain View, CA occurred during the year ended March 31, 2020.

Weighted average remaining lease term and discount rate for the Company’s operating leases was as follows:

	Year Ended March 31,
	2021	2020	2019
Weighted-average remaining lease term (in years)	9.2	10.5	10.2
Weighted-average discount rate	7%	8%	7%

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental cash flow information related to operating leases for the fiscal years ended March 31, 2021, 2020 and 2019 was as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)

Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows used in operating leases	$(14,067)	$(12,520)	$(8,547)
Landlord contributions included in the measurement of operating lease ROU assets:
Operating cash flows provided by operating leases	$3,733	$9,940	$—
Supplemental disclosure of non-cash operating lease activities:
Operating lease ROU assets obtained in exchange for new operating lease liabilities	$12,803	$4,769	$82,348

As of March 31, 2021, the future minimum lease payments included in the measurement of the Company’s operating lease liabilities are as follows:

March 31, 2021
(in thousands)

Year Ending March 31,
2022	$12,567
2023	15,091
2024	15,106
2025	14,350
2026	10,996
Thereafter	64,421

Total future operating lease payments	132,531
Less: imputed interest	38,809

Total operating lease liabilities	$93,722

7.	Commitments and Contingencies

Non-cancelable Purchase Obligations

In January 2019, the Company entered into an amendment to an existing contract with its third-party laboratory service provider for customer sample processing, which included minimum annual sample volumes. The Company was required to pay such processing fees for these minimum annual sample volumes, even if there was a shortfall in actual samples received. In May 2020, the Company entered into an amendment with this third-party provider which eliminated the requirement of minimum annual sample volumes beginning January 1, 2021.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the normal course of business, the Company enters into non-cancelable purchase commitments with various parties for purchases. As of March 31, 2021, the Company had outstanding non-cancelable purchase obligations with a term of 12 months or longer as follows:

March 31, 2021
(in thousands)

Year Ending March 31,
2022	$13,968
2023	15,096
2024	15,187
2025	13,275
2026	9,812

Total	$67,338

The amounts purchased under the non-cancelable purchase obligations were $20.6 million, $32.4 million and $49.8 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Legal Matters

The Company is subject to certain routine legal and regulatory proceedings, as well as demands and claims that arise in the normal course of business. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but will only be recorded when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against and by the Company or unasserted claims that may result in such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed. Legal fees related to potential loss contingencies are expensed as incurred.

On December 10, 2019, Celmatix Inc. (“Celmatix”) filed a lawsuit in the Supreme Court of the State of New York against the Company (Index No. 657329/2019) asserting claims against the Company for breach of contract and implied covenant of good faith and fair dealing, and tortious interference with contract and prospective economic advantage, alleging damages that, according to the compliant, plaintiff “believed to be in excess of $100 million.” On February 14, 2020, the Company filed its answer and counterclaims against Celmatix for breach of contract. The Company believes that the claims are without merit and is vigorously defending against the claims and pursuing its counterclaims. The Company is unable to conclude at this time whether any potential loss is probable with respect to any of the claims, and, as the litigation remains in an early stage, cannot estimate any reasonably possible loss or range of loss that may potentially result if the plaintiff ultimately were to prevail with respect to any of the claims that have been asserted.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Indemnification

The Company enters into indemnification provisions under agreements with other companies in the ordinary course of business, including, but not limited to, collaborators, landlords, vendors and contractors. Pursuant to these arrangements, the Company agrees to indemnify, defend, and hold harmless, the indemnified party for certain losses suffered or incurred by the indemnified party as a result of the Company’s activities. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the fair value of these agreements is not material. The Company maintains insurance, including commercial general liability insurance and product liability insurance to offset certain potential liabilities under these indemnification provisions. In addition, the Company indemnifies its officers, directors and certain key employees while they are serving in good faith in their respective capacities. To date, there have been no claims under these indemnification provisions.

8.	Redeemable Convertible Preferred Stock

In July 2018, the Company issued 17,291,066 shares of Series F-1 redeemable convertible preferred stock to GSK at a purchase price of $17.35 per share, for an aggregate purchase price of $299.6 million, net of $0.4 million in issuance costs. See Note 3, “Collaborations”, for more details.

In December 2020, the Company’s issued 4,755,037 additional shares of series F-1 redeemable convertible preferred stock at a purchase price of $17.35 per share, for an aggregate purchase price of $82.3 million, net of $0.2 million in issuance costs, to certain existing and new investors, on substantially the same terms, and at the same price per share, applicable to the initial Series F-1 issuance.

Redeemable convertible preferred stock consisted of the following:

	March 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
	(in thousands, except share data)

Series A	7,119,936	7,119,936	$8,815	$8,953
Series B	9,048,560	9,048,560	27,643	27,779
Series C	9,898,011	9,898,011	30,961	31,179
Series D	14,435,636	14,435,636	58,274	58,450
Series E	10,644,057	10,644,057	114,936	115,246
Series F	18,006,075	18,006,075	242,168	250,000
Series F-1	22,190,201	22,046,103	354,554	382,500

Total redeemable convertible preferred stock	91,342,476	91,198,378	$837,351	$874,107

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	March 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
	(in thousands, except share data)

Series A	7,119,936	7,119,936	$8,815	$8,953
Series B	9,048,560	9,048,560	27,643	27,779
Series C	9,898,011	9,898,011	30,961	31,179
Series D	14,435,636	14,435,636	58,274	58,450
Series E	10,644,057	10,644,057	114,936	115,246
Series F	18,006,075	18,006,075	242,168	250,000
Series F-1	17,291,066	17,291,066	272,286	300,000

Total redeemable convertible preferred stock	86,443,341	86,443,341	$755,083	$791,607

The holders of the redeemable convertible preferred stock have the following rights, preferences and privileges:

Dividend Rights—Holders of the redeemable convertible preferred stock are entitled to receive non-cumulative cash dividends at a rate of $0.07545, $0.1842, $0.189, $0.2429, $0.64964, $0.83305, and $1.041 per share per annum for the Series A, Series B, Series C, Series D, Series E, Series F and Series F-1 redeemable convertible preferred stock, respectively, if and when such dividends are declared by the Board of Directors. No dividends will be paid to holders of common stock until the aforementioned dividends on redeemable convertible preferred stock have been paid or set aside for payment. Such dividends are payable when, as, and if declared by the Board of Directors. To date, no dividends have been declared.

Conversion Rights—At any time following the date of issuance, each share of preferred stock is convertible, at the option of its holder, into the number of shares of Class B common stock, calculated by dividing the applicable original issue price per share of each series by the applicable conversion price per share of such series. The initial conversion price for Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock are $1.2575, $3.07, $3.15, $4.0490, $10.827271, $13.8842, and $17.35, respectively. As of March 31, 2021, each outstanding share of Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock is convertible into one share of Class B Common Stock. The conversion price may be adjusted from time to time based on certain events such as share splits, subdivisions, reclassification, dividends or distributions, exchanges, or in connection with anti-dilution on a broad-based weighted-average basis. The redeemable convertible preferred stock is subject to mandatory conversion upon (i) the affirmative vote of the holders of at least 60% of the redeemable convertible preferred stock then issued, and at least 60% of the Series E redeemable convertible preferred stock then issued, and at least 60% of the Series F and Series F-1 redeemable convertible preferred stock (voting as a single series) then issued or (ii) immediately prior to the closing of an underwritten public offering of the Company’s common stock on the New York Stock Exchange or the Nasdaq Stock Market with aggregate gross proceeds of not less than $50.0 million.

Liquidation Preference—In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of the Series F-1 redeemable convertible preferred stock shall first be paid an amount per share equal to $3.4658 per share (“Series F-1 Incremental Preference”) prior to any distributions to Series F redeemable convertible preferred stock. Thereafter, the holders of Series F-1 redeemable convertible preferred stock then outstanding and the holders of the Series F redeemable convertible preferred

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock shall be entitled to receive, prior and in preference to any distribution of any of the available funds and assets of the Company to the holders of shares of Series A, Series B, Series C, Series D, and Series E redeemable convertible preferred stock and Class A common stock, Class B common stock, and Class C common stock, an amount per share equal to (i) the original issue price less the Series F-1 Incremental Preference or (ii) the original issue price of the Series F redeemable convertible preferred stock, plus all declared but unpaid dividends thereon, if any, for each outstanding stock of Series F redeemable convertible preferred stock (as adjusted for stock splits, stock dividends, combinations, or other recapitalizations). If upon the liquidation, dissolution, or winding up of the Company, the available funds and assets of the Company for distribution are insufficient to permit the payment to holders of the Series F-1 and Series F redeemable convertible preferred stock their full preferential amounts, then the entire remaining available funds and assets of the Company shall be distributed pro rata among the holders of the Series F-1 and Series F redeemable convertible preferred stock.

After distribution to the holders of the Series F-1 and Series F redeemable convertible preferred stock, the holders of the Series E redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series E redeemable convertible preferred stock in a similar manner as the Series F redeemable convertible preferred stock. After distribution to the holders of the Series E redeemable convertible preferred stock, the holders of the Series D redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series D redeemable convertible preferred stock in a similar manner as the Series E redeemable convertible preferred stock. After distribution to the holders of the Series D redeemable convertible preferred stock, the holders of the Series C redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series C redeemable convertible preferred stock in a similar manner as the Series D and Series E redeemable convertible preferred stock. After distribution to the holders of the Series C redeemable convertible preferred stock, the holders of the Series B redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series B redeemable convertible preferred stock in a similar manner as the Series C, Series D, and Series E redeemable convertible preferred stock. After distribution to the holders of the Series B redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series A redeemable convertible preferred stock in a similar manner as the Series B, Series C, Series D, and Series E redeemable convertible preferred stock. After distribution to the holders of redeemable convertible preferred stock, all remaining available funds and assets of the Company shall be distributed pro rata among the holders of the then-outstanding Class A common stock, Class B common stock, and Class C common stock.

Voting Rights—Except as required by applicable law, each share of redeemable convertible preferred stock shall be entitled to ten (10) votes for each whole share of Class B Common Stock into which such shares of redeemable convertible preferred stock could be converted at the record date.

The holders of the then outstanding Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock, voting as a single class and on an as-converted to Class B common stock basis, shall be entitled to elect two directors of the Board of Directors. The holders of the then outstanding Class A and Class B common stock, voting as a single class, shall be entitled to elect two members of the Board of Directors. The holders of the then outstanding Class A and B common stock and the holders of the then outstanding Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock, voting together as a single class, and in the case of the redeemable convertible preferred stock on an as-converted to Class B common stock basis, shall be entitled to elect the remaining number of members of the Board of Directors. Pursuant to a voting agreement among certain holders of the outstanding Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock and certain

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

holders of the Company’s Class B Common Stock, the size of the Board of Directors was set at five members, two of whom were designated pursuant to such voting agreement by the holders of the outstanding Preferred Stock, two of whom were designated by the holders of the outstanding Common Stock, and one of whom was designated by the holders of all such shares voting as a single class. The voting agreement was revised in December 2020 to increase the size of the Board of Directors to seven.

Redemption—The redeemable convertible preferred stock does not contain any specified redemption features. The liquidation preferences are deemed to be contingent redemption features exercisable upon certain deemed liquidation events such as a merger in which the stockholders of the Company immediately prior to the consummation of such transaction no longer control the Company upon such consummation, or a sale of substantially all of the assets of the Company. The redeemable convertible preferred stock is not mandatorily redeemable, however since a deemed liquidation event would constitute a redemption event outside of the Company’s control, all shares of redeemable convertible preferred stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.

Any redemption of the Company’s redeemable convertible preferred stock is contingent upon a deemed liquidation event which involves a change in control and which results in proceeds insufficient to satisfy all applicable liquidation preferences and to provide any remaining proceeds available for distribution to holders of the Company’s common stock. The deemed liquidation event is not probable as of the balance sheet dates presented, and as such the Company has not adjusted the carrying value of the redeemable convertible preferred stock to its redemption value as of the balance sheet dates presented. The Company will adjust the carrying value of the redeemable convertible preferred stock to its redemption value if redemption becomes probable in the future.

All outstanding shares of 23andMe, Inc. redeemable convertible preferred stock were converted into Class B Common Stock of 23andMe, Inc. and exchanged, pursuant to the merger exchange ratio, for shares of Class B Common Stock of New 23andMe upon the closing of the Merger, and all agreements among the holders of the 23andMe, Inc. redeemable convertible preferred stock, the holders of common stock and 23andMe, Inc. were terminated upon such closing (see Note 15, “Subsequent Events” for more details related to the “Merger Agreement”).

9.	Common Stock

The Company authorized three classes of common stock: Class A common stock, Class B common stock and Class C common stock (collectively, the “common stock”). Each holder of shares of Class A Common Stock is entitled to one vote for each share thereof held. Each holder of shares of Class B Common Stock is entitled to ten votes for each share thereof held. Class C Common Stock is non-voting. Holders of common stock are entitled to receive any dividends if and when such dividends are declared by the Board of Directors. Common stock is subordinate to the redeemable convertible preferred stock with respect to dividend rights and rights upon certain deemed liquidation events. Common stock is not redeemable at the option of the holder or by the Company.

In the event of any sale, assignment, gift or other transfer or disposition, each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock, subject to certain specified exceptions set forth in the certificate of incorporation.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below shows the changes in each class of common stock shares issued and outstanding as of the dates indicated:

	Year Ended March 31,
	2021	2020	2019
Class A shares
Beginning balance	8,158,861	6,735,372	4,191,743
Shares issued from option exercise	4,740	—	—
Converted from Class B shares[1]	866,827	1,423,489	2,543,629

Ending balance	9,030,428	8,158,861	6,735,372

Class B shares
Beginning balance	36,159,437	35,188,144	28,819,601
Shares issued from option exercise	9,969,102	2,394,782	8,912,172
Converted to Class A shares[1]	(866,827)	(1,423,489)	(2,543,629)

Ending balance	45,261,712	36,159,437	35,188,144

1)

The conversion of Class B Common Stock to Class A Common Stock during all periods presented was due to the sale of Class B Common Stock in secondary sale transactions. In such transactions, each share of Class B Common Stock was automatically converted into one share of Class A Common Stock.

The Company has the following shares of common stock reserved for future issuance, on an as-if converted basis as of the dates indicated:

	March 31,
	2021	2020	2019
Conversion of redeemable convertible preferred stock	91,198,378	86,443,341	86,443,341
Outstanding stock options	29,375,026	29,817,566	28,067,150
Remaining shares available for future issuance under Equity Incentive Plan	1,023,408	3,954,710	8,099,908

Total shares of common stock reserved	121,596,812	120,215,617	122,610,399

10.	Equity Incentive Plan

In 2006, the Company established its 2006 Equity Incentive Plan, as amended (“the Plan”), which provides for the grant of stock options and restricted stock to employees, directors, officers and consultants of the Company. The Plan allows for time-based or performance-based vesting for the awards. The Plan has been amended and restated at various times since its adoption. As of March 31, 2021, there have been no performance-based awards granted under the Plan.

Options under the Plan have a contractual life of up to ten years. The exercise price of a stock option shall not be less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. For Incentive Stock Options (“ISO”) as defined in the Internal Revenue Code of 1986 (“the Code”), the exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the underlying stock on the date of grant as determined by the Board of Directors. The Company’s options generally vest over four years. Under the Plan, stock option awards entitle the holder to receive one share of common stock for every option exercised.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the event of a change in control and a resulting qualifying termination within twelve months following the closing, certain executive participants have acceleration clauses in which 50%-100% of the participant’s then unvested shares will be deemed to have vested, if the participant executes a complete release of all claims he or she may have against the company and meets certain other requirements. A change in control is defined as a (i) consolidation, reorganization or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation, reorganization or merger do not, immediately after such consolidation, reorganization or merger, retain stock or other ownership interests representing a majority of the voting power of the surviving entity or entities as a result of their shareholdings in the Company immediately before such consolidation, reorganization or merger; or (ii) a sale of all or substantially all of the Company’s assets. A “qualifying termination” is defined as an involuntary termination of service for reasons other than “cause”, death, permanent disability or “good reason”. Both “cause” and “good reason” are defined in the Plan or applicable grant agreement.

As of March 31, 2021 and 2020, the Company’s Board of Directors had authorized 66,948,537 and 60,348,537 shares of common stock to be reserved for grant of awards under the Plan, respectively.

Stock Option Activity

Stock option activity and activity regarding shares available for grant under the Plan is as follows:

	Options Outstanding
	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
	(in thousands, except share, years, and per share data)
Balance as of April 1, 2018	8,876,172	24,203,058	$5.05	8.0	$134,591
Shares authorized	12,000,000	—
Granted	(14,265,875)	14,265,875	11.11
Exercised	—	(8,912,172)	8.11		29,900
Cancelled/Forfeited/Expired	1,489,611	(1,489,611)	8.80

Balance as of March 31, 2019	8,099,908	28,067,150	$6.97	7.8	$128,583
Granted	(7,061,920)	7,061,920	11.55
Exercised	—	(2,394,782)	3.65		18,967
Cancelled/Forfeited/Expired	2,916,722	(2,916,722)	10.30

Balance as of March 31, 2020	3,954,710	29,817,566	$7.99	7.5	$106,688
Shares authorized	6,600,000	—
Granted	(11,957,813)	11,957,813	11.57
Exercised	—	(9,973,842)	7.65		47,571
Cancelled/Forfeited/Expired	2,426,511	(2,426,511)	10.29

Balance as of March 31, 2021	1,023,408	29,375,026	$9.37	7.1	$403,498

Vested and exercisable as of March 31, 2021		16,164,320	$7.77	5.8	$248,018

The weighted-average grant date fair value of options granted during the fiscal years ended March 31, 2021, 2020 and 2019 was $6.92, $6.25 and $6.06, respectively. As of March 31, 2021, unrecognized stock-based compensation cost related to unvested stock options was $83.8 million, which is expected to be recognized over a weighted-average period of 2.7 years.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company estimated the fair value of options granted using the Black-Scholes option-pricing model. The fair value of stock options is being amortized on a straight-line basis over the requisite service period of the awards.

The Black-Scholes assumptions used to value stock options at the grant dates are as follows:

	Year Ended March 31,
	2021		2020		2019
	Min	Max	Min	Max	Min	Max
Expected term (years)	4.0	6.1	5.0	6.1	5.0	6.3
Expected volatility	61%	68%	53%	62%	52%	54%

Risk-free interest rate	0.2%	0.5%	0.6%	2.2%	2.5%	3.1%

Expected dividend yield	0%	0%	0%	0%	0%	0%

These assumptions and estimates were determined as follows:

•

Fair Value of Common Stock—As the Company’s common stock was not publicly traded during the years ended March 31, 2021, 2020, and 2019, the fair value was determined by the Company’s Board of Directors, with input from management and contemporaneous valuation reports prepared by third-party valuation specialists. The valuations of the Company’s common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Objective and subjective factors were used to determine the fair value of the common stock as of the date of each option grant including, but not limited to, (i) the Company’s capital resources and financial condition; (ii) the rights and preferences held by the holders of the Company’s preferred stock relative to those of the holders of the Company’ common stock; (iii) the likelihood of achieving a liquidity event, such as an initial public offering; (iv) operational and financial performance and condition; (v) valuations of comparable companies; (vi) the status of the Company’s development, product introduction, and sales efforts; (vii) the lack of marketability of the common stock; and (viii) industry information. The enterprise value was determined using both the income approach and market approach. The income approach estimated value based on the expectation of future cash flows. These future cash flows are discounted to their present values using a discount rate and is risk-adjusted to reflect the risks inherent in the Company’s cash flows. The market approach estimated value based on a comparison to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple was then applied to the Company’s financial results to estimate the enterprise value. The resulting enterprise value was then allocated to each share class using a probability-weighted expected return method to allocate value among the various share classes and a discount for lack of marketability was applied to arrive at the fair value of the common stock on a non-marketable basis. In addition, consideration was given to recent secondary transaction activity involving the purchase or sale of shares of common stock.

•

Expected Term—Expected term represents the period that options are expected to be outstanding. For option grants that are considered to be “plain vanilla,” the Company determined the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

•

Expected Volatility—The expected volatility was based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have any trading history to use the volatility of its own common stock.

•

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes, with maturities approximately equal to the option’s expected term.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	Expected Dividend Yield—The Company has never paid dividends and does not presently plan to pay dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.

Stock-Based Compensation

The total share-based compensation expense related to stock options by line item in the accompanying consolidated statements of operations is summarized as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Cost of revenue	$858	$733	$740
Research and development	21,771	16,524	13,789
Sales and marketing	4,081	3,988	3,616
General and administrative	59,986	18,932	12,154
Restructuring and other charges	—	881	—

Total stock-based compensation expense	$86,696	$41,058	$30,299

Early Exercise of Common Stock Options and Significant Modification

The Plan allows for option awards that include the right to early exercise options for shares of common stock. In the grants to the CEO (who is a related party), the Company’s Board of Directors authorized the CEO to exercise unvested options to purchase shares of common stock. Under the terms of the Plan, any shares received from such early exercises are subject to repurchase, at the option of the Company, at the original issuance price in the event of the CEO’s termination of service as a Service Provider (as defined in the Plan) for any reason, until the options would have been fully vested. In August 2020, the CEO was granted options for 3,000,000 shares, which were eligible for early exercise. In September 2020, the CEO exercised all 3,000,000 unvested stock options. The cash proceeds received for such exercise were $34.7 million. In February 2021, the CEO exercised an option for 4,808,423 shares of Class B Common Stock for a cash purchase price of $32.6 million. During the fiscal years ended March 31, 2021, 2020 and 2019, the CEO exercised 4,843,229, 0 and 5,777,084 unvested stock options early, respectively. The cash proceeds received for unvested options exercised by the CEO, during the fiscal years ended March 31, 2021, 2020 and 2019 were $47.2 million, $0 and $66.4 million, respectively.

In February 2021, the Board of Directors modified option awards granted to the CEO, which accelerated the vesting of all 7,111,979 unvested common shares previously purchased by the CEO. Stock-based compensation expense of $40.4 million was recorded to General and Administrative expenses which represented the recognition of the remaining unrecognized compensation expense associated with these grants as of the date of modification. As a result of the Board-approved accelerated vesting of these early exercised unvested shares, there were no early exercise liabilities as of March 31, 2021.

As of March 31, 2021, there was no common stock subject to repurchase. As of March 31, 2020, 3,810,417 shares of Class B common stock were subject to repurchase, at a weighted average repurchase price of $11.50 per share.

Secondary Sale Transactions

During the fiscal years ended March 31, 2021, 2020 and 2019, certain current and former employees sold shares of common stock to certain existing shareholders at a sales price that was above the then-current fair value. Since the purchasing parties are entities affiliated with a holder of economic interest in the Company and

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

acquired the shares from current and former employees at a price in excess of fair value of such shares, the amount paid in excess of the fair value of common stock at the time of the secondary sales was recorded as compensation expense.

Total stock-based compensation expense related to the secondary sale transactions by line item included in the consolidated statements of operations for the fiscal years ended March 31, 2021, 2020 and 2019 is summarized as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Cost of revenue	$2	$15	$4
Research and development	48	2,510	2,282
Sales and marketing	9	360	702
General and administrative	1,670	895	4,204

Total stock-based compensation expense	$1,729	$3,780	$7,192

11.	Income Taxes

The components of the Company’s loss before provision for (benefit from) income taxes for the fiscal years ended March 31, 2021, 2020 and 2019 were as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Domestic	$(183,619)	$(250,863)	$(183,533)

Loss before provision for (benefit from) income taxes	$(183,619)	$(250,863)	$(183,533)

There has historically been no federal or state provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the fiscal years ended March 31, 2021, 2020 and 2019, the Company recognized no provision related to income taxes.

The differences between the statutory tax rate and the Company’s effective tax rate, expressed as a percentage of loss before provision for (benefit from) income taxes, for the fiscal years ended March 31, 2021, 2020 and 2019 were as follows:

	Year Ended March 31,
	2021	2020	2019
Statutory federal tax expense rate	21%	21%	21%

State taxes, net of federal benefit	0	0	0
Non-deductible stock-based compensation	(7)	(2)	(2)
Change in valuation allowance	(14)	(19)	(19)
Other	0	0	(0)

Effective tax rate	0%	0%	0%

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The primary difference between the corporate statutory rate and the Company’s effective tax rate of zero relates to the non-deductible stock-based compensation and the change in valuation allowance.

Deferred income taxes result from differences in the recognition of revenue and expenses for tax and financial reporting purposes, as well as operating loss and tax credit carryforwards. The components of net deferred tax assets, as of March 31, 2021 and 2020 consisted of:

	March 31, 2021	March 31, 2020
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$181,020	$165,161
Accruals and reserves	3,591	4,596
Stock-based compensation	6,291	6,552
Deferred revenue	17,785	5,152
Operating lease liabilities	23,393	23,160
Intangibles	355	75
Other	391	390

Gross deferred tax assets	232,826	205,086
Valuation allowance	(213,267)	(185,249)

Total deferred tax assets	19,559	19,837

Deferred tax liabilities:
Prepaid expenses	(841)	(885)
Operating lease right-of-use assets	(15,755)	(15,541)
Property and equipment	(2,963)	(3,411)

Gross deferred tax liabilities	(19,559)	(19,837)

Net deferred taxes	$—	$—

As of March 31, 2021 and 2020, the Company had $733.3 million of federal and $410.5 million state net operating loss carryforwards and $665.1 million of federal and $381.7 million state net operating loss carryforwards, respectively, available to reduce future taxable income, which will begin to expire in 2026 for federal and state tax purposes. As a result of the Tax Cuts and Jobs Act, net operating losses generated after December 31, 2017 have an indefinite life and losses are limited to 80% of taxable income. Included in the $733.3 million carryover losses is $385.7 million of net operating losses with an indefinite life. The Company does not have any federal and state research and development tax credit carryforwards. The change in the valuation allowance in the current year was an increase of $28 million primarily related to the increase of current year losses.

The Tax Reform Act of 1986 and similar California legislation impose substantial limitations on the utilization of net operating loss and tax credit carryforwards, if there is a change in ownership as provided by Section 382 of the Internal Revenue Code and similar state provisions. Such a limitation could result in the expiration of the net operating loss carryforwards and tax credits before utilization. The Company performed a study for the period through March 31, 2021 and determined that no ownership change exceeding 50 percentage points had occurred. The Company’s ability to use net operating loss carryforwards to reduce future taxable income and liabilities may be subject to annual limitations as a result of ownership changes in subsequent years.

Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against the Company’s deferred tax assets. The Company determined that, due to the Company’s cumulative tax loss history and the difficulty in forecasting the timing of

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

future revenue, it was necessary to maintain a valuation allowance under ASC 740 to the full amount of the deferred tax asset. The Company determined that it was not more-likely-than-not that the deferred tax asset would be utilized.

The Company complies with ASC 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statement of any uncertain tax positions that have been taken or expected to be taken on a tax return. This pronouncement sets a “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions. The Company does not anticipate any significant changes to unrecognized tax benefits in the next 12 months. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

A reconciliation of the beginning and ending balance of unrecognized tax benefits is summarized as follows:

Unrecognized Tax Benefits
(in thousands)
Balance as of March 31, 2018	$234
Decreases in unrecognized tax benefits related to prior year tax positions	—
Increases in unrecognized tax benefits related to current year tax positions	48

Balance as of March 31, 2019	282

Decreases in unrecognized tax benefits related to prior year tax positions	—
Increases in unrecognized tax benefits related to current year tax positions	17

Balance as of March 31, 2020	299

Decreases in unrecognized tax benefits related to prior year tax positions	(299)
Increases in unrecognized tax benefits related to current year tax positions	—

Balance as of March 31, 2021	$—

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. During the fiscal years ended March 31, 2021, 2020 and 2019, the Company recognized no interest and penalties associated with the unrecognized tax benefits. There are no tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date. If recognized, $0 would affect the Company’s effective tax rate due to its valuation allowance.

The Company files federal, California, and various state income tax returns. Due to the Company’s net operating loss carryforward since inception, all tax years are open for examination.

12.	Net Loss Per Share Attributable to Common Stockholders

The net loss attributable to common stockholders is allocated based on the contractual participation rights of the Class A and Class B common stock. As the liquidation and dividend rights of the Class A and Class B common stock are identical, the net loss attributable to common stockholders is allocated on a proportionate basis, and the resulting net loss per share is identical for Class A and Class B common stock under the two class method.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The diluted net loss per share attributable to common stockholders is calculated by giving effect to all potentially dilutive common stock equivalents during the period. The Company’s redeemable convertible preferred stock, stock options and early exercised stock options are considered to be potential common stock equivalents, but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive.

Net loss attributable to common stockholders is equivalent to net loss for all periods presented.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented:

	Year Ended March 31,
	2021		2020		2019
	Class A	Class B	Class A	Class B	Class A	Class B
	(in thousands, except share and per share data)
Numerator:

Net loss attributable to common stockholders	$(37,070)	$(146,549)	$(49,094)	$(201,769)	$(28,592)	$(154,941)

Denominator:

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,771,824	34,678,002	7,525,465	30,928,302	5,371,951	29,110,507

Net loss per share attributable to common stockholders, basic and diluted	$(4.23)	$(4.23)	$(6.52)	$(6.52)	$(5.32)	$(5.32)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive are as follows:

	Year Ended March 31,
	2021		2020		2019
	Class A	Class B	Class A	Class B	Class A	Class B
Conversion of redeemable convertible preferred stock	—	91,198,378	—	86,443,341	—	86,443,341
Outstanding stock options	7,898,294	21,476,732	—	29,817,566	—	28,067,150
Issuance of common stock upon early exercise of options (unvested)	—	—	—	3,810,417	—	5,285,417

Total	7,898,294	112,675,110	—	120,071,324	—	119,795,908

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Employee Benefit Plan

The Company has a defined contribution plan in the U.S. intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Participants may contribute up to 75% of their salary up to the statutory prescribed annual limit. During the first nine months of fiscal year 2020 and the twelve months of fiscal year 2019, the Company made matching contributions of $75 per paycheck on a bi-monthly cycle for eligible employees. Beginning January 2020, the Company increased the matching contribution to $95.84 per paycheck on a bi-monthly cycle, for eligible employees, for a maximum contribution of $2,300 per calendar year. During the fiscal years ended March 31, 2021, 2020 and 2019, the Company recognized expenses related to the 401(k) Plan of $1.5 million, $1.7 million and $0.8 million, respectively.

14.	Related Party Transactions

The CEO exercised unvested options to purchase shares of common stock. In February 2021, the Board of Directors accelerated the vesting of all 7,111,979 unvested shares previously purchased by the CEO, which resulted in stock-based compensation expense of $40.4 million related to recognition of the remaining compensation expense associated with these grants. For further information, see Note 10, “Equity Incentive Plan”.

As described in Note 3, “Collaborations”, in July 2018, the Company and GSK entered into a collaboration agreement. At that time, GSK also purchased 17,291,066 shares of the Company’s Series F-1 redeemable convertible preferred stock, which resulted in GSK having a greater than 10% voting interest in the Company as of March 31, 2021, 2020 and 2019.

15.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through June 21, 2021, the date at which the consolidated financial statements were available to be issued.

Merger Agreement

On February 4, 2021, 23andMe, Inc. entered into an Agreement and Plan of Merger, as amended on February 13, 2021 and March 25, 2021 (the “Merger Agreement”), with VG Acquisition Corp (“VGAC”), a Cayman Islands exempted company. The Merger Agreement provided for, among other things, the domestication of VGAC (the “Domestication”), pursuant to which VGAC changed its jurisdiction of incorporation to Delaware and changed its name to 23andMe Holding Co. (“New 23andMe”). The Domestication was followed immediately by the merger of 23andMe, Inc. with a wholly owned subsidiary of New 23andMe (the “Merger”). As a result of the Merger, 23andMe, Inc. became a wholly-owned subsidiary of New 23andMe. The Domestication and the Merger are collectively referred to herein as the “Business Combination” and the closing of the Merger is referred to herein as the “Closing”.

Pursuant to the Domestication, each outstanding ordinary Class A share and ordinary Class B share of VGAC was converted into a share of Class A Common Stock of New 23andMe. Pursuant to the Merger, each outstanding share of 23andMe, Inc. Class A Common Stock was exchanged for 2.293698169 shares of New 23andMe Class A Common Stock, and each outstanding share of 23andMe, Inc. Class B Common Stock, including all shares of 23andMe, Inc. Preferred Stock, which were mandatorily converted into a like number of shares of 23andMe, Inc. Class B Common Stock immediately prior to the Merger, was exchanged for 2.293698169 shares of New 23andMe Class B Common Stock. Shares of New 23andMe Class A Common Stock

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

have one vote per share, and shares of New 23andMe Class B Common Stock have ten votes per share. Shares of New 23andMe Class B Common Stock will be subject to automatic conversion to New 23andMe Class A Common Stock upon any transfers of such shares (except for certain permitted transfers). Upon the Closing, each outstanding option to purchase 23andMe, Inc. Class A Common Stock and 23andMe, Inc. Class B Common Stock and each outstanding restricted stock unit (whether vested or unvested) was assumed by New 23andMe and converted into comparable options or restricted stock units that will be exercisable for, (or in the case of restricted stock units, settled for) 2.293698169 shares of New 23andMe Class A Common Stock.

Pursuant to the Domestication, each outstanding warrant of VGAC was converted into a warrant to purchase one share of New 23andMe Class A Common Stock upon exercise of such warrant, and each outstanding unit of VGAC not previously separated into an underlying Class A ordinary share of VGAC and an underlying warrant to purchase a Class A ordinary share of VGAC was canceled and, upon the Closing, represented the right to purchase one share of Class A Common Stock of New 23andMe and one-third of one warrant exercisable for one share of Class A Common Stock of New 23andMe. No fractional warrants are issuable, and warrant holders may exercise warrants only for a whole number of shares of Class A Common Stock of New 23andMe. The exercise price of the warrants is $11.50 per share. The warrants are redeemable by New 23andMe pursuant to the terms and conditions set forth in the warrant agreements. As of the Closing Date, there are 25,065,665 warrants outstanding, comprised of 8,113,999 private placement warrants held by VG Acquisition Sponsor LLC (the “Sponsor”) and 16,951,666 public warrants. In accordance with the warrant agreements, warrants will become exercisable on October 6, 2021. The warrants will expire five years after the Closing, or earlier upon redemption or liquidation.

The Closing occurred on June 16, 2021 (the “Closing Date”). The transaction is expected to be accounted for as a reverse recapitalization. Gross proceeds of $592 million were received at the Closing and estimated closing costs of $66.6 million were incurred. As of March 31, 2021, $4.0 million of deferred transaction costs were recorded, which consisted of legal, accounting, and other professional services directly related to the Merger. These costs were included in current assets on the Company’s consolidated balance sheet. The cash outflows related to these costs were presented as financing activities on the Company’s consolidated statement of cash flows. These costs will be offset against proceeds upon accounting for the Closing.

PIPE Investment

On February 4, 2021, concurrently with the execution of the Merger Agreement, VGAC entered into subscription agreements with certain investors (the “PIPE Investors”) to which such investors collectively subscribed for an aggregate of 25,000,000 shares of New 23andMe Class A Common Stock at $10.00 per share for aggregate gross proceeds of $250,000,000 (the “PIPE Investment”). The Anne Wojcicki Foundation, which subscribed for 2,500,000 shares of New 23andMe Class A Common Stock, is affiliated with the Company’s CEO and therefore a related party. The PIPE Investments were consummated substantially concurrently with the closing of the Merger.

Lock-up and Earn-Out Shares

Pursuant to a letter agreement entered into on October 1, 2020 (the “VGAC IPO Letter Agreement”) by VGAC, VG Acquisition Sponsor LLC (the “Sponsor”), and the then officers and directors of VGAC (the “VGAC Insiders”), as amended by a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), dated as of February 4, 2021, by and among 23andMe, Inc., VGAC, the Sponsor, the VGAC Insiders and Credit Suisse Securities (USA) LLC as representative of the several Underwriters named in the underwriting agreement with respect to the initial public offering of VGAC (the “Underwriter”), the VGAC Insiders agreed to certain transfer restrictions

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

applicable to 12,713,750 of the Class B ordinary shares of VGAC held by the Sponsor and VGAC Insiders (the “Founder Shares”), which were converted in the Business Combination to a like number of shares of Class A Common Stock of New 23andMe. Pursuant to the VGAC IPO Letter Agreement, as amended by the Sponsor Letter Agreement, 70% of the Founder Shares cannot be transferred (subject to certain limited exceptions) until the earlier to occur of (i) one year after the completion of the Business Combination or (ii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the New 23andMe Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, 70% of the Founder Shares will be released from the lock-up.

The Sponsor Letter Agreement amended the VGAC IPO Letter Agreement to provide that 3,814,125 of the Class B ordinary shares of VGAC held by the Sponsor on the date of the Sponsor Letter Agreement (30% of the Founders Shares), which were converted in the Business Combination to a like number of shares of Class A Common Stock of New 23andMe (the “Earn-Out Shares”), are subject to a lockup of seven years pursuant to which such shares may not be sold until the expiration of the lockup period as defined therein. The lockup has an early release effective (i) with respect to 50% of the Earn-Out Shares, upon the closing price of the New 23andMe Class A Common Stock equaling or exceeding $12.50 per share for any 20 trading days within any 30-trading-day period and (ii) with respect to the other 50% of the Earn-Out Shares, upon the closing price of the New 23andMe Class A Common Stock equaling or exceeding $15.00 per share for any 20 trading days within any 30-trading-day period.

Purchase Obligations

In June 2021, the Company entered into a non-cancellable long-term contract with purchase obligations totaling $33 million over a 3-year period related to data services.

Restricted Stock Units

In the first quarter of fiscal year 2022, prior to the Closing, the Company granted 1,237,255 restricted stock units (“RSUs”), subject to vesting based on service. These RSUs were converted into 2,837,889 comparable RSUs of New 23andMe pursuant to the Merger, and represent the right, upon vesting, to receive shares of New 23andMe Class A Common Stock. The fair value of RSUs is determined using the fair value of the Company’s common stock on the date of grant. Stock-based compensation for the RSUs will be recognized over the related vesting period.

280,940,853 Shares of Class A Common Stock

Up to 25,065,665 Shares of Class A Common Stock Issuable Upon Exercise of the Warrants

Up to 8,113,999 Warrants

PROSPECTUS

July 15, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.